As filed with the Securities and Exchange Commission on May 7, 2021
Registration No. 333-253111
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Cleveland BioLabs, Inc.
(Exact name of registrant as specified in its charter)
Delaware	8731	20-0077155
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
73 High Street
Buffalo, New York 14203
(716) 849-6810
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Christopher Zosh
Vice President of Finance
Cleveland BioLabs, Inc.
73 High Street
Buffalo, NY 14203
(716) 849-6810
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Cecil E. Martin, III, Esq. David S. Wolpa, Esq. McGuireWoods LLP 500 East Pratt Street, Suite 1000 Baltimore, MD 21202 (410) 659-4400	Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 (215) 981-4331
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 7, 2021

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Cleveland BioLabs, Inc. and Cytocom Inc.,
Cleveland BioLabs, Inc., a Delaware corporation, or Cleveland BioLabs, and Cytocom Inc., a Delaware corporation, or Cytocom, entered into an Agreement and Plan of Merger, or the Merger Agreement, on October 16, 2020, pursuant to which High Street Acquisition Corp., a direct, wholly owned subsidiary of Cleveland BioLabs, or Merger Sub, will merge with and into Cytocom, with Cytocom surviving as a wholly owned subsidiary of Cleveland BioLabs, and the surviving corporation of the merger, which transaction is referred to herein as the merger. We refer to Cleveland BioLabs immediately following the merger as the combined company.
At the effective time of the merger, each outstanding share of Cytocom common stock, each outstanding share of Cytocom preferred stock that was not, by its terms, converted into shares of Cytocom common stock immediately prior to the effective time of the merger, and each vested restricted stock unit of Cytocom (excluding, in each case, dissenting shares and shares held in treasury) will be automatically converted into the right to receive a number of shares of Cleveland BioLabs’ common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement.
Each share of Cleveland BioLabs common stock and each option to purchase shares of Cleveland BioLabs common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding. Immediately after the merger, Cleveland BioLabs securityholders as of immediately prior to the merger are expected to own approximately 43% of the outstanding shares of the combined company on a fully diluted basis and former Cytocom securityholders are expected to own approximately 57% of the outstanding shares of the combined company on a fully diluted basis.
Shares of Cleveland BioLabs common stock are currently listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “CBLI.” Cytocom has filed an initial listing application for the combined company with Nasdaq. After consummation of the merger, Cleveland BioLabs will be renamed “Cytocom Inc.” and the parties expect that the common stock of the combined company will trade on Nasdaq under the symbol “CYTO.” On May 6, 2021, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Cleveland BioLabs common stock was $5.28 per share.
Cleveland BioLabs stockholders are invited to attend the special meeting of Cleveland BioLabs stockholders to be held on    , 2021, at 10:00 a.m. Eastern Time, unless postponed or adjourned to a later date, in order to obtain the stockholder approvals necessary to complete the merger. The Cleveland BioLabs special meeting will be held in virtual format only via live audio webcast. Cleveland BioLabs stockholders will be able to attend and participate in the Cleveland BioLabs special meeting online by visiting www.virtualshareholdermeeting.com/CBLI2021SM where they will be able to listen to the meeting live, submit questions and vote. At the Cleveland BioLabs special meeting, Cleveland BioLabs will ask its stockholders of record as of the record date to:
1.
Approve the issuance of shares of common stock of Cleveland BioLabs to securityholders of Cytocom, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and the change of control resulting from the merger;

2.
Approve an amendment to the certificate of incorporation of Cleveland BioLabs to effect an increase in the number of authorized shares of common stock, in the form attached as Annex D to the accompanying proxy statement/prospectus;

3.	Consider and vote upon an adjournment of the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and
4.	Transact such other business as may properly come before the stockholders at the Cleveland BioLabs special meeting or any adjournment or postponement thereof.
As described in the accompanying proxy statement/prospectus, certain Cleveland BioLabs stockholders who in the aggregate owned approximately 48.9% of the outstanding shares of Cleveland BioLabs as of December 31, 2020 are parties to stockholder agreements with Cleveland BioLabs, whereby such stockholders have agreed to vote in favor of the approval of the issuance of Cleveland BioLabs common stock in the merger pursuant to the Merger Agreement.
After careful consideration, each of the Cleveland BioLabs and Cytocom boards of directors have approved the Merger Agreement and have determined that it is advisable to consummate the merger. Cleveland BioLabs’ board of directors has approved the proposals described in the accompanying proxy statement/prospectus and unanimously recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus. Approval of Proposal No. 1 and No. 2 is a condition to the consummation of the merger. Therefore, the merger cannot be consummated without the approval of Proposal No. 1 and No. 2.
More information about Cleveland BioLabs, Cytocom, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. Cleveland BioLabs urges you to read the accompanying proxy statement/prospectus carefully and in its entirety, including the annexes and the documents incorporated herein by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 23 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.
Cleveland BioLabs and Cytocom are excited about the opportunities the merger brings to Cleveland BioLabs’ stockholders and thank you for your consideration and continued support.
Sincerely,

Christopher Zosh Vice President of Finance Cleveland BioLabs, Inc.	Michael K. Handley President and Chief Executive Officer Cytocom Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated    , 2021 and is first being mailed to Cleveland BioLabs stockholders on or about    , 2021.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TIME:	10:00 a.m. Eastern Time
DATE:	, 2021
PLACE:	www.virtualshareholdermeeting.com/CBLI2021SM
PURPOSES:
1.
To approve the issuance of shares of common stock of Cleveland BioLabs, Inc., or Cleveland BioLabs, to stockholders of Cytocom Inc., or Cytocom, pursuant to the terms of the Agreement and Plan of Merger, among Cleveland BioLabs, Cytocom and High Street Acquisition Corp., or Merger Sub, dated as of October 16, 2020, a copy of which is attached as Annex A, which is referred to in this Notice as the Merger Agreement, and the change of control resulting from the merger;

2.	To approve an amendment to the certificate of incorporation of Cleveland BioLabs to effect an increase in the number of authorized shares of common stock, in the form attached as Annex D;
3.	To consider and vote upon an adjournment of the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and
4.	To transact such other business as may properly come before the stockholders at the Cleveland BioLabs special meeting or any adjournment or postponement thereof.
WHO MAY VOTE:
You may vote if you were the record owner of Cleveland BioLabs common stock at the close of business on     , 2021, the record date. Only holders of record of shares of Cleveland BioLabs common stock at the close of business on the record date are entitled to notice of, and to vote at, the Cleveland BioLabs special meeting. At the close of business on the record date, Cleveland BioLabs had      shares of common stock outstanding and entitled to vote.
All stockholders as of the record date are cordially invited to attend the special meeting. Whether you plan to attend the virtual annual meeting or not, we urge you to vote and submit your proxy by Internet, by mobile device, or by mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before your shares are voted at the meeting.
Your vote is important. The affirmative vote of the holders of a majority of shares present in attendance or represented by proxy at the Cleveland BioLabs special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3 and 4. The affirmative vote of the holders of a majority of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting is required for approval of Proposal No. 2. Approval of Proposal No. 1, referred to as the merger proposal, is a condition to the consummation of the merger. Therefore, the merger cannot be consummated without the approval of Proposal No. 1.
Cleveland BioLabs’ board of directors has determined and believes that each of the proposals outlined above is fair to, in the best interests of, and advisable to Cleveland BioLabs and its stockholders and has approved each such proposal. Cleveland BioLabs’ board of directors unanimously recommends that Cleveland BioLabs stockholders vote “FOR” each such proposal.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on     ,
2021 at 10:00 a.m. Eastern Time via the internet.
The proxy statement/prospectus/information statement and annual report to stockholders are available at www.proxyvote.com
BY ORDER OF THE BOARD OF DIRECTORS

Christopher Zosh
Senior Vice President of Finance
Buffalo, New York

i

Page
THE MERGER AGREEMENT	118
Structure	118
Consummation and Effectiveness of the Merger	118
Merger Consideration	118
Exchange Ratio Formula	119
Procedures for Exchanging Cytocom Stock Certificates	119
Directors and Officers of Cleveland BioLabs Following the Merger	120
Representations and Warranties	120
Covenants; Conduct of Business Pending the Merger	121
Non-Solicitation	123
Meeting of Cleveland BioLabs’ Stockholders and Written Consent of Cytocom’s Stockholders	125
Regulatory Approvals	125
Indemnification and Insurance for Directors and Officers	126
Conditions to the Consummation of the Merger	127
Other Agreements	128
Termination and Termination Fees	129
Amendment and Waiver	130
Other Expenses	131
Specific Performance	131
AGREEMENTS RELATED TO THE MERGER	132
Voting and Support Agreements	132
MATTERS BEING SUBMITTED TO A VOTE OF CLEVELAND BIOLABS STOCKHOLDERS	133
PROPOSAL NO. 1: Approval of the Issuance of Common Stock in the Merger and the Change of Control Resulting from the Merger	133
PROPOSAL NO. 2: Approval of the Amendment to Certificate of Incorporation of Cleveland BioLabs effecting an Increase in the Authorized Number of Shares	134
PROPOSAL NO. 3: Approval of Possible Adjournment of the Special Meeting	135
CYTOCOM’S BUSINESS	136
CYTOCOM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	172
MANAGEMENT FOLLOWING THE MERGER	182
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY	191
COMPARISON OF RIGHTS OF HOLDERS OF CLEVELAND BIOLABS CAPITAL STOCK AND CYTOCOM CAPITAL STOCK	195
PRINCIPAL STOCKHOLDERS OF CYTOCOM	203
LEGAL MATTERS	205
EXPERTS	206
WHERE YOU CAN FIND MORE INFORMATION	207
TRADEMARK NOTICE	208
OTHER MATTERS	209
INDEX TO CYTOCOM FINANCIAL STATEMENTS	F-1
Annex A – Merger Agreement
Annex B – Opinion of Cassel Salpeter & Co., LLC
Annex C – Form of Voting and Support Agreement
Annex D – Amendment to Cleveland BioLabs Certificate of Incorporation
Annex E – Section 262 of the Delaware General Corporation Law
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections, including the annexes and documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 207 of this proxy statement/prospectus.
Q:	What is the merger?
A:
Cleveland BioLabs, Inc., or Cleveland BioLabs, and Cytocom Inc., or Cytocom, have entered into an Agreement and Plan of Merger, or the Merger Agreement, dated as of October 16, 2020, a copy of which is attached as Annex A to this proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed business combination of Cleveland BioLabs and Cytocom. Pursuant to the Merger Agreement, High Street Acquisition Corp., or Merger Sub, a direct, wholly owned subsidiary of Cleveland BioLabs, will merge with and into Cytocom, with Cytocom surviving as a wholly owned subsidiary of Cleveland BioLabs. This transaction is referred to in this proxy statement/prospectus as the merger. After the consummation of the merger, Cleveland BioLabs will change its corporate name to “Cytocom Inc.” Cleveland BioLabs following the merger is referred to herein as the combined company.

At the effective time of the merger each share of Cytocom’s common stock, each share of Cytocom’s preferred stock and each vested Cytocom restricted stock unit will be converted into the right to receive a number of shares of Cleveland BioLabs common stock determined in accordance with the exchange ratio described in more detail in the section titled “The Merger Agreement—Exchange Ratio” beginning on page 119 of this proxy statement/prospectus. Because the governing documents for Cytocom’s Series A-2 Preferred Stock, par value $0.001 per share, or the Series A-2 Preferred Stock, guarantee that the holders of such Series A-2 Preferred Stock will receive Cleveland BioLabs common stock with an aggregate market value of at least $12 million based on a 30-day volume weighted average price, we will not be able to issue the Cleveland BioLabs merger shares issuable upon exchange of the Series A-2 Preferred Stock until after the passing of 30 trading days from the closing of the merger.
In connection with the merger, each unvested Cytocom restricted stock unit award will be assumed by Cleveland BioLabs and will be converted into a Cleveland BioLabs restricted stock unit award, with necessary adjustments to reflect the exchange ratio formula. The terms (including, without limitation, the vesting terms) of each such converted restricted stock unit will be substantially equivalent to those of the Cytocom restricted stock unit being replaced.
Each share of Cleveland BioLabs common stock and each option to purchase Cleveland BioLabs common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding. Immediately after the merger, based on each party’s estimated net cash as of December 31, 2020, Cleveland BioLabs securityholders as of immediately prior to the merger are expected to own approximately 43% of the outstanding shares of the combined company on a fully diluted basis and former Cytocom securityholders are expected to own approximately 57% of the outstanding shares of the combined company on a fully diluted basis. This estimate is subject to adjustment prior to closing of the merger for net cash, inclusive of short-term and long-term liabilities, at the cash determination time and as a result, Cleveland BioLabs securityholders could own more, and Cytocom securityholders could own less, or vice versa, of the combined company. Additionally, this estimate excludes the impact of any issuances of the combined company’s common stock after the merger upon (i) the exercise of the warrant to be issued to Avenue Venture Opportunities Fund, L.P. (“Avenue”) immediately after closing of the merger and (ii) the conversion of the indebtedness owed by Cytocom to Avenue.
Q:	Why are the two companies proposing to merge?
A:
Cleveland BioLabs and Cytocom believe that combining the two companies will result in a company with a stronger pipeline, strong leadership team and greater ability to raise capital resources, positioning it to become a leading company researching, developing and commercializing immunotherapies for oncology, infectious disease, inflammation and auto-immune mediated conditions. For a more complete description of the reasons for the merger, please see the sections titled “The Merger— Cleveland BioLabs Reasons for the Merger” and “The Merger—Cytocom Reasons for the Merger” beginning on pages 94 and 96, respectively, of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?
A:
You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Cleveland BioLabs as of the record date, and you are entitled to vote at the Cleveland BioLabs special meeting to approve the matters set forth herein. This document serves as:

•	a proxy statement of Cleveland BioLabs used to solicit proxies for the Cleveland BioLabs special meeting to vote on the matters set forth herein; and
•	a prospectus of Cleveland BioLabs used to offer shares of Cleveland BioLabs common stock in exchange for shares of Cytocom common stock and preferred stock in the merger.
Q:	What proposals will be voted on at the Cleveland BioLabs special meeting in connection with the merger?
A:	Pursuant to the terms of the Merger Agreement, the following proposal must be approved by the requisite stockholder vote at the Cleveland BioLabs special meeting in order for the merger to close:
•	Proposal No. 1 to approve the issuance of shares of Cleveland BioLabs common stock to Cytocom stockholders pursuant to the Merger Agreement and the change of control resulting from the merger.
Proposal No. 1 is referred to herein as the merger proposal. The approval of the merger proposal is a condition to consummation of the merger. The issuance of Cleveland BioLabs common stock in connection with the merger and the change of control resulting from the merger will not take place unless approved by Cleveland BioLabs stockholders and the merger is consummated.
In addition to the requirement of obtaining Cleveland BioLabs stockholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 127 of this proxy statement/prospectus.
The presence, by accessing online or being represented by proxy, at the Cleveland BioLabs special meeting of the holders of a majority of the shares of Cleveland BioLabs common stock outstanding and entitled to vote at the Cleveland BioLabs special meeting is necessary to constitute a quorum at the meeting for the purpose of approving the merger proposal.
Q:	What proposals are to be voted on at the Cleveland BioLabs special meeting, other than the merger proposal?
A:	At the Cleveland BioLabs special meeting, the holders of Cleveland BioLabs common stock will also be asked to consider the following proposals:
•
to approve an amendment to the certificate of incorporation of Cleveland BioLabs to effect an increase in the number of authorized shares of common stock, in the form attached as Annex D to this proxy statement/prospectus;

•	to consider and vote upon an adjournment of the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and
•	to transact such other business as may properly come before the stockholders at the Cleveland BioLabs special meeting or any adjournment or postponement thereof.
Such proposals, together with the merger proposal, are referred to collectively in this proxy statement/prospectus as the proposals.
The presence, by accessing online or being represented by proxy, at the Cleveland BioLabs special meeting of the holders of a majority of the shares of Cleveland BioLabs common stock outstanding and entitled to vote at the Cleveland BioLabs special meeting is necessary to constitute a quorum at the meeting for the purpose of approving the proposals.

Q:	What stockholder votes are required to approve the proposals at the Cleveland BioLabs special meeting?
A:
The affirmative vote of the holders of a majority of shares present in attendance or represented by proxy at the Cleveland BioLabs special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3 and 4. The affirmative vote of the holders of a majority of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting is required for approval of Proposal No. 2.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and any broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will have no effect on Proposal Nos. 1, 3 and 4, and will have the same effect as “AGAINST” votes for Proposal No. 2.
The directors and executive officers of Cleveland BioLabs and David Davidovich, the largest single stockholder of Cleveland BioLabs, are subject to voting and support agreements pursuant to which they have agreed to vote all shares of Cleveland BioLabs common stock owned by them as of the record date in favor of Proposal Nos. 1, 2, 3 and 4 and against any competing “acquisition proposal” (as defined in the voting and support agreements). As of December 31, 2020, the directors and executive officers of Cleveland BioLabs, together with Mr. Davidovich, owned or controlled approximately 48.9% of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting.
Q:	What will Cytocom stockholders and restricted stock unit award holders receive in the merger?
A:
Cytocom stockholders and the holders of vested Cytocom restricted stock units will receive shares of Cleveland BioLabs common stock, and the holders of unvested Cytocom restricted stock unit awards will receive Cleveland BioLabs restricted stock units, determined on the basis of an exchange ratio formula. Applying the exchange ratio formula, which will be calculated based on the total number of outstanding shares of Cleveland BioLabs common stock and Cytocom common stock, each on a fully-diluted basis, and the respective valuations of Cleveland BioLabs and Cytocom, as of immediately prior to the closing of the merger, the former Cytocom securityholders immediately before the merger are expected to own, or hold rights to acquire, approximately 57% of the aggregate number of shares of the combined company’s common stock on a fully diluted basis following the merger and Cleveland BioLabs securityholders immediately before the merger are expected to own approximately 43% of the aggregate number of shares of the combined company’s common stock on a fully diluted basis following the merger. This estimate is based on each party’s estimated net cash as of December 31, 2020 and remains subject to adjustment prior to closing of the merger based on the outstanding number of shares of Cytocom and Cleveland BioLabs and the respective net cash balances of Cytocom and Cleveland BioLabs at the cash determination time and as a result, Cleveland BioLabs securityholders could own more, and former Cytocom securityholders could own less, or vice versa, of the fully diluted common stock of the combined company, following the closing of the merger. Additionally, this estimate excludes the impact of any issuances of the combined company’s common stock after the merger upon (i) the exercise of the warrant to be issued to Avenue immediately after closing of the merger and (ii) the conversion of the indebtedness owed by Cytocom to Avenue.

For a more complete description of what Cytocom stockholders and holders of restricted stock units will receive in the merger, please see the sections titled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Exchange Ratio” beginning on pages 118 and 119, respectively, of this proxy statement/prospectus.
Q:	Will the common stock of the combined company trade on an exchange?
A:
Shares of Cleveland BioLabs common stock are currently listed on Nasdaq under the symbol “CBLI.” Cytocom has filed an initial listing application for the combined company with Nasdaq. After consummation of the merger, Cleveland BioLabs will be renamed “Cytocom Inc.” and it is expected that the common stock of the combined company will trade on Nasdaq under the symbol “CYTO.” On May 6, 2021, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Cleveland BioLabs common stock was $5.28 per share.

Q:	Who will be the directors of the combined company following the merger?
A:
Immediately following the merger, the combined company’s board of directors will be composed of up to seven members, consisting of (i) three individuals designated by Cleveland BioLabs, two of whom will be current board members Randy Saluck and Lea Verny and the third of whom will be designated at a later time, and (ii) four individuals designated by Cytocom, three of whom will be Michael K. Handley (who is Cytocom’s President and Chief Executive Officer and will serve as President and Chief Executive Officer of the combined company), Taunia Markvicka, and Steve Barbarick, and the fourth of whom will be designated at a later time.

Q:	Who will be the executive officers of the combined company immediately following the merger?
A:	Immediately following the merger, the executive management team of the combined company is expected to consist of the following individuals:
Name	Position
Michael K. Handley	President and Chief Executive Officer; Director
Taunia Markvicka, PharmD	Chief Operating Officer; Director
Andrei Gudkov, Ph.D., D. Sci.	Global Head of R&D
Peter Aronstam, Ph.D.	Chief Financial Officer
Clifford Selsky, M.D., Ph.D.	Chief Medical Officer
Cozette M. McAvoy, JD, M.S.	Chief Legal Officer
Robert W. Buckheit, Jr., Ph.D.	Chief Technology Officer
Q:	As a Cleveland BioLabs stockholder, how does Cleveland BioLabs’ board of directors recommend that I vote?
A:	After careful consideration, Cleveland BioLabs’ board of directors unanimously recommends that Cleveland BioLabs stockholders vote “FOR” all of the proposals.
Q:	What risks should I consider in deciding whether to vote in favor of the merger?
A:
You should carefully review the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Cleveland BioLabs and Cytocom, as independent companies, are subject. You also should read and carefully consider the risk factors of Cleveland BioLabs contained in the documents that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	When do you expect the merger to be consummated?
A:
The merger is anticipated to close in the second quarter of 2021, but the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 127 of this proxy statement/prospectus.

Q:	What do I need to do now?
A:
Whether you plan to attend the special meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via mobile device or over the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Cleveland BioLabs board of directors. Voting by proxy will not affect your right to attend the special meeting. If your shares are registered directly in your name through our stock transfer agent, Continental Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

•	By Internet. Follow the instructions included on the proxy card included with a paper copy of the proxy statement to vote by Internet.

•
By mobile device using smartphone or tablet. If you choose to vote by mobile device, scan the QR Code imprinted on the proxy card using either a smartphone or table and you will be taken directly to the Internet voting site.

•	By mail (if you received a paper copy of the proxy materials by mail). Please sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope that has been provided to you.
•
Electronically at the meeting. If you attend the virtual special meeting, you may vote electronically at the meeting. Further instructions on how to attend, participate in and vote at the virtual special meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/CBLI2021SM. Please note you will only be able to attend, participate, and vote in the meeting using this website.

Internet and mobile device voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on     , 2021.
If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares electronically at the special meeting, you should contact your bank, broker or other holder of record to obtain a legal proxy or broker’s proxy card in order to vote.
Q:	What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?
A:
If you are a Cleveland BioLabs stockholder, the failure to return your proxy card or otherwise vote or provide proxy instructions will reduce the aggregate number of votes required to approve Proposal Nos. 1, 3 and 4 and will have the same effect as a vote “AGAINST” Proposal No. 2.

Q:	May I attend the Cleveland BioLabs special meeting and vote in person?
A:
In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person large gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of Cleveland BioLabs’ board of directors and stockholders, the Cleveland BioLabs special meeting will be held entirely online. Stockholders of record as of     , 2021 will be able to attend and participate in the Cleveland BioLabs special meeting online by accessing www.virtualshareholdermeeting.com/CBLI2021SM. To join the Cleveland BioLabs special meeting, you will need to have your 16-digit control number which is included on your proxy card.

Q:	Who counts the votes?
A:
Broadridge Financial Solutions, Inc., or Broadridge, has been engaged as Cleveland BioLabs’ independent agent to tabulate stockholder votes, which Cleveland BioLabs refers to as the inspector of election. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

Q:	If my Cleveland BioLabs shares are held in “street name” by my broker, will my broker vote my shares for me?
A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Cleveland BioLabs common stock on matters requiring discretionary authority without instructions from you. If you do not give instructions to your broker, your broker can vote your Cleveland BioLabs shares with respect to “discretionary,” routine items but not with respect to “non-discretionary,” non-routine items. Discretionary items are proposals considered routine under Rule 452 of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. With respect to non-routine items for which you do not give your broker instructions, your Cleveland BioLabs shares will be treated as broker non-votes. It is anticipated that Proposal Nos. 1, 2 and 4 at the Cleveland BioLabs special meeting will be non-routine. It is anticipated that Proposal No. 3 will be routine. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What are broker non-votes and do they count for determining a quorum?
A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters.

Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Cleveland BioLabs special meeting. Broker non-votes will not have any effect with respect to Proposal Nos. 1, 3 and 4, and will have the same effect as “AGAINST” votes for Proposal No. 2.
It is anticipated that Proposal No. 3 will be a discretionary proposal considered routine under the rules of the NYSE and thus will not result in broker non-votes.
Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?
A:
Cleveland BioLabs stockholders of record, unless such stockholder’s vote is subject to a voting and support agreement, may change their vote at any time before their proxy is voted at the Cleveland BioLabs special meeting in one of four ways:

•	You may submit another properly completed proxy with a later date by mail or via the internet.
•	You can provide your proxy instructions via mobile device at a later date.
•	You may send a written notice that you are revoking your proxy to Cleveland BioLabs’ Corporate Secretary at 73 High Street, Buffalo, New York 14203.
•
You may attend the Cleveland BioLabs special meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/CBLI2021SM. Simply attending the Cleveland BioLabs special meeting will not, by itself, revoke your proxy.

Your vote must be received by     , 2021, 11:59 p.m. Eastern Time to be counted.
If a Cleveland BioLabs stockholder who owns Cleveland BioLabs shares in “street name” has instructed a broker to vote its shares of Cleveland BioLabs common stock, the stockholder must follow directions received from its broker to change those instructions.
Q:	Who is paying for this proxy solicitation?
A:
Cleveland BioLabs will pay the costs of printing and filing of this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Cleveland BioLabs common stock for the forwarding of solicitation materials to the beneficial owners of Cleveland BioLabs common stock. Cleveland BioLabs will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	What are the material U.S. federal income tax consequences of the merger to United States holders of Cytocom capital stock?
A:
Cleveland BioLabs and Cytocom intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” holders of Cytocom capital stock will not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Cleveland BioLabs common stock issued in connection with the merger. However, a holder of Cytocom capital stock will recognize gain or loss attributable to cash received in lieu of fractional shares of Cleveland BioLabs common stock. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met. For a more detailed discussion of the material U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110.

Q:	Who can help answer my questions?
A:
If you are a Cleveland BioLabs stockholder and would like additional copies of this proxy statement/prospectus or the documents incorporated by reference without charge or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203
Telephone: (716) 849-6810
Attn: Investor Relations
Email: czosh@cbiolabs.com

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the proposals being considered at the Cleveland BioLabs special meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes and documents to which you are referred or are incorporated by reference in this proxy statement/prospectus. For more information, please see the section titled “Where You Can Find More Information” beginning on page 207 of this proxy statement/prospectus.
The Companies
Cleveland BioLabs, Inc.
73 High Street
Buffalo, NY 14203
Telephone: (510) 848-4400
Cleveland BioLabs is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. Its proprietary platform of Toll-like immune receptor activators has applications in mitigation of radiation injury and immuno-oncology. Cleveland BioLabs combines its proven scientific expertise and its depth of knowledge about its products’ mechanisms of action into a passion for developing drugs to save lives.
Entolimod, a Toll-like receptor 5, or TLR5, agonist, which Cleveland BioLabs is developing as a medical radiation countermeasure, or MRC, for reducing the risk of death following exposure to potentially lethal irradiation from Acute Radiation Syndrome, or ARS, is Cleveland BioLabs’ most advanced product candidate. Other indications, including immunotherapy for oncology, have been or will be investigated as well. Entolimod as a MRC is being developed under the United States Food & Drug Administration’s, or the FDA, Animal Efficacy Rule for the indication of reducing the risk of death following exposure to potentially lethal irradiation occurring as a result of a radiation disaster. Cleveland BioLabs believes that entolimod is the most efficacious MRC currently in development.
Cleveland BioLabs has completed two Good Clinical Practices clinical studies designed to evaluate the safety, pharmacokinetics and pharmacodynamics of entolimod in a total of 150 healthy subjects. It has completed a Good Laboratory Practices, or GLP, randomized, blinded, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on survival and biomarker induction in 179 non-human primates exposed to 7.2 Gy total body irradiation when entolimod or a placebo was administered at 25 hours after radiation exposure. Cleveland BioLabs has also completed a GLP, randomized, open-label, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on biomarker induction in 160 non-irradiated non-human primates. In 2015, following confirmation from the FDA of the sufficiency of Cleveland BioLabs’ existing efficacy and safety data and animal-to-human dose conversion, Cleveland BioLabs submitted to the FDA an application for pre-Emergency Use Authorization, or pre-EUA, a form of authorization granted by the FDA under certain circumstances. Since 2015, the FDA has indicated that a biocomparability exercise was necessary to compare the entolimod formulation used to perform early studies with the entolimod formulation planned for stock piling under the pre-EUA. This exercise is complete and the FDA agrees that for pre-EUA purposes, biocomparability has been demonstrated. This agreement is not yet in place for a future Biologics License Application, or BLA. The FDA has also indicated that additional chemistry and manufacturing work must be performed for pre-EUA and BLA purposes. The FDA review of the pre-clinical and clinical portions of the pre-EUA are ongoing.
If the FDA authorizes the pre-EUA application, then Federal agencies will be free to procure entolimod for stockpiling so that the drug is available to distribute in the event of an emergency, i.e., prior to the drug being formally approved by FDA under a BLA. Such authorization is not equivalent to full licensure through approval of a BLA, but precedes full licensure and, importantly, would position entolimod for potential sales in advance of full licensure in the U.S. Cleveland BioLabs further believes pre-EUA status will position Cleveland BioLabs to explore sales opportunities with foreign governments. Cleveland BioLabs is awaiting the results of its pre-EUA application.

In September 2015, Cleveland BioLabs announced two awards totaling approximately $15.8 million in funding from the United States Department of Defense, office of Congressionally Directed Medical Research Programs to support further development of entolimod as a MRC. Through the third quarter of 2020, these awards funded additional preclinical and clinical studies of entolimod, which are needed for a BLA.
In addition to development work on the MRC for reducing the risk of death from ARS indication, Cleveland BioLabs has completed a Phase 1 open-label, dose-escalation trial of entolimod in 26 patients with advanced cancer in the U.S. The data for the U.S. study were presented at the 2015 annual meeting of the American Society of Clinical Oncology, or ASCO. Seven (7) additional patients have been dosed with the entolimod drug formulation proposed for commercialization under the pre-EUA in an extension of this study performed in the Russian Federation.
In the third quarter of 2018, Cleveland BioLabs created a joint venture called Genome Protection, Inc., or GPI, with Everon Biosciences, Inc., or Everon. GPI, which is currently 50% owned by Cleveland BioLabs and 50% owned by Everon, is undertaking a research and development program aimed at clinical testing of entolimod and GP532 (a variant of the entolimod drug candidate) and the development of medications with anti-aging and other indications associated with genome damage. GPI is being initially funded by an investment from venture capital fund Norma Investments Limited, or Norma. Under the terms of the arrangement with Norma, GPI granted Norma the right to purchase shares of GPI’s capital stock in the future in exchange for the payment of up to $30 million, of which $10.5 million was paid shortly after execution of the transaction documents.
Mobilan is a recombinant non-replicating adenovirus that directs expression of TLR5 and its agonistic ligand, a secretory non-glycosylated version of entolimod Cleveland BioLabs is also developing through its subsidiary, Panacela Labs, Inc. Two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer are currently ongoing in the Russian Federation.
Cleveland BioLabs was incorporated in Delaware in June 2003 as a corporation spun off from The Cleveland Clinic. Cleveland BioLabs exclusively licenses its founding intellectual property from The Cleveland Clinic. In 2007, Cleveland BioLabs relocated its operations to Buffalo, New York and became affiliated with Roswell Park Cancer Institute, through technology licensing and research collaboration relationships. Cleveland BioLabs common stock is listed on the Nasdaq Capital Market under the symbol “CBLI.”
This proxy statement/prospectus incorporates important business and financial information about Cleveland BioLabs from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 207 of this proxy statement/prospectus.
Cytocom Inc.
2537 Research Boulevard, Suite 201
Fort Collins, CO 80526
Telephone: (888) 613-8802
Cytocom Inc. is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, inflammatory, infectious diseases and cancers based on a proprietary, multi receptor platform, or the AIMS platform, designed to rebalance the body’s immune system and restore homeostasis. Cytocom is developing therapies designed to elicit directly within patients a robust and durable response of antigen-specific killer T cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Cytocom believes that its technologies can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T -cell response levels not achieved by other published immunotherapy approaches. Cytocom’s immunomodulatory technology restores the balance between the cellular (Th1) and the humoral (Th2) immune systems. Immune balance is regulated through T-helper cells that produce cytokines. The Th1 lymphocytes help fight pathogens within cells like cancer and viruses through interferon-gamma and macrophages. The Th2 lymphocytes target external pathogens like cytotoxic parasites, allergens, toxins through the activation of B-cells and antibody production to effect to dendritic cells, which are natural activators of killer T cells, also known as cytotoxic T -cells, or CD8+ T cells. Furthermore, the Cytocom technology antagonizes the toll-like receptors to inhibit proinflammatory cytokines.

Cytocom is pursuing clinical development of two product candidates, one as an adjunct to the standard of care in pediatric Crohn’s disease and one as an adjunct to standard of care therapy to extend the duration of disease remission in patients with pancreatic cancer. The company also filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to study CYTO-205 to prevent the advancement of COVID-19 infected patients from mild to severe disease. The Company has received a letter indicating it may proceed with its Phase 2 COVID-19 study from the FDA’s Division of Pulmonology, Allergy and Critical Care (DPACC), part of the Office of Immunology and Inflammation (OII). Cytocom also plans to submit INDs and initiate clinical trials for three additional products candidates, one to reduce the pain associated with fibromyalgia, one to prevent disease progression in patients with multiple sclerosis (MS) and one to be used as an adjunct to standard of care therapy for hepatocellular cancer.
OUR AIMS PLATFORM
Cytocom built AIMS, its proprietary multi-receptor platform, to serve as a groundbreaking drug discovery and development engine leveraging expertise, knowledge, chemistry and computational capabilities. The multi-receptor system develops analogs of noroxymorphone and proenkephalin to address numerous therapeutic areas including autoimmune, inflammation, infectious diseases and cancers. Cytocom has expanded its understanding of the relationship between noroxymorphone and proenkephalin analogs determining how multiple factors impact pharmacokinetic – pharmacodynamic relationships, potency, and selectivity in relation to the immune system. Cytocom believes its multi-receptor platform is an instrument permitting the increased probability of success.
High Street Acquisition Corp.
73 High Street
Buffalo, New York 14203
Telephone: (716) 849-6810
Merger Sub is a direct, wholly owned subsidiary of Cleveland BioLabs and was formed solely for the purpose of carrying out the merger.
The Merger (see page 89)
If the merger is consummated, Merger Sub will merge with and into Cytocom, with Cytocom surviving as a wholly owned subsidiary of Cleveland BioLabs.
At the effective time of the merger, each outstanding share of Cytocom common stock, each outstanding share of Cytocom preferred stock that was not, by its terms, converted into shares of Cytocom common stock immediately prior to the effective time of the merger, and each vested restricted stock unit of Cytocom (excluding, in each case, any dissenting shares and shares held in treasury) will be automatically converted into the right to receive a number of shares of Cleveland BioLabs’ common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement. The exchange ratio will be calculated based on the total number of outstanding shares of Cleveland BioLabs common stock and Cytocom common stock, each on a fully diluted basis, and the respective valuations of Cleveland BioLabs and Cytocom, as of immediately prior to the effective time of the merger. As of the effective date of the Merger Agreement, the valuation of Cleveland BioLabs was assumed to be $39 million and the valuation of Cytocom was assumed to be $61 million. The respective valuations of Cytocom and Cleveland BioLabs will be increased or decreased, as applicable, based on the amount of each company’s net cash at closing, inclusive of short- and long-term liabilities. From these imputed valuation amounts, the number of shares of Cleveland BioLabs’ common stock to be issued as merger consideration to Cytocom securityholders will be equal to a percentage of the fully diluted common stock of the combined company following the closing determined by dividing the adjusted Cytocom valuation by the adjusted combined company valuation. Accordingly, if there is no adjustment to the respective valuations of each company, then Cytocom’s securityholders will own, or hold rights to acquire, approximately 61% of the common stock of the combined company, on a fully diluted basis. These adjustments for net cash at the cash determination time mean that Cleveland BioLabs’ securityholders could own more, and Cytocom securityholders could own less, or vice versa, of the fully diluted common stock of the combined company, following the closing of the merger.
The shares of Cleveland BioLabs’ common stock to be issued to the Cytocom securityholders in the merger will be allocated among the Cytocom securityholders in accordance with Cytocom’s organizational documents. In particular, the holders of shares of Cytocom preferred stock that are not automatically converted into common stock immediately prior to the closing of the merger will be entitled to receive an aggregate number of shares of Cleveland BioLabs’ common stock in the merger having a market value of $12 million (to be allocated on a pro rata basis among such holders of Cytocom preferred stock), to be determined based on the volume-weighted-average trading price of such shares over the period beginning on the date of the closing of the merger and ending 30 trading days following the closing of the merger. Therefore, the final allocation of the number of shares that will be issued to the Cytocom securityholders in the merger or subject to a restricted stock unit of Cleveland BioLabs following the merger will not be finally determined until after the passage of 30 trading days after the closing. Accordingly, while a portion of the shares of common stock of the combined company to be issued in exchange for Cytocom’s equity securities will be issued shortly after closing, the final allocation of such shares of Cleveland BioLabs’ common stock among the former Cytocom securityholders will not be finally determined until after the passage of at least 30 trading days following the closing. Because these provisions of the Merger Agreement will only affect the allocation of the shares of Cleveland BioLabs’ common stock to be issued in the merger among the former Cytocom securityholders, the total number of shares to be issued by Cleveland BioLabs in the merger is not subject to change based on the trading price, or for any other reason, following closing.
In addition, each unvested Cytocom restricted stock award will be converted into a number of restricted stock units of Cleveland BioLabs, as determined in accordance with the exchange ratio formula described above. The terms (including, without limitation, the vesting terms) of each such substitute restricted stock unit will be substantially equivalent to those of the Cytocom restricted stock unit being replaced.
Each share of Cleveland BioLabs common stock issued and outstanding at the time of the merger will remain issued and outstanding. In addition, each option to purchase shares of Cleveland BioLabs common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will survive the closing and remain outstanding in accordance with its terms.
For a more complete description of the merger and the exchange ratio please see the section titled “The Merger Agreement” in this proxy statement/prospectus.
The merger will be consummated as promptly as practicable after all of the conditions to obligations of the parties to consummate the merger are satisfied or waived, including the approval by the Cleveland BioLabs stockholders of the issuance of Cleveland BioLabs common stock and the change of control resulting from the merger. Cleveland BioLabs and Cytocom are working to consummate the merger as quickly as practicable. The merger is anticipated to close in the second quarter of 2021, after the Cleveland BioLabs special meeting. However, Cleveland BioLabs and Cytocom cannot predict the exact timing of the consummation of the merger because it is subject to the satisfaction of various conditions. After consummation of the merger, assuming that Cleveland BioLabs receives the required stockholder approval, Cleveland BioLabs will be renamed “Cytocom Inc.”
Reasons for the Merger (see pages 94 and 96)
After consideration and consultation with its senior management and its financial and legal advisors, at a meeting held on October 16, 2020, upon the recommendation of a special committee of the board, the full Cleveland BioLabs board of directors unanimously (i) determined that the Merger Agreement, the merger and other transactions contemplated therein, are fair to and in the best interests of Cleveland BioLabs and its stockholders, (ii) approved the Merger Agreement, the merger and the transactions contemplated thereby in accordance with the General Corporation Law of the State of Delaware and (iii) resolved to recommend that the Cleveland BioLabs stockholders vote to approve the issuance of shares of Cleveland BioLabs common stock in the merger. For more information regarding the factors considered by the Cleveland BioLabs board of directors in reaching its decision to approve the Merger Agreement, the merger and the transactions contemplated thereby, see “The Merger—Cleveland BioLabs Reasons for the Merger” beginning on page 94 of this proxy statement/prospectus.
The Cytocom board of directors has unanimously approved the Merger Agreement, the merger and the transactions contemplated thereby. The Cytocom board of directors reviewed several factors in reaching its decision and believes that the Merger Agreement, the merger and the transactions contemplated thereby are in the best interests of, and fair to, Cytocom and its stockholders. Based upon the recommendation of the Cytocom board of directors, the holders of a majority of the shares of Cytocom’s outstanding voting capital stock approved the transaction by executing a written consent. For additional information, please see the section titled “The Merger—Cytocom Reasons for the Merger” beginning on page 96 of this proxy statement/prospectus.
Opinion of Financial Advisor to the Cleveland BioLabs Special Committee (see page 99)
On October 16, 2020, Cassel Salpeter & Co., LLC, or Cassel Salpeter, the financial advisor to the special committee of the Cleveland BioLabs board of directors, rendered its oral opinion to the Cleveland BioLabs special committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), as to the fairness, from a financial point of view, to Cleveland BioLabs of the merger consideration to be issued by Cleveland BioLabs in the merger pursuant to the Merger Agreement.
The summary of Cassel Salpeter’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger or otherwise.
The opinion was addressed to the Cleveland BioLabs special committee for the use and benefit of the members of the Cleveland BioLabs special committee (in their capacities as such) and at the request of the Cleveland BioLabs special committee, the Cleveland BioLabs board (in their capacities as such), in connection with the Cleveland BioLabs special committee’s and, as applicable, the board’s evaluation of the merger. Cassel Salpeter’s opinion was just one of the several factors the Cleveland BioLabs special committee and, as applicable, the board took into account in making their recommendations with respect to the merger, including those described elsewhere in this proxy statement/prospectus.
Interests of Certain Directors, Officers and Affiliates of Cleveland BioLabs and Cytocom (see pages 104 and 107)
In considering the recommendation of the Cleveland BioLabs board of directors with respect to issuing shares of Cleveland BioLabs common stock in the merger and the other matters to be acted upon by the Cleveland BioLabs stockholders at the Cleveland BioLabs special meeting, Cleveland BioLabs stockholders should be aware that Cleveland BioLabs’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Cleveland BioLabs’ stockholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of the stockholders for the following reasons, among others:
•
Certain current members of the Cleveland BioLabs board of directors will continue as directors of the combined company after the effective time of the merger, and, following the closing of the merger, will be eligible to be compensated as non-employee directors of the combined company pursuant to the Cleveland BioLabs non-employee director compensation policy following the effective time of the merger.

•	Under the Merger Agreement, Cleveland BioLabs’ directors and executive officers are entitled to continued indemnification and expense advancement.
These interests are discussed in more detail in the section titled “The Merger—Interests of Cleveland BioLabs Directors and Executive Officers in the Merger” beginning on page 104 of this proxy statement/prospectus. The members of Cleveland BioLabs’ board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending to the stockholders that the merger proposal be approved.
Each of Cleveland BioLabs’ executive officers and directors has also entered into a voting and support agreement in connection with the merger. For a more detailed discussion of the voting and support agreements, please see the sections titled “Agreements Related to the Merger—Voting and Support Agreements” beginning on page 132 of this proxy statement/prospectus.
Certain members of the Cytocom board of directors and certain executive officers of Cytocom have interests in the merger that may be different from, or in addition to, interests they have as Cytocom stockholders. For example, Cytocom’s executive officers have restricted stock units, subject to vesting, to acquire shares of Cytocom common stock, a portion of which will vest immediately upon the consummation of the merger and the remainder of which will convert into Cleveland BioLabs restricted stock units determined by the exchange ratio. In addition, certain of Cytocom’s directors and executive officers are expected to become directors and executive officers of the combined company following the closing and all of Cytocom’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. These interests are discussed in more detail in the section titled “The Merger—Interests of Cytocom Directors and Executive Officers in the Merger.”
Management Following the Merger (see page 182)
Immediately following the effective time of the merger, the combined company’s board of directors will consist of seven members, three of whom have been or will be, in accordance with the Merger Agreement, designated by Cleveland BioLabs, and four of whom, have been or will be, in accordance with the Merger Agreement, designated by Cytocom. In addition, upon the closing of the merger, Cytocom’s President and Chief Executive Officer, Michael Handley, will serve as President and Chief Executive Officer of the combined company.
Overview of the Merger Agreement and Agreements Related to the Merger Agreement
Merger Consideration (see page 118)
At the effective time of the merger, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of Cytocom common stock, each outstanding share of Cytocom preferred stock that was not, by its terms, converted into shares of Cytocom common stock immediately prior to the effective time of the merger, and each vested restricted stock unit of Cytocom (excluding, in each case, any dissenting shares and shares held in treasury) will be automatically converted into the right to receive a number of shares of Cleveland BioLabs’ common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement and described in more detail below.
The exchange ratio will be calculated based on the total number of outstanding shares of Cleveland BioLabs common stock and Cytocom common stock, each on a fully diluted basis, and the respective valuations of Cleveland BioLabs and Cytocom, as of immediately prior to the effective time of the merger. As of the effective date of the Merger Agreement, the valuation of Cleveland BioLabs was assumed to be $39 million and the valuation of Cytocom was assumed to be $61 million. The respective valuations of Cytocom and Cleveland BioLabs will be increased or decreased, as applicable, based on the amount of each company’s net cash at closing, inclusive of certain short- and long-term liabilities. From these imputed valuation amounts, the number of shares of Cleveland BioLabs’ common stock to be issued as merger consideration to Cytocom securityholders will be equal to a percentage of the fully diluted common stock of the combined company determined by dividing the adjusted Cytocom valuation by the adjusted combined company valuation. Accordingly, if there is no adjustment to the respective valuations of each company, then former Cytocom securityholders will own, or hold rights to acquire, approximately 61% of the common stock of the combined company, on a fully diluted basis. These adjustments for net cash at the cash determination time mean that Cleveland BioLabs securityholders could own more, and Cytocom securityholders could own less, or vice versa, of the fully diluted common stock of the combined company, following the closing of the merger.
The shares of Cleveland BioLabs’ common stock to be issued to the Cytocom securityholders in the merger will be allocated among the Cytocom securityholders in accordance with Cytocom’s organizational documents. In particular, the holders of shares of Cytocom preferred stock that are not automatically converted into common stock immediately prior to the closing of the merger will be entitled to receive an aggregate number of shares of Cleveland BioLabs’ common stock in the merger having a market value of $12 million (to be allocated on a pro rata basis among such holders of Cytocom preferred stock), to be determined based on the volume-weighted-average trading price of such shares over the period beginning on the date of the closing of the merger and ending 30 trading days following the closing of the merger. Therefore, the final allocation of the number of shares that will be issued in the merger or subject to a restricted stock unit following the merger will not be finally determined until after the passage of 30 trading days after the closing. Accordingly, while a portion of the shares of Cleveland BioLabs’ common stock to be issued in exchange for Cytocom’s equity securities will be issued shortly after closing, the final allocation of such shares of Cleveland BioLabs’ common stock among the former Cytocom securityholders will not be determined until after the passage of at least 30 trading days following the closing. Because these provisions of the Merger Agreement will only affect the allocation of the shares of Cleveland BioLabs’ common stock to be issued in the merger among the former Cytocom securityholders, the total number of shares to be issued by Cleveland BioLabs in the merger is not subject to change based on the trading price, or for any other reason, following closing.
In addition, each unvested Cytocom restricted stock unit will be converted into a number of restricted stock units of Cleveland BioLabs, as determined in accordance with the exchange ratio formula described above. The terms (including, without limitation, the vesting terms) of each such substitute restricted stock unit shall be substantially equivalent to those of the Cytocom restricted stock unit being replaced.
Treatment of Cleveland BioLabs Common Stock and Cleveland BioLabs Options (see page 105)
Each share of Cleveland BioLabs common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding. In addition, each option to purchase shares of Cleveland BioLabs common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will survive the closing and remain outstanding in accordance with its terms.
Conditions to the Consummation of the Merger (see page 127)
To complete the merger, Cleveland BioLabs stockholders must approve Proposal No. 1. Cytocom’s stockholders adopted the Merger Agreement and approved the merger and the additional transactions contemplated thereby by written consent immediately after the signing of the Merger Agreement. Additionally, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
Non-Solicitation (see page 123)
The Merger Agreement contains provisions prohibiting Cleveland BioLabs and Cytocom from inquiring about or seeking a competing transaction, subject to specified exceptions described in the Merger Agreement. Under these “non-solicitation” provisions, each of Cleveland BioLabs and Cytocom has agreed that neither it nor its subsidiaries, nor any of its directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives, will directly or indirectly:
•
Initiate, seek, solicit or knowingly encourage or facilitate any inquiries or the making or submission of any Acquisition Proposal (as defined in the section of this proxy statement/prospectus entitled “The Merger Agreement—Non-Solicitation”);

•
Participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the other company or any of its subsidiaries to, or afford access to the properties, books or records of the other company or any of its subsidiaries to, any person with respect to any Acquisition Proposal; or

•
execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principal, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal.

Board Recommendation Change (see page 124)
Subject to specified exceptions described in the Merger Agreement, Cleveland BioLabs agreed that its board of directors may not take any of the following actions, each of which are referred to in this proxy statement/prospectus as a Cleveland BioLabs board recommendation change:
•	withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify the recommendation of the Cleveland BioLabs board of directors with respect to the merger;
•	publicly propose to adopt, approve or recommend any Acquisition Proposal; or
•	fail to include the recommendation of the Cleveland BioLabs board of directors in this proxy statement/prospectus or fail to reaffirm or republish such recommendation upon Cytocom’s request.
Termination of the Merger Agreement (see page 129)
Either Cleveland BioLabs or Cytocom may terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Expense Reimbursement (see page 130)
If the Merger Agreement is terminated under certain circumstances, one party may be required to reimburse the other party for expenses incurred in connection with the merger, up to a maximum expense reimbursement amount of $200,000.
Support Agreements (see page 132)
Each of the executive officers and directors of Cleveland BioLabs and Cleveland BioLabs’ largest stockholder is party to a voting and support agreement with Cytocom pursuant to which, among other things, each such person has agreed, solely in his or her capacity as a Cleveland BioLabs stockholder, to vote all of his or her shares of Cleveland BioLabs common stock in favor of (i) the approval of the Merger Agreement, (ii) the transactions contemplated thereby, including the issuance of Cleveland BioLabs common stock to Cytocom stockholders, (iii) if deemed necessary, an amendment to the certificate of incorporation of Cleveland BioLabs to effect an increase in the number of authorized shares and (iv) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the transactions contemplated therein. These Cleveland BioLabs stockholders also agreed to vote against (i) any competing Acquisition Proposal (as defined in the section of this proxy statement/prospectus entitled “The Merger Agreement—Non-Solicitation”) with respect to Cleveland BioLabs and (ii) any other action, proposal, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement, subject to certain specified exceptions.
As of December 31, 2020, the Cleveland BioLabs stockholders that are party to a support agreement owned an aggregate of 6,535,957 shares of Cleveland BioLabs common stock representing approximately 48.9% of the outstanding shares of Cleveland BioLabs common stock.
Material U.S. Federal Income Tax Consequences of the Merger (see page 110)
As discussed in detail in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” Cleveland BioLabs and Cytocom intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In general, and subject to the qualifications and limitations set forth in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” if the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. holder of Cytocom capital stock will be as follows:
•	such Cytocom stockholder will not recognize gain or loss upon the exchange of Cytocom capital stock for Cleveland BioLabs common stock pursuant to the merger;
•
such Cytocom stockholder’s aggregate tax basis for the shares of Cleveland BioLabs common stock received in the merger will equal the stockholder’s aggregate tax basis in the shares of Cytocom capital stock surrendered in the merger;

•
the holding period of the shares of Cleveland BioLabs common stock received by such Cytocom stockholder in the merger will include the holding period of the shares of Cytocom capital stock surrendered in exchange therefor; and

•
such Cytocom stockholder will recognize gain or loss attributable to any cash received in lieu of fractional shares of Cleveland BioLabs common stock. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met. See “The Merger –Material U.S. Federal Income Tax Consequences of the Merger – Cash Received in Lieu of Fractional Shares.”

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Cytocom capital stock will recognize gain or loss on the exchange of Cytocom shares for Cleveland BioLabs common stock in the merger equal to the difference between such Cytocom stockholder’s adjusted tax basis in the shares of Cytocom capital stock surrendered and the sum of the fair market value of the shares of Cleveland BioLabs common stock and the amount of cash received in lieu of fractional shares of

Cleveland BioLabs common stock received in exchange therefor. Determining the actual tax consequences of the merger to you may be complex and will depend on the facts of your own situation. You should consult your tax advisors to fully understand the tax consequences to you of the merger, including estate, gift, state, local or non-U.S. tax consequences of the merger.
Nasdaq Stock Market Listing (see page 113)
Cytocom has filed an initial listing application for the combined company common stock with Nasdaq. If such application is accepted, Cleveland BioLabs anticipates that the common stock of the combined company will be listed on Nasdaq following the closing of the merger under the trading symbol “CYTO.”
Anticipated Accounting Treatment (see page 113)
The merger is expected to be treated by Cleveland BioLabs as a reverse merger and will be accounted for as a business combination in accordance with U.S. GAAP. For accounting purposes, Cytocom is considered to be acquiring the assets and liabilities of Cleveland BioLabs in this transaction based on the terms of the Merger Agreement and other factors, including: (i) Cytocom’s stockholders immediately prior to the merger will control a larger interest than current Cleveland BioLabs stockholders the combined company; (ii) Cytocom will designate a majority (four of seven) of the initial members of the board of directors of the combined company; (iii) Cytocom’s executive management team will become the majority of the management team of the combined company; and (iv) the combined company will be renamed “Cytocom Inc.” at the time of the merger. See “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus for additional information.
Appraisal Rights and Dissenters’ Rights (see page 113)
Holders of Cleveland BioLabs common stock are not entitled to appraisal rights in connection with the merger under Delaware law. Holders of Cytocom capital stock are entitled to appraisal rights in connection with the merger under Delaware law.
Comparison of Stockholder Rights (see page 195)
Both Cleveland BioLabs and Cytocom are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is consummated, Cytocom stockholders will become Cleveland BioLabs stockholders, and their rights will be governed by the DGCL, the bylaws of Cleveland BioLabs and the amended certificate of incorporation of Cleveland BioLabs, as may be further amended by Proposal No. 2 if approved by the Cleveland BioLabs stockholders at the Cleveland BioLabs special meeting. The rights of Cleveland BioLabs stockholders contained in the amended certificate of incorporation, as amended, and amended and restated bylaws, as amended, of Cleveland BioLabs differ from the rights of Cytocom stockholders under the certificate of incorporation and amended and restated bylaws of Cytocom, as more fully described under the section titled “Comparison of Rights of Holders of Cleveland BioLabs Capital Stock and Cytocom Capital Stock” beginning on page 195 of this proxy statement/prospectus.
Risk Factors (see page 23)
Both Cleveland BioLabs and Cytocom are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be consummated, poses a number of risks to each company and its respective securityholders, including the following risks:
•
The exchange ratio formula will not be adjusted based on the market price of Cleveland BioLabs common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•	If the conditions to the merger are not satisfied or waived, the merger may not occur;
•	The merger may be consummated even though material adverse effects may result from the announcement of the merger, industry-wide changes and other causes;

•	The market price of the combined company’s common stock following the merger may decline as a result of the merger;
•
Cleveland BioLabs’ stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger, including the conversion of Cytocom common stock issued in the Cytocom pre-closing financing;

•	If the merger is not consummated, Cleveland BioLabs’ stock price may decline significantly;
•
Cleveland BioLabs and Cytocom may not be able to enter into a business combinations with another party on more favorable terms while the merger is pending due to restrictions in the Merger Agreement, which could adversely affect their respective business prospects;

•
Cleveland BioLabs may pay more than the fair market value of Cytocom’s capital stock because of the lack of a public market for Cytocom’s capital stock and therefore the difficulty of evaluating the fair market value of Cytocom’s capital stock;

•	The combined company may be unable to successfully integrate the businesses of Cleveland BioLabs and Cytocom and realize the anticipated benefits of the merger;
•	An active trading market for the combined company’s common stock may never develop and stockholders may not be able to resell shares of common stock for a profit, if at all;
•	The combined company’s common stock ownership may be highly concentrated and it could prevent other stockholders from influencing significant corporate decisions;
•	The combined company will incur additional costs and demands upon management as a result of compliance with laws and regulations that affect public companies;
•
Cleveland BioLabs and/or Cytocom have become involved in securities litigation or stockholder derivative litigation in connection with the merger, and may become involved in additional litigation, and this could harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages; and

•
The combined company will have broad discretion in its use of cash and cash equivalents and may invest or spend the proceeds of any future capital-raising in ways with which stockholders do not agree and in way that may not increase the value of a stockholder’s investment.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus. Cleveland BioLabs and Cytocom both encourage you to read and consider all of these risks carefully.
Litigation Related to the Merger (see page 116)
Cleveland BioLabs, Cytocom and the members of the Cleveland BioLabs board of directors are parties to various claims and litigation related to the Merger Agreement and the Merger. As of May 6, 2021, eight complaints, two of which name Cytocom, have been filed by purported stockholders of Cleveland BioLabs, each of whom seeks to enjoin the Merger and other relief. The complaints assert claims against Cleveland BioLabs, Cytocom and the members of the Cleveland BioLabs board of directors under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this joint proxy statement/prospectus as well as state law claims for breaches of fiduciary duty by Cleveland BioLabs’ board of directors.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION AND DATA
The following tables present summary historical financial data for Cleveland BioLabs and Cytocom, summary unaudited pro forma condensed combined financial data for Cleveland BioLabs and Cytocom, and comparative historical and unaudited pro forma per share data for Cleveland BioLabs and Cytocom.
Selected Historical Consolidated Financial Data of Cleveland BioLabs
The selected consolidated statements of operations data for the years ended December 31, 2020 and 2019 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Cleveland BioLabs’ audited consolidated financial statements. Cleveland BioLabs’ audited historical consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which are incorporated herein by reference. Cleveland BioLabs’ historical results are not necessarily indicative of the results that may be expected in any future period.
The selected historical consolidated financial data below should be read in conjunction with Cleveland BioLabs’ consolidated financial statements and accompanying notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Cleveland BioLabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference herein and in Cleveland BioLabs’ other reports filed with the SEC. For additional information, see the section titled “Where You Can Find More Information” beginning on page 207 of this proxy statement/prospectus.
	For the Year Ended December 31,
	2020	2019
Revenues:

Grants and contracts	$262,942	$1,113,421
Operating expenses:
Research and development	691,070	1,656,427
General and administrative	2,158,423	1,817,830
Total operating expenses	2,849,493	3,474,257
Loss from operations	(2,586,551)	(2,360,836)
Other income (expense):
Interest and other income (expense)	518,118	(404,722)
Foreign exchange gain (loss)	56,690	(1,329)
Change in value of warrant liability	(426,130)	72,223
Total other income (expense)	148,678	(333,828)
Net loss	(2,437,873)	(2,694,664)
Net loss attributable to noncontrolling interests	39,416	47,677
Net loss attributable to Cleveland BioLabs, Inc.	$(2,398,457)	$(2,646,987)
Net loss available to common stockholders per share of common stock, basic and diluted	$(0.19)	$(0.23)
Weighted average number of shares used in calculating net loss per share, basic and diluted	12,396,628	11,298,239
	As of December 31,
	2020	2019
Consolidated Balance Sheets Data:
Cash and cash equivalents	1,946,418	1,126,124
Working capital(1)	2,009,695	950,105
Total assets	2,318,021	2,036,852
Accumulated deficit	(169,104,029)	(166,705,572)
Total stockholders’ equity (deficit)	2,013,410	984,286
(1)	Cleveland BioLabs defines working capital as current assets less current liabilities.

Selected Historical Consolidated Financial Data of Cytocom
The selected consolidated statements of operations data for the years ended December 31, 2020 and 2019 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Cytocom’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Cytocom’s unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Cytocom’s historical results are not necessarily indicative of the results that may be expected for any future period.
The selected historical consolidated financial data below should be read in conjunction with the sections titled “Cytocom Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors—Risks Related to Cytocom’s Financial Position” and Cytocom’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
	Year Ended December 31,	Year Ended December 31,
	2020	2019

Consolidated Statements of Operations Data:
Operating expenses:
Research and development	$5,231,928	$587,000
Sales and marketing	2,406	—
General and administrative	5,235,433	2,227,176
Total operating expenses	10,501,668	2,814,176
Loss from operations	(10,501,668)	(2,814,176)
Other income (expense)
Interest income (expense), net	(1,130,693)	(124,233)
Gain (loss) on debt ext	(461,500)	—
Other income (expense), net	(1,592,193)	(285,613)
Net loss	$(12,093,861)	$(3,224,022)
Net loss per common share attributable to common stockholders, basic and diluted	$(0.56)	$(0.16)
Weighted-average shares used in computing net loss per common share*	21,558,650	19,607,850
*	Calculated to reflect the 1 for 4 reverse split effective August 2020.
	As of December 31,
	2020	2019

Consolidated Balance Sheet Data:
Cash and cash equivalents	$593,869	$1,650
Working capital(1)	(3,695,095)	(4,209,860)
Total assets	1,035,485	1,650
Accumulated deficit	(27,631,321)	(15,537,460)
Total stockholders’ deficit	(3,655,737)	(4,209,860)
(1)	Working capital is defined as current assets less current liabilities.
Selected Unaudited Pro Forma Condensed Combined Financial Data of Cleveland BioLabs and Cytocom
The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined organization based on the historical consolidated financial statements of Cleveland BioLabs and Cytocom, after giving effect to the Merger and the acquisition of ImQuest Life Sciences, Inc. The information presented below should be read together with the historical consolidated financial statements of each of Cleveland BioLabs and Cytocom, including the related notes thereto, and with the unaudited pro forma combined financial statements, in each case, included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined balance sheet data as of December 31, 2020 gives effect to the Merger as if it took place on December 31, 2020. The unaudited pro forma combined statement of operations data for the year ended December 31, 2020 and 2019 gives effect to the Merger as if it took place on January 1, 2019.

The allocation of purchase consideration reflected in the unaudited pro forma combined financial data is preliminary and will be adjusted based on the fair value of purchase consideration on the closing date of the Merger and upon completion of the final valuations of the fair value of the assets acquired and liabilities assumed of Cytocom on the closing date of the Merger. Although Cleveland BioLabs and Cytocom management believe that the fair values assigned to the assets to be acquired and liabilities to be assumed reflected in the unaudited pro forma combined financial data are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocation.
The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. Accordingly, the historical consolidated financial data of Cleveland BioLabs and Cytocom has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined organization. In addition, the pro forma adjustments reflecting the completion of the Merger are based upon the application of the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the unaudited pro forma combined financial statements included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented.
	For the year ended, December 31,
	2020	2019

Unaudited Pro Forma
Combined Statement of Operations Data:
Revenues:
Service	$2,656,393	$3,077,804
Product	52,040	—
Total Revenue	2,708,433	3,077,804
Cost of sales	1,401,805	823,478
Gross Profits	1,306,628	2,254,326
Operating expenses:
Research and development	5,954,899	2,243,427
Sales and marketing	346,175	676,688
General and administrative	8,094,917	7,725,737
Total operating expenses	14,049,816	10,645,852
Loss from operations	(12,043,389)	(8,391,526)
Other income (expense):
Gain (loss) on debt extinguishment	(317,757)	—
Interest income (expense)	(1,707,084)	(505,223)
Other income (expense)	—	(719,159)
Foreign exchange loss	56,690	(1,329)
Change in value of warrant liability	(426,130)	72,223
Total other income (expense)	(2,394,061)	1,153,488
Net loss	(15,483,424)	(9,545,014)
Net loss attributable to noncontrolling interests	39,416	47,677
Net loss attributable to Cleveland BioLabs, Inc.	(15,444,008)	(9,497,337)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.38)	$(0.27)
Weighted average number of shares used in calculating net loss per share, basic and diluted*	40,982,418	35,182,015

As of December 31, 2020
Unaudited Pro Forma Combined Balance Sheet Data:
Total current liabilities	$8,363,540
Non-current liabilities	703,504
Total liabilities	$9,067,044
Stockholders’ equity:
Preferred stock, $.005 par value; 1,000,000 shares authorized as of December 31, 2020 and December 31, 2019	—
Common stock, $.005 par value; 75,000,000 shares authorized as of December 31, 2020 and December 31, 2019; 40,982,418 and 35,182,015 shares issued and outstanding as of December 31, 2020 and December 31, 2019	204,912
Additional paid-in capital	76,737,349
Accumulated other comprehensive loss	(685,680)
Accumulated deficit	(27,631,321)
Total Cleveland BioLabs, Inc. stockholders’ equity	48,625,260
Noncontrolling interest in stockholders’ equity	4,973,465
Total stockholders’ equity	53,598,725
Total liabilities and stockholders’ equity	$62,665,769
Comparative Historical and Unaudited Pro Forma Per Share Data
The information below reflects the historical net loss and book value per share of Cleveland BioLabs common stock and the historical net loss and book value per share of Cytocom common stock in comparison with the unaudited pro forma net loss book value per share after giving effect to the merger of Cleveland BioLabs with Cytocom and the acquisition of ImQuest Life Sciences, Inc. on a pro forma basis. You should read the tables below in conjunction with Cleveland BioLabs’ and Cytocom’s audited consolidated financial statements for the year ended December 31, 2020 and 2019 and the notes related to such financial statements included elsewhere in this proxy statement/prospectus. The Combined Company data below includes the results of ImQuest Life Sciences, Inc.
	Year Ended December 31, 2020	Year Ended December 31, 2019
Cleveland BioLabs Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.19)	$(0.23)
Book value per share	$0.15	$0.09
Cytocom Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.56)	$(0.16)
Book value per share	$(0.15)	$(0.21)
Combined Company Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.38)	$(0.27)
Book value per share	$1.31	$(1.41)

MARKET PRICE AND DIVIDEND INFORMATION
The closing price of Cleveland BioLabs common stock on October 16, 2020, the last trading day prior to the public announcement of the merger, was $2.17 per share and the closing price of Cleveland BioLabs common stock on May 6, 2021 was $5.28 per share, in each case as reported on Nasdaq.
Because the market price of Cleveland BioLabs common stock is subject to fluctuation, the market value of the shares of Cleveland BioLabs common stock that Cytocom stockholders will be entitled to receive in the merger may increase or decrease.
Cytocom is a private company and its shares of common stock and preferred stock are not publicly traded.
Dividends
Cleveland BioLabs has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Cytocom has never paid or declared any cash dividends on its capital stock. The combined company intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the merger will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the combined company’s board of directors deems relevant.

RISK FACTORS
The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below and the risk factors found in Cleveland BioLabs’ Annual Report on Form 10-K under Part I, Item 1A, “Risk Factors,” which is filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference into this proxy statement/prospectus, before deciding how to vote your shares of Cleveland BioLabs common stock. See “Where You Can Find Additional Information” beginning on page 207 of this proxy statement/prospectus.
Risks Related to the Merger
The exchange ratio will not be adjusted based on the market price of Cleveland BioLabs common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
At the effective time of the merger, outstanding shares of Cytocom capital stock will be converted into shares of Cleveland BioLabs common stock. Applying the exchange ratio, and based on each party’s estimated net cash as of the date of December 31, 2020, the former Cytocom securityholders immediately before the merger are expected to own approximately 57% of the aggregate number of shares of Cleveland BioLabs common stock following the merger on a fully diluted basis and Cleveland BioLabs securityholders immediately before the merger are expected to own approximately  % of the aggregate number of shares of Cleveland BioLabs common stock following the merger on a fully diluted basis. Certain adjustments to the exchange ratio will be made in respect of net cash, as determined in the Merger Agreement.
Any changes in the market price of Cleveland BioLabs stock before the consummation of the merger will not affect the number of shares Cytocom stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the consummation of the merger, the market price of Cleveland BioLabs common stock increases from the market price on the date of the Merger Agreement, then Cytocom stockholders could receive merger consideration with substantially more value for their shares of Cytocom capital stock than the parties had negotiated when they established the exchange ratio. Similarly, if before the consummation of the merger the market price of Cleveland BioLabs common stock declines from the market price on the date of the Merger Agreement, then Cytocom stockholders could receive merger consideration with substantially lower value. The Merger Agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market price of Cleveland BioLabs common stock, for each one percentage point change in the market price of Cleveland BioLabs common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to Cytocom’s stockholders.
Failure to complete the merger may result in either Cleveland BioLabs paying a termination fee and/or expense reimbursement amounts to Cytocom, or Cytocom paying expense reimbursement amounts to Cleveland BioLabs, which could harm the common stock price of Cleveland BioLabs and future business and operations of each company.
If the merger is not consummated, Cleveland BioLabs and Cytocom are subject to the following risks:
•
if the Merger Agreement is terminated under specified circumstances, Cleveland Biolabs may be required to pay Cytocom a termination fee of $300,000 and in some circumstances one party may be required to pay the other party the other party’s expenses up to $200,000;

•	the price of Cleveland BioLabs common stock may decline and could fluctuate significantly; and
•
costs related to the merger, such as financial advisor, legal and accounting fees, which Cleveland BioLabs estimates will total approximately $100,000, $600,000, and $50,000, respectively, which must be paid even if the merger is not consummated.

If the Merger Agreement is terminated and the board of directors of Cleveland BioLabs or Cytocom determines to seek another business combination, there can be no assurance that either Cleveland BioLabs or Cytocom will be able to find a partner with whom a business combination would yield greater benefits than the benefits to be provided under the Merger Agreement.

If the conditions to the merger are not satisfied or waived, the merger may not occur.
Even if the merger is approved by the stockholders of Cytocom and the merger proposal is approved by the Cleveland BioLabs stockholders, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 127 of this proxy statement/prospectus. Cleveland BioLabs and Cytocom cannot assure you that all of the conditions to the consummation of the merger will be satisfied or waived. If the conditions are not satisfied or waived, the merger may not occur or the closing may be delayed, and Cleveland BioLabs and Cytocom each may lose some or all of the intended benefits of the merger.
The merger may be consummated even though a material adverse effect may result from the announcement of the merger, industry-wide changes or other causes.
In general, neither Cleveland BioLabs nor Cytocom is obligated to complete the merger if there is a material adverse effect affecting the other party between October 16, 2020, the date of the Merger Agreement, and the closing of the merger. However, certain types of changes are excluded from the concept of a “material adverse effect.” Such exclusions include but are not limited to changes in general economic or political conditions, industry wide changes, changes resulting from the announcement of the merger, natural disasters, pandemics (including the COVID-19 pandemic), other public health events and changes in GAAP. Therefore, if any of these events were to occur impacting Cleveland BioLabs or Cytocom, the other party would still be obliged to consummate the closing of the merger. If any such adverse changes occur and Cleveland BioLabs and Cytocom consummate the closing of the merger, the stock price of the combined company may suffer. This in turn may reduce the value of the merger to the stockholders of Cleveland BioLabs, Cytocom or both. For a more complete discussion of what constitutes a material adverse effect on Cleveland BioLabs or Cytocom, see the section titled “The Merger Agreement—Representations and Warranties” beginning on page 120 of this proxy statement/prospectus.
Cleveland BioLabs stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.
If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, Cleveland BioLabs stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.
If the merger is not consummated, Cleveland BioLabs’ stock price may decline significantly.
The market price of Cleveland BioLabs common stock is subject to significant fluctuations. During the 12-month period ended December 31, 2020, the closing sales price of Cleveland BioLabs’ common stock on Nasdaq ranged from a high of $4.26 on June 26, 2020 to a low of $0.57 on January 6, 2020. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Cleveland BioLabs common stock will likely be volatile based on whether stockholders and other investors believe that Cleveland BioLabs can complete the merger or otherwise raise additional capital to support Cleveland BioLabs’ operations if the merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Cleveland BioLabs common stock is exacerbated by low trading volume. Additional factors that may cause the market price of Cleveland BioLabs common stock to fluctuate include:
•
the initiation of, material developments in, or conclusion of litigation to enforce or defend its intellectual property rights or defend against claims involving the intellectual property rights of others;

•	the entry into, or termination of, key agreements, including commercial partner agreements;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;
•	adverse publicity relating to the combined company’s product candidates, including with respect to other products and potential products in that market;

•	the introduction of technological innovations or new therapies that compete with its future products;
•	the loss of key employees;
•	future sales of its common stock;
•	general and industry-specific economic conditions that may affect its research and development expenditures;
•	the failure to meet industry analyst expectations; and
•	period-to-period fluctuations in financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Cleveland BioLabs common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.
Cleveland BioLabs and Cytocom securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the consummation of the merger as compared to their current ownership and voting interests in the respective companies.
After the consummation of the merger, based on each party’s estimated net cash as of December 31, 2020, the current stockholders of Cleveland BioLabs and Cytocom will own a smaller percentage of the combined company than their ownership of their respective companies prior to the merger. Immediately after the merger, Cleveland BioLabs securityholders as of immediately prior to the merger are expected to own approximately 43% of the outstanding shares of the combined company on a fully diluted basis and former Cytocom securityholders are expected to own approximately 57% of the outstanding shares of the combined company on a fully diluted basis. Additionally, both companies’ stockholders will be further diluted by issuances of the combined company’s common stock after the merger upon (i) the exercise of the warrant to be issued to Avenue immediately after closing of the merger and (ii) the conversion of the indebtedness owed by Cytocom to Avenue.
During the pendency of the merger, Cleveland BioLabs and Cytocom may not be able to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.
Covenants in the Merger Agreement impede the ability of Cleveland BioLabs and Cytocom to make acquisitions during the pendency of the merger, subject to specified exceptions. As a result, if the merger is not consummated, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, proposing, seeking or knowingly encouraging, facilitating or supporting any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to certain transactions involving a third party, including a merger, sale of assets or other business combination, subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them. For more information, see the section titled “The Merger Agreement—Non-Solicitation.”
Because the lack of a public market for Cytocom’s capital stock makes it difficult to evaluate the fair market value of Cytocom’s capital stock, Cleveland BioLabs may pay more than the fair market value of Cytocom’s capital stock and/or the stockholders of Cytocom may receive consideration in the merger that is less than the fair market value of Cytocom’s capital stock.
The outstanding capital stock of Cytocom is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Cytocom’s capital stock. Because the percentage of Cleveland BioLabs equity to be issued to Cytocom stockholders was determined based on negotiations between the parties, it is possible that the value of the Cleveland BioLabs common stock to be received by Cytocom stockholders will be less than the fair market value of Cytocom’s capital stock, or Cleveland BioLabs may pay more than the aggregate fair market value for Cytocom’s capital stock.

Some of Cleveland BioLabs and Cytocom’s officers and directors have conflicts of interest that may influence them to support or approve the merger.
Cleveland BioLabs’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Cleveland BioLabs’ stockholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of the stockholders for the following reasons, among others:
•
Certain current members of the Cleveland BioLabs board of directors will continue as directors of the combined company after the effective time of the merger, and, following the closing of the merger, will be eligible to be compensated as non-employee directors of the combined company pursuant to the Cleveland BioLabs non-employee director compensation policy following the effective time of the merger.

•	Under the Merger Agreement, Cleveland BioLabs’ directors and executive officers are entitled to continued indemnification and expense advancement.
These interests are discussed in more detail in the section titled “The Merger—Interests of Cleveland BioLabs Directors and Executive Officers in the Merger” beginning on page 104 of this proxy statement/prospectus.
Certain members of the Cytocom board of directors and certain executive officers of Cytocom have interests in the merger that may be different from, or in addition to, interests they have as Cytocom stockholders. For example, Cytocom’s executive officers have restricted stock units, subject to vesting, to acquire shares of Cytocom common stock, which will convert into Cleveland BioLabs restricted stock units determined by the exchange ratio, certain of Cytocom’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing and all of Cytocom’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. These interests are discussed in more detail in the section titled “The Merger—Interests of Cytocom Directors and Executive Officers in the Merger.”
Risks Related to the Combined Company
The combined company will incur losses for the foreseeable future and might never achieve profitability.
The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis and may not continue as a going concern.
The market price of the combined company’s common stock is expected to be volatile, and the market price of the common stock may drop following the merger.
The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:
•
results of clinical trials and preclinical studies of the combined company’s product candidates, or those of the combined company’s competitors or the combined company’s existing or future collaborators;

•	failure to meet or exceed financial and development projections the combined company may provide to the public;
•	failure to meet or exceed the financial and development projections of the investment community;
•	if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;
•	the entry into, or termination of, key agreements, including key licensing or collaboration agreements;
•	actions taken by regulatory agencies with respect to the combined company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;
•	additions or departures of key personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue adverse or misleading opinions regarding its business and stock;
•	changes in the market valuations of similar companies;
•	general market or macroeconomic conditions or market conditions in the pharmaceutical and biotechnology sectors;
•	sales of securities by the combined company or its securityholders in the future;
•	if the combined company fails to raise an adequate amount of capital to fund its operations and continued development of its product candidates;
•	trading volume of the combined company’s common stock;
•	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;
•	adverse publicity relating to product candidates similar to those produced by the combined company;
•	the introduction of technological innovations or new therapies that compete with the products and services of the combined company; and
•	period-to-period fluctuations in the combined company’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 or otherwise could materially and adversely affect the combined company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the combined company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the combined company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results and financial condition.

Following the merger, the combined company may be unable to integrate successfully the businesses of Cleveland BioLabs and Cytocom and realize the anticipated benefits of the merger.
The merger involves the combination of two companies which currently operate as independent companies. Following the merger, the combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the combined company may encounter in the integration process include the following:
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the inability to successfully combine the businesses of Cleveland BioLabs in a manner that permits the combined company to achieve the synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	complexities associated with managing the combined businesses;
•	integrating personnel from the two companies;
•	creation of uniform standards, controls, procedures, policies and information systems;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and
•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.
In addition, Cleveland BioLabs and Cytocom have operated and, until the consummation of the merger, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain relationships with customers, suppliers and employees or the ability to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
The combined company may need to raise additional capital in the future, and such funds may not be available on attractive terms, or at all.
The combined company may to need to raise additional capital in the future to support its operations. The combined company cannot be certain that additional capital will be available as needed or on acceptable terms, or at all. If the combined company requires additional capital at a time when an investment in the combined company, in pharmaceutical and biotechnology companies or the market in general is limited, the combined company may not be able to raise additional funds at the time that it desires, or at all. If the combined company does raise additional funds through the issuance of equity or convertible securities, the percentage ownership of holders of its stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of holders of the common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.
The combined company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.
As a publicly-traded company, the combined company will incur significant additional legal, accounting and other expenses that Cytocom did not incur as a privately-held company. The obligations of being a public company in the United States requires significant expenditures and will place significant demands on the combined company’s management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (referred to as the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (referred to as the “Dodd-Frank Act”) and the listing requirements of the stock exchange on which the combined company’s securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly. In addition, the combined company expects these rules and regulations to make it more difficult and more expensive for the combined company to obtain director and officer liability insurance and the combined company may be required to incur substantial costs to maintain the same or similar coverage that Cytocom had as a privately-held company. The combined company’s management and other personnel will need to devote a substantial amount of time to ensure that the combined company complies with all of these requirements and to keep pace with new regulations, otherwise the combined company may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.
The combined company must maintain effective internal controls over financial reporting, and if the combined company is unable to do so, the accuracy and timeliness of the combined company’s financial reporting may be adversely affected, which could have a material adverse effect on the combined company’s business and stock price.
The combined company must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the combined company assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the combined company’s internal control over financial reporting at the end of each fiscal year.
The rules governing the standards that must be met for the combined company management to assess the combined company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the combined company’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting.
Cleveland BioLabs has identified material weaknesses in its internal control over financial reporting related to its accounting for revenue transactions. Specifically, the Cleveland BioLabs does not have adequate controls in place to monitor revenue recognition with respect to specific elements of contracts. In addition, controls to prevent or detect material misstatements on a timely basis related to contract compliance and proper revenue recognition are not operating effectively. Cleveland BioLabs is in the process of implementing measures designed to improve its internal control over financial reporting and remediate the control deficiencies that led to this material weakness. The combined company will continue this process.
The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately remediate Cleveland BioLabs’ material weaknesses and respond to the increased regulatory compliance and reporting requirements that are applicable to the combined company as a public company. If the combined company fails to staff the combined company’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon the combined company as a public company, including the requirements of the Sarbanes-Oxley Act, or to otherwise remediate Cleveland BioLabs’ existing or any future material weaknesses in internal control over financial reporting, or identify any additional material weaknesses the combined company’s business and reputation may be harmed and its stock price may decline. Furthermore, investor perceptions of the combined company may be adversely affected, which could cause a decline in the market price of its common stock.
The unaudited pro forma condensed combined financial data for Cleveland BioLabs and Cytocom included in this proxy statement/prospectus is preliminary, and the combined company’s actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.
The unaudited pro forma financial data for Cleveland BioLabs and Cytocom included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the combined company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the periods presented. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this proxy statement/prospectus.

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code could harm the combined company.
Cleveland BioLabs and Cytocom intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as amended. For a full description of the tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110 of this proxy statement/prospectus. To comply with the requirements for a Section 368(a) reorganization, certain structural and other requirements for the transaction must be met; if not satisfied, Cytocom’s stockholders could be subject to tax liability.
Cleveland BioLabs and Cytocom do not anticipate that the combined company will pay any cash dividends in the foreseeable future.
The current expectation is that the combined company will retain its future earnings, if any, to fund the growth of the combined company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.
An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the merger, there had been no public market for shares of Cytocom capital stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for the combined company’s common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the consummation of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
Cleveland BioLabs or Cytocom have become involved in securities litigation or stockholder derivative litigation in connection with the merger, and may become involved in additional litigation, and this could divert the attention of Cleveland BioLabs and Cytocom management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.
Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Cleveland BioLabs and Cytocom have become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Cleveland BioLabs, Cytocom and the combined company. Furthermore, if CBLI, Cytocom or the combined company are not able to successfully defend against these litigation matters, the business, financial condition and prospects of CBLI, Cytocom and the combined company could be materially harmed.
The combined company will have broad discretion in the use of the cash and cash equivalents of the combined company and may invest or spend the proceeds of any future capital-raising transactions in ways with which you do not agree and in ways that may not increase the value of your investment.
The combined company will have broad discretion over the use of the cash and cash equivalents of the combined company. You may not agree with the combined company’s decisions, and its use of the proceeds of any future capital-raising transactions may not yield any return on your investment. The combined company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the combined company’s cash resources.
Risks Related to Cytocom’s Limited Operating History, Financial Position and Capital Requirements
Cytocom has a limited operating history, making it difficult for potential investors to evaluate the success of its business and assess its future viability.
Cytocom is a clinical-stage biopharmaceutical company with a limited operating history. Cytocom commenced operations in 2013, and its operations to date have been limited to organizing and staffing Cytocom, business planning, raising capital, conducting discovery and research activities, filing patent applications, identifying potential product candidates, undertaking preclinical studies and establishing arrangements with third parties for the manufacture of initial quantities of product candidates and component materials and initiating and conducting a Phase 1 clinical trial. Through its developmental Advanced Immunomodulating Multi-receptor System, or AIMS, platform, Cytocom is advancing, or intends to advance, at least six product candidates in its CYTO-200 and CYTO-400 AIMS programs evaluating noroxymorphone and proenkephalin analogs, respectively, for the treatment of certain cancer, inflammatory, autoimmune, and infectious diseases: CYTO-201, CYTO-202, CYTO-203, CYTO-205, CYTO-401 and CYTO-402. To date, Cytocom has not yet demonstrated the ability to successfully complete Phase 2 or Phase 3 clinical trials, submit a New Drug Application, or NDA, for a product candidate, obtain marketing approvals from the FDA, manufacture a commercial-scale product or arrange for a third party to do so on Cytocom’s behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions about Cytocom’s future success or viability may not be as accurate as they could be if Cytocom had a longer operating history.
In addition, as a clinical-stage company, Cytocom may continue to encounter unforeseen expenses, difficulties, complications or delays. Cytocom will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities and it may never become successful in doing so.
Cytocom has a history of operating losses, anticipates that it will continue to incur significant losses for the foreseeable future and accordingly, Cytocom’s ability to continue as a going concern is in substantial doubt absent obtaining adequate new debt or equity financings.
Cytocom has incurred significant operating losses since its inception. Cytocom’s net losses were $12.1 million and $3.2 million for the years ended December 31, 2020 and 2019, respectively. Cytocom has incurred an accumulated deficit of approximately $27.6 million from its inception through December 31, 2020. Substantially all of Cytocom’s operating losses have resulted from costs incurred in connection with Cytocom’s research and development programs and from general and administrative costs associated with Cytocom’s operations. Cytocom expects to continue to incur significant expenses and operating losses over the next several years as Cytocom intends to continue to conduct research and development, clinical testing, regulatory compliance activities, manufacturing activities, and, if any of Cytocom’s product candidates are approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Cytocom incurring significant losses for the foreseeable future. Cytocom’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on Cytocom’s stockholders’ equity and working capital.
Cytocom’s management and auditors have concluded that substantial doubt exists about Cytocom’s ability to continue as a going concern for the next 12 months from the date of the financial statements included in this proxy statement/prospectus. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. Based on available resources, Cytocom believes that its cash and cash equivalents on hand, consisting of funds raised by financing activities as of the year ended December 31, 2020 are sufficient to fund our currently anticipated operating and capital requirements through to March 2021. However, its current capital resources are not sufficient to support its planned operations for the next 12 months from the date of the financial statements included in this proxy statement/prospectus.
There can be no assurance that Cytocom will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, Cytocom may be required to delay, limit or eliminate the development of business opportunities and its ability to achieve its business objectives and its competitiveness, business, financial condition and results of operations will be materially adversely affected. In addition, the impact of the COVID-19 pandemic on the global financial markets may reduce Cytocom’s ability to access capital, which could negatively affect its liquidity and ability to continue as a going concern. In addition, the perception that Cytocom will not be able to continue as a going concern may cause others to choose not to deal with Cytocom due to concerns about its ability to meet our contractual obligations.
Cytocom currently does not generate revenue from product sales and may never become profitable, or, if Cytocom achieves profitability, it may not be able to sustain it.
To become and remain profitable, Cytocom must succeed in developing and eventually commercializing products that generate significant revenue, including its product candidates for which it has received approval in certain foreign jurisdictions. This will require Cytocom to be successful in a range of challenging activities, including completing clinical trials of its product candidates, obtaining regulatory approval for such product candidates and manufacturing, marketing and selling any products for which Cytocom may obtain regulatory approval. Cytocom is currently only in the preliminary stages of most of these activities and has not initiated a Phase 3 trial for any of its product candidates in the United States.
Even if Cytocom receives regulatory approval of products in its CYTO-200 or CYTO-400 AIMS programs or any other product candidates, there can be no guarantee that Cytocom will generate revenue from such products. Cytocom’s ability to generate revenue from sales of its product candidates depends on a number of factors, including its ability to:
•	complete research regarding, and nonclinical and clinical development of, Cytocom’s proprietary product candidates;
•	formulate appropriate dosing protocols and drug preparation methods;
•	obtain regulatory approvals and marketing authorizations for product candidates for which Cytocom completes clinical trials;
•	develop sustainable and scalable manufacturing processes, including establishing and maintaining commercially viable supply relationships with third parties;
•	compliantly launch and commercialize product candidates for which Cytocom obtains regulatory approvals and marketing authorizations, either directly or with a collaborator or distributor;
•	obtain market acceptance of Cytocom’s product candidates and their routes of administration as viable treatment options;
•	identify, assess, acquire and/or develop new product candidates;
•	address any competing technological and market developments;
•	negotiate and maintain favorable terms in any collaboration, licensing or other arrangements into which Cytocom may enter;
•	maintain, protect and expand Cytocom’s portfolio of intellectual property rights, including patents, trade secrets and know-how; and
•	attract, hire and retain qualified personnel.
In addition, Cytocom has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, Cytocom is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability. Even if Cytocom does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Its failure to become and remain profitable would depress the value of the combined company and could impair the combined company’s ability to raise capital, expand its business, maintain research and development efforts, diversify product candidates or even continue operations.

Cytocom will require substantial additional funding before it can expect to become profitable from any potential future sales of its product candidates. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force Cytocom to delay, limit or terminate its product development efforts or other operations.
The CYTO-200 and CYTO-400 AIMS programs and Cytocom’s other programs of product candidates will require the completion of clinical trials, regulatory review, significant sales and marketing efforts and substantial investment before they can provide Cytocom with any product sales revenue. Cytocom’s operations have consumed substantial amounts of cash since inception. The net cash used for its operating activities was $9.9 million and $240,370 for the years ended December 31, 2020 and 2019, respectively. Cytocom expects its expenses to increase in connection with ongoing activities, particularly as it conducts planned clinical trials for its CYTO-200 and CYTO-400 AIMS programs, continues research and development and initiates clinical trials of other development programs and seeks regulatory approval for current product candidates and any future product candidates Cytocom may develop.
In addition, as Cytocom’s product candidates progress through development and toward commercialization, it will need to make milestone payments to the licensors and other third parties from whom it has in-licensed or acquired its product candidates. Furthermore, if and to the extent Cytocom seeks to acquire or in-license additional product candidates in the future, it may be required to make significant upfront payments, milestone payments, and/or licensing payments.
Cytocom expects to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution of its product candidates for which it has received regulatory approval in foreign jurisdictions, and for any additional product candidates which it receives regulatory approval. Because the outcome of any clinical trial or preclinical study is highly uncertain, Cytocom cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of its product candidates. Additional capital might not be available when Cytocom needs it and Cytocom’s actual cash requirements might be greater than anticipated. If Cytocom requires additional capital at a time when investment in its industry or in the marketplace in general is limited, Cytocom might not be able to raise funding on favorable terms, if at all. If Cytocom is not able to obtain financing when needed or on terms favorable to Cytocom, Cytocom may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of Cytocom’s assets or merge with another entity. Cytocom’s future capital requirements will depend on many factors, including:
•	the type, scope, progress, expansions, results, costs and timing of, Cytocom’s clinical trials of its product candidates which Cytocom is pursuing or may choose to pursue in the future;
•	the costs and timing of manufacturing for Cytocom’s product candidates, including commercial manufacturing if any of Cytocom’s product candidates is approved;
•
the costs, timing and outcome of regulatory review of Cytocom’s product candidates, including the possibility that applicable regulators may require that Cytocom perform more studies than those that are currently expected;

•	the costs of obtaining, maintaining and enforcing patents and other intellectual property rights;
•	the number and characteristics of product candidates that Cytocom may in-license and develop;
•	the costs associated with hiring additional personnel and consultants as clinical activities increase;
•	the timing and amount of the milestone or other payments Cytocom must make to the licensors and other third parties from whom it has in-licensed its acquired product candidates;
•	the costs and timing of establishing or securing sales and marketing capabilities if any product candidate is approved;
•	Cytocom’s ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;
•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;
•	cash requirements of any future acquisitions and/or the development of other product candidates; and
•	the time and cost necessary to respond to technological and market developments.

Based upon Cytocom’s current operating plan, Cytocom believes that its existing cash and cash equivalents as of December 31, 2020, along with the net cash held by Cleveland BioLabs upon consummation of the merger, will enable the combined company to fund its operating expenses and capital expenditure requirements through to July 2021. Cytocom has based these estimates on assumptions that may prove to be wrong, and Cytocom could use all of its capital resources sooner than currently expected. Cytocom’s forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section.
A pandemic, epidemic, or outbreak of an infectious disease, such as the COVID-19 pandemic, may materially and adversely affect Cytocom’s business.
Cytocom is subject to risks related to public health crises such as the COVID-19 pandemic. The COVID-19 pandemic originated in Wuhan, China, in December 2019 and has since spread to multiple countries, including the U.S. and most European countries. The pandemic and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended, and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In response to the COVID-19 pandemic, Cytocom has taken precautionary measures intended to help minimize the risk of the virus to its employees, including suspending all non-essential travel worldwide for its employees and prohibiting in-person employee attendance at industry events and in-person work-related meetings, which could negatively affect Cytocom’s business. The extent to which the COVID-19 pandemic may impact Cytocom’s preclinical studies or clinical trial operations, as well as its supply chain, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the pandemic and the severity of the COVID-19 pandemic.
The COVID-19 pandemic may also affect the operations of Cytocom’s contract manufacturing organizations, or CMOs. This could result in delays in the manufacture of drug supply for clinical trials. The COVID-19 pandemic may also affect employees of third-party contract research organizations, or CROs, located in affected geographies upon which Cytocom relies to carry out its clinical trials. As COVID-19 continues to spread around the U.S. and the globe, Cytocom may experience additional disruptions that could severely impact its business and clinical trials, including:
•	delays or difficulties in enrolling patients in its planned clinical trials;
•	delays or difficulties in clinical site initiation or authorizations, including difficulties in recruiting clinical site investigators and clinical site staff;
•
diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as clinical trial sites and hospital staff supporting the conduct of Cytocom’s clinical trials or absenteeism due to the COVID-19 pandemic that reduces site resources;

•
interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures, the occurrence of which could affect the integrity of clinical trial data;

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risk that participants enrolled in Cytocom’s clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events or patient withdrawals from trials;

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limitations in employee resources that would otherwise be focused on conducting clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	delays in clinical sites receiving the supplies and materials needed to conduct clinical trials;
•	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product used in clinical trials;

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changes in local regulations as part of a response to the COVID-19 coronavirus pandemic which may require Cytocom to change the ways in which clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

•	interruptions or delays in preclinical studies due to restricted or limited operations at research and development laboratory facilities;
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delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•	refusal of the FDA to accept data from clinical trials in affected geographies outside the U.S.
Any negative impact COVID-19 has on patient enrollment or treatment or the development of the product candidates in the CYTO-200 and CYTO-400 AIMS programs and Cytocom’s other product candidates could cause costly delays to clinical trial activities, which could adversely affect Cytocom’s ability to obtain regulatory approval for and, if approved, to commercialize the product candidates in its CYTO-200 and CYTO-400 AIMS programs or Cytocom’s other product candidates, increase Cytocom’s operating expenses, and have a material adverse effect on Cytocom’s financial results. The COVID-19 pandemic has also caused significant volatility in public equity markets and disruptions to the U.S. and global economies. This increased volatility and economic dislocation may make it more difficult for Cytocom to raise capital on favorable terms, or at all. Although Cytocom has experienced some impact of the COVID-19 pandemic on its business and operations, it cannot currently predict the scope and severity of any potential business shutdowns or disruptions. To the extent the COVID-19 pandemic adversely affects Cytocom’s business and financial results, it may also heighten many of the other risks described in this “Risk Factors” section, such as those relating to the timing and completion of Cytocom’s clinical trials and its ability to obtain future financing.
Risks Related to the ImQuest Merger
If the proposed acquisition of ImQuest Life Sciences, Inc. is not consummated, Cytocom’s business could suffer.
Cytocom has signed an agreement to acquire the ImQuest Life Sciences, Inc., or ImQuest, which is expected to be completed prior to the Merger. ImQuest is a preclinical CRO that provides services to evaluate the potential of new and novel pharmaceutical products for the treatment and prevention of viruses, bacteria, cancer and inflammatory diseases. The merger agreement has been signed, but the transaction has not closed and may not be completed prior to the closing date of the merger. While Cytocom is currently planning to close the acquisition by April 30, 2021, the closing may in fact be delayed to some future date or the acquisition may not be completed at all. If the proposed acquisition is not consummated, Cytocom may be subject to a number of material risks, and its business could be materially and adversely affected, as follows:
•	Cytocom has incurred and expects to continue to incur significant expenses related to the proposed acquisition even if the acquisition is not consummated;
•	Cytocom’s CROs, CMOs, partners and other investors in general may view the failure to consummate the acquisition as a poor reflection on its business or prospects;
•	some of Cytocom’s CROs, CMOs and other business partners may seek to change or terminate their relationships with Cytocom as a result of the proposed acquisition; and
•	Cytocom’s management team may be distracted from day to day operations as a result of the proposed acquisition.
In addition, if the acquisition is not consummated and Cytocom determines to seek another business combination, it may not be able to find a third party target that is equivalent or more attractive than ImQuest, which could adversely impact Cytocom’s business and operations.
If the conditions to the proposed acquisition are not met, the proposed acquisition may not occur.
Specified conditions must be satisfied or waived to consummate the proposed acquisition of ImQuest. These conditions are set forth in the merger agreement. We cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the proposed acquisition may not occur or will be delayed, and Cytocom may lose some or all of the intended benefits of such acquisition.

Cytocom may encounter difficulties in fully integrating ImQuest into its business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.
If the acquisition of ImQuest by Cytocom is consummated, the success of the acquisition will depend, in part, on Cytocom’s ability to realize the anticipated growth opportunities and potential synergies and cost savings from the integration of ImQuest with its existing business. There may be substantial difficulties, costs and delays involved in the integration of the ImQuest business with Cytocom’s business, including distracting management from day-to-day operations, potential incompatibility of corporate cultures, and costs and delays in implementing common systems and procedures. In addition, the process of integrating the operations of ImQuest could cause an interruption of, or loss of momentum in, the activities of one or more of the combined businesses and the possible loss of key personnel or business partners. Any one or all of these factors may increase Cytocom’s operating costs or lower Cytocom’s anticipated financial performance. Also, many of these factors are outside of Cytocom’s control. Achieving the anticipated growth opportunities and potential synergies and cost savings of the acquisition will depend on successful integration of the businesses. Cytocom’s failure to fully integrate ImQuest and achieve the expected benefits of the acquisition within a reasonable time frame or at all could have a material adverse effect on Cytocom’s financial condition and results of operations.
If Cytocom successfully acquires ImQuest, the acquired business may underperform relative to expectation.
Following completion of the acquisition of ImQuest, Cytocom may not be able to maintain the levels of revenue, earnings or operating efficiency that ImQuest has achieved or might achieve separately. ImQuest’s business and financial performance are subject to certain risks and uncertainties, including a loss of customers due to those customers competing with Cytocom. Cytocom may be unable to achieve the same growth, revenues and profitability that ImQuest has achieved in the past. Cytocom’s failure to do so could have a material adverse effect on Cytocom’s financial condition and results of operations.
Risks Related to the Development and Regulatory Approval of Cytocom’s Product Candidates
Cytocom is currently pursuing three clinical stage development product candidates, and its business is dependent on the success of all or any of such product candidates.
Cytocom currently has no products that are approved for commercial sale in the U.S. and may never be able to develop marketable products. Cytocom is actively pursuing three clinical stage developmental product candidates in its CYTO-200 and CYTO-400 AIMS programs: CYTO-201, CYTO-205 and CYTO-401, and intends to pursue additional product candidates in the future, including CYTO-202, CYTO-203 and CYTO-204. Cytocom’s most advanced drug candidate, CYTO-201, is focused on the restoration of mucosal healing and intestinal barrier function as an adjunct to the standard of care in pediatric Crohn’s Disease. Subject to discussions with the FDA, Cytocom is currently preparing to initiate a Phase 3, multicenter, randomized, double blind, placebo controlled, parallel group clinical trial to evaluate the efficacy and safety of CYTO-201 in pediatric subjects with active Crohn’s disease in the second half of 2021. Cytocom’s other drug candidates include CYTO-401, an injectable pentapeptide that Cytocom plans to develop as an adjunct to the standard of care therapy to extend the duration of disease remission in patients with pancreatic cancer. Subject to discussions with the FDA, Cytocom is pursuing a phase 2 development program for CYTO-401 and plans to initiate a clinical trial in the second half of 2021. Cytocom is in the process of developing CYTO-203 to prevent disease progression in patients with MS. Subject to discussions with the FDA and submission and acceptance of an IND, Cytocom is planning to initiate a phase 2 clinical trial for CYTO-203 in 2022. Cytocom is additionally in the process of developing CYTO-202, a selective immunomodulatory, to reduce the pain associated with fibromyalgia. Subject to discussions with the FDA and submission and acceptance of an IND, Cytocom intends to progress towards phase 2 or 3 clinical development, in the management of fibromyalgia in the second half of 2022. Lastly, Cytocom has received authorization from the FDA to commence a Phase 2 study using CYTO-205 to prevent the advancement of SARS-CoV-2 infected patients from mild to severe disease. We anticipate initiating enrollment of patients in this clinical trial this year.
Cytocom expects that a substantial portion of its efforts and expenditures over the next several years will be devoted to developing the product candidates in the CYTO-200 and CYTO-400 AIMS programs. Accordingly, Cytocom’s business depends heavily on the successful development, regulatory approval, and commercialization the product candidates in the CYTO-200 and CYTO-400 AIMS programs. Cytocom can provide no assurance that these product candidates will receive regulatory approval or be successfully commercialized even if such candidates received regulatory approval. If Cytocom discontinues development of the product candidates in the CYTO-200 and CYTO-400 AIMS programs, or these candidates fail to achieve significant market acceptance, Cytocom may never achieve profitability.
The research, testing, manufacturing, safety, efficacy, recordkeeping, labeling, approval, licensure, sale, marketing, advertising, promotion and distribution of the product candidates in the CYTO-200 and CYTO-400 AIMS programs is, and will remain, subject to comprehensive regulation by the FDA and foreign regulatory authorities. Failure to obtain regulatory approval for the product candidates in the CYTO-200 and CYTO-400 AIMS programs in the U.S. and other major markets around the world will prevent Cytocom from commercializing and marketing these product candidates in such jurisdictions.
Even if Cytocom successfully obtains approval from the FDA and foreign regulatory authorities for the product candidates in the CYTO-200 and CYTO-400 AIMS programs, any approval might contain significant limitations related to use as well as warnings, precautions or contraindications, or requirement for a risk evaluation and mitigation strategy, or REMS. Any such limitations or restrictions could similarly impact any supplemental marketing approvals Cytocom may obtain for the product candidates in the CYTO-200 and CYTO-400 AIMS programs. Furthermore, even if Cytocom obtains regulatory approval for the product candidates in the CYTO-200 and CYTO-400 AIMS programs, it will still need to develop a commercial infrastructure or develop relationships with collaborators to commercialize, establish a commercially viable pricing structure and obtain coverage and adequate reimbursement from third-party payors, including government healthcare programs. If Cytocom, or any future collaborators, are unable to successfully commercialize the product candidates in the CYTO-200 and CYTO-400 AIMS programs, Cytocom may not be able to generate sufficient revenue to continue its business.
Cytocom will not be able to commercialize its current or future product candidates if preclinical studies do not produce successful results or clinical trials do not demonstrate the safety and efficacy of such product candidates.
Before obtaining marketing approval from regulatory authorities for the sale of product candidates in the CYTO-200 and CYTO-400 AIMS programs, or any other product candidates, Cytocom must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. FDA may not accept results from pre-clinical or clinical studies conducted by other parties to support development for Cytocom’s product candidates. If FDA does not accept such results, additional studies may be needed, which could delay further development and approval of Cytocom’s product candidates. In addition, before Cytocom can initiate any clinical trial of preclinical product candidates, it must submit the results of preclinical studies to the FDA along with other information, including information about product candidate chemistry, manufacturing and controls and its proposed clinical trial protocol, as part of an IND application. Cytocom will have to follow the same procedure for each preclinical product candidates which it plans to advance to clinical development, and it may also be required to submit regulatory filings to foreign regulatory authorities to the extent it initiates clinical trials outside of the U.S.
Cytocom may also experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive marketing approval or commercialize Cytocom’s product candidates, including that:
•	Cytocom may fail to reach an agreement with regulators or institutional review boards, or IRBs, regarding the scope, design, or implementation of clinical trials;
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the FDA, comparable foreign regulators or IRBs may not authorize Cytocom to commence a clinical trial, to conduct a clinical trial at a prospective trial site or to amend trial protocols, or such regulators or IRBs may require that Cytocom modify or amend its clinical trial protocols in ways that make further clinical trials impractical or not financially prudent;

•	Cytocom may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or CROs;

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Cytocom may be unable to initiate or complete preclinical studies or clinical trials on time or at all due to the impacts of the COVID-19 pandemic, and the spread of COVID-19 may affect the operations of research sites, CROs, IRBs, or key governmental agencies, such as the FDA, which may delay the development of Cytocom’s current or future product candidates;

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the supply or quality of raw materials or manufactured product candidates (whether provided by Cytocom or third parties) or other materials necessary to conduct clinical trials of Cytocom’s product candidates may be insufficient, inadequate or not available at an acceptable cost, or in a timely manner, or Cytocom may experience interruptions in supply;

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the number of patients required for clinical trials of Cytocom’s current and future product candidates may be larger than Cytocom anticipates, enrollment in these clinical trials may be slower than Cytocom anticipates or participants may drop out of these clinical trials or be lost to follow-up at a higher rate than Cytocom anticipates;

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patients that enroll in Cytocom’s studies may misrepresent their eligibility or may otherwise not comply with the clinical trial protocol, resulting in the need to drop the patients from the study or clinical trial, increase the needed enrollment size for the clinical trial or extend its duration;

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clinical trial participants may elect to participate in alternative clinical trials sponsored by Cytocom’s competitors with product candidates that treat the same indications as Cytocom’s product candidates;

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Cytocom’s third-party contractors may fail to comply with regulatory requirements or the clinical trial protocol, or meet their contractual obligations to Cytocom in a timely manner, or at all, and Cytocom may be required to engage in additional clinical trial site monitoring to review Cytocom’s contractors’ performance;

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Cytocom, regulators, or IRBs may require that Cytocom or its investigators suspend or terminate clinical trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks, undesirable side effects, or other unexpected characteristics of the product candidate, or if such undesirable effects are found to be caused by a chemically or mechanistically similar therapeutic or therapeutic candidate;

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clinical trials of Cytocom’s current and future product candidates may produce negative or inconclusive results, or Cytocom’s studies may fail to reach the necessary level of statistical significance, and Cytocom may decide, or regulators may require it, to conduct additional clinical trials, analyses, reports, data, or preclinical trials or abandon product development programs;

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regulators may revise the requirements for approving Cytocom’s product candidates, or such requirements may not be as Cytocom expects or statutes, regulations clinical trial or site policies could be amended or new ones could be adopted;

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the cost of clinical trials of Cytocom’s current and future product candidates may be greater than anticipated or Cytocom may have insufficient funds or resources to pursue or complete certain aspects of its clinical trial program or to do so within the timeframes planned;

•	Cytocom may have delays in adding new investigators or clinical trial sites, or it may experience a withdrawal of clinical trial sites;
•	there may be regulatory questions or disagreements regarding interpretations of data and results, or new information may emerge regarding Cytocom’s current and future product candidates;
•	the FDA or comparable foreign regulatory authorities may not accept data from studies with clinical trial sites in foreign countries;
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the FDA or comparable foreign regulatory authorities may disagree with Cytocom’s proposed indications, fail to approve or subsequently find fault with the manufacturing processes or Cytocom’s manufacturing facilities for clinical and future commercial supplies, and may take longer than Cytocom anticipates to review any regulatory submissions it may make for its current or any future product candidates;

•	Cytocom may not be able to demonstrate that a product candidate provides an advantage over current standards of care or current or future competitive therapies in development; and
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regarding trials managed by Cytocom’s existing or any future collaborators, Cytocom’s collaborators may face any of the above issues, and may conduct clinical trials in ways they view as advantageous to them but potentially suboptimal for Cytocom.

In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that Cytocom encounters such difficulties or delays in initiating, enrolling, conducting or completing its planned clinical trials. Cytocom could also encounter delays if a clinical trial is suspended or terminated by Cytocom, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Cytocom’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and Cytocom may need to amend clinical trial protocols to comply with these changes. Amendments may require Cytocom to resubmit its clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.
If Cytocom experiences delays in the completion of, or termination of, any clinical trial of its product candidates, the commercial prospects of Cytocom’s product candidates will be harmed, and Cytocom’s ability to generate product revenues from any of these product candidates will be delayed. Moreover, any delays in completing its clinical trials will increase Cytocom’s costs, slow down its product candidate development and approval process and jeopardize Cytocom’s ability to commence product sales and generate revenues.
Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Cytocom’s product candidates may not have favorable results in its planned late-stage clinical trials or receive regulatory approval on a timely basis, if at all.
Clinical drug development is expensive and can take many years to complete, and its outcome is inherently uncertain. Cytocom cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the clinical trial process. Despite promising preclinical or clinical results, any product candidate can unexpectedly fail at any stage of clinical development. The historical failure rate for product candidates in the biopharmaceutical industry is high.
The results from preclinical studies or clinical trials of a product candidate may not predict the results of later clinical trials of the product candidate, and interim results of a clinical trial are not necessarily indicative of final results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, including genetic differences, patient adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Additionally, any future preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.
For the foregoing reasons, Cytocom cannot be certain that its planned clinical trials and preclinical studies will be successful. Any safety concerns observed in any one of Cytocom’s clinical trials could limit the prospects for regulatory approval of its product candidates in those and other indications, which could have a material adverse effect on Cytocom’s business, financial condition and results of operations.
Cytocom may be unable to find safe and effective doses and dose ratios for its product candidates without extensive clinical trials and substantial additional costs, if at all.
Cytocom must select the doses, including the amount, frequency and duration, of each of the active pharmaceutical ingredients included in its product candidates, and the relative amounts, or dose ratio, of these doses. Cytocom’s clinical trials in humans may show that the doses or dose ratios selected based on high throughput screening, animal testing or early clinical trials do not achieve the desired therapeutic effect in humans, or achieve this effect only in a small part of the population. Even if the doses or dose ratios selected show efficacy in humans, the resulting doses or dose ratios of active pharmaceutical ingredients may not have acceptable safety profiles for targeted indications. Furthermore, even if Cytocom believes that its preclinical and clinical studies adequately demonstrate that the doses or dose ratios selected for product candidates are safe and effective in humans, the FDA or other regulatory agencies in the U.S. and foreign jurisdictions may determine that Cytocom’s clinical trials do not support such conclusions. Cytocom may be required to conduct additional long-term clinical studies and provide more evidence substantiating the safety and effectiveness of the doses or dose ratios Cytocom selects in a significant patient population. If Cytocom needs to adjust the doses or dose ratios, it may need to conduct new clinical trials. Cytocom may also be required to make different doses or dose ratios available for different types of patients. All of this may result in significant delays and additional costs or prevent commercialization of Cytocom’s product candidates.
Interim, top-line and preliminary data from Cytocom’s clinical trials that Cytocom announces or publishes from time to time may change as more patient data becomes available and is subject to audit and verification procedures that could result in material changes in the final data.
From time to time, Cytocom may publicly disclose preliminary or topline data from its clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Cytocom also makes assumptions, estimations, calculations and conclusions as part of its analyses of data, and it may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the preliminary or topline results reported may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data has been received and fully evaluated. Topline data also remains subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Cytocom previously published. As a result, topline data should be viewed with caution until the final data are available.
From time to time, Cytocom may also disclose interim data from its clinical studies. Interim data from clinical trials that Cytocom completes is subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm Cytocom’s business prospects. Further, disclosure of interim data by Cytocom or by its competitors could result in volatility in the price of the combined company’s common stock following the merger.
Further, others, including regulatory agencies, may not accept or agree with Cytocom’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and Cytocom in general. In addition, the information Cytocom chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what it determines is the material or otherwise appropriate information to include in its disclosure, and any information it determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or Cytocom’s business.
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside of Cytocom’s control.
Identifying and qualifying patients to participate in clinical studies of Cytocom’s product candidates is critical to its success. The timing of completion of clinical trials depends in part on the speed at which Cytocom can recruit patients to participate in testing such product candidates, and Cytocom may experience delays in its clinical trials if it encounters difficulties in enrollment or retention. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, the effectiveness of patient recruitment efforts, delays in enrollment due to travel or quarantine policies, or other factors, related to the COVID-19 pandemic, the existing body of safety and efficacy data with respect to the study candidate, the number and nature of competing existing treatments for Cytocom’s target indications, the number and nature of ongoing trials for other product candidates in development for Cytocom’s target indications, patients with pre-existing conditions that preclude their participation in any trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Furthermore, any other negative results Cytocom may report in clinical trials of any of Cytocom’s product candidates in the future may make it difficult or impossible to recruit and retain patients in other clinical trials of those product candidates. Similarly, negative results reported by Cytocom’s competitors about their product candidates may negatively affect patient recruitment in Cytocom’s clinical trials. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on Cytocom’s ability to develop Cytocom’s product candidates or could render further development impossible.
Use of Cytocom’s product candidates could be associated with side effects, adverse events or other properties or safety risks.
As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with Cytocom’s product candidates’ use. Results of Cytocom’s clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by Cytocom’s product candidates could cause Cytocom or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm Cytocom’s business, financial condition, results of operations and prospects significantly.
Moreover, if Cytocom’s product candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, Cytocom may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the product candidate if approved. Cytocom may also be required to modify its study plans based on findings in its future clinical trials.
It is possible that as Cytocom tests its product candidates in larger, longer and more extensive clinical trials, or as the use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by subjects. If such side effects become known later in development or upon approval, if any, such findings may harm Cytocom’s business, financial condition, results of operations and prospects significantly.
In addition, if one or more of Cytocom’s product candidates receives marketing approval, and Cytocom or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:
•	regulatory authorities may withdraw, suspend or limit approvals of such product;
•	Cytocom may be required to recall a product or change the way such product is administered to patients;
•	regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication;
•	Cytocom may be required to implement a Risk Evaluation and Mitigation Strategy, or REMS, or create a medication guide outlining the risks of such side effects for distribution to patients;
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Cytocom may be required to change the way a product is distributed or administered, conduct additional clinical trials or change the labeling of a product or be required to conduct additional post-marketing studies or surveillance;

•	Cytocom could be sued and held liable for harm caused to patients;
•	sales of the product may decrease significantly or the product could become less competitive;
•	Cytocom may decide to remove the product from the marketplace; and
•	Cytocom’s reputation may suffer.

Any of these events could prevent Cytocom from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm Cytocom’s business, results of operations, financial condition and prospects.
Compensatory arrangements with Cytocom’s scientific advisors or consultants could result in increased regulatory scrutiny and ultimately lead to the delay or denial of marketing approval for Cytocom’s product candidates.
Principal investigators for Cytocom’s clinical trials may serve as scientific advisors or consultants to Cytocom from time to time and receive compensation in connection with such services. Under certain circumstances, Cytocom may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between Cytocom and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of Cytocom’s marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of Cytocom’s product candidates.
Disruptions at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of Cytocom’s business may rely, which could negatively impact Cytocom’s business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission, or the SEC, and other government agencies on which Cytocom’s operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect Cytocom’s business. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products, on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process Cytocom’s regulatory submissions, which could have a material adverse effect on Cytocom’s business.
Risks Related to Government Regulation
Cytocom’s product candidates are subject to extensive regulation and compliance, which is costly and time consuming, and such regulation may cause unanticipated delays or prevent the receipt of the required approvals to commercialize such product candidates.
The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of Cytocom’s product candidates are subject to extensive regulation by the FDA in the U.S. and by comparable foreign regulatory authorities in foreign markets. In the U.S., Cytocom is not permitted to market its product candidates until it receives regulatory approval from the FDA. The process of obtaining regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Approval policies or regulations may change, and the FDA has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.
Prior to obtaining approval to commercialize a product candidate in the U.S. or abroad, Cytocom must demonstrate with substantial evidence from adequate and well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidates are safe and effective for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if Cytocom believes the nonclinical or clinical data for product candidates is promising, such data may not be sufficient to support approval by the FDA and comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities, as the case may be, may also require Cytocom to conduct additional preclinical studies or clinical trials for Cytocom’s product candidates either prior to or post-approval, or may object to elements of Cytocom’s clinical development program.
The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including:
•	such authorities may disagree with the scope, design or implementation of Cytocom’s clinical trials;
•	negative or ambiguous results from Cytocom’s clinical trials or results may not meet the level of statistical significance required by the FDA or comparable foreign regulatory agencies for approval;
•	serious and unexpected drug-related side effects may be experienced by participants in Cytocom’s clinical trials or by individuals using drugs similar to Cytocom’s product candidates;
•	the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which Cytocom seeks approval;
•	such authorities may not accept clinical data from trials which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the U.S.;
•	Cytocom may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	such authorities may disagree with Cytocom’s interpretation of data from preclinical studies or clinical trials;
•	such authorities may have regulatory questions regarding interpretations of data and results and the emergence of new information regarding Cytocom’s product candidates or other products;
•	such authorities may make requests for additional analyses, reports, data, non-clinical and preclinical studies and clinical trials;
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such authorities may not agree that the data collected from clinical trials of Cytocom’s product candidates are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the U.S. or elsewhere, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	such authorities may disagree regarding the formulation, labeling and/or the specifications of Cytocom’s product candidates;
•	approval may be granted only for indications that are significantly more limited than what Cytocom applies for and/or with other significant restrictions on distribution and use;
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such authorities may find deficiencies in the manufacturing processes or facilities of Cytocom’s third-party manufacturers with which Cytocom contracts for clinical and commercial supplies; or the approval policies;

•	regulations of such authorities may significantly change in a manner rendering Cytocom or any of Cytocom’s potential future collaborators’ clinical data insufficient for approval; or
•	such authorities may not accept a submission due to, among other reasons, the content or formatting of the submission.

With respect to foreign markets, approval procedures vary among countries and, in addition to the foregoing risks, may involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new drugs based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent Cytocom or any of Cytocom’s potential future collaborators from commercializing its product candidates.
Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in Cytocom’s failing to obtain regulatory approval to market Cytocom’s product candidates, which would significantly harm its business, financial condition, results of operations and prospects.
Even if Cytocom eventually completes clinical trials and receives approval of an NDA or foreign marketing application for Cytocom’s product candidates, the FDA or comparable foreign regulatory authority may grant approval contingent on the performance of costly additional clinical trials, including Phase 4 clinical trials, and/or the implementation of a REMS, which may be required to ensure safe use of the drug after approval. Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of that product candidate and would materially adversely impact Cytocom’s business and prospects.
A Fast Track Designation by the FDA, even if granted for Cytocom’s product candidates, may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that Cytocom’s product candidates will receive marketing approval.
Cytocom may seek Fast Track Designation for certain of its other product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply to the FDA for Fast Track Designation. The FDA has broad discretion whether to grant this designation. Even if Cytocom believes a particular product candidate is eligible for this designation, Cytocom cannot assure you that the FDA would decide to grant it. The FDA may also withdraw Fast Track Designation if it believes that the designation is no longer supported by data from Cytocom’s clinical development program. Even if Cytocom does receive Fast Track Designation for any of its product candidates, such product candidates may not experience faster development, review or approval processes compared to conventional FDA procedures. Many drugs that have received Fast Track Designation have failed to obtain approval.
Cytocom may seek Breakthrough Therapy Designation for some of its product candidates. The designation may not be granted and, even if granted by the FDA, such designation may not lead to a faster development of any product candidate or approval process for any product candidate.
Cytocom may seek a Breakthrough Therapy Designation for some of its product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review if supported by clinical data at the time the NDA is submitted to the FDA.
Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Cytocom believes that one of Cytocom’s product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. Even if Cytocom receives breakthrough therapy designation, the receipt of such designation for a product candidate may not result in a faster development of any product candidate or approval process for product candidate. In addition, even if one or more of Cytocom’s product candidates qualify as breakthrough therapies, the FDA may later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

If the FDA does not conclude that certain of our product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for such product candidates under Section 505(b)(2) are not as we expect, the approval pathway for those product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.
We plan to seek FDA approval through the Section 505(b)(2) regulatory pathway for several of our product candidates. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2), if applicable to us under the FDCA, would allow an NDA we submit to the FDA to rely in part on data in the public domain or the FDA’s prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development program for our product candidates by potentially decreasing the amount of clinical data that we would need to generate in order to obtain FDA approval. If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information, and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for these product candidates, and complications and risks associated with these product candidates, would likely substantially increase. We may need to obtain additional funding, which could result in significant dilution to the ownership interests of our then existing stockholders to the extent we issue equity securities or convertible debt. We cannot assure you that we would be able to obtain such additional financing on terms acceptable to us, if at all. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway would likely result in new competitive products reaching the market more quickly than our product candidates, which would likely materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the Section 505(b)(2) regulatory pathway, we cannot assure you that our product candidates will receive the requisite approvals for commercialization.
In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may change its Section 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of our NDAs for up to 30 months or longer depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to faster product development or earlier approval.
Moreover, even if our product candidates are approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the products may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the products.
Recently enacted legislation, future legislation and healthcare reform measures may increase the difficulty and cost for Cytocom to obtain marketing approval for and commercialize its product candidates and may affect the prices Cytocom may set for such products.
In the U.S. and some foreign jurisdictions, there have been a number of adopted and proposed legislative and regulatory changes regarding the healthcare system that could prevent or delay regulatory approval of the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of Cytocom’s other product candidates, restrict or regulate post-marketing activities and affect Cytocom’s ability to profitably sell any of Cytocom’s product candidates for which it obtains regulatory approval.

In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. Cost reduction initiatives and other changes to provisions of this legislation could limit the coverage and reimbursement rate that Cytocom receives for any of Cytocom’s approved products. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.
In March 2010, the Patient Protection and Affordable Care Act, as amended, or, collectively, the ACA, was enacted. The ACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The ACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of “average manufacturer price,” which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. The Centers for Medicare & Medicaid Services, which administers the Medicaid Drug Rebate Program, also has proposed to expand Medicaid rebates to the utilization that occurs in the territories of the U.S., such as Puerto Rico and the Virgin Islands. Further, beginning in 2011, the ACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and required manufacturers to provide a 50% discount off the negotiated price of prescriptions filled by beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.
There have been significant ongoing judicial, administrative, executive and legislative efforts to modify or eliminate the ACA. For example, the Tax Cuts and Jobs Act of 2017 enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code, commonly referred to as the individual mandate. During his Administration, President Trump issued executive orders which sought to reduce burdens associated with the ACA and modified how it was implemented; President Biden revoked those orders on January 28, 2021. The ACA has been subject to challenges in the courts as well. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the U.S. Supreme Court which heard oral arguments in the case on November 10, 2020. A ruling is expected in 2021.
Other legislative changes have been proposed and adopted since passage of the ACA. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, which went into effect in April 2013. Subsequent litigation extended the 2% reduction, on average, to 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Further changes to and under the ACA remain possible even as President Biden has signaled plans to build on the ACA and expand the number of people who are eligible for subsidies under it. It is unknown what form any such changes or any law proposed to replace the ACA would take, and how or whether it may affect Cytocom’s business in the future. Cytocom expects that changes to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.
Cytocom expects that the ACA, as well as other healthcare reform measures that have and may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Cytocom receives for its product candidates and could seriously harm its future revenues. Any reduction in reimbursement from Medicare, Medicaid, or other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent Cytocom from being able to generate revenue, attain profitability or successfully commercialize its product candidates.
Cytocom is not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of Cytocom’s product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Cytocom to more stringent product labeling and post-marketing approval testing and other requirements.
In Europe, the United Kingdom withdrew from the European Union on January 31, 2020. A significant portion of the regulatory framework in the United Kingdom is derived from the regulations of the European Union, and European Union pharmaceutical law remains applicable to the United Kingdom until December 31, 2020. Cytocom cannot predict what consequences the withdrawal of the United Kingdom from the European Union might have on the regulatory frameworks of the United Kingdom or the European Union, or on Cytocom’s future operations, if any, in these jurisdictions.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. Cytocom cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:
•	the demand for Cytocom’s product candidates, if they obtain regulatory approval;
•	Cytocom’s ability to receive or set a price that it believes is fair for its products;
•	Cytocom’s ability to generate revenue and achieve or maintain profitability;
•	the level of taxes that Cytocom is required to pay; and
•	the availability of capital.
If adopted, these and other healthcare reform measures may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that Cytocom receives for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent Cytocom from being able to generate sufficient revenue, attain profitability or commercialize its product candidates, if approved.
Cytocom is subject to various foreign, federal, and state healthcare and privacy laws and regulations, and its failure to comply with these laws and regulations could harm its results of operations and financial condition.
Cytocom’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors and customers expose Cytocom to broadly applicable foreign, federal and state fraud and abuse and other healthcare and privacy laws and regulations. These laws may constrain the business or financial arrangements and relationships through which Cytocom conducts its operations, including how it researches, markets, sells and distributes any products for which Cytocom obtains marketing approval. Such laws include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
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the federal false claims and civil monetary penalties laws, including the civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their implementing regulations, also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to Cytocom’s business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non- governmental third-party payors, including private insurers, or by the patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information or which require tracking gifts and other remuneration and items of value provided to physicians, other healthcare providers and entities; state and local laws that require the registration of pharmaceutical sales representatives; state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA; state and foreign governments that have enacted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals (including the EU General Data Protection Regulation 2016/679, or GDPR, and the California Consumer Protection Act, or CCPA), and federal and state consumer protection laws are being applied to enforce regulations related to the online collection, use, and dissemination of data, thus complicating compliance efforts.

As of May 25, 2018, the GDPR replaced the Data Protection Directive with respect to the processing of personal data in the European Union. The GDPR imposes many requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information, increased requirements pertaining to health data and pseudonymized (i.e., key-coded) data and additional obligations when Cytocom contracts third-party processors in connection with the processing of the personal data. The GDPR allows EU member states to make additional laws and regulations further limiting the processing of genetic, biometric or health data. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties.
Ensuring that Cytocom’s internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that Cytocom’s business practices, including its consulting and advisory board arrangements with physicians and other healthcare providers, do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Cytocom’s operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to Cytocom, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, or similar programs in other countries or jurisdictions, disgorgement, individual imprisonment, contractual damages, reputational harm, additional reporting requirements and oversight if Cytocom becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, diminished profits and the curtailment or restructuring of Cytocom’s operations. Further, defending against any such actions can be costly, time consuming and may require significant financial and personnel resources. Therefore, even if Cytocom is successful in defending against any such actions that may be brought against it, Cytocom’s business may be impaired. If any of the physicians or other providers or entities with whom Cytocom expects to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusion from government funded healthcare programs and imprisonment. If any of the above occur, it could adversely Cytocom’s ability to operate its business and its results of operations.
Cytocom is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations.
Cytocom is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Cytocom conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, clinical research organizations, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Cytocom may engage third parties for clinical trials outside of the U.S., to sell its products abroad once it enters a commercialization phase, and/or to obtains necessary permits, licenses, patent registrations and other regulatory approvals. Cytocom may have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. Cytocom can be held liable for the corrupt or other illegal activities of its employees, agents, clinical research organizations, contractors and other collaborators and partners, even if it does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Some of Cytocom’s product candidates contain controlled substances, the manufacture, testing, use, sale, importation, exportation, and distribution of which are subject to regulation by state and federal law enforcement and other regulatory agencies.
Some of Cytocom’s product candidates contain controlled substances as defined in the Controlled Substances Act (CSA). Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, including regulations governing manufacturing, testing, labeling, packaging, sale, dispensing, production and procurement quotas, recordkeeping, reporting, handling, shipment and disposal and other requirements administered by the Drug Enforcement Agency (DEA). These regulations increase the personnel needs and the expense associated with development and commercialization. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV, or V substances. Schedule I substances by definition have a high potential for abuse, have no currently “accepted medical use” in the United States, lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. Schedule II substances are considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. We and our suppliers, manufacturers, contractors, and distributors are required to obtain and maintain applicable registrations from state and federal law enforcement and regulatory agencies and comply with applicable state and federal laws and regulations regarding the handling of controlled substances. We believe our product candidates, if approved, will be classified by the DEA as Schedule II controlled substances. The amount of Schedule II controlled substances that can be obtained for clinical trials and commercial distribution is limited by the CSA and DEA regulations. We may not be able to obtain sufficient quantities in order to meet clinical trial and, if approved, commercial demand. The DEA and some states conduct periodic inspections of registered establishments that handle controlled substances. Failure to obtain and maintain required registrations or to comply with any applicable regulations could delay or preclude us from developing and commercializing our product candidates that contain controlled substances and subject us to enforcement action. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In some circumstances, violations could lead to criminal proceedings.
Individual states have also established controlled substance laws and regulations. Though state controlled substance laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our product candidates, if approved. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product candidate for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law. Because of their restrictive nature, these regulations could limit development and commercialization of our product candidates which would have an adverse effect on our business, financial condition, and results of operations.
Cytocom and any of its potential future collaborators will be required to report to regulatory authorities if any of its approved products cause or contribute to adverse medical events, and any failure to do so would result in sanctions that would materially harm Cytocom’s business.
If Cytocom or any of its potential future collaborators are successful in commercializing the product candidates in the CYTO-200 and CYTO-400 AIMS programs or Cytocom’s other product candidates, if approved, the FDA and foreign regulatory authorities would require that Cytocom and any of its potential future collaborators report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of Cytocom’s obligation to report would be triggered by the date it becomes aware of the adverse event as well as the nature of the event. Cytocom and any of its potential future collaborators or CROs may fail to report adverse events within the prescribed timeframe. If Cytocom or any of its potential future collaborators or CROs fail to comply with such reporting obligations, the FDA or a foreign regulatory authority could take action, including criminal prosecution, the imposition of civil monetary penalties, seizure of Cytocom’s products or delay in approval or clearance of future products.

Risks Related to Commercialization of Cytocom’s Product Candidates
If Cytocom is unable to successfully commercialize the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any other product candidate for which it receives regulatory approval, or experiences significant delays in doing so, Cytocom’s business will be materially harmed.
If Cytocom is successful in obtaining marketing approval from applicable regulatory authorities for the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any other product candidates, its ability to generate revenues from such product candidates will depend on Cytocom’s success in:
•	launching commercial sales of Cytocom’s product candidates, whether alone or in collaboration with others;
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receiving an approved label with claims that are necessary or desirable for successful marketing, and that does not contain safety or other limitations that would impede Cytocom’s ability to market its product candidates;

•	creating market demand for Cytocom’s product candidates through marketing, sales and promotion activities;
•	hiring, training, and deploying a sales force or contracting with third parties to commercialize Cytocom’s product candidates;
•	manufacturing, either on Cytocom’s own or through third parties, product candidates in sufficient quantities and at acceptable quality and cost to meet commercial demand at launch and thereafter;
•	establishing and maintaining agreements with wholesalers, distributors, and group purchasing organizations on commercially reasonable terms;
•	creating partnerships with, or offering licenses to, third parties to promote and sell product candidates in foreign markets where Cytocom receives marketing approval;
•	maintaining patent and trade secret protection and regulatory exclusivity for Cytocom’s product candidates;
•	achieving market acceptance of Cytocom’s product candidates by patients, the medical community, and third-party payors;
•	achieving appropriate reimbursement for Cytocom’s product candidates;
•	effectively competing with other therapies; and
•	maintaining an acceptable tolerability profile of Cytocom’s product candidates following launch.
To the extent Cytocom’s is not able to do any of the foregoing, its business, financial condition, results of operations and prospects will be materially harmed.
Cytocom faces significant competition, and if its competitors develop technologies or product candidates more rapidly than it does or their technologies are more effective, Cytocom’s ability to develop and successfully commercialize its product candidates may be adversely affected.
The biopharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. The current immunomodulatory and biologics market is crowded, highly competitive, and lacking in product differentiation. Cytocom’s competitors have developed, are developing or may develop products, product candidates and processes competitive with its product candidates. We believe that a significant number of products are currently commercially available, or under development and may become commercially available in the future, for the treatment of Crohn’s disease, pancreatic cancer and other indications for which Cytocom is targeting. Any product candidates that Cytocom successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future. Cytocom’s competitors include larger and better funded pharmaceutical, biopharmaceutical, biotechnological and therapeutics companies. Moreover, Cytocom may also compete with universities and other research institutions who may be active in the indications Cytocom is targeting and could be in direct competition with Cytocom. Cytocom also competes with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect Cytocom’s level of expertise and its ability to execute its business plan. Cytocom will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
Many of Cytocom’s competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than it does. If Cytocom successfully obtains approval for any product candidates, it will face competition based on many different factors, including the safety and effectiveness of its products, the ease with which such products can be administered and the extent to which patients accept relatively new routes of administration, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, more convenient, less expensive or marketed and sold more effectively than any products Cytocom may develop. Cytocom’s competitors also may obtain FDA or other regulatory approval for their products more rapidly than Cytocom may obtain approval for its product candidates, which could result in such competitors establishing a strong market position before Cytocom is able to enter the market. Competitive products may make any products Cytocom develops obsolete or noncompetitive before it recovers the expense of developing and commercializing such product candidates. If Cytocom is unable to compete effectively, its opportunity to generate revenue from the sale of its products it may develop, if approved, could be adversely affected, which could have a material adverse effect on Cytocom’s results of operations, financial conditions and cash flows.
The commercial success of Cytocom’s product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.
Cytocom has never commercialized a product candidate for any indication. Even if any product candidates in the CYTO-200 and CYTO-400 AIMS programs, or any other product candidate receives regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors or the medical community. If any product candidates for which Cytocom obtains regulatory approval does not gain an adequate level of market acceptance, Cytocom could be prevented from or significantly delayed in achieving profitability. Market acceptance of Cytocom’s product candidates by the medical community, patients, and third-party payors will depend on a number of factors, some of which are beyond Cytocom’s control. For example, physicians are often reluctant to switch their patients and patients may be reluctant to switch from existing therapies even when new and potentially more effective or safer treatments enter the market.
Efforts to educate the medical community and third-party payors on the benefits of Cytocom’s product candidates may require significant resources and may not be successful. If any of Cytocom’s product candidates are approved but do not achieve an adequate level of market acceptance, Cytocom could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of Cytocom’s product candidates will depend on a number of factors, including:
•	demonstration of clinical efficacy and safety compared to other more-established products;
•	the indications for which Cytocom’s product candidates are approved;
•	the limitation of Cytocom’s targeted patient population and other limitations or warnings contained in any FDA-approved labeling;
•	acceptance of a new treatment for the relevant indication by healthcare providers and their patients;
•	the pricing and cost-effectiveness of Cytocom’s products, as well as the cost of treatment with Cytocom’s products in relation to alternative treatments and therapies;
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Cytocom’s ability to obtain and maintain sufficient third-party coverage and adequate reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third-party payors;

•	the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with Cytocom’s products in the absence of sufficient third-party coverage and adequate reimbursement;
•	the safety, efficacy, and other potential advantages over, and the availability of, alternative treatments already used or that may later be approved;

•	any restrictions on the use of Cytocom’s products, and the prevalence and severity of any adverse effects;
•	potential product liability claims;
•	the timing of market introduction of Cytocom’s products as well as competitive products;
•	the effectiveness of Cytocom’s or any of its potential future collaborators’ sales and marketing strategies;
•	any restrictions on the use of Cytocom’s products, if approved, together with other medications; and
•	any unfavorable publicity relating to the product.
If any of Cytocom’s product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, Cytocom may not generate sufficient revenue from that product and may not become or remain profitable. Cytocom’s efforts to educate the medical community and third-party payors regarding the benefits of its products may require significant resources and may never be successful.
Cytocom may be unable to establish effective marketing, sales and distribution capabilities or enter into agreements with third parties to market and sell the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any other product candidates, if approved.
Cytocom currently does not have a commercial infrastructure for the marketing, sale, and distribution of the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any other product candidates. If the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any other product candidates receive marketing approval, Cytocom intends to commercialize such product candidates in the U.S. and potentially in other geographies. In order to commercialize its products, Cytocom must build its marketing, sales, and distribution capabilities or make arrangements with third parties to perform these services. Cytocom may not be successful in doing so. Should Cytocom decide to move forward in developing its own marketing capabilities, Cytocom may incur expenses prior to product launch or even approval in order to recruit a sales force and develop a marketing and sales infrastructure. If a commercial launch is delayed as a result of the FDA’s or comparable foreign regulatory authority’s requirements or for other reasons, Cytocom would incur these expenses prior to being able to realize any revenue from sales of any product candidates. Even if Cytocom is able to effectively hire a sales force and develop a marketing and sales infrastructure, its sales force and marketing teams may not be successful in commercializing any of its product candidates. This may be costly, and Cytocom’s investment would be lost if it cannot retain or reposition Cytocom’s sales and marketing personnel.
Cytocom may also or alternatively decide to collaborate with third-party marketing and sales organizations to commercialize any approved product candidates in the U.S., in which event, its ability to generate product revenues may be limited. To the extent Cytocom relies on third parties to commercialize any products for which it obtains regulatory approval, it may receive less revenues than if it commercialized such products on its own, which could materially harm its prospects. In addition, Cytocom would have less control over the sales efforts of any other third parties involved in its commercialization efforts, and could be held liable if they failed to comply with applicable legal or regulatory requirements.
Cytocom has no prior experience in the marketing, sale, and distribution of biopharmaceutical products, and there are significant risks involved in building and managing a commercial infrastructure. The establishment and development of commercial capabilities, including compliance plans, to market any products Cytocom may develop will be expensive and time consuming and could delay any product launch, and Cytocom may not be able to successfully develop this capability. Cytocom will have to compete with other biopharmaceutical and biotechnology companies to recruit, hire, train, manage, and retain marketing and sales personnel, which is expensive and time consuming and could delay any product launch. Developing Cytocom’s sales capabilities may also divert resources and management attention away from product development.
In the event Cytocom is unable to develop a marketing and sales infrastructure, it may not be able to commercialize the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates in the U.S. or elsewhere, which could limit Cytocom’s ability to generate product revenues and materially harm its business, financial condition, results of operations and prospects. Factors that may inhibit Cytocom’s efforts to commercialize the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates include:
•	the inability to recruit, train, manage, and retain adequate numbers of effective sales and marketing personnel;
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the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates;

•	Cytocom’s inability to effectively oversee a geographically dispersed sales and marketing team;
•	the costs associated with training sales and marketing personnel on legal and regulatory compliance matters and monitoring their actions;
•	an inability to secure adequate coverage and reimbursement by government and private health plans;
•	the clinical indications for which the products are approved and the claims that Cytocom may make for the products;
•	limitations or warnings, including distribution or use restrictions, contained in the product’s approved labeling;
•	any distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities or to which Cytocom agrees as part of a mandatory REMS, or voluntary risk management plan;
•	liability for sales or marketing personnel who fail to comply with the applicable legal and regulatory requirements;
•	the lack of complimentary products to be offered by sales personnel, which may put Cytocom at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating an independent sales and marketing organization or engaging a contract sales organization.
The successful commercialization of Cytocom’s product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies.
The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as Cytocom’s product candidates, if approved. Cytocom’s ability to achieve coverage and acceptable levels of reimbursement for its products by third-party payors will have an effect on its ability to successfully commercialize those products. Even if Cytocom obtains coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Cytocom cannot be sure that coverage and reimbursement in the U.S., the European Union or elsewhere will be available for any product that it may develop, and any reimbursement that may become available may be decreased or eliminated in the future.
Third-party payors increasingly are challenging prices charged for pharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider Cytocom’s products as substitutable and only offer to reimburse patients for the less expensive product. Even if Cytocom is successful in demonstrating improved efficacy or improved convenience of administration with its products, pricing of existing drugs may limit the amount Cytocom will be able to charge for its products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable Cytocom to realize an appropriate return on Cytocom’s investment in product development. If reimbursement is not available or is available only at limited levels, Cytocom may not be able to successfully commercialize its products and may not be able to obtain a satisfactory financial return on products that it may develop.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the U.S., third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for Cytocom’s products.
Obtaining and maintaining reimbursement status is time consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the U.S. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that will require Cytocom to provide scientific and clinical support for the use of Cytocom’s products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and Cytocom believes that changes in these rules and regulations are likely.
Outside the U.S., international operations are generally subject to extensive governmental price controls and other market regulations, and Cytocom believes the increasing emphasis on cost-containment initiatives in Europe and other countries may result in pressure on the pricing and usage of Cytocom’s products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Cytocom is able to charge for Cytocom’s products. Accordingly, in markets outside the U.S., the reimbursement for Cytocom’s products may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and third-party payors in the U.S. and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for Cytocom’s products. Cytocom expects to experience pricing pressures in connection with the sale of any of its products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.
Even if Cytocom receives regulatory approval for any of its product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, and its product candidates, if approved, could be subject to labeling and other restrictions on marketing.
Following potential approval of any of Cytocom’s product candidates, the FDA may impose significant restrictions on the approved product’s indicated uses or marketing or impose ongoing requirements for potentially costly and time-consuming post-approval studies, post-market surveillance or clinical trials to monitor the safety and efficacy of the product. The FDA may also require a REMS as a condition of approval of any of Cytocom’s product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves any of Cytocom’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for such products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with Current Good Manufacturing Practices, or cGMPs, and Good Clinical Practice, or GCP, requirements for any clinical trials that Cytocom conducts post-approval. Later discovery of previously unknown problems with Cytocom’s products, including adverse events of unanticipated severity or frequency, or with Cytocom’s third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:
•	restrictions on the marketing or manufacturing of Cytocom’s products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;
•	fines, restitution, disgorgement of profits or revenues, warning letters, untitled letters or holds on clinical trials;
•	refusal by the FDA to approve pending applications or supplements to approved applications filed by Cytocom or suspension or revocation of approvals;
•	product seizure or detention, or refusal to permit the import or export of Cytocom’s products; and
•	injunctions or the imposition of civil or criminal penalties.
The occurrence of any event or penalty described above may inhibit Cytocom’s ability to commercialize its product candidates and generate revenue and could require Cytocom to expend significant time and resources in response and could generate negative publicity.
In addition, if any of Cytocom’s product candidates are approved, its product labeling, advertising and promotion will be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about drug products and medical devices. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If Cytocom receives marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If Cytocom is found to have promoted such off-label uses, it may become subject to significant liability. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Cytocom’s product candidates.
If Cytocom is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Cytocom is not able to maintain regulatory compliance, Cytocom may lose any marketing approval that Cytocom may have obtained and Cytocom may not achieve or sustain profitability, which would adversely affect Cytocom’s business, prospects, financial condition and results of operations.
If the market opportunities for Cytocom’s products are smaller than expected, Cytocom’s revenue may be adversely affected, and its business may suffer.
The precise incidence and prevalence for all the conditions Cytocom aims to address with its product candidates are unknown. Cytocom’s projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with Cytocom’s product candidates, are based on Cytocom’s beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of these diseases. The total addressable market across all of Cytocom’s product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of Cytocom’s product candidates approved for sale for these indications, the availability of alternative treatments and the safety, convenience, cost and efficacy of Cytocom’s product candidates relative to such alternative treatments, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the U.S. and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with Cytocom’s products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect Cytocom’s results of operations and its business.
Cytocom’s future growth may depend, in part, on its ability to operate in foreign markets, where it would be subject to additional regulatory burdens and other risks and uncertainties.
Cytocom’s future growth may depend, in part, on its ability to develop and commercialize its product candidates in foreign markets. Cytocom is not permitted to market or promote any of its product candidates before it receives regulatory approval from applicable regulatory authorities in foreign markets, and it may never receive such regulatory approvals for any of its product candidates. To obtain separate regulatory approval in many other countries Cytocom must comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical trials, commercial sales, pricing and distribution of Cytocom’s product candidates. If Cytocom obtains regulatory approval of its product candidates and ultimately commercializes its products in foreign markets, Cytocom would be subject to additional risks and uncertainties, including:
•	different regulatory requirements for approval of drugs in foreign countries;
•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
•	reduced protection for intellectual property rights;
•	the existence of additional third-party patent rights of potential relevance to Cytocom’s business;
•	unexpected changes in tariffs, trade barriers and regulatory requirements;
•	economic weakness, including inflation, or political instability in particular foreign economies and markets;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
•	foreign reimbursement, pricing and insurance regimes;
•	workforce uncertainty in countries where labor unrest is common;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.
Risks Related to Cytocom’s Reliance on Third Parties
Cytocom depends on its license agreements to provide rights to the intellectual property relating to its lead product candidates and acquiring rights to additional product candidates. Any termination or loss of significant rights under those agreements would adversely affect its development or commercialization such lead product candidates.
The future growth of Cytocom’s business will depend in part on Cytocom’s ability to in-license or otherwise acquire the rights to additional product candidates and technologies. Although Cytocom has succeeded in licensing technology from The Penn State Research Foundation, Dr. Jill Smith /, LDN Research LLD and, Noreen Griffin and Fengping Shan in the past, Cytocom cannot assure you that Cytocom will be able to in-license or acquire the rights to any product candidates or technologies from third parties on acceptable terms or at all. In addition, in April 2021, Dr. Jill Smith sent Cytocom a notice of termination of the of the license with Jill Smith and LDN Research Group, LLC (the “Licensor Parties”), however, the Licensor Parties are currently negotiating revised terms of the license agreement. There can be no assurance that Cytocom will be successful in negotiating revised terms to this license on acceptable terms, or at all.
In addition, the in-licensing and acquisition of these technologies is a highly competitive area, and a number of more established companies are also pursuing strategies to license or acquire product candidates or technologies that Cytocom may consider attractive. These established companies may have a competitive advantage over Cytocom due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Cytocom to be a competitor may be unwilling to license rights to Cytocom. Furthermore, Cytocom may be unable to identify suitable product candidates or technologies within Cytocom’s area of focus. If Cytocom is unable to successfully obtain rights to suitable product candidates or technologies, Cytocom’s business and prospects could be materially and adversely affected.

Cytocom intends to rely on third parties to conduct, supervise, and monitor its clinical trials. If those third parties do not perform satisfactorily, including failing to meet deadlines for the completion of such trials or failing to comply with regulatory requirements, Cytocom may be unable to obtain regulatory approval for the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates.
Cytocom intends to rely on third-party CROs, study sites, and others to conduct, supervise, and monitor its clinical trials for the product candidates in the CYTO-200 and CYTO-400 AIMS programs and its other product candidates. Although certain clinical trial activities will be conducted by Cytocom upon completion of the ImQuest acquisition, Cytocom expects to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions, and clinical investigators, to conduct portions of its clinical trials. Although Cytocom has agreements governing their activities, Cytocom has limited influence over their actual performance and control only certain aspects of their activities. The failure of these third parties to successfully carry out their contractual duties or meet expected deadlines, including as a result of the impact of the COVID-19 pandemic, could substantially harm Cytocom’s business because it may be delayed in completing or unable to complete the studies required to support future approval of the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates, or Cytocom may not obtain marketing approval for, or commercialize, the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates in a timely manner or at all. Moreover, these agreements might terminate for a variety of reasons, including a failure to perform by the third parties. If Cytocom needs to enter into alternative arrangements, its product development activities would be delayed and its business, financial condition, results of operations and prospects may be materially harmed.
Cytocom’s reliance on third parties for development activities reduces its control over these activities. Nevertheless, Cytocom is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and its reliance on third parties does not relieve Cytocom of its regulatory responsibilities. For example, Cytocom will remain responsible for ensuring that each of its trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and comparable foreign regulatory authorities require Cytocom to comply with GCPs for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical investigators, and trial sites. If Cytocom or any of its third parties fail to comply with applicable GCPs or other regulatory requirements, Cytocom or they may be subject to enforcement or other legal actions, the data generated in Cytocom’s trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Cytocom to perform additional studies.
In addition, Cytocom will be required to report certain financial interests of its third-party investigators if these relationships exceed certain financial thresholds or meet other criteria. The FDA or comparable foreign regulatory authorities may question the integrity of the data from those clinical trials conducted by investigators who may have conflicts of interest.
Cytocom cannot assure that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its trials comply with the applicable regulatory requirements. In addition, Cytocom’s clinical trials must be conducted with product candidates that were produced under cGMP regulations. Failure to comply with these regulations may require Cytocom to repeat clinical trials, which would delay the regulatory approval process. Cytocom also is required to register certain clinical trials and post the results of certain completed clinical trials on a government-sponsored database, www.clinicaltrials.gov, within specified timeframes. Failure to do so can result in enforcement actions and adverse publicity.
The third parties with which Cytocom works may also have relationships with other entities, some of which may be Cytocom’s competitors, for whom they may also be conducting trials or other therapeutic development activities that could harm Cytocom’s competitive position. In addition, such third parties are not Cytocom’s employees, and except for remedies available to Cytocom under its agreements with such third parties it cannot control whether or not they devote sufficient time and resources to Cytocom’s ongoing clinical, non-clinical, and preclinical programs. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Cytocom’s preclinical studies or clinical trials in accordance with regulatory requirements or Cytocom’s stated protocols, if these parties are adversely impacted by the COVID-19 pandemic limiting or materially affecting their ability to carry out their contractual duties, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Cytocom’s protocols, regulatory requirements or for other reasons, Cytocom’s trials may be repeated, extended, delayed, or terminated; Cytocom may not be able to obtain, or may be delayed in obtaining, marketing approvals for the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates; Cytocom may not be able to, or may be delayed in its efforts to, successfully commercialize the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates; or Cytocom or they may be subject to regulatory enforcement actions. As a result, Cytocom’s results of operations and the commercial prospects for the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of its other product candidates would be harmed, its costs could increase and its ability to generate revenues could be delayed. To the extent Cytocom is unable to successfully identify and manage the performance of third-party service providers in the future, Cytocom’s business, financial condition, results of operations and prospects may be materially harmed.
If any of Cytocom’s relationships with these third parties terminate, it may not be able to enter into arrangements with alternative providers or to do so on commercially reasonable terms. Switching or adding additional third parties involves additional cost and requires management’s time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays could occur, which could compromise Cytocom’s ability to meet its desired development timelines.
Cytocom also relies on other third parties to store and distribute its products for the clinical trials that it conducts. Any performance failure on the part of Cytocom’s distributors could delay clinical development, marketing approval, or commercialization of the product candidates in the CYTO-200 and CYTO-400 AIMS programs or any of Cytocom’s other product candidates, which could result in additional losses and deprive Cytocom of potential product revenue.
Cytocom relies on third parties for the manufacture of its product candidates for clinical and preclinical development and expects to continue to do so for the foreseeable future.
Cytocom does not own or operate manufacturing facilities and has no plans to build its own clinical or commercial scale manufacturing capabilities. Cytocom relies, and expects to continue to rely, on third parties for the manufacture of its product candidates and related raw materials for clinical and preclinical development, as well as for commercial manufacture if any of its product candidates receive marketing approval. The facilities used by third-party manufacturers to manufacture Cytocom’s product candidates must be approved by the FDA pursuant to inspections that will be conducted after Cytocom submits an NDA to the FDA. Cytocom does not control the manufacturing process of, and is completely dependent on, third-party manufacturers for compliance with cGMP requirements for manufacture of drug products. If these third-party manufacturers cannot successfully manufacture material that conforms to Cytocom’s specifications and the strict regulatory requirements of the FDA or others, including requirements related to the manufacturing of high potency compounds, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, Cytocom has no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of Cytocom’s product candidates or if it withdraws any such approval in the future, Cytocom may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain regulatory approval for or market its product candidates, if approved. Cytocom’s failure, or the failure of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on Cytocom, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Cytocom’s products.
Cytocom’s or a third party’s failure to execute on its manufacturing requirements, to do so on commercially reasonable terms and comply with cGMP could adversely affect Cytocom’s business in a number of ways, including:
•	an inability to continue clinical trials of the CYTO-200 and CYTO-400 AIMS programs or any of Cytocom’s other product candidates currently under development;
•	delay in submitting regulatory applications, or receiving marketing approvals, for Cytocom’s product candidates;

•	subjecting third-party manufacturing facilities or Cytocom’s manufacturing facilities to additional inspections by regulatory authorities;
•	requirements to cease development or to recall batches of Cytocom’s product candidates; and
•	in the event of approval to market and commercialize any of Cytocom’s product candidates or an inability to meet commercial demands for such product candidates.
In addition, Cytocom may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if Cytocom is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:
•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;
•	breach of the manufacturing agreement by the third party;
•	failure to manufacture Cytocom’s product according to its specifications;
•	failure to manufacture Cytocom’s product according to its schedule or at all;
•
raw materials and components used in the manufacturing process, particularly those for which Cytocom has no other source or supplier, being unavailable or unsuitable or unacceptable for use due to material or component defects;

•	misappropriation of Cytocom’s proprietary information, including its trade secrets and know-how; and
•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Cytocom.
Cytocom’s product candidates and any other products that it may develop may compete for access to manufacturing facilities with other product candidates and products developed by other companies, including Cytocom’s competitors. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of fulfilling Cytocom’s manufacturing requirements.
Any performance failure on the part of Cytocom’s existing or future manufacturers could delay clinical development or marketing approval, and any related remedial measures may be costly or time consuming to implement. If Cytocom’s current third-party manufacturers cannot perform as agreed, Cytocom may be required to replace such manufacturers and it may be unable to replace them on a timely basis or at all.
Cytocom’s current and anticipated future dependence upon others for the manufacture of its product candidates or products may adversely affect Cytocom’s future profit margins and its ability to commercialize any products that receive marketing approval on a timely and competitive basis.
Cytocom’s reliance on third parties requires it to share its trade secrets, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.
Because Cytocom currently relies on other third parties to manufacture its product candidates and to perform quality testing, it must, at times, share its proprietary technology and confidential information, including trade secrets, with them. Cytocom seeks to protect its proprietary technology, in part, by entering into confidentiality agreements, consulting agreements or other similar agreements with its advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose Cytocom’s confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Cytocom’s competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that Cytocom’s proprietary position is based, in part, on its know-how and trade secrets and despite its efforts to protect those trade secrets, a competitor’s discovery of Cytocom’s proprietary technology and confidential information or other unauthorized use or disclosure would impair Cytocom’s competitive position and may have a material adverse effect on its business, financial condition, results of operations and prospects.

Cytocom may seek to enter into collaborations, licenses and other similar arrangements and may not be successful in doing so, and even if it is successful, Cytocom may not realize the benefits of such relationships.
Cytocom may seek to enter into collaborations, joint ventures, licenses and other similar arrangements for the development or commercialization of its product candidates, due to capital costs required to develop or commercialize Cytocom’s product candidates or manufacturing constraints. Cytocom may not be successful in its efforts to establish such collaborations for such product candidates because its research and development pipeline may be insufficient, its product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view such product candidates as having the requisite potential to demonstrate safety and efficacy or significant commercial opportunity.
Cytocom faces significant competition in seeking appropriate collaborators. Whether Cytocom reaches a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the U.S., the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to Cytocom’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Cytocom.
Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.
Even if Cytocom is successful in its efforts to establish such collaborations, the terms that Cytocom agrees upon may not be favorable to Cytocom, and it may not be able to maintain such collaborations if, for example, development or approval of a product candidate is delayed, the safety of a product candidate is questioned or sales of an approved product candidate are unsatisfactory.
In addition, any potential future collaborations may be terminable by Cytocom’s strategic partners, and it may not be able to adequately protect Cytocom’s rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and commercialization of Cytocom’s product candidates, if approved, and may not conduct those activities in the same manner as Cytocom does. Any termination of collaborations Cytocom enters into in the future, or any delay in entering into collaborations related to its product candidates, could delay the development and commercialization of such product candidates and reduce their competitiveness if they reach the market, which could have a material adverse effect on Cytocom’s business, financial condition and results of operations.
Risks Related to Cytocom’s Business Operations and Industry
Cytocom’s operating results may fluctuate significantly and could fall below expectations or any guidance the combined company may provide following the merger.
Cytocom’s quarterly and annual operating results may fluctuate significantly, which makes it difficult for the combined company to predict its future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of Cytocom’s control, including, but not limited to:
•
the timing and cost of, and level of investment in, research, development, regulatory approval and commercialization activities relating to Cytocom’s product candidates, which may change from time to time;

•	coverage and reimbursement policies with respect to Cytocom’s product candidates, if approved, and potential future drugs that compete with such products;
•	the cost of manufacturing Cytocom’s product candidates, which may vary depending on the quantity of production and the terms of Cytocom’s agreements with third-party manufacturers;
•	the timing and amount of the milestone or other payments Cytocom must make to the licensors and other third parties from whom it has in-licensed or acquired its product candidates;

•	expenditures that Cytocom may incur to acquire, develop or commercialize additional product candidates and technologies;
•	the level of demand for any approved products, which may vary significantly;
•	future accounting pronouncements or changes in accounting policies; and
•
the timing and success or failure of clinical trials for Cytocom’s product candidates or competing product candidates, or any other change in the competitive landscape of the biopharmaceutical industry, including consolidation among Cytocom’s competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in Cytocom’s quarterly and annual operating results. As a result, comparing Cytocom’s operating results on a period-to-period basis may not be meaningful. Investors should not rely on the combined company’s past results as an indication of the combined company’s future performance.
This variability and unpredictability could also result in the combined company’s failing to meet the expectations of industry or financial analysts or investors for any period. If the combined company’s revenue or operating results falls below the expectations of analysts or investors or below any forecasts it may provide to the market, or if the forecasts the combined company provides to the market are below the expectations of analysts or investors, the price of the combined company’s common stock could decline substantially.
Cytocom is dependent on the services of its management and other personnel, and if it is not able to retain these individuals or recruit additional management or personnel, Cytocom’s business will suffer.
To succeed, Cytocom must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and Cytocom faces significant competition for experienced personnel. If Cytocom does not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect Cytocom’s ability to execute its business plan, harm Cytocom’s results of operations and increase Cytocom’s capabilities to successfully commercialize its product candidates. In particular, Cytocom believes that its future success is highly dependent upon the contributions of its senior management, particularly its Chief Executive Officer, Michael K. Handley. The loss of services of Mr. Handley or any of Cytocom’s senior management could delay or prevent the successful development of Cytocom’s product candidates, completion of Cytocom’s planned clinical trials or the commercialization of Cytocom’s product candidates, if approved. The competition for qualified personnel in the biopharmaceutical field is intense and as a result, Cytocom may be unable to continue to attract and retain qualified personnel necessary for the development of Cytocom’s business or to recruit suitable replacement personnel.
Many of the other biopharmaceutical companies that Cytocom competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than Cytocom does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Cytocom has to offer. If Cytocom is unable to continue to attract and retain high-quality personnel, the rate and success at which Cytocom can discover and develop product candidates and Cytocom’s business will be limited.
Unstable market and economic conditions may have serious adverse consequences on Cytocom’s business, financial condition and stock price.
Global financial markets have recently experienced, as a result of the COVID-19 pandemic, and have in the past experienced, extreme volatility and disruptions, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Cytocom’s general business strategy and ability to raise capital may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate it may make any necessary debt or equity financing more difficult, more costly, and more dilutive to the combined company’s stockholders. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Cytocom’s growth strategy, financial performance and, following the closing, stock price, and could require Cytocom to delay or abandon clinical development plans. In addition, there is a risk that one or more of Cytocom’s current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect Cytocom’s ability to attain its operating goals on schedule and on budget.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares the combined company’s common stock, regardless of its actual operating performance.
Cytocom will need to increase the size and capabilities of its organization, and it may experience difficulties in managing its growth.
As of December 31, 2020, Cytocom had 19 employees, one of whom was part-time. As Cytocom’s development and commercialization plans and strategies develop, Cytocom must add a significant number of additional managerial, operational, financial and other personnel. Future growth will impose significant added responsibilities on members of management, including:
•	identifying, recruiting, integrating, maintaining, and motivating additional employees;
•
managing internal development efforts effectively, including the clinical and FDA or other comparable authority review process for Cytocom’s product candidates, while complying with its contractual obligations to contractors and other third parties; and

•	improving Cytocom’s operational, financial and management controls, reporting systems and procedures.
Cytocom’s future financial performance and its ability to commercialize its product candidates, if approved, will depend, in part, on its ability to effectively manage any future growth, and Cytocom’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. In addition, Cytocom expects to incur additional costs in hiring, training and retaining such additional personnel.
If Cytocom is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, it may not be able to successfully implement the tasks necessary to further develop and commercialize its product candidates and, accordingly, may not achieve research, development and commercialization goals.
Cytocom’s third-party manufacturers or suppliers may use potent chemical agents and hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.
Cytocom’s third-party manufacturers or suppliers use biological materials, potent chemical agents and may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. The operations of these third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair Cytocom’s product development efforts.
In addition, Cytocom may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect Cytocom’s business, financial condition, results of operations and prospects.
If product liability lawsuits are brought against Cytocom, it may incur substantial liabilities and may be required to limit commercialization of Cytocom’s products.
Cytocom faces an inherent risk of product liability as a result of the clinical trials of its product candidates and will face an even greater risk if it commercializes such products once they are approved. For example, Cytocom may be sued if its product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against Cytocom by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.
If Cytocom cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit or cease the commercialization of its products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
•	decreased demand for Cytocom’s products;
•	injury to Cytocom’s reputation and significant negative media attention;
•	withdrawal of clinical trial participants and inability to continue clinical trials;
•	initiation of investigations by regulators;
•	costs to defend the related litigation;
•	a diversion of management’s time and the Cytocom’s resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	significant negative financial impact;
•	exhaustion of any available insurance and Cytocom’s capital resources; and
•	the inability to commercialize Cytocom’s product candidates.
Cytocom is currently seeking approximately $5.0 million in product liability insurance coverage in the aggregate. It may need to increase its insurance coverage as Cytocom expands clinical trials or if it commences commercialization of any product candidates. Insurance coverage is increasingly expensive. Cytocom’s inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of its product candidates. Although Cytocom maintains such insurance, any claim that may be brought against Cytocom could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by its insurance or that is in excess of the limits of such insurance coverage. Cytocom’s insurance policies will also have various exclusions, and it may be subject to a product liability claim for which it does not have coverage. Cytocom may have to pay any amounts awarded by a court or negotiated in a settlement that exceeds its coverage limitations or that are not covered by its insurance, and Cytocom may not have, or be able to obtain, sufficient capital to pay such amounts.
Cytocom’s internal computer systems, or those of its third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption in Cytocom’s product candidates’ development programs.
Despite Cytocom’s implementation of security measures, its internal computer systems, and those of its CROs, CMOs, IT suppliers and other contractors and consultants are vulnerable to damage from computer viruses, cyber-attacks and other unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. If such an event were to occur and cause interruptions in Cytocom’s operations, it could result in a material disruption of any or all of its development programs for its product candidates. For example, the loss of clinical trial data from completed or planned clinical trials could result in delays in regulatory approval efforts and significantly increase costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to Cytocom’s data or applications, or inappropriate disclosure of personal, confidential or proprietary information, Cytocom could incur liability and the further development of any or all of its product candidates could be delayed.

Cytocom may be unable to adequately protect its information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage to its reputation, and subject Cytocom to significant financial and legal exposure.
Cytocom relies on information technology systems that it or its third-party providers operate to process, transmit and store electronic information in its day-to-day operations. In connection with Cytocom’s product discovery efforts, it may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise Cytocom’s confidential or proprietary information and disrupt Cytocom’s operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for Cytocom, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although Cytocom devotes resources to protect its information systems, Cytocom realizes that cyberattacks are a threat, and there can be no assurance that its efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to Cytocom, or would have a material adverse effect on its results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of Cytocom’s clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and foreign law (e.g., the GDPR) and may cause a material adverse impact to Cytocom’s reputation, affect its ability to conduct new studies and potentially disrupt its business.
Cytocom relies rely on its third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If Cytocom or its third-party providers fail to maintain or protect its information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to its information technology systems, Cytocom or its third-party providers could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in the losses described above as well as disputes with physicians, patients and Cytocom’s partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues or other adverse consequences, any of which could have a material adverse effect on Cytocom’s business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for Cytocom. If Cytocom is unable to prevent or mitigate the impact of such security or data privacy breaches, it could be exposed to litigation and governmental investigations, which could lead to a potential disruption to its business. By way of example, the California Consumer Privacy Act, or CCPA, which went into effect on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Cytocom’s compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. By way of example regarding foreign laws and regulations with respect to data privacy and security, the GDPR went into effect in the EU in May 2018 and introduced strict requirements for processing the personal data of EU data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.
Cytocom’s employees and independent contractors, including principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
Cytocom is exposed to the risk that its employees and independent contractors, including principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to Cytocom that violate: (1) the laws and regulations of the FDA and other similar regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities,

(2) manufacturing standards, including cGMP requirements, (3) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the U.S. and abroad or (4) laws that require the true, complete and accurate reporting of financial information or data. Activities that result in liability under these laws may also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in Cytocom’s or clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to Cytocom’s reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Cytocom takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Cytocom from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Cytocom is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Cytocom, and Cytocom is not successful in defending itself or asserting its rights, those actions could have a significant impact on Cytocom’s business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if Cytocom becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of Cytocom’s operations, any of which could adversely affect Cytocom’s ability to operate its business and its results of operations.
Future acquisitions or strategic alliances could disrupt Cytocom’s business and harm Cytocom’s financial condition and results of operations.
Cytocom may acquire additional businesses or intellectual property, form strategic alliances or create joint ventures with third parties that Cytocom believes will complement or augment Cytocom’s existing business. If Cytocom acquires businesses with promising markets or technologies, Cytocom may not be able to realize the benefit of acquiring such businesses if Cytocom is unable to successfully integrate them with Cytocom’s existing operations and company culture. Cytocom may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent Cytocom from realizing their expected benefits or enhancing Cytocom’s business. Cytocom cannot assure you that, following any such acquisition, Cytocom will achieve the expected synergies to justify the transaction. The risks Cytocom faces in connection with acquisitions, include:
•	diversion of management time and focus from operating Cytocom’s business to addressing acquisition integration challenges;
•	coordination of research and development efforts;
•	retention of key employees from the acquired company;
•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;
•	cultural challenges associated with integrating employees from the acquired company into Cytocom’s organization;
•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;
•
liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violation of laws, commercial disputes, tax liabilities and other known liabilities;

•	unanticipated write-offs or charges; and
•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.
Cytocom’s failure to address these risks or other problems encountered in connection with its past or future acquisitions or strategic alliances could cause Cytocom to fail to realize the anticipated benefits of these transactions, cause Cytocom to incur unanticipated liabilities and harm the business generally. There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses or incremental operating expenses, any of which could harm Cytocom’s financial condition or results of operations.

Risks Related to Cytocom’s Intellectual Property
Cytocom’s success depends in part on its ability to obtain, maintain and protect its intellectual property. It is difficult and costly to protect Cytocom’s proprietary rights and technology, and Cytocom may not be able to ensure their protection.
Cytocom’s commercial success will depend in large part on obtaining and maintaining patent, trademark, trade secret and other intellectual property protection of Cytocom’s proprietary technologies and product candidates, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending Cytocom’s patents and other intellectual property rights against third-party challenges. Cytocom’s ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing Cytocom’s product candidates is dependent upon the extent to which Cytocom has rights under valid and enforceable patents or trade secrets that cover these activities. If Cytocom is unable to secure and maintain patent protection for any product or technology Cytocom develops, or if the scope of the patent protection secured is not sufficiently broad, Cytocom’s competitors could develop and commercialize products and technology similar or identical to Cytocom’s, and Cytocom’s ability to commercialize any product candidates Cytocom may develop may be adversely affected.
The patenting process is expensive and time-consuming, and Cytocom may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, Cytocom may not pursue or obtain patent protection in all relevant markets. It is also possible that Cytocom will fail to identify patentable aspects of Cytocom’s research and development activities before it is too late to obtain patent protection. Moreover, in some circumstances, Cytocom may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that Cytocom licenses from or licenses to third parties and may be reliant on Cytocom’s licensors or licensees to do so. Cytocom’s pending and future patent applications may not result in issued patents. Even if patent applications Cytocom licenses or owns currently or in the future issue as patents, they may not issue in a form that will provide Cytocom with any meaningful protection, prevent competitors or other third parties from competing with Cytocom, or otherwise provide Cytocom with any competitive advantage. Any patents that Cytocom holds or in-licenses may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, Cytocom does not know whether any of Cytocom’s platform advances and product candidates will be protectable or remain protected by valid and enforceable patents. In addition, Cytocom’s existing patents and any future patents Cytocom obtains may not be sufficiently broad to prevent others from using Cytocom’s technology or from developing competing products and technologies.
Cytocom depends on intellectual property licensed from third parties, and its licensors may not always act in Cytocom’s best interest. If Cytocom fails to comply with its obligations under its intellectual property licenses, if the licenses are terminated, or if disputes regarding these licenses arise, Cytocom could lose significant rights that are important to its business.
Cytocom is dependent on patents, know-how and proprietary technology licensed from others. Cytocom’s licenses to such patents, know-how and proprietary technology may not provide exclusive rights in all relevant fields of use and in all territories in which Cytocom may wish to develop or commercialize Cytocom’s products in the future. The agreements under which Cytocom licenses patents, know-how and proprietary technology from others are complex, and certain provisions in such agreements may be susceptible to multiple interpretations.
Cytocom has licensing agreements, including with The Penn State Research Foundation, and Dr. Jill Smith / LDN Research LLC. For more information regarding these license agreements, please see “Cytocom’s Business—License Agreements.”
If Cytocom’s licensors fail to adequately protect Cytocom’s licensed intellectual property, Cytocom’s ability to commercialize product candidates could suffer. Cytocom does not have complete control over the maintenance, prosecution and litigation of Cytocom’s in-licensed patents and patent applications and may have limited control over future intellectual property that may be in-licensed. For example, Cytocom cannot be certain that activities such as the maintenance and prosecution by Cytocom’s licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. It is possible that Cytocom’s licensors’ infringement proceedings or defense activities may be less vigorous than had Cytocom conducted them itself or may not be conducted in accordance with Cytocom’s best interests.

In addition, the resolution of any contract interpretation disagreement that may arise could narrow what Cytocom believes to be the scope of Cytocom’s rights to the relevant patents, know-how and proprietary technology, or increase what Cytocom believes to be Cytocom’s financial or other obligations under the relevant agreement. Disputes that may arise between Cytocom and Cytocom’s licensors regarding intellectual property subject to a license agreement could include disputes regarding:
•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	whether and the extent to which Cytocom’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
•	Cytocom’s right to sublicense patent and other rights to third parties under collaborative development relationships;
•
Cytocom’s diligence obligations with respect to the use of the licensed technology in relation to Cytocom’s development and commercialization of Cytocom’s product candidates and what activities satisfy those diligence obligations;

•	royalty, milestone or other payment obligations that may result from the advancement or commercial sale of any of Cytocom’s product candidates; and
•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Cytocom’s licensors and Cytocom.
If disputes over intellectual property that Cytocom has licensed prevent or impair Cytocom’s ability to maintain Cytocom’s current licensing arrangements on acceptable terms, Cytocom may be unable to successfully develop and commercialize the affected technology or product candidates.
Cytocom’s owned and in-licensed patents and patent applications may not provide sufficient protection of Cytocom’s product candidate and Cytocom’s other product candidates or result in any competitive advantage.
Cytocom has in-licensed issued U.S. patents and foreign patent applications that cover formulations and methods and certain compositions of matter of use related directly to Noroxymorphone and Proenkephalin platform. As of the date of this proxy statement/prospectus, Cytocom has applied for patent applications intended to specifically cover additional methods of treatment and combinations of Noroxymorphone and Proenkephalin as composition of matter patent as standing alone or with other therapies in a method for inducing a sustained immune response in humans or animal patients suffering from human immunodeficiency virus (HIV) acquired immune deficiency syndrome (AIDS), autoimmune disease, cancer, inflammation, and neurodegenerative diseases. Cytocom cannot be certain that any of these patent applications will issue as patents, and if they do, that such patents will cover or adequately protect Cytocom or that such patents will not be challenged, narrowed, circumvented, invalidated or held unenforceable.
In addition to claims directed toward the technology underlying Noroxymorphone and Proenkephalin, Cytocom’s owned and in-licensed patents and patent applications contain claims directed to compositions of matter on the active pharmaceutical ingredients, or APIs, in Cytocom’s other product candidates, as well as methods-of-use directed to the use of an API for a specified treatment. Composition-of-matter patents on the API in prescription drug products provide protection without regard to any particular method of use of the API used. Method-of-use patents do not prevent a competitor or other third party from developing or marketing an identical product for an indication that is outside the scope of the patented method. Patents covering methods-of-use are not available in certain foreign countries, in which case Cytocom may not be able to prevent competitors or third parties from marketing Cytocom’s product candidates in those countries. Moreover, with respect to method-of-use patents, even if competitors or other third parties do not actively promote their product for Cytocom’s targeted indications or uses for which Cytocom may obtain patents, providers may recommend that patients use these products off-label, or patients may do so themselves. Although off-label use may infringe or contribute to the infringement of method-of-use patents, the practice is common, and this type of infringement is difficult to prevent or prosecute.
The strength of patents in the biopharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that Cytocom owns or in-license may fail to result in issued patents with claims that cover Cytocom’s product candidates or uses thereof in the U.S. or in other foreign countries. For example, while Cytocom’s patent applications are pending, Cytocom may be subject to a third party preissuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or become involved in interference or derivation proceedings, or equivalent proceedings in foreign jurisdictions. Even if patents do successfully issue, third parties may challenge their inventorship, validity, enforceability or scope, including through opposition, revocation, reexamination, post-grant and inter partes review proceedings. An adverse determination in any such submission, proceeding or litigation may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated or held unenforceable, which could limit Cytocom’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Cytocom’s technology and product candidates. Furthermore, even if they are unchallenged, Cytocom’s patents and patent applications may not adequately protect Cytocom’s intellectual property or prevent others from designing around Cytocom’s claims. Moreover, some of Cytocom’s owned and in-licensed patents and patent applications may be co-owned with third parties. If Cytocom is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Cytocom’s competitors, and Cytocom’s competitors could market competing products and technology. In addition, Cytocom may need the cooperation of any such co-owners of Cytocom’s patents in order to enforce such patents against third parties, and such cooperation may not be provided to Cytocom. If the breadth or strength of protection provided by the patent applications Cytocom holds with respect to Cytocom’s product candidates is threatened, it could dissuade companies from collaborating with Cytocom to develop, and threaten Cytocom’s ability to commercialize, Cytocom’s product candidates. Further, if Cytocom encounters delays in development, testing, and regulatory review of new product candidates, the period of time during which Cytocom could market Cytocom’s product candidates under patent protection would be reduced or eliminated.
Since patent applications in the U.S. and other countries are confidential for a period of time after filing, at any moment in time, Cytocom cannot be certain that it was in the past or will be in the future the first to file any patent application related to Cytocom’s product candidates. In addition, some patent applications in the U.S. may be maintained in secrecy until the patents are issued. As a result, there may be prior art of which Cytocom is not aware that may affect the validity or enforceability of a patent claim, and Cytocom may be subject to priority disputes. Cytocom may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There also may be prior art of which Cytocom is aware, but which Cytocom does not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that, if challenged, Cytocom’s patents would be declared by a court, patent office or other governmental authority to be valid or enforceable or that even if found valid and enforceable, a competitor’s technology or product would be found by a court to infringe Cytocom’s patents. Cytocom may analyze patents or patent applications of Cytocom’s competitors that Cytocom believes are relevant to Cytocom’s activities, and consider that Cytocom is free to operate in relation to Cytocom’s product candidates, but Cytocom’s competitors may achieve issued claims, including in patents Cytocom considers to be unrelated, that block Cytocom’s efforts or potentially result in Cytocom’s product candidates or Cytocom’s activities infringing such claims. It is possible that Cytocom’s competitors may have filed, and may in the future file, patent applications covering Cytocom’s products or technology similar to Cytocom’s. Those patent applications may have priority over Cytocom’s owned and in-licensed patent applications or patents, which could require Cytocom to obtain rights to issued patents covering such technologies. The possibility also exists that others will develop products that have the same effect as Cytocom’s product candidates on an independent basis that do not infringe Cytocom’s patents or other intellectual property rights, or will design around the claims of patents that Cytocom has had issued that cover Cytocom’s product candidates or their use.
Likewise, Cytocom’s currently owned and in-licensed patents and patent applications, if issued as patents, directed to Cytocom’s proprietary technologies and Cytocom’s product candidates are expected to expire from 2024 through 2041, without taking into account any possible patent term adjustments or extensions. Cytocom’s earliest in-licensed patents may expire before, or soon after, Cytocom’s first product achieves marketing approval in the U.S. or foreign jurisdictions. Additionally, Cytocom cannot be assured that the USPTO or relevant foreign patent offices will grant any of the pending patent applications Cytocom owns or in-licenses currently or in the future. Upon the expiration of Cytocom’s current patents, Cytocom may lose the right to exclude others from practicing these inventions. The expiration of these patents could also have a similar material adverse effect on Cytocom’s business, financial condition, results of operations and prospects.

The degree of future protection for Cytocom’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect Cytocom’s rights or permit Cytocom to gain or keep Cytocom’s competitive advantage. For example:
•	others may be able to make or use compounds that are similar to the active compositions of Cytocom’s product candidates but that are not covered by the claims of Cytocom’s patents;
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the APIs in Cytocom’s current product candidates will eventually become commercially available in generic drug products, and no patent protection may be available with regard to formulation or method of use;

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Cytocom’s licensors, as the case may be, may fail to meet Cytocom’s obligations to the U.S. government regarding any in-licensed patents and patent applications funded by U.S. government grants, leading to the loss or unenforceability of patent rights;

•	Cytocom’s licensors, as the case may be, might not have been the first to file patent applications for certain inventions;
•	others may independently develop similar or alternative technologies or duplicate any of Cytocom’s technologies;
•	it is possible that Cytocom’s pending patent applications will not result in issued patents;
•	it is possible that there are prior public disclosures that could invalidate Cytocom’s owned or in-licensed patents, as the case may be, or parts of Cytocom’s owned or in-licensed patents;
•	it is possible that others may circumvent Cytocom’s owned or in-licensed patents;
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it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering Cytocom’s product candidates or technology similar to Cytocom’s;

•	the laws of foreign countries may not protect Cytocom’s or Cytocom’s licensors’, as the case may be, proprietary rights to the same extent as the laws of the U.S.;
•	the claims of Cytocom’s owned or in-licensed issued patents or patent applications, if and when issued, may not adequately cover Cytocom’s product candidates;
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Cytocom’s owned or in-licensed issued patents may not provide Cytocom with any competitive advantages, may be narrowed in scope, or be held invalid or unenforceable as a result of legal challenges by third parties;

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the inventors of Cytocom’s owned or in-licensed patents or patent applications may become involved with competitors, develop products or processes that design around Cytocom’s patents, or become hostile to Cytocom or the patents or patent applications on which they are named as inventors;

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it is possible that Cytocom’s owned or in-licensed patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable or such omitted individuals may grant licenses to third parties;

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Cytocom has engaged in scientific collaborations in the past and will continue to do so in the future and Cytocom’s collaborators may develop adjacent or competing products that are outside the scope of Cytocom’s patents;

•	Cytocom may not develop additional proprietary technologies for which Cytocom can obtain patent protection;
•	it is possible that product candidates or diagnostic tests Cytocom develops may be covered by third parties’ patents or other exclusive rights; or
•	the patents of others may have an adverse effect on Cytocom’s business.
Any of the foregoing could have a material adverse effect on Cytocom’s business, financial conditions, results of operations and prospects.

Cytocom’s strategy of obtaining rights to key technologies through in-licenses may not be successful.
The future growth of Cytocom’s business will depend in part on Cytocom’s ability to in-license or otherwise acquire the rights to additional product candidates and technologies. Although Cytocom has succeeded in licensing technology from The Penn State Research Foundation and Dr. Jill Smith / LDN Research LLC in the past, Cytocom cannot assure you that Cytocom will be able to in-license or acquire the rights to any product candidates or technologies from third parties on acceptable terms or at all.
For example, Cytocom’s agreements with certain of its third-party research partners provide that improvements developed in the course of its relationship may be owned solely by either Cytocom or its third-party research partner, or jointly between Cytocom and the third party. If Cytocom determines that exclusive rights to such improvements owned solely by a research partner or other third party with whom Cytocom collaborates are necessary to commercialize Cytocom’s drug candidates or maintain Cytocom’s competitive advantage, Cytocom may need to obtain an exclusive license from such third party in order to use the improvements and continue developing, manufacturing or marketing Cytocom’s drug candidates. Cytocom may not be able to obtain such a license on an exclusive basis, on commercially reasonable terms, or at all, which could prevent Cytocom from commercializing its drug candidates or allow Cytocom’s competitors or others the opportunity to access technology that is important to Cytocom’s business. Cytocom also may need the cooperation of any co-owners of Cytocom’s intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided to Cytocom.
In addition, the in-licensing and acquisition of these technologies is a highly competitive area, and a number of more established companies are also pursuing strategies to license or acquire product candidates or technologies that Cytocom may consider attractive. These established companies may have a competitive advantage over Cytocom due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Cytocom to be a competitor may be unwilling to license rights to Cytocom. Furthermore, Cytocom may be unable to identify suitable product candidates or technologies within Cytocom’s area of focus. If Cytocom is unable to successfully obtain rights to suitable product candidates or technologies, Cytocom’s business and prospects could be materially and adversely affected.
If Cytocom is unable to protect the confidentiality of its trade secrets, Cytocom’s business and competitive position would be harmed.
In addition to patent protection, Cytocom relies upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with Cytocom’s employees, consultants and third-parties, to protect Cytocom’s confidential and proprietary information, especially where Cytocom does not believe patent protection is appropriate or obtainable.
It is Cytocom’s policy to require Cytocom’s employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with Cytocom. These agreements provide that all confidential information concerning Cytocom’s business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with Cytocom is to be kept confidential and not disclosed to third parties, except in certain specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and that are related to Cytocom’s current or planned business or research and development or made during normal working hours, on Cytocom’s premises or using Cytocom’s equipment or proprietary information (or as otherwise permitted by applicable law), are Cytocom’s exclusive property. In the case of consultants and other third parties, the agreements provide that all inventions conceived in connection with the services provided are Cytocom’s exclusive property. However, Cytocom cannot guarantee that Cytocom has entered into such agreements with each party that may have or have had access to Cytocom’s trade secrets or proprietary technology and processes. Cytocom has also adopted policies and conducts training that provides guidance on Cytocom’s expectations, and Cytocom’s advice for best practices, in protecting its trade secrets. Despite these efforts, any of these parties may breach the agreements and disclose Cytocom’s proprietary information, including its trade secrets, and Cytocom may not be able to obtain adequate remedies for such breaches.
In addition to contractual measures, Cytocom tries to protect the confidential nature of Cytocom’s proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how can be difficult to protect. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for Cytocom’s proprietary information. Cytocom’s security measures may not prevent an employee or consultant from misappropriating Cytocom’s trade secrets and providing them to a competitor, and any recourse Cytocom might take against this type of misconduct may not provide an adequate remedy to protect Cytocom’s interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent Cytocom from receiving legal recourse. If any of Cytocom’s confidential or proprietary information, such as its trade secrets, were to be disclosed or misappropriated, such as through a data breach, or if any of that information was independently developed by a competitor, Cytocom’s competitive position could be harmed. Additionally, certain trade secret and proprietary information may be required to be disclosed in submissions to regulatory authorities. If such authorities do not maintain the confidential basis of such information or disclose it as part of the basis of regulatory approval, Cytocom’s competitive position could be adversely affected.
In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. If Cytocom chooses to go to court to stop a third party from using any of Cytocom’s trade secrets, Cytocom may incur substantial costs. Even if Cytocom is successful, these types of lawsuits may consume Cytocom’s time and other resources. Although Cytocom takes steps to protect Cytocom’s proprietary information and trade secrets, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Cytocom’s trade secrets or disclose Cytocom’s technology, through legal or illegal means. As a result, Cytocom may not be able to meaningfully protect its trade secrets. Any of the foregoing could have a material adverse effect on Cytocom’s business, financial condition, results of operations and prospects.
Third-party claims of intellectual property infringement may prevent, delay or otherwise interfere with Cytocom’s product discovery and development efforts.
Cytocom’s commercial success depends in part on Cytocom’s ability to develop, manufacture, market and sell Cytocom’s product candidates and use Cytocom’s proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property or other proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biopharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Cytocom may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that Cytocom’s product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which Cytocom is developing Cytocom’s product candidates. As the biopharmaceutical industries expand and more patents are issued, the risk increases that Cytocom’s product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including Cytocom, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in Cytocom’s field, third parties may allege they have patent rights encompassing Cytocom’s product candidates, technologies or methods.
If a third-party claims that Cytocom infringes, misappropriates or otherwise violates its intellectual property rights, Cytocom may face a number of issues, including, but not limited to:
•	infringement and other intellectual property claims that, regardless of merit, may be expensive and time-consuming to litigate and may divert Cytocom’s management’s attention from its core business;
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substantial damages for infringement, which Cytocom may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, Cytocom could be ordered to pay treble damages plus the patent owner’s attorneys’ fees;

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a court prohibiting Cytocom from developing, manufacturing, marketing or selling Cytocom’s product candidates, or from using Cytocom’s proprietary technologies, unless the third-party licenses its product rights or proprietary technology to Cytocom, which it is not required to do, on commercially reasonable terms or at all;

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if a license is available from a third party, Cytocom may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for Cytocom’s product candidates;

•	the requirement that Cytocom redesign its product candidates or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time; and
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there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Cytocom’s common stock.

Some of Cytocom’s competitors may be able to sustain the costs of complex patent litigation more effectively than Cytocom can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Cytocom’s ability to raise the funds necessary to continue Cytocom’s operations or could otherwise have a material adverse effect on Cytocom’s business, financial condition, results of operations and prospects.
Third parties may assert that Cytocom is employing their proprietary technology without authorization, including by enforcing its patents against Cytocom by filing a patent infringement lawsuit against Cytocom.
Cytocom may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful and could result in a finding that such patents are unenforceable or invalid.
Competitors may infringe Cytocom’s patents or the patents of its licensors. To counter infringement or unauthorized use, Cytocom may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of Cytocom’s patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Cytocom’s patents do not cover the technology in question.
In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. These types of mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). These types of proceedings could result in revocation or amendment to Cytocom’s patents such that they no longer cover Cytocom’s product candidates. The outcome for any particular patent following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Cytocom cannot be certain that there is no invalidating prior art, of which Cytocom, Cytocom’s patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if Cytocom is otherwise unable to adequately protect Cytocom’s rights, Cytocom would lose at least part, and perhaps all, of the patent protection on Cytocom’s product candidates. Defense of these types of claims, regardless of their merit, would involve substantial litigation expenses and would be a substantial diversion of employee resources from Cytocom’s business.
Conversely, Cytocom may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or Cytocom may choose to challenge a third party’s patent in patent opposition proceedings in the Canadian Intellectual Property Office, or CIPO, the European Patent Office, or EPO, or another foreign patent office. Even if successful, the costs of these opposition proceedings could be substantial, and may consume Cytocom’s time or other resources. If Cytocom fails to obtain a favorable result at the USPTO, CIPO, EPO or other patent office then Cytocom may be exposed to litigation by a third party alleging that the patent may be infringed by Cytocom’s product candidates or proprietary technologies.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Cytocom’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of Cytocom’s common stock. Any of the foregoing could have a material adverse effect on Cytocom’s business financial condition, results of operations and prospects.
Cytocom has limited foreign intellectual property rights and may not be able to protect its intellectual property rights throughout the world.
Cytocom currently has limited intellectual property rights outside the U.S. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Cytocom’s intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. For example, patents covering methods-of-use are not available in certain foreign countries. Consequently, Cytocom may not be able to prevent third parties from practicing Cytocom’s inventions in all countries outside the U.S., or from selling or importing products made using Cytocom’s inventions in and into the U.S. or other jurisdictions. Competitors may use Cytocom’s technologies in jurisdictions where Cytocom does not have or has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Cytocom has patent protection but where enforcement is not as strong as that in the U.S. These products may compete with Cytocom’s product candidates in jurisdictions where Cytocom does not have any issued patents and Cytocom’s patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for Cytocom to stop the infringement of Cytocom’s patents or marketing of competing products against third parties in violation of Cytocom’s proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of Cytocom’s patent rights in foreign jurisdictions could result in substantial cost and divert Cytocom’s efforts and attention from other aspects of Cytocom’s business. Proceedings to enforce Cytocom’s patent rights in foreign jurisdictions could result in substantial costs and divert Cytocom’s efforts and attention from other aspects of Cytocom’s business, could put Cytocom’s patents at risk of being invalidated or interpreted narrowly and Cytocom’s patent applications at risk of not issuing and could provoke third parties to assert claims against Cytocom. Cytocom may not prevail in any lawsuits that Cytocom initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Cytocom’s efforts to enforce Cytocom’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Cytocom develops or licenses.
Third parties may assert that Cytocom’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
As is common in the biotechnology and pharmaceutical industries, Cytocom employs individuals who were previously employed at universities or other biopharmaceutical or pharmaceutical companies, including Cytocom’s competitors or potential competitors. Although Cytocom tries to ensure that Cytocom’s employees and consultants do not use the proprietary information or know-how of others in their work for Cytocom, Cytocom may be subject to claims that Cytocom’s employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Cytocom may then have to pursue litigation to defend against these claims. If Cytocom fails in defending any claims of this nature, in addition to paying monetary damages, Cytocom may lose valuable intellectual property rights or personnel. Even if Cytocom is successful in defending against these types of claims, litigation or other legal proceedings relating to intellectual property claims may cause Cytocom to incur significant expenses and could distract Cytocom’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of Cytocom’s common stock. This type of litigation or proceeding could substantially increase Cytocom’s operating losses and reduce Cytocom’s resources available for development activities, and Cytocom may not have sufficient financial or other resources to adequately conduct this type of litigation or proceedings. For example, some of Cytocom’s competitors may be able to sustain the costs of this type of litigation or proceedings more effectively than Cytocom can because of their substantially greater financial resources. In any case, uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect Cytocom’s ability to compete in the marketplace.
Cytocom may not be successful in obtaining or maintaining necessary rights to product components and processes for its development pipeline through acquisitions and in-licenses.
The growth of Cytocom’s business may depend in part on its ability to acquire, in-license or use third-party proprietary rights.
For example, Cytocom’s product candidates may require specific formulations to work effectively and efficiently, Cytocom may develop product candidates containing Cytocom’s compounds and pre-existing pharmaceutical compounds, or Cytocom may be required by the FDA or comparable foreign regulatory authorities to provide a companion diagnostic test or tests with Cytocom’s product candidates, any of which could require Cytocom to obtain rights to use intellectual property held by third parties. In addition, with respect to any patents Cytocom may co-own with third parties, Cytocom may require licenses to such co-owners interest to such patents. Cytocom may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that Cytocom identifies as necessary or important to Cytocom’s business operations. In addition, Cytocom may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. Were that to happen, Cytocom may need to cease use of the compositions or methods covered by those third-party intellectual property rights and may need to seek to develop alternative approaches that do not infringe on those intellectual property rights, which may entail additional costs and development delays, even if Cytocom were able to develop such alternatives, which may not be feasible. Even if Cytocom is able to obtain a license, it may be non-exclusive, which means that Cytocom’s competitors may also receive access to the same technologies licensed to Cytocom. In that event, Cytocom may be required to expend significant time and resources to develop or license replacement technology.
The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies that may be more established or have greater resources than Cytocom does may also be pursuing strategies to license or acquire third-party intellectual property rights that Cytocom may consider necessary or attractive in order to commercialize Cytocom’s product candidates. More established companies may have a competitive advantage over Cytocom due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Cytocom to be a competitor may be unwilling to assign or license rights to Cytocom. There can be no assurance that Cytocom will be able to successfully complete these types of negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that Cytocom may seek to develop or market. If Cytocom is unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights Cytocom has, Cytocom may have to abandon development of certain product candidates and Cytocom’s business financial condition, results of operations and prospects could suffer.
Obtaining and maintaining Cytocom’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Cytocom’s patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign patent agencies also require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable laws and rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. Were a noncompliance event to occur, Cytocom’s competitors might be able to enter the market, which would have a material adverse effect on Cytocom’s business financial condition, results of operations and prospects.

Changes in patent law in the U.S. and in non-U.S. jurisdictions could diminish the value of patents in general, thereby impairing Cytocom’s ability to protect its product candidates.
As is the case with other biopharmaceutical companies, Cytocom’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain.
Past or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of Cytocom’s patent applications and the enforcement or defense of Cytocom’s issued patents. For example, in March 2013, under the Leahy-Smith America Invents Act, or America Invents Act, the U.S. moved from a “first to invent” to a “first-to-file” patent system. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. The effects of these changes continue to evolve as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. Moreover, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Cytocom’s patent applications and the enforcement or defense of Cytocom’s issued patents.
Additionally, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Cytocom’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Cytocom’s ability to obtain new patents or to enforce Cytocom’s existing patents and patents that Cytocom might obtain in the future. For example, in the case, Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to DNA molecules are not patent-eligible.
Similarly, other cases by the U.S. Supreme Court have held that certain methods of treatment or diagnosis are not patent-eligible. U.S. law regarding patent-eligibility continues to evolve. While Cytocom does not believe that any of Cytocom’s owned or in-licensed patents will be found invalid based on these changes to U.S. patent law, Cytocom cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of Cytocom’s patents. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on Cytocom’s business, financial condition, results of operations and prospects.
Patent terms may be inadequate to protect Cytocom’s competitive position on its product candidates for an adequate amount of time.
Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Cytocom’s product candidates are obtained, once the patent life has expired, Cytocom may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting Cytocom’s product candidates might expire before or shortly after Cytocom or Cytocom’s partners commercialize those candidates. As a result, Cytocom’s owned and licensed patent portfolio may not provide Cytocom with sufficient rights to exclude others from commercializing products similar or identical to Cytocom’s.
If Cytocom does not obtain patent term extension for any product candidates it may develop, Cytocom’s business may be materially harmed.
Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates Cytocom may develop, one or more of Cytocom’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman

Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during clinical trials and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent per product may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. U.S. and ex-U.S. law concerning patent term extensions and foreign equivalents continue to evolve. Even if Cytocom were to seek a patent term extension, it may not be granted because of, for example, the failure to exercise due diligence during the testing phase or regulatory review process, the failure to apply within applicable deadlines, the failure to apply prior to expiration of relevant patents, or any other failure to satisfy applicable requirements. Moreover, the applicable time period of extension or the scope of patent protection afforded could be less than Cytocom requests. If Cytocom is unable to obtain patent term extension or term of any such extension is less than it requests, Cytocom’s competitors may obtain approval of competing products following Cytocom’s patent expiration sooner than expected, and Cytocom’s business, financial condition, results of operations and prospects could be materially harmed.
Some intellectual property that Cytocom has in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit Cytocom’s exclusive rights, and limit its ability to contract with non-U.S. manufacturers.
Inventions contained within some of Cytocom’s in-licensed patents and patent applications may have been made using U.S. government funding or other non-governmental funding. As a result, the U.S. government may have certain rights to intellectual property embodied in its current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. Cytocom relies on Cytocom’s licensors to ensure compliance with applicable obligations arising from such funding, such as timely reporting, an obligation associated with in-licensed patents and patent applications. The failure of Cytocom’s licensors to meet their obligations may lead to a loss of rights or the unenforceability of relevant patents. For example, the government could have certain rights in such in-licensed patents, including a non-exclusive license authorizing the government to use the invention or to have others use the invention on its behalf for non-commercial purposes. In addition, Cytocom’s rights in such in-licensed government-funded inventions may be subject to certain requirements to manufacture products embodying such inventions in the U.S. Any of the foregoing could harm Cytocom’s business, financial condition, results of operations and prospects significantly.
Risks Related to Employee Matters, Managing Growth and Other Risks Related to Cytocom’s Business
Cytocom expects to expand its development and regulatory capabilities, and as a result, Cytocom may encounter difficulties in managing its growth, which could disrupt Cytocom’s operations.
Cytocom expects to experience significant growth in the number of Cytocom’s employees and the scope of Cytocom’s operations, particularly in the areas of product candidate development, growing Cytocom’s capability to conduct clinical trials, and, if approved, through commercialization of Cytocom’s product candidates. To manage its anticipated future growth, Cytocom must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel, or contract with third parties to provide these capabilities for Cytocom. Due to Cytocom’s limited financial resources and the limited experience of Cytocom’s management team in managing a company with such anticipated growth, Cytocom may not be able to effectively manage the expansion of Cytocom’s operations or recruit and train additional qualified personnel. The expansion of Cytocom’s operations may lead to significant costs and may divert Cytocom’s management and business development resources. Any inability to manage growth could delay the execution of Cytocom’s business plans or disrupt Cytocom’s operations.
Future acquisitions or strategic alliances could disrupt Cytocom’s business and harm Cytocom’s financial condition and results of operations.
Cytocom may acquire additional businesses or drugs, form strategic alliances or create joint ventures with third parties that Cytocom believes will complement or augment Cytocom’s existing business. If Cytocom acquires businesses with promising markets or technologies, Cytocom may not be able to realize the benefit of acquiring such businesses if Cytocom is unable to successfully integrate them with Cytocom’s existing operations and company culture. Cytocom may encounter numerous difficulties in developing, manufacturing and marketing any new drugs resulting from a strategic alliance or acquisition that delay or prevent Cytocom from realizing their expected benefits or enhancing Cytocom’s business. Cytocom cannot assure you that, following any such acquisition, Cytocom will achieve the expected synergies to justify the transaction. The risks Cytocom faces in connection with acquisitions, include:
•	diversion of management time and focus from operating Cytocom’s business to addressing acquisition integration challenges;
•	coordination of research and development efforts;
•	retention of key employees from the acquired company;
•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;
•	cultural challenges associated with integrating employees from the acquired company into Cytocom’s organization;
•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;
•
liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violation of laws, commercial disputes, tax liabilities and other known liabilities;

•	unanticipated write-offs or charges; and
•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.
Cytocom’s failure to address these risks or other problems encountered in connection with its past or future acquisitions or strategic alliances could cause Cytocom to fail to realize the anticipated benefits of these transactions, cause Cytocom to incur unanticipated liabilities and harm the business generally. There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses or incremental operating expenses, any of which could harm Cytocom’s financial condition or results of operations.
If Cytocom fails to comply with environmental, health, and safety laws and regulations, Cytocom could become subject to fines or penalties or incur costs that could harm Cytocom’s business.
Cytocom will become subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Cytocom’s operations will involve the use of hazardous and flammable materials, including chemicals and biological materials. Cytocom’s operations also may produce hazardous waste products. Cytocom generally anticipates contracting with third parties for the disposal of these materials and wastes. Cytocom will not be able to eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from any use by Cytocom of hazardous materials, Cytocom could be held liable for any resulting damages, and any liability could exceed Cytocom’s resources. Cytocom also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
Although Cytocom maintains workers’ compensation insurance to cover Cytocom for costs and expenses Cytocom may incur due to injuries to Cytocom’s employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities.
In addition, Cytocom may incur substantial costs in order to comply with current or future environmental, health, and safety laws and regulations. These current or future laws and regulations may impair Cytocom’s research, development or production efforts. Cytocom’s failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Unfavorable global economic conditions could adversely affect Cytocom’s business, financial condition, stock price and results of operations.
Cytocom’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, a global economic downturn that could result from the COVID-19 pandemic could cause extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to Cytocom’s business, including, weakened demand for Cytocom’s product candidates and Cytocom’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain Cytocom’s suppliers, possibly resulting in supply disruption, or cause Cytocom’s customers to delay making payments for Cytocom’s services. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Cytocom’s growth strategy, financial performance and stock price and could require Cytocom to delay or abandon clinical development plans. In addition, there is a risk that one or more of Cytocom’s current service providers, manufacturers and other partners may not survive such difficult economic times, which could directly affect Cytocom’s ability to attain Cytocom’s operating goals on schedule and on budget. Any of the foregoing could harm Cytocom’s business and Cytocom cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact Cytocom’s business. Furthermore, the combined company’s stock price may decline due in part to the volatility of the stock market and any general economic downturn.
Cytocom or the third parties upon whom Cytocom depends may be adversely affected by natural disasters and other calamities, including pandemics, such as the global outbreak of COVID-19, and Cytocom’s business continuity and disaster recovery plans may not adequately protect Cytocom from a serious disaster.
Natural disasters could severely disrupt Cytocom’s operations and have a material adverse effect on Cytocom’s business, results of operations, financial condition and prospects. If a natural disaster, fire, hurricane, power outage or other event occurred that prevented Cytocom from using all or a significant portion of Cytocom’s headquarters, that damaged critical infrastructure, such as Cytocom’s suppliers’ manufacturing facilities, or that otherwise disrupted operations, such as data storage, it may be difficult or, in certain cases, impossible for Cytocom to continue Cytocom’s business for a substantial period of time.
Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of damage to the national and local economies within Cytocom’s geographic focus. Global economic conditions may be disrupted by widespread outbreaks of infectious or contagious diseases, and such disruption may adversely affect clinical development plans. For example, the COVID-19 pandemic could have an adverse effect on the coordination of research and development, Cytocom’s capital raising efforts, and the financial condition of Cytocom’s business, as well as the ability of Cytocom to retain key personnel and continue to expand product candidate development and conduct clinical trials. In addition, the impact of COVID-19 is likely to cause substantial changes in consumer behavior and has caused restrictions on business and individual activities, which are likely to lead to reduced economic activity. Extraordinary actions taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders and similar mandates for many individuals and businesses to substantially restrict daily activities could have an adverse effect on Cytocom’s financial condition, results of operations and ability to raise financing.
The disaster recovery and business continuity plans Cytocom has in place may prove inadequate in the event of a serious disaster or similar event. Cytocom may incur substantial expenses as a result of the limited nature of Cytocom’s disaster recovery and business continuity plans, which could have a material adverse effect on Cytocom’s business. As a result of the COVID-19 pandemic, Cytocom may experience reduction in research and development, clinical testing, regulatory compliance activities, and manufacturing activities, and is unable at this time to estimate the extent of the effect of COVID-19 on its business. The extent and duration of the economic slowdown attributable to COVID-19 remains uncertain at this time. A continued significant economic slowdown could have a substantial adverse effect on Cytocom’s financial condition, liquidity, and results of operations. If these conditions persist for an extended term, it could have a material adverse effect on Cytocom’s future revenue and sales.
Cytocom’s internal computer and information systems, or those used by its CROs, CMOs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of Cytocom’s development programs.
Despite the implementation of appropriate security measures, Cytocom’s internal computer and information systems and those of Cytocom’s current and any future CROs, CMOs and other contractors or consultants may become vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in Cytocom’s operations, it could result in a material disruption of Cytocom’s development programs and Cytocom’s business operations, whether due to a loss of Cytocom’s trade secrets or other proprietary information or other similar disruptions. For example, the loss of data from completed or future preclinical studies or clinical trials could result in significant delays in Cytocom’s regulatory approval efforts and significantly increase Cytocom’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Cytocom’s data or applications, or inappropriate disclosure of confidential or proprietary information, Cytocom could incur liability, Cytocom’s competitive position could be harmed and the further development and commercialization of Cytocom’s product candidates could be significantly delayed. Cytocom’s internal information technology systems and infrastructure are also vulnerable to damage from natural disasters, terrorism, war, telecommunication and electrical failures. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise Cytocom’s ability to perform its day-to-day operations, which could harm its ability to conduct business or delay its financial reporting. Such failures could materially adversely affect Cytocom’s operating results and financial condition.
Cytocom is subject to a variety of privacy and data security laws, and Cytocom’s failure to comply with them could harm Cytocom’s business.
Cytocom maintains a large quantity of sensitive information, including confidential business and patient health information in connection with Cytocom’s preclinical studies, and are subject to laws and regulations governing the privacy and security of such information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of personal information, including health information privacy laws, security breach notification laws, and consumer protection laws. Each of these laws is subject to varying interpretations and constantly evolving. In addition, Cytocom may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, Cytocom could be subject to criminal penalties if it knowingly obtains, uses or discloses individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA.
Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. For example, California enacted the California Consumer Privacy Act, or the CCPA, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Cytocom’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase Cytocom’s potential liability and adversely affect Cytocom’s business.
In May 2018, the General Data Protection Regulation, or the GDPR, took effect in the European Economic Area, or the EEA. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of natural persons. Among other things, the GDPR imposes strict obligations on the ability to process health-related and other personal data of data subjects in the EEA, including in relation to use, collection, analysis and transfer (including cross-border transfer) of such personal data. The GDPR includes requirements relating to the consent of the individuals to whom the personal data relates, including detailed notices for clinical trial subjects and investigators. The GDPR also includes certain requirements regarding the security of personal data and notification of data processing obligations or security incidents to appropriate data protection authorities or data subjects as well as requirements for establishing a lawful basis on which personal data can be processed. In addition, the GDPR increases the scrutiny of transfers of personal data from clinical trial sites located in the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of Cytocom’s consolidated annual worldwide gross revenue). Further, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EEA to the United States. For example, on June 16, 2020, the Court of Justice of the European Union, or the CJEU, declared the EU-U.S. Privacy Shield framework, or the Privacy Shield, to be invalid. As a result, Privacy Shield is no longer a valid mechanism for transferring personal data from the EEA to the United States. Moreover, it is uncertain whether the standard contractual clauses will also be invalidated by the European courts or legislature, which seems possible given the rationale behind the CJEU’s concerns about U.S. law and practice on government surveillance. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.
Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Cytocom may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If Cytocom fails to comply with any such laws or regulations, Cytocom may face significant fines and penalties that could adversely affect Cytocom’s business, financial condition and results of operations.
Cytocom may be unable to adequately protect its information systems from cyberattacks, which could result in the disclosure of confidential information, damage Cytocom’s reputation, and subject Cytocom to significant financial and legal exposure.
Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for Cytocom, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. The COVID-19 pandemic is generally increasing the attack surface available to criminals, as more companies and individuals work online and work remotely, and as such, the risk of a cybersecurity incident potentially occurring, and Cytocom’s investment in risk mitigations against such an incident, is increasing. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use the recent COVID-19 pandemic to their advantage.
Although Cytocom devotes resources to protect its information systems, Cytocom realizes that cyberattacks are a threat, and there can be no assurance that Cytocom’s efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to Cytocom, or would have a material adverse effect on Cytocom’s results of operations and financial condition.
In addition, the computer systems of various third parties on which Cytocom relies, including its CROs, CMOs and other contractors, consultants and law and accounting firms, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. Cytocom relies on its third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches.
Cytocom’s business entails a significant risk of product liability and Cytocom’s ability to obtain sufficient insurance coverage could have a material and adverse effect on Cytocom’s business, financial condition, results of operations and prospects.
Cytocom will face an inherent risk of product liability exposure related to the testing of its product candidates in clinical trials and will face an even greater risk if Cytocom commercializes any of Cytocom’s product candidates. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in a product, negligence, strict liability or breach of warranty. Claims could also be asserted under U.S. state consumer protection acts. If Cytocom cannot successfully defend Cytocom’s against claims that Cytocom’s product candidates caused injuries, Cytocom could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•	decreased demand for any product candidates that Cytocom may develop;
•	injury to Cytocom’s reputation and significant negative media attention;
•	withdrawal of clinical trial participants;
•	significant time and costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;
•	loss of revenue;
•	termination of Cytocom’s collaboration relationships or disputes with its collaborators;
•	voluntary product recalls, withdrawals or labeling restrictions; and
•	the inability to commercialize any product candidates that Cytocom may develop.
While Cytocom currently has insurance that Cytocom believes is appropriate for Cytocom’s stage of development, Cytocom may need to obtain higher levels prior to clinical development or marketing CYTO-201, CYTO-205, CYTO-401 or any of Cytocom’s future product candidates. Any insurance Cytocom has or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Cytocom may be unable to obtain sufficient insurance at a reasonable cost to protect Cytocom against losses caused by product liability claims that could have a material and adverse effect on Cytocom’s business, financial condition, results of operations and prospects.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, contain “forward-looking” statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. All statements other than statements of current or historical fact contained in this proxy statement/prospectus, including statements regarding Cleveland BioLabs’ or Cytocom’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any applicable laws or regulations, plans and objectives of management for future operations, the expected ownership in the combined company by the former Cytocom securityholders and securityholders of Cleveland BioLabs as of immediately prior to the merger, governance of the combined company are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to Cleveland BioLabs or Cytocom, are intended to identify forward-looking statements. These forward-looking statements are based on the expectations as of the date of this proxy statement/prospectus, or in the case of any information included or incorporated by references, as of the date of those documents, about future events held by management of Cleveland BioLabs and Cytocom. While both companies believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the control of either Cleveland BioLabs or Cytocom. The actual future results of Cleveland BioLabs, Cytocom or the combined company may differ materially from those discussed here for various reasons. Factors that may cause such differences include, but are not limited to:
•
the risk that the proposed merger may not be consummated in a timely manner or at all, which may adversely affect the business of Cleveland BioLabs and Cytocom and the price of Cleveland BioLabs’ common stock;

•	the failure of either party to satisfy any of the conditions to the consummation of the proposed merger, including the approval of Cleveland BioLabs’ stockholders;
•	uncertainties as to the timing of the consummation of the proposed merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the effect of the announcement or pendency of the proposed merger on the business relationships, operating results and business generally of Cleveland BioLabs or Cytocom;
•	risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed merger;
•	risks related to diverting the attention of management of Cleveland BioLabs or Cytocom from each company’s ongoing business operations;
•	the outcome of any legal proceedings that may be instituted against Cleveland BioLabs or Cytocom related to the Merger Agreement or the proposed merger;
•	unexpected costs, charges or expenses resulting from the proposed merger;
•	the risk that as a result of adjustments to the exchange ratio, Cleveland BioLabs and Cytocom’s stockholders could own more or less of the combined company than is currently anticipated;
•	Cleveland BioLabs’ or Cytocom’s need for additional financing to meet its business objectives;
•	each of Cleveland BioLabs’ and Cytocom’s history of operating losses;
•	the substantial doubt expressed by the independent auditors of Cytocom about its ability to continue as a going concern;
•	the ability of Cleveland BioLabs or Cytocom to successfully develop, obtain regulatory approval for, and commercialize its products in a timely manner;
•	each company’s plans to research, develop and commercialize its product candidates;

•	each company’s ability to attract collaborators with development, regulatory and commercialization expertise;
•	the plans and expectations of Cleveland BioLabs or Cytocom with respect to future clinical trials and commercial scale-up activities;
•	the reliance by each of Cleveland BioLabs and Cytocom on third-party manufacturers of their product candidates;
•	the size and growth potential of the markets for the product candidates of each of Cleveland BioLabs and Cytocom, and each of its respective ability to serve those markets;
•	the rate and degree of market acceptance of each company’s product candidates;
•	regulatory requirements and developments in the United States, the European Union and foreign countries;
•	the performance of third-party suppliers and manufacturers;
•	the success of competing therapies that are or may become available;
•	the ability of each company to attract and retain key scientific or management personnel;
•	the historic reliance by Cleveland BioLabs on government funding for a significant portion of its operating costs and expenses;
•	government contracting processes and requirements;
•	the exercise of control over Cleveland BioLabs by its largest stockholder;
•	the geopolitical relationship between the United States and the Russian Federation as well as general business, legal, financial and other conditions within the Russian Federation;
•	the ability of each of Cleveland BioLabs and Cytocom to obtain and maintain intellectual property protection for its respective product candidates; and
•	the matters discussed under the section of this proxy statement/prospectus titled “Risk Factors.”
Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date hereof or the date of any information included or incorporated by reference in this proxy statement/prospectus. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

THE SPECIAL MEETING OF CLEVELAND BIOLABS STOCKHOLDERS
Date, Time and Place
The Cleveland BioLabs special meeting will be held on    , 2021, commencing at 10:00 a.m. Eastern Time, unless postponed or adjourned to a later date. The Cleveland BioLabs special meeting will be in virtual format only via live audio webcast instead of holding the special meeting at any physical location. Cleveland BioLabs is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Cleveland BioLabs’ board of directors for use at the Cleveland BioLabs special meeting and any adjournments or postponements of the Cleveland BioLabs special meeting. This proxy statement/prospectus is first being furnished to Cleveland BioLabs stockholders on or about    , 2021.
Purposes of the Cleveland BioLabs Special Meeting
The purposes of the Cleveland BioLabs special meeting are to:
1.
Approve the issuance of shares of common stock of Cleveland BioLabs to stockholders of Cytocom, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the change of control resulting from the merger;

2.
Approve an amendment to the certificate of incorporation of Cleveland BioLabs to effect an increase in the number of authorized shares of common stock, in the form attached as Annex D to this proxy statement/prospectus;

3.	Consider and vote upon an adjournment of the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No.’s 1 and 2; and
4.	Transact such other business as may properly come before the stockholders at the Cleveland BioLabs special meeting or any adjournment or postponement thereof.
Proposal No. 1 is referred to herein as the merger proposal. Proposal No. 1 and Proposal No. 2 is each required for the consummation of the merger. Therefore, the merger cannot be consummated without the approval of Proposal No. 1 and No. 2.
Recommendation of Cleveland BioLabs’ Board of Directors
•
Cleveland BioLabs’ board of directors has determined and believes that the issuance of shares of Cleveland BioLabs’ common stock pursuant to the Merger Agreement is advisable and fair to, in the best interests of, Cleveland BioLabs and its stockholders and has approved such issuance. Cleveland BioLabs’ board of directors unanimously recommends that Cleveland BioLabs stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Cleveland BioLabs common stock pursuant to the Merger Agreement and the change of control resulting from the merger.

•
Cleveland BioLabs’ board of directors has determined and believes that it is in the best interests of Cleveland BioLabs and its stockholders to approve the amendment to the certificate of incorporation of Cleveland BioLabs effecting the increase in the number of authorized shares, as described in this proxy statement/prospectus. Cleveland BioLabs’ board of directors unanimously recommends that Cleveland BioLabs stockholders vote “FOR” Proposal No. 2 to approve the amendment.

•
Cleveland BioLabs’ board of directors has determined and believes that adjourning the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No.’s 1 and 2 is fair to, in the best interests of, and advisable to, Cleveland BioLabs and its stockholders and has approved and adopted the proposal. Cleveland BioLabs’ board of directors unanimously recommends that Cleveland BioLabs stockholders vote “FOR” Proposal No. 3 to adjourn the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No.’s 1 and 2.

Record Date and Voting Power
Only holders of record of Cleveland BioLabs common stock at the close of business on the record date    , 2021, are entitled to notice of, and to vote at, the Cleveland BioLabs special meeting. At the close of

business on the record date, there were      holders of record of Cleveland BioLabs common stock and there were      shares of Cleveland BioLabs common stock issued and outstanding. Each share of Cleveland BioLabs common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of Cleveland BioLabs’ board of directors for use at the Cleveland BioLabs special meeting.
If, as of the record date, your shares are registered directly in your name through our stock transfer agent, Continental Stock Transfer & Trust Company, or you have stock certificates registered in your name, then you are a stockholder of record. Whether or not you plan to attend the Cleveland BioLabs special meeting online, Cleveland BioLabs urges you to fill out and return the proxy card or vote by proxy via mobile device or on the internet as instructed below to ensure your vote is counted.
The procedures for voting are as follows:
If you are a stockholder of record, you may vote
•	By Internet. Follow the instructions included on the proxy card included with this proxy statement/prospectus to vote by Internet.
•
By mobile device using smartphone or tablet. If you choose to vote by mobile device, scan the QR Code imprinted on the proxy card included with this proxy statement/prospectus using either a smartphone or table and you will be taken directly to the Internet voting site.

•	By mail. Please sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope that has been provided to you.
•
Electronically at the meeting. If you attend the virtual special meeting, you may vote electronically at the meeting. Further instructions on how to attend, participate in and vote at the virtual special meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/CBLI2021SM. Please note you will only be able to attend, participate, and vote in the meeting using this website.

Whether or not you plan to attend the Cleveland BioLabs special meeting, Cleveland BioLabs encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Cleveland BioLabs special meeting, you may still attend the Cleveland BioLabs special meeting and vote in person. In such case, your previously submitted proxy will be disregarded.
To attend and participate in the virtual special meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/CBLI2021SM and use the Control Number provided with the proxy materials to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the bank, brokerage firm or other nominee that holds their shares. We encourage stockholders to log in to this website and access the webcast before the virtual special meeting’s start time. Further instructions on how to attend, participate in and vote at the virtual special meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/CBLI2021SM. Please note you will only be able to attend, participate and vote in the special meeting using this website.
If, as of the record date, your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares electronically at the special meeting, you should contact your bank, broker or other holder of record to obtain a legal proxy or broker’s proxy card in order to vote.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If you do not give instructions to your broker, your broker can vote your Cleveland BioLabs shares with respect to “discretionary,” routine items but not with respect to “non-discretionary,” non-routine items. Discretionary items are proposals considered routine under Rule 452 of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-routine items for which you do not give your broker instructions, Cleveland BioLabs shares will be treated as broker non-votes. It is anticipated that Proposal No.’s 1, 2 and 4 will be non-routine. It is anticipated that Proposal No. 3 will be routine.
All properly executed proxies that are not revoked will be voted at the Cleveland BioLabs special meeting and at any adjournments or postponements of the Cleveland BioLabs special meeting in accordance with the instructions contained in the proxy. If a holder of Cleveland BioLabs common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of Cleveland BioLabs’ board of directors.
If you are a stockholder of record of Cleveland BioLabs and you have not executed a voting and support agreement, you may change your vote at any time before your proxy is voted at the Cleveland BioLabs special meeting in any one of the following ways:
•	You may submit another properly completed proxy with a later date by mail or via the internet.
•	You can provide your proxy instructions via mobile device at a later date.
•	You may send a written notice that you are revoking your proxy to Cleveland BioLabs’ Corporate Secretary at 73 High Street, Buffalo, New York 14203.
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You may attend the Cleveland BioLabs special meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/CBLI2021SM. Simply attending the Cleveland BioLabs special meeting will not, by itself, revoke your proxy.

If your shares are held by your bank, broker or other nominee, you should follow the instructions provided by them.
Required Vote
The presence, in person or represented by proxy, at the Cleveland BioLabs special meeting of the holders of a majority of the shares of Cleveland BioLabs common stock outstanding and entitled to vote at the Cleveland BioLabs special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Cleveland BioLabs special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal No.’s 1, 3 and 4. The affirmative vote of the holders of a majority of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting is required for approval of Proposal No. 2. Proposal No. 1 is a condition to the consummation of the merger, and is referred to herein as the merger proposal. Therefore, the merger cannot be consummated without the approval of Proposal No. 1. The issuance of Cleveland BioLabs common stock in connection with the merger and the change of control resulting from the merger, or Proposal No. 1, will not take place unless approved by Cleveland BioLabs stockholders and the merger is consummated.
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will have no effect on Proposal Nos. 1, 3 and 4, and will have the same effect as “AGAINST” votes for Proposal No. 2.
As of October 7, 2020, the directors and executive officers of Cleveland BioLabs owned or controlled 1.03% of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting. Additionally, David Davidovich, the Company’s largest stockholder, owned 49.63% of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting. Mr. Davidovich and the directors and executive officers of Cleveland BioLabs are subject to stockholder voting and support agreements in which each such person has agreed to vote all shares of Cleveland BioLabs common stock owned by him or her as of the record date in favor of the merger and related transactions and against any competing “acquisition proposal” (as defined in the voting and support agreement).
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agents of Cleveland BioLabs may solicit proxies from Cleveland BioLabs stockholders by personal interview, telephone, email, fax or otherwise. Cleveland BioLabs will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Cleveland BioLabs common stock for the forwarding of solicitation materials to the beneficial owners of Cleveland BioLabs common stock. Cleveland BioLabs will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out of pocket expenses they incur in connection with the forwarding of solicitation materials.
Other Matters
As of the date of this proxy statement/prospectus, Cleveland BioLabs’ board of directors does not know of any business to be presented at the Cleveland BioLabs special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Cleveland BioLabs special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section titled “The Merger Agreement” beginning on page 118 of this proxy statement/prospectus describe the material aspects of the merger and the Merger Agreement. While Cleveland BioLabs and Cytocom believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 207 of this proxy statement/prospectus.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among Cleveland BioLabs board of directors, the Special Committee (as defined below), members of Cleveland BioLabs management or Cleveland BioLabs representatives and other parties.
Cleveland BioLabs’ management and board of directors regularly evaluate the strategic opportunities available to Cleveland BioLabs with a view towards strengthening its business, industry positioning and prospects and enhancing stockholder value. Beginning in early 2019, Cleveland BioLabs’ board of directors, or the Board, had become concerned about Cleveland BioLabs’ lack of capital resources and its operating plan for the future, especially as it had yet to receive pre-Emergency Use Authorization, or pre-EUA, for its principal drug product candidate, entolimod, and was unsure as to when such approval would be granted, if ever. Accordingly, in March and April 2019, the then-chief executive officer of Cleveland BioLabs, Yakov Kogan, Ph.D., began exploring various strategic alternatives for the Board’s consideration. At the Board’s regular April 26, 2019 meeting, Dr. Kogan proposed expanding the potential indications of entolimod then under development and rebranding Cleveland BioLabs as a broader medical company, not just a biodefense company. After discussion and consideration of this proposal, the Board determined not to pursue this due to the capital resources that would be required to effect such a plan, which the Board deemed to be beyond what Cleveland BioLabs could realistically raise.
In May 2019, following communication of the FDA’s initial position that it did not agree that the to-be-marketed formulation of entolimod was bioequivalent to the formulation used in previous studies, which would require additional, costly studies, the Board directed management to explore the sale of Cleveland BioLabs’ assets that did not pertain to the development and commercialization of entolimod as a medical radiation countermeasure for reducing the risk of death from acute radiation syndrome. Management attempted to monetize these assets during the spring and summer of 2019, but was only able to sell certain, nonmaterial pieces of equipment.
In June and July 2019, Cleveland BioLabs management entered into discussions with two different potential strategic partners. One possible partner was a New York-state based clinical-stage private company focused on the development and commercialization of immunotherapeutic anti-cancer vaccines, or Company A. During this period, management teams of both Cleveland BioLabs and Company A discussed the potential benefits of combining their companies, which they believed included risk diversification, the potential for strategic, operational and scientific alignment of their respective programs and expertise, the possibility of the transaction serving as a catalyst to raise additional capital and the creation of immediate and long-term value. The parties had also undertaken preliminary due diligence and negotiated a term sheet setting forth the parameters of a potential strategic transaction between the two companies. On June 11, 2019, Cleveland BioLabs and Company A entered into a confidentiality and non-disclosure agreement in connection with these discussions. The agreement did not contain a “standstill” or “don’t ask / don’t waive” provisions.
Simultaneously, Cleveland BioLabs management was in separate discussions regarding the potential sale of Cleveland BioLabs’ interest in its joint venture, Genome Protection, Inc., or GPI, to a leading company in anti-aging research (Company B). Cleveland BioLabs and Company B had also undertaken several rounds of scientific and corporate due diligence, and Company B delivered a nonbinding term sheet.
At the end of July 2019, Cleveland BioLabs learned that Company A had received another business proposal that was unrelated to Cleveland BioLabs’ proposal that Company A’s board of directors and management wanted to consider and potentially execute prior to continuing strategic discussions with Cleveland BioLabs. As a result, Company A wanted to postpone further discussions until late September. In August, Cleveland BioLabs management learned that Company A had received a competing, alternative proposal for a strategic transaction from a third party that might be potentially superior to Cleveland BioLabs’ proposal. Thereafter, no meaningful discussions took place between Company A and Cleveland BioLabs with respect to a strategic transaction.
In August 2019, negotiations between Cleveland BioLabs and Company B ended after Company B became solely interested in a single product candidate of GPI, and not in purchasing Cleveland BioLabs’ interest in GPI. Also in August, Company C, another potential strategic partner with which management was in contact, performed due diligence on Cleveland BioLabs. No proposal resulted from these efforts, however.
During its discussions with Company B and Company C, Cleveland BioLabs was not party to non-disclosure agreements with such companies.
In September 2019, Cleveland BioLabs received a letter from NASDAQ shortly after the August 2019 filing of Cleveland BioLabs’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 stating that its stockholders’ equity, reported at slightly more than $2.0 million, was below the required amount of $2.5 million. Accordingly, Cleveland BioLabs was no longer compliant with NASDAQ’s continued listing standards, and was at risk of having its common stock delisted from the exchange.
On November 12, 2019, Dr. Kogan tendered his resignation as Chief Executive Officer of Cleveland BioLabs, to be effective as of the end of December 13, 2019. In his role as Chief Executive Officer of Cleveland BioLabs, Dr. Kogan had also been serving as Cleveland BioLabs’ principal financial officer. On December 3, 2019, Cleveland BioLabs engaged Rock Creek Advisors, LLC, or Rock Creek, to assist the Board in determining how to proceed strategically, in light of Cleveland BioLabs’ lack of capital resources, the potential delisting of Cleveland BioLabs’ common stock from NASDAQ and its lack of permanent management. Rock Creek was not engaged in contemplation of the merger with Cytocom or any other merger at all, nor was it engaged to oversee a sales process.
On December 13, 2019, Dr. Kogan’s last day, the Board determined that Christopher Zosh, Cleveland BioLabs’ Vice President of Finance, would serve as interim principal executive, financial and accounting officer until the Board took action to appoint a permanent replacement.
In early January 2020, the Board received the final report of Rock Creek. Rock Creek, after analyzing Cleveland BioLabs’ business and financial statements, including certain pro forma financial statements, recommended that Cleveland BioLabs continue its efforts to obtain pre-EUA approval from the FDA and raise new capital to the extent needed to do so. The Board accepted the revised Rock Creek report, and determined not to take any definitive steps at that time towards “going dark” or dissolving Cleveland BioLabs. Rock Creek did not provide a fairness to the Cleveland BioLabs board of directors nor did it provide a valuation of Cleveland BioLabs. Rock Creek was paid $29,245 by Cleveland BioLabs for its report. To the Company’s knowledge, Rock Creek had not performed any past services to Cleveland BioLabs or Cytocom, or any of their affiliates. After rendering its opinion in January 2020, Rock Creek’s involvement with Cleveland BioLabs ceased.
Later in January 2020, the COVID-19 pandemic began to impact the global economy and the financial markets. As a publicly traded biopharmaceutical company, Cleveland BioLabs’ stock began to trade at higher prices as investors’ interest in such companies rose. The price of Cleveland BioLabs’ common stock closed at $0.60 per share on December 31, 2019, and by February 7, 2020, had closed at $2.22 per share, with transaction prices reaching as high as $4.65 per share during this period. On February 7, 2020, in order to take advantage of the opportunity created by this stock price increase, Cleveland BioLabs engaged H.C. Wainwright & Co. to assist it in raising capital. Due to the delinquent filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Cleveland BioLabs was not able to immediately take advantage of the improved market for its common stock.
In April 16, 2020, Daniil Talyanskiy, one of the directors on the Board, began discussions with representatives of Cytocom with respect to the possibility of a strategic transaction after being introduced by Dr. Andrei Gudkov, Cleveland BioLabs’ Chief Scientific Officer. Mr. Talyanskiy had several telephone calls, and exchanged e-mail messages with, these representatives. On April 21, 2020, Mr. Talyanskiy presented to the Board general information about Cytocom’s business and drug product candidates, and indicated that he believed that Cleveland BioLabs entering into a transaction with Cytocom could be an interesting opportunity for consideration. The Board asked Dr. Gudkov his initial thoughts on Cytocom’s drug product candidates. After carefully reviewing Cytocom’s pipeline and the potential synergies with CBLI’s research program, Dr. Gudkov indicated that, subject to Cleveland BioLabs undertaking due diligence efforts, his initial impressions were positive. Mr. Talyanskiy then presented to the Board the terms of a draft memorandum of understanding, or MOU, that had been given to him by representatives of Cytocom earlier that morning. The draft MOU provided for a reverse triangular merger in which a wholly owned subsidiary of Cleveland BioLabs would merge with and into Cytocom, with Cytocom surviving the merger as a wholly owned subsidiary of Cleveland BioLabs. As merger consideration, Cytocom stockholders would receive newly issued shares of Cleveland BioLabs common stock in an amount that would give Cytocom stockholders approximately 70% of the combined company’s equity. The draft memorandum of understanding provided that Cytocom’s chief executive officer would become the chief executive officer of the combined company, but no terms of his employment were included in the memorandum. After lengthy deliberations in which members of the Board raised various questions to one another, the Board determined to continue negotiations with Cytocom with the objective of entering into the MOU on agreeable terms. The Board then asked an attorney from McGuireWoods LLP, or McGuireWoods, corporate and securities counsel to Cleveland BioLabs, for advice on the propriety and appropriateness of creating a special committee of the Board to lead negotiations with Cytocom. The Board determined that no member of the Board or any member of management had any interest in Cytocom that would create a conflict of interest. Accordingly, McGuireWoods advised that a special committee was not needed, but could be useful to streamline the negotiation process. The Board then created a special committee of the Board, or the Special Committee, to efficiently consider and negotiate a potential transaction with Cytocom. Mr. Randy Saluck and Mr. Talyanskiy were appointed as members of the Special Committee, with Mr. Saluck serving as chairman.
Members of the Special Committee, together with attorneys from McGuireWoods, thereafter negotiated the terms of the MOU with Cytocom. The MOU was executed on April 28, 2020. Other than provisions providing for a 45-day mutual exclusivity period and an agreement to keep the discussions between the parties confidential, the MOU was not legally binding upon the parties.
On May 19, 2020, Troutman Pepper Hamilton Sanders LLP, then known as Pepper Hamilton LLP, or Troutman, counsel to Cytocom, delivered a first draft of the definitive Merger Agreement to McGuireWoods. On May 28, 2020, following discussions between McGuireWoods and members of the Special Committee and Cleveland BioLabs management, McGuireWoods LLP delivered a revised draft of the Merger Agreement to Troutman. During this period, legal, business and scientific due diligence commenced and the Special Committee sought out financial advisory firms to assist the committee in determining the fairness of the transaction. After speaking to representatives of several firms, including firms referred to the Committee by McGuireWoods, the Special Committee entered into discussions with Cassel Salpeter & Co., LLC, or Cassel Salpeter, and negotiated the terms of Cassel Salpeter’s engagement.
On June 1, 2020, as previously disclosed, Cleveland BioLabs entered into a securities purchase agreement with several institutional and accredited investors for the sale by Cleveland BioLabs of 1,515,878 shares of Cleveland BioLabs’ common stock at a purchase price of $2.0945 per share in a registered direct offering. Concurrently with the sale of such shares, Cleveland BioLabs also sold to the investors warrants to purchase up to an aggregate of 757,939 shares of common stock, exercisable at $2.033 per share. The closing of the sales of these securities occurred on June 3, 2020. The gross proceeds to Cleveland BioLabs from the transactions were approximately $3.175 million, before deducting the placement agent’s fees and other estimated offering expenses, and excluding the proceeds, if any, from the cash exercise of the warrants. The proceeds from this offering resulted in Cleveland BioLabs being able to report that it had enough cash on hand, together with expected revenues received from its government grants, to fund its projected operating requirements until August 2021. Additionally, Cleveland BioLabs was able to report stockholders’ equity in an amount exceeding the minimum required threshold under NASDAQ’s listing rules. However, without any of its product candidates in a commercialization stage, Cleveland BioLabs would still need to raise additional capital in the future.
On June 3, 2020, the Board adopted resolutions by unanimous written consent that established the powers and responsibilities of the Special Committee. Among other things, the Board granted power to the Special Committee to (i) establish, approve, modify and monitor the process related to the proposed merger transaction with Cytocom, including the authority to determine not to proceed, (ii) respond to any communications, inquires or proposals regarding the proposed merger, (iii) review, evaluate and negotiate the terms of the proposed merger and (iv) to determine whether the proposed transaction is fair and advisable to Cleveland BioLabs and its stockholders and recommend rejection or approval of the merger by the full Board. Additionally, the Board approved of the Special Committee’s engagement of Cassel Salpeter under the terms of the engagement letter previously approved by the Special Committee. The Special Committee selected Cassel Salpeter to act as Cleveland BioLabs’ financial advisor based on Cassel Salpeter’s qualifications, reputation and experience in the biopharmaceuticals industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its familiarity with Cleveland BioLabs and its business. Cassel Salpeter is a nationally recognized investment banking firm that has substantial experience in transactions similar to this transaction.
On June 9, 2020, representatives of Troutman delivered a revised version of the Merger Agreement to McGuireWoods. On June 12, 2020, McGuireWoods delivered a revised version of the Merger Agreement back to Troutman. On June 18, 2020, Mr. Saluck, as chairman of the Special Committee, delivered a report to the full Board on the status of the merger transaction. At this point, Mr. Saluck indicated that he believed the Merger Agreement was in close to final form, although significant diligence remained to be completed. Dr. Gudkov then reported to the Board on the status of Cleveland BioLabs’ scientific due diligence, which had involved several discussions between he and his team and their counterparts at Cytocom. He also delivered a written report.
During the remainder of June 2020 and through July 2020, diligence efforts continued, however, the cadence of the deal negotiations slowed considerably as Cytocom completed its acquisition of another private company, ImQuest Life Sciences, Inc., or ImQuest. This acquisition also complicated negotiation of the exchange ratio to be utilized to determine how many shares of Cleveland BioLabs stock would be issued upon the cancellation of each share of capital stock of Cytocom because the holders of the ImQuest’s capital stock had been promised that the shares of Cytocom they obtained upon ImQuest’s merger with Cytocom will be worth at least $12 million once exchanged for Cleveland BioLabs stock in the proposed merger between Cytocom and Cleveland BioLabs, with such value determined 30 days after the closing.
During August 2020, after several weeks of negotiations, Mr. Saluck and Mr. Handley agreed in principle that following the merger, 61% of the outstanding shares of Cleveland BioLabs would be owned by the former holders of Cytocom capital stock and 39% of the outstanding shares of Cleveland BioLabs would continue to be owned by Cleveland BioLabs’ current stockholders. On August 26, 2020, Troutman delivered an initial draft of the form voting agreement and on September 3, 2020, Troutman delivered a new draft of the Merger Agreement that, for the first time, reflected the negotiated ownership ratio. This draft also solved the problem of how to ensure that the legacy ImQuest stockholders could be provided the value that they had been promised in a way that was not dilutive to Cleveland BioLabs’ stockholders.
On September 6, 2020, McGuireWoods delivered a return draft to Cytocom and Troutman. As a result of certain open diligence items, the return draft included additional closing conditions meant to address certain matters related to, among other things, intellectual property, outstanding warrants, regulatory matters and the delivery of Cytocom’s audited financial statements for the fiscal year ended December 31, 2019. Additionally, as a result of additional business and financial due diligence, the parties determined that it was likely that additional capital would need to be raised by Cleveland BioLabs or Cytocom, or both, in order for the minimum stockholders’ equity required by NASDAQ’s initial listing criteria to be satisfied. To prevent this from being dilutive, the September 6 draft excluded any shares issued to raise capital by Cleveland BioLabs from the calculation of the ownership ratio. Following the distribution of this draft, a number of calls were held among the parties and their respective counsel.
On September 17, 2020, Troutman delivered a new draft of the Merger Agreement that intended to ensure that both sides bear a proportionate share of the dilution for equity raises prior to the closing, as well as credit for accretive cash generated by either party. To this effect, the previous simple 61%/39% ownership ratio concept had been removed and replaced with a new formula. The new formula began with set dollar amount valuations for each company – $39 million for Cleveland BioLabs and $61 million for Cytocom – and thereafter added (or subtracted) each company’s net cash, inclusive of short- and long-term liabilities, at closing to that total. From those amounts, the number of shares to be issued as merger consideration to Cytocom holders was determined by dividing the total, adjusted Cytocom valuation by the total, adjusted combined company valuation.
On September 22, 2020, after consultation and discussions with the chairman of the Special Committee, Cleveland BioLabs management and Cassel Salpeter, McGuireWoods delivered a return draft of the Merger Agreement to Troutman and Cytocom. This return draft left intact the proposed change to the determination of the post-closing ownership ratio, making only a small number of changes with the intent of ensuring that the net cash number determined under the new formula could be a positive or negative number and that Cleveland

BioLabs would not be in breach of the Merger Agreement for the combined company’s securities failing to be listed on NASDAQ in the event that Cytocom did not consent to a pre-closing capital raise that would result in sufficient amount of financing to enable the combined company’s securities to meet NASDAQ’s required listing criteria.
Troutman returned a revised draft of the Merger Agreement on September 26, 2020. The most significant proposed change in this draft was to prohibit net cash from being a negative number, which had the potential to significantly alter the economics of the exchange, because, Cleveland BioLabs believed that it limited the downside to Cytocom and the upside to Cleveland BioLabs, given the current state of each company’s balance sheet. The Special Committee and representatives from McGuireWoods found this to be especially problematic in light of the absence of (i) recently reviewed financial statements for Cytocom, making a detailed analysis of Cytocom’s liability position difficult, and (ii) any closing conditions with respect to the amount of short or long-term liabilities on Cytocom’s balance sheet immediately prior to the effective time of the merger. Following several discussions between Mr. Saluck and Mr. Handley and between parties’ respective legal counsel, McGuireWoods delivered a new draft of the Merger Agreement on September 30, 2020 that restored the potential for “net cash” to be a negative, and made only a few other changes.
During the week of September 8, 2020, the parties and their legal counsel continued discussions on a matter of diligence issues and other matters. On October 8, 2020, Messrs. Saluck and Handley exchanged messages in which they expressed a desire to complete the negotiation process, as there appeared to be few material issues left. On that same day, representatives from McGuireWoods delivered a new revised draft of the Merger Agreement. On October 9, 2020, the parties and their counsel attended a telephonic conference in which the remaining issues were discussed and resolved to their mutual satisfaction. On October 10, 2020, McGuireWoods delivered a revised draft of the Merger Agreement, which draft was agreed upon by both sides as being in final form. At no point during the negotiations did the parties discuss post-transaction employment arrangements beyond the mutual agreement that, as outlined in the memorandum of understanding, Mr. Handley would become chief executive officer of the combined company and the post-closing board of directors would be comprised of seven individuals, four of whom would be designated by Cytocom and three of whom would be designated by Cleveland BioLabs.
On the morning of October 16, 2020, the Cleveland BioLabs Special Committee met by video conference to consider the Merger Agreement. Members of Cleveland BioLabs’ management, as well as representatives from Cassel Salpeter and McGuireWoods, participated in the meeting. Also attending were members of the Cleveland BioLabs board of directors that were not on the Special Committee. The representatives from McGuireWoods reviewed the legal terms of the Merger Agreement with the Special Committee, and answered questions posed. Representatives from Cassel Salpeter provided an overview of the business of each of Cleveland BioLabs and Cytocom, discussed its analysis of the potential combined companies, discussed with the Special Committee its financial analysis of the proposed transaction with Cytocom and answered the questions of the members of the Special Committee and board of directors. Cassel Salpeter then delivered its oral opinion to the Special Committee, which opinion was confirmed in writing, to the effect that, as of October 16, 2020, and based upon and subject to factors, assumptions, qualifications and limitations set forth therein, the consideration to be issued by Cleveland BioLabs in the proposed merger under the Merger Agreement was fair, from a financial point of view, to Cleveland BioLabs. The members of the Special Committee then discussed the Merger Agreement and the proposed merger. After considering the proposed terms of the Merger Agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under “—Cleveland BioLabs’ Reasons for the Merger; Recommendation of the Cleveland BioLabs Board of Directors,” the Special Committee unanimously voted to adopt the Merger Agreement and to recommend approval thereof by the full board of directors of Cleveland BioLabs.
Also on the morning of October 16, 2020, immediately following the adjournment of the Special Committee meeting, the full board of directors of Cleveland BioLabs convened a special meeting. Members of Cleveland BioLabs’ management, as well as representatives from McGuireWoods, participated in the meeting. The representatives from McGuireWoods reviewed the legal terms of the Merger Agreement with the board of directors, and answered questions posed. The chairman of the Special Committee then reported to the board that the Special Committee had recommended that the board of directors approve the Merger Agreement. The members of the Cleveland BioLabs board of directors then discussed the Merger Agreement and proposed merger. After considering the proposed terms of the Merger Agreement and the presentation of its legal and financial advisors, and taking into consideration the matters discussed during the meeting, including factors described under “—Cleveland BioLabs’ Reasons for the Merger; Recommendation of the Cleveland BioLabs Board of Directors,” the board of directors unanimously voted to adopt the Merger Agreement and to approve the execution of the Merger Agreement.
Thereafter, on the afternoon of October 16, 2020, the Merger Agreement was executed by Cleveland BioLabs and Cytocom and the voting agreements were executed by Cytocom and certain Cleveland BioLabs officers, directors and stockholders party thereto, and the transaction was announced on the afternoon of October 20, 2020 in a joint press release issued by Cleveland BioLabs and Cytocom.
Cleveland BioLabs Reasons for the Merger
The Cleveland BioLabs board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Cleveland BioLabs stockholders approve the issuance of shares of Cleveland BioLabs common stock in the merger, all of which the Cleveland BioLabs board of directors viewed as supporting its decision to approve the business combination with Cytocom:
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the belief of Cleveland BioLabs’ board of directors that maintaining Cleveland BioLabs as an independent stand-alone company involved significant risk, taking into account Cleveland BioLabs’ business, operational and financial status and prospects, including its cash position, uncertainty regarding the successful clinical development of Cleveland BioLabs’ drug candidate programs, given their early stage of development, and the need to raise significant additional financing for the future development of its clinical product candidates in a volatile market;

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the belief of Cleveland BioLabs’ board of directors, based in part on the judgment, advice and analysis of its special committee, which unanimously recommended approval of the Merger Agreement to the full board, and Cleveland BioLabs management with respect to the potential strategic, financial and operational benefits of the merger, that Cytocom’s multiple promising clinical-stage drug programs in the area of immunotherapy targeting autoimmune, inflammatory and infectious diseases and cancers would result in a greater probability of providing value to Cleveland BioLabs stockholders than Cleveland BioLabs continuing as an independent stand-alone company;

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the Cleveland BioLabs board of directors’ consideration of the valuation and business prospects of the other strategic combination candidates, and its collective view that Cytocom was the most attractive candidate for Cleveland BioLabs;

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the consideration by the Cleveland BioLabs board of directors that the combined company will be led by a senior management team from Cytocom experienced in clinical drug development under the supervision of an experienced, well-qualified board of directors with representation from each of the current boards of directors of Cleveland BioLabs and Cytocom;

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Cleveland BioLabs board of directors’ belief that the combination of the company’s principal drug candidate, entolimod, with Cytocom’s lead clinical programs, from the CYTO-200 portfolio and the CYTO-400 portfolio: CYTO-201 as an adjunct to the standard of care in Pediatric Crohn’s disease, CYTO-205 to prevent the advancement of COVID-19 infected patients from mild to severe disease and CYTO-401 as an adjunct to standard of care therapy to extend the duration of disease remission in patients with pancreatic cancer, and further pipeline candidates in these portfolios for other autoimmune, inflammatory and infectious diseases and cancers would stand a greater likelihood of delivering long-term value to Cleveland BioLabs’ stockholders than Cleveland BioLabs’ current drug development pipeline on a standalone basis;

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the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of the Cleveland BioLabs public company structure with the Cytocom business to raise additional funds in the future, if necessary;

•	the ability of stockholders of Cleveland BioLabs to participate in the future growth potential of the combined company following the merger;
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the financial analyses and opinion of Cassel Salpeter, including its opinion to the special committee of the board of directors that as of the date of such opinion and based upon and subject to the various factors, assumptions, qualifications and limitations and other matters considered by Cassel Salpeter in connection with the preparation of its opinion, the consideration to be issued by Cleveland BioLabs in the proposed merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Cleveland BioLabs; and
•
the risks associated with continuing to operate Cleveland BioLabs on a stand-alone basis and the substantial efforts made over a significant period of time by Cleveland BioLabs’ senior management to find strategic alternatives for Cleveland BioLabs to the merger, including the discussions that Cleveland BioLabs management and the Cleveland BioLabs board of directors had in 2019 with other potential strategic transaction candidates.

Cleveland BioLabs’ board of directors also reviewed the terms of the merger and associated transactions, including the following factors that Cleveland BioLabs’ board of directors viewed as supporting its decision to approve the business combination with Cytocom:
•
the exchange ratio formula used to establish the number of shares of Cleveland BioLabs common stock to be issued to securityholders of Cytocom in the merger, which will not fluctuate based on the price of Cleveland BioLabs common stock;

•
the limited number and nature of the conditions to the Cytocom obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

•
the respective rights of, and limitations on, Cleveland BioLabs and Cytocom under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Cleveland BioLabs or Cytocom receive a superior proposal;

•
the reasonableness of the potential termination fee of $300,000 and related reimbursement of certain transaction expenses of up to $200,000, which could become payable by Cleveland BioLabs if the Merger Agreement is terminated in certain circumstances;

•
the reasonableness of the potential reimbursement of certain transaction expenses of up to $200,000, which could become payable by Cytocom if the Merger Agreement is terminated in certain circumstances;

•
the delivery of the written consent of Cytocom’s stockholders necessary to adopt the Merger Agreement thereby approving the merger and related transactions immediately following the execution of the Merger Agreement; and

•
the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Cleveland BioLabs board of directors also considered a variety of risks and other countervailing factors related to entering into the merger, including:
•	the possibility that Cleveland BioLabs’ stockholders may not approve the merger proposals;
•
the fact that certain provisions of the Merger Agreement could have the effect of discouraging proposals for competing transactions involving Cleveland BioLabs, including that under certain circumstances Cleveland BioLabs may have to pay Cytocom a $300,000 termination fee and reimbursement for up to $200,000 in related expenses;

•	the substantial expenses to be incurred in connection with the merger, including the costs associated with any litigation arising out of the proposed merger;
•	the possible volatility, at least in the short term, of the trading price of the Cleveland BioLabs common stock resulting from the merger announcement;
•
the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of Cleveland BioLabs;

•	the risk to the business of Cleveland BioLabs and its operations and financial results in the event that the merger is not consummated;
•
the strategic direction of the combined company following the consummation of the merger, which will be determined by a board of directors that will be comprised of a minority of the members of the current Cleveland BioLabs board of directors;

•
the risk that the financial condition of Cytocom is not as strong as anticipated as a result of Cleveland BioLabs management not being able to review audited financial statements of Cytocom for the fiscal years ended December 31, 2020 or 2019 prior to the signing of the Merger Agreement;

•
the fact that Cytocom’s product candidates are still in an early stage of development, and accordingly are subject to the risk that they might not ever be successfully developed into products that can be marketed and sold;

•
the significant dilution to which Cleveland BioLabs’ stockholders will be subject in the event that the merger closes, as well as the additional dilution that would occur upon any subsequent financing transaction involving the combined company; and

•	various other risks associated with the combined organization and the merger, including those described in the section titled “Risk Factors” in this proxy statement/prospectus.
The foregoing information and factors considered by Cleveland BioLabs’ board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Cleveland BioLabs’ board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Cleveland BioLabs’ board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Cleveland BioLabs’ board of directors may have given different weight to different factors. Cleveland BioLabs’ board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Cleveland BioLabs executive management team and the legal and financial advisors of Cleveland BioLabs, and considered the factors overall to be favorable to, and to support, its determination.
Cytocom Reasons for the Merger
The Cytocom board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Cytocom stockholders adopt the Merger Agreement and approve the merger and other transactions contemplated by the Merger Agreement, all of which the Cytocom board of directors viewed as supporting its decision to approve the business combination with Cleveland BioLabs:
•
the Cytocom board’s belief that no alternatives to the merger were reasonably likely to create greater value for Cytocom’s stockholders, after reviewing the various financing and other strategic options to enhance stockholder value that were considered by the Cytocom board;

•	the cash resources of the combined company expected to be available at the closing of the merger relative to the anticipated cash needs of the combined company;
•
the potential for access to public capital markets, including sources of capital from a broader range of investors to support the clinical development of its product candidates than it might otherwise obtain if it continued to operate as a privately held company;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;
•
the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered, including an initial public offering which Cytocom was alternatively planning to pursue;

•
the fact that the issuance of the shares of Cleveland BioLabs common stock issued to Cytocom stockholders will be registered pursuant to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part by Cleveland BioLabs and will become freely tradable for Cytocom’s stockholders who are not affiliates of Cytocom;

•
the availability of appraisal rights under the DGCL to holders of Cytocom’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Cytocom capital stock as determined by the Delaware Court of Chancery.

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:
○
the determination that the expected relative percentage ownership of Cleveland BioLabs’ stockholders and Cytocom’s stockholders in the combined company is appropriate based on the Cytocom board’s assessment of the approximate valuations of Cleveland BioLabs and Cytocom, respectively;

○	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;
○
the limited number and nature of the conditions to the Cleveland BioLabs obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

○
the respective rights of, and limitations on, Cleveland BioLabs and Cytocom under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Cleveland BioLabs or Cytocom receive a superior proposal;

○
the reasonableness of the potential termination fee of $300,000 and related reimbursement of certain transaction expenses of up to $200,000, which could become payable by Cleveland BioLabs if the Merger Agreement is terminated in certain circumstances;

○
the reasonableness of the potential reimbursement of certain transaction expenses of up to $200,000, which could become payable by Cytocom if the Merger Agreement is terminated in certain circumstances; and

○
the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

Cytocom’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:
•
the possibility that the merger might not be consummate and the potential adverse effect of the public announcement of the merger on the reputation of Cytocom and the ability of Cytocom to obtain financing in the future in the event the merger is not consummated;

•
The expense reimbursements payable by Cytocom upon the occurrence of certain events, and the potential effect of such expense reimbursement provisions in deterring other potential partners from proposing a competing transaction that may be more advantageous to Cytocom’s shareholders;

•	the risk that the merger might not be consummated in a timely manner or at all;
•	the expenses to be incurred in connection with the merger and related administrative challenges associated with integrating the businesses;
•	the additional public company expenses and obligations that Cytocom’s business will be subject to following the merger to which it has not previously been subject as a private company;
•	various other risks associated with the combined company and the merger, including the risks described in the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.
The Cytocom board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Cytocom board of directors approved and authorized the Merger Agreement and the transactions contemplated thereby, including the merger.

Certain Cytocom Management Unaudited Prospective Financial Information
As a matter of course, Cleveland BioLabs does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the merger, the Cleveland BioLabs board of directors considered certain unaudited, non-public financial projections with respect to Cytocom as developed by Cytocom management (referred to as the “Cytocom projections”). The Cytocom projections were provided to Cleveland BioLabs’ financial advisor. A summary of the Cytocom projections is set forth below.
The inclusion of the Cytocom projections should not be deemed an admission or representation by Cytocom, Cleveland BioLabs, its financial advisor or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The Cytocom projections are not included to influence your views on the merger but solely to provide stockholders access to certain non-public information prepared by Cytocom that was provided to the Cleveland BioLabs board of directors in connection with its evaluation of the merger and to Cleveland BioLabs’ financial advisor to assist with its financial analyses as described in the section titled “The Merger— Opinion of the Financial Advisor to the Cleveland BioLabs Special Committee.” The information from the Cytocom projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Cleveland BioLabs and Cytocom in this proxy statement/prospectus or incorporated herein by reference.
The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Cytocom’s management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Cytocom’s auditor has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Cytocom’s auditor does not express an opinion or any other form of assurance with respect thereto. The audit report incorporated in this proxy statement/prospectus relates to Cleveland BioLabs’ previously issued financial statements and the audit report included in this proxy statement/prospectus relates to Cytocom’s issued financial statements. They do not extend to the unaudited prospective financial information and should not be read to do so.
The Cytocom projections were prepared solely for internal use and in connection with Cleveland BioLabs’ financial advisor’s work and are subjective in many respects. As a result, the Cytocom projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Cytocom believes its assumptions to be reasonable, all financial projections are inherently uncertain, and Cleveland BioLabs and Cytocom expect that differences will exist between actual and projected results. Although presented with numerical specificity, the Cytocom projections reflect numerous variables, estimates, and assumptions made by Cytocom’s management at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Cytocom’s control. In addition, the Cytocom projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Cytocom projections will prove accurate or that any of the Cleveland BioLabs management Cytocom projections will be realized.
The Cytocom projections included certain assumptions relating to, among other things, Cytocom’s expectations, which may not prove to be accurate, based on information provided by Cytocom relating to its target markets; and revenues and expenses. Furthermore, the Cytocom projections do not take into account the potential acquisition of ImQuest by Cytocom.
The Cytocom projections are subject to many risks and uncertainties and you are urged to review the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus for a description of risk factors relating to the merger and Cytocom’s business. You should also read the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83 of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Cytocom projections.
The inclusion of the Cytocom projections herein should not be regarded as an indication that Cleveland BioLabs, its financial advisor, Cytocom or any of their respective affiliates or representatives considered or consider the Cytocom projections to be necessarily indicative of actual future events, and the Cytocom projections should not be relied upon as such. The Cytocom projections do not take into account any circumstances or events occurring after the date they were prepared. Cleveland BioLabs and Cytocom do not intend to, and disclaim any obligation to, update, correct, or otherwise revise the Cytocom projections to reflect circumstances existing or arising after the date the Cytocom projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Cytocom projections are shown to be in error. Furthermore, the Cytocom projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing six paragraphs are referred to as “financial projection statements”.
Certain of the measures included in the Cytocom projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cytocom may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Cleveland BioLabs board of directors or Cassel Salpeter in connection with the merger. Accordingly, Cytocom has not provided a reconciliation of these financial measures. Additionally, Cytocom is unable to provide such a reconciliation for prospective periods because it is unable to reasonably predict certain items contained in the GAAP financial measures, including non-recurring and infrequent items that are not indicative of ongoing operations, due to the unknown effect, timing and potential significance of certain income statement items.
In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Cytocom projections.
The following table, which is subject to the financial projection statements above, presents a selected summary of the unadjusted Cytocom projections that were made available to the Cleveland BioLabs board of directors and Cleveland BioLabs’ financial advisor:
Summary Operating Financial Data
($ in thousands)
	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
Net Sales	$15,202	$73,232	$159,105	$620,627	$1,397,894	$2,380,505	$3,662,705	$5,033,296	$6,073,334	$7,066,150	$7,102,814
Operating Income	$(73)	$7,376	$(1,197)	$153,231	$382,289	$768,589	$1,284,559	$1,703,035	$2,196,759	$2,642,894	$2,730,104
Risk-Adjusted Free Cash Flows(1)	$(10,033)	$(15,863)	$(51,384)	$7,530	$35,233	$54,531	$100,486	$136,504	$196,594	$227,724	$275,953
(1)
Risk-Adjusted Free cash flow is defined as Operating Income, less taxes, plus depreciation and amortization, less capital expenditures, plus or minus changes in net working capital. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net cash provided by operations as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP.

Opinion of the Financial Advisor to the Cleveland BioLabs Special Committee
On October 16, 2020, Cassel Salpeter rendered its oral opinion to the Cleveland BioLabs special committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), as to the fairness, from a financial point of view, to Cleveland BioLabs of the merger consideration to be issued by Cleveland BioLabs in the merger pursuant to the Merger Agreement.
The summary of Cassel Salpeter’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger or otherwise.
The opinion was addressed to the Cleveland BioLabs special committee for the use and benefit of the members of the Cleveland BioLabs special committee (in their capacities as such) and at the request of the Cleveland BioLabs special committee, the Cleveland BioLabs board (in their capacities as such), in connection with the Cleveland BioLabs special committee’s and, as applicable, the board’s evaluation of the merger. Cassel Salpeter’s opinion was just one of the several factors the Cleveland BioLabs special committee and, as applicable, the board took into account in making their determinations with respect to the merger, including those described elsewhere in this proxy statement/prospectus.
Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the merger consideration to be issued by Cleveland BioLabs in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to Cleveland BioLabs. It did not address any other terms, aspects, or implications of the merger or the Merger Agreement, or any other agreement including, without limitation, (i) the voting and support agreement to be entered into by certain Cleveland BioLabs stockholders in connection with the Merger Agreement, (ii) any term or aspect of the merger that is not susceptible to financial analysis, (iii) the fairness of the merger, or all or any portion of the merger consideration, to any security holders of Cleveland BioLabs, Cytocom or any other person or any creditors or other constituencies of Cleveland BioLabs, Cytocom or any other person, (iv) the appropriate capital structure of Cleveland BioLabs or whether Cleveland BioLabs should be issuing debt or equity securities or a combination of both in the merger, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the merger consideration in the merger or otherwise. Cassel Salpeter did not express any view or opinion as to what the value of shares of Cleveland BioLabs Common Stock actually would be when issued in the merger or the prices at which shares of Cleveland BioLabs Common Stock, Cytocom Common Stock or Cytocom Series A-2 Preferred Stock may trade, be purchased or sold at any time.
Cassel Salpeter’s opinion did not address the relative merits of the merger as compared to any alternative transaction or business strategy that might have existed for Cleveland BioLabs, or the merits of the underlying decision by the Cleveland BioLabs special committee, the Cleveland BioLabs board or Cleveland BioLabs to engage in or consummate the merger. The financial and other terms of the merger were determined pursuant to negotiations between the parties to the merger Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Cleveland BioLabs.
Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Furthermore, as Cleveland BioLabs was aware, the credit, financial and stock markets were experiencing significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and Cassel Salpeter expressed no opinion or view as to any potential effects of such matters on Cleveland BioLabs, Cytocom or the merger. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the Cleveland BioLabs special committee or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.
In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:
•	Reviewed a draft, dated October 10, 2020, of the Merger Agreement.
•	Reviewed certain publicly available financial information and other data with respect to Cleveland BioLabs and Cytocom that Cassel Salpeter deemed relevant.
•
Reviewed certain other information and data with respect to Cleveland BioLabs and Cytocom made available to Cassel Salpeter by Cleveland BioLabs and Cytocom, including financial projections with respect to the future financial performance of Cytocom on a standalone basis without giving effect to

Cytocom’s acquisition of ImQuest Life Sciences, Inc., or ImQuest, and, such acquisition, the ImQuest Acquisition, prepared by management of Cytocom, or the Projections, and other internal financial information furnished to Cassel Salpeter by or on behalf of Cleveland BioLabs and Cytocom.
•	Considered and compared the financial and operating performance of Cytocom with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.
•
Discussed the business, operations and prospects of Cleveland BioLabs, Cytocom, and the proposed merger with Cleveland BioLabs’ and Cytocom’s management and certain of Cleveland BioLabs’ and Cytocom’s representatives.

•	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.
For purposes of its analyses and opinion, Cassel Salpeter at the Cleveland BioLabs special committee’s direction assumed that the number of shares of Cleveland BioLabs Common Stock comprising the merger consideration would be equal to approximately 57.8% of the shares of combined company’s common stock outstanding immediately after the merger. In addition, the Cleveland BioLabs special committee advised Cassel Salpeter that long-term forecasts reflecting Cleveland BioLabs management’s best currently available estimates and judgments with respect to the future financial performance of Cleveland BioLabs were not available. Accordingly, Cassel Salpeter at the Cleveland BioLabs special committee’s direction assumed, for purposes of its analyses and opinion, that recent trading prices of Cleveland BioLabs Common Stock provided a reasonable basis on which to evaluate shares of Cleveland BioLabs Common Stock, Cleveland BioLabs and the merger consideration. In addition, Cassel Salpeter was advised that financial information (other than regarding recent cash and debt balances) with respect to Cytocom after giving effect to the ImQuest Acquisition were not available. Accordingly, for purposes of its analyses and opinion, with the Cleveland BioLabs special committee’s consent Cassel Salpeter did not evaluate (i) ImQuest, (ii) its business, assets or liabilities, (iii) the ImQuest Acquisition, or (iv) the effects of any of the foregoing on Cytocom (other than to the extent reflected in the cash and debt balance information provided by Cytocom management).
In arriving at its opinion, Cassel Salpeter, with the Cleveland BioLabs special committee’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of Cleveland BioLabs’ and Cytocom’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of Cleveland BioLabs and Cytocom as to Cytocom’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at the Cleveland BioLabs special committee’s direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Cleveland BioLabs, Cytocom, the merger, or otherwise. Cassel Salpeter understood and assumed that Cleveland BioLabs had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.
With the Cleveland BioLabs special committee’s consent, Cassel Salpeter assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cytocom with respect to the future financial performance of Cytocom. Cassel Salpeter assumed, at the Cleveland BioLabs special committee’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate Cytocom and form an opinion. Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of Cleveland BioLabs, Cytocom or any other party to the merger, the fair value of Cleveland BioLabs, Cytocom or any of their respective assets or liabilities, or whether Cleveland BioLabs, Cytocom or any other party to the merger is paying or receiving reasonably equivalent value in the merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Cleveland BioLabs, Cytocom or any other party to the merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect Cleveland BioLabs’ or Cytocom’s properties or facilities and did not make or obtain any evaluations or appraisals of Cleveland BioLabs’ or Cytocom’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Cleveland BioLabs or Cytocom had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Cleveland BioLabs special committee, the Cleveland BioLabs board, Cleveland BioLabs, or any other party.
Cassel Salpeter assumed, with the Cleveland BioLabs special committee’s consent, that the merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Cleveland BioLabs, Cytocom or the merger. Cassel Salpeter also assumed, with the Cleveland BioLabs special committee’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the merger would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the merger set forth in the Merger Agreement would be satisfied. The Cleveland BioLabs special committee also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the merger would qualify as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.
The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.
The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.
Share prices for the selected companies used in the selected companies analysis described below were as of October 14, 2020. Estimates of future financial performance for Cytocom were based on the Projections, and estimates of future financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Financial Analysis of Cleveland BioLabs
For purposes of its analysis of Cleveland BioLabs, Cassel Salpeter, at the direction of the Cleveland BioLabs special committee, evaluated Cleveland BioLabs based on recent trading prices of the shares of Cleveland BioLabs Common Stock. The recent trading prices reviewed included the following:
	Closing Price			Implied Equity Value
	Spot	1 month	3 months	Spot	1 month	3 months
High		$2.23	$3.27		$31,400,000	$46,000,000
Mean		$2.08	$2.28		$29,300,000	$32,100,000
Median		$2.09	$2.21		$29,400,000	$31,000,000
Low		$1.90	$1.65		$26,700,000	$23,200,000
Volume Weighted Mean		$2.10	$2.76		$29,500,000	$38,800,000
October 14, 2020	$2.21			$31,100,000
This review indicated an implied equity value reference range for Cleveland BioLabs of approximately $30,000,000 to $50,000,000.
Financial Analysis of Cytocom
Risk-Adjusted Net Present Value Analysis. Cassel Salpeter performed a risk-adjusted net present value analysis of Cytocom by calculating the estimated net present value of the risk-adjusted free cash flows of Cytocom based on the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 33.00% to 37.00% to the projected free cash flows of Cytocom through December 31, 2030, corresponding to the period covered by the Projections, and terminal growth rates ranging from (2.00%) to 2.00% and discount rates of 58% to 62% for the period thereafter, in each case taking into account its experience and professional judgment. This analysis indicated an implied aggregate equity value reference range of $53,100,000 to $76,300,000 for Cytocom.
Selected Companies Analysis. Cassel Salpeter considered certain financial and operating data for Cytocom and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial and operating data reviewed included market value, total invested capital, cash as a percentage of total invested capital, estimated 2021 revenue and estimated 2022 revenue. The selected companies with publicly traded equity securities and corresponding financial data were:
(Dollars in Thousands)
	Market Value	Total Invested Capital	Cash/ Total Invested Capital	2021E Revenue	2022E Revenue
9 Meters Biopharma, Inc.	$105,746	$110,245	12.2%	$17,500	$2,500
Active Biotech AB	$31,938	$32,085	13.5%	NA	NA
AIM ImmunoTech Inc.	$102,742	$105,823	33.1%	$1,523	$2,756
Aptevo Therapeutics Inc.	$22,630	$26,046	29.2%	$3,869	NA
Curls, Inc.	$70,028	$78,115	30.2%	$10,813	$12,782
Helix BioPharma Corp.	$40,479	$39,829	9.5%	NA	NA
Idera Pharmaceuticals, Inc.	$78,494	$79,475	39.0%	NA	$38,514
Leap Therapeutics, Inc.	$127,071	$127,813	50.8%	$3,494	NA
Onxeo SA	$64,109	$72,796	31.7%	$11,735	$21,171
PDS Biotechnology Corporation	$52,315	$52,980	32.0%	NA	NA
SELLAS Life Sciences Group, Inc.	$25,169	$26,177	12.8%	NA	NA
Vascular Biogenics Ltd.	$59,871	$62,458	65.2%	$851	NA

High	$127,071	$127,813	65.2%	$17,500	$38,514
Mean	65,049	67,820	29.9%	7,112	15,545
Median	61,990	67,627	31.0%	3,869	12,782
Low	22,630	26,046	9.5%	851	2,500
NA refers to not available.

The selected companies analysis indicated an implied aggregate equity value reference range of $50,600,000 to $77,700,000 for Cytocom.
None of the selected companies have characteristics identical to Cytocom. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.
Implied Relative Value.
Taking into account the results of its financial analyses of Cleveland BioLabs and Cytocom, Cassel Salpeter calculated implied merger consideration allocation percentage reference ranges by comparing the high end of the value reference ranges indicated for Cytocom and the low end of the value reference range indicated for Cleveland BioLabs and comparing the low end of the value reference ranges indicated for Cytocom and the high end of the value reference range indicated for Cleveland BioLabs. This analysis indicated implied merger consideration allocation percentages of 51.5% to 71.8% based on the risk-adjusted net present value analysis of Cytocom and 50.3% to 72.1% based on the selected companies analysis of Cytocom, in each case as compared to the assumed merger consideration allocation percentage of 57.8% in the merger pursuant to the Merger Agreement.
Other Matters Relating to Cassel Salpeter’s Opinion
As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with Transaction, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. During the prior two years, Cassel Salpeter was not engaged by Cleveland BioLabs or Cytocom to provide investment banking or financial advisory services for which Cassel Salpeter has received compensation. Cassel Salpeter received a fee of $75,000 for rendering its opinion, no portion of which was contingent upon the consummation of the merger. In addition, Cleveland BioLabs agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.
Interests of Cleveland BioLabs Directors and Executive Officers in the Merger
In considering the recommendation of the Cleveland BioLabs board of directors with respect to issuing shares of Cleveland BioLabs common stock in the merger and the other matters to be acted upon by the Cleveland BioLabs stockholders at the Cleveland BioLabs special meeting, the Cleveland BioLabs stockholders should be aware that Cleveland BioLabs’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Cleveland BioLabs’ stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
The board of directors of Cleveland BioLabs was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the merger, and to recommend that the Cleveland BioLabs stockholders approve the proposals to be presented to the Cleveland BioLabs stockholders for consideration at the Cleveland BioLabs special meeting as contemplated by this proxy statement/prospectus.
Ownership Interests
As of October 7, 2020, Cleveland BioLabs’ current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 1.03% of the shares of Cleveland BioLabs common stock, The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Cleveland BioLabs special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3 and 4. The affirmative vote of the holders of a majority of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting is required for approval of Proposal No. 2. All of the executive officers and directors have also entered into a voting and support agreement in connection with the merger. For a more detailed discussion of the support agreements, please see the section titled “Agreements Related to the Merger—Voting Support Agreements” beginning on page 132 of this proxy statement/prospectus.
Treatment of Cleveland BioLabs Options
Under the Merger Agreement, all outstanding options to purchase shares of Cleveland BioLabs’ common stock will continue, on and after the closing of the merger, in accordance with their terms as of immediately prior to the effective time of the merger, including those options held by Cleveland BioLabs’ non-employee directors and executive officers.
Director Positions Following the Merger
Lea Verny and Randy Saluck are each currently a non-employee director of Cleveland BioLabs and will continue as a director of the combined company after the effective time of the merger. Under the terms of the Merger Agreement, Cleveland BioLabs is entitled to designate three individuals to serve on the board of directors of the combined company. Accordingly, Cleveland BioLabs expects to designate one additional individual to serve on the board before the closing of the merger.
Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Cleveland BioLabs directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement—Indemnification and Insurance for Directors and Officers” beginning on page 126 below.
Director Compensation
Of the directors on the Cleveland BioLabs board of directors during fiscal 2020, Ms. Evdokimova and Mr. Fedyunin together, the “Millhouse Directors”) are each employees of Millhouse LLC, an asset management company of which Mr. Davidovich, Cleveland BioLabs’ largest stockholder serves as the Chief Executive Officer. Ms. Evdokimova and Mr. Fedyunin were selected as director nominees under the terms of our securities purchase agreement with Mr. Davidovich, which granted him the right to designate a majority of the nominees who stand for election to the Cleveland BioLabs board of directors during the time he held a majority of Cleveland BioLabs' outstanding common stock. The Millhouse Directors are each paid employees of Millhouse LLC, and were employed by Millhouse LLC prior to the time of their original appointment or election to the Board. The Millhouse Directors, along with Messrs. Andryuschechkin and Talyanskiy, do not receive compensation for board service from Cleveland BioLabs; however the remaining two board members do receive compensation for board service. The following is a description of the cash compensation arrangements under which the other directors are currently compensated for board and committee services.
Position	Annual Fee	Compensated Directors
Board Member	$30,000	Ms. Verny, Mr. Saluck
Board Chair	5,000	Ms. Verny
Audit Committee Chair	5,000	Mr. Saluck
In addition to annual cash compensation listed above, the Company from time to time compensates members of the Board with special cash awards for distinguished service. In 2020, the Board approved two such awards to members of the Board, Ms. Verny was awarded $100,000 and Mr. Saluck was awarded $50,000.
In addition to annual cash compensation, Cleveland BioLabs from time to time compensates members of the Board with equity in the form of options to purchase shares of our common stock. In 2020, Cleveland BioLabs did not grant stock options to any member of the Board for services performed since its 2020 Annual Meeting. Each director is also reimbursed for reasonable out-of-pocket expenses incurred in attending the Cleveland BioLabs board of directors or committee meetings.

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2020 to each of our directors by Cleveland BioLabs.
Name	Paid or earned in cash ($)	Total ($)
Randy S. Saluck, J.D., MBA(1)	85,000	85,000
Lea Verny(2)	135,000	135,000
Anna Evdokimova(2)	—	—
Ivan Fedyunin(2)	—	—
Alexander Andryuschechkin(2)	—	—
Daniil Talyanskiy(2)	—	—
(1)	Mr. Saluck held 20,250 options at December 31, 2020.
(2)	Mmes. Verny, Evdokimova and Messrs. Fedyunin, Andryuschechkin and Talyanskiy held no stock options as of December 31, 2020.
Following the closing, Ms. Verny, Mr. Saluck and the additional person, if any, designated by Cleveland BioLabs under the Merger Agreement will continue to be eligible to be compensated as non-employee directors of the combined company pursuant to the Cleveland BioLabs non-employee director compensation policy following the effective time of the merger.
Executive Employment Arrangements
Cleveland BioLabs has entered into an employment or consulting agreements with its named executive officers, as described below. The named executive officers are not eligible to receive severance payments or benefits under these arrangements.
Langdon L. Miller, MD
On August 10, 2020, Cleveland BioLabs entered into a Consulting Agreement (the “Miller Consulting Agreement”) with Sound Clinical Solutions, SP, a consulting services provider of which Dr. Langdon Miller, Cleveland BioLabs’ Chief Medical Officer, is sole proprietor. The Miller Consulting Agreement replaces Dr. Miller’s previous employment agreement, which expired in accordance with its terms in July 2020. Under the Miller Consulting Agreement, Dr. Miller continues to serve Cleveland BioLabs as Chief Medical Officer as an independent contractor, and not an employee, for the term of six months, unless extended by mutual agreement of Cleveland BioLabs and Dr. Miller, or earlier terminated. Cleveland BioLabs has agreed to pay Dr. Miller, through his consultancy, the rate of $350 per hour for his services, which will be focused on clinical development responsibilities associated with the development of Cleveland BioLabs’ principal drug candidate, entolimod, as a medical radiation countermeasure, and such other duties and responsibilities associated with his continued services as Chief Medical Officer. Both Dr. Miller and Cleveland BioLabs may terminate the Miller Consulting Agreement for convenience upon 14 days’ prior written notice. Upon termination, Cleveland BioLabs will pay all fees owed to Dr. Miller for services rendered prior to the termination date, but he will not be entitled to any severance or other post-termination payments.
Andrei Gudkov, Ph.D., D. Sci.
On October 11, 2020, Cleveland BioLabs entered into a Consulting Agreement (the “Gudkov Consulting Agreement”) with Dr. Andrei Gudkov, Ph.D., D. Sci., Cleveland BioLabs’ Chief Scientific Officer. The Gudkov Consulting Agreement replaces Dr. Gudkov’s previous employment agreement, which expired in accordance with its terms in July 2020. Under the Gudkov Consulting Agreement, Dr. Gudkov will continue to serve Cleveland BioLabs as Chief Scientific Officer as an independent contractor, and not an employee, for the term of six months, unless extended by mutual agreement of Cleveland BioLabs and Dr. Gudkov, or earlier terminated. Cleveland BioLabs has agreed to pay Dr. Gudkov, through his consultancy, the rate of $225 per hour for his services, which will be focused on clinical development responsibilities associated with the development of Cleveland BioLabs’ principal drug candidate, entolimod, as a medical radiation countermeasure, and such other duties and responsibilities associated with his continued services as Chief Scientific Officer. Both Dr. Gudkov and Cleveland BioLabs may terminate the Gudkov Consulting Agreement for convenience upon 14 days’ prior written notice. Upon termination, Cleveland BioLabs will pay all fees owed to Dr. Gudkov for services rendered prior to the termination date, but he will not be entitled to any severance or other post-termination payments.

Christopher Zosh
On December 13, 2019, Cleveland BioLabs appointed Christopher Zosh, who was serving in the capacity of Vice President of Finance, to serve as Cleveland BioLabs’ interim principal executive officer, principal financial officer and principal accounting officer while the Cleveland BioLabs board of directors continues its search for a permanent Chief Executive Officer. Mr. Zosh succeeds Yakov Kogan, whose resignation as Chief Executive Officer became effective on December 13, 2019.
Mr. Zosh is currently an at-will employee of Cleveland BioLabs, and as such, is eligible to participate in Cleveland BioLabs’ plans and arrangements that do not discriminate in scope, terms or operation in favor of executive of officers or directors and that are generally available to all salaried employees of Cleveland BioLabs. There were no immediate changes to Mr. Zosh’s compensation package in connection with his designation as principal executive officer, principal financial officer and principal accounting officer. His current base annual salary is $115,000.
No Golden Parachute Compensation Payable to Cleveland BioLabs Named Executive Officers
None of Cleveland BioLabs’ executive officers will receive any type of “golden parachute” compensation that is based on or that otherwise relates to the merger, nor do any directors or executive officers of Cleveland BioLabs have any substantial interests, by security holdings or otherwise, in the merger.
Interests of Cytocom Directors and Executive Officers in the Merger
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger that may become payable to each of the named executive officers of Cytocom and Cleveland BioLabs, in accordance with SEC rules. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.
The table below summarizes the potential golden parachute compensation, if any, that each named executive officer will or could be entitled to receive if the merger is completed. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Accordingly, the actual amounts, if any, to be received may differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension /NQDC ($)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Michael Handley Chief Executive Officer	837,000	3,239,375	—	28,939	—	—	4,105,314
Cozette McAvoy Chief Legal Officer	493,000	665,625	—	12,280	—	—	1,170,905
Dr. Clifford Selsky Chief Medical Officer	290,001	665,625	—	43,004	—	—	998,630
(1)
In each case, the amounts in this column represent cash severance benefits equal to twelve (12) months of the executive’s current base salary and the executive’s target annual bonus, which would be payable upon a termination without “cause” or a resignation for “good reason” (collectively, an “involuntary termination”) under the terms of each executive’s employment agreement. The base salary component would be included upon any involuntary termination. The target annual bonus component would only be included if the involuntary termination occurs within twelve (12) months following a “change in control.” Mr. Handley’s base salary is $540,000 and his target annual bonus is 55% of his base salary ($297,000). Ms. McAvoy’s base salary is $340,000 and her target annual bonus is 45% of her base salary ($153,000). Mr. Selsky’s current base salary is $200,001 and his target annual bonus is 45% of his base salary ($90,000) (but these amounts would increase to $400,000 and $180,000, respectively, upon Cytocom’s completion of certain financing transactions).

(2)
In each case, the amounts in this column represent accelerated vesting of restricted stock units that would otherwise vest upon July 1, 2021. For this purpose, each Cytocom restricted stock unit is estimated to be worth (i) the average closing market price of Cleveland BioLabs common stock over the first five business days following the October 19, 2020 announcement of the parties’ execution of the Merger Agreement, in accordance with Item 402(t) of Regulation S-K, multiplied by (ii) the number of shares of Cleveland BioLabs common stock then expected to be issuable in respect of one share of Cytocom common stock pursuant to the Merger Agreement (i.e., the exchange ratio). This results in an estimated value per unit of $1.42. Insofar as this estimate is a function of both the then current price of Cleveland BioLabs common stock and the exchange ratio (which itself is a function of, among other things, the price of Cleveland BioLabs common stock and the net cash positions of both Cleveland BioLabs and Cytocom), this estimate may vary significantly from the actual value ultimately received in respect of each restricted stock unit. For additional details regarding the calculation of the exchange ratio, please see the section titled “The Merger Agreement—Exchange Ratio Formula.”
(3)
In each case, the amounts in this column represent the cost to continue the executive’s group health care benefits for twelve (12) months following an involuntary termination under the terms of each executive’s employment agreement, based on current premium rates.

Each of Mr. Handley, Ms. McAvoy and Dr. Selsky is party to an employment agreement with Cytocom that provides for severance benefits upon a termination of his or her employment without “cause” or his or her resignation for “good reason,” subject to the execution of a general release of claims. The severance benefits include continuation of base salary and group health insurance for twelve (12) months. In addition, if such termination without “cause” or resignation with “good reason” occurs within twelve (12) months following a “change in control,” the executive will also receive a payment equal to his or her target annual bonus for the calendar year in which the termination occurs, payable in a lump sum within 60 days. The definition of “change in control” in the employment agreement includes the majority of Cytocom’s stock becoming traded on a public exchange and the table above assumes that the consummation of the merger will constitute a change in control for this purpose.
Each executive has also entered into an Employee Proprietary Information and Inventions Agreement with Cytocom that includes customary provisions regarding confidentiality and ownership of intellectual property and prohibits the solicitation of Cytocom employees during the twelve (12) month period following any cessation of employment. The payment of any severance benefits under each executive’s employment agreement is conditioned on compliance with Employee Proprietary Information and Inventions Agreement.
For purposes of the employment agreements for each of our named executive officers:
•
“Cause” means a material act, or act of fraud, committed by the executive intended to result in his or her personal enrichment to the detriment or expense of Cytocom, a felony conviction, gross negligence or willful misconduct, or failure to perform the duties or obligations reasonably assigned to the executive by the Cytocom Board, which is not cured within ten (10) days prior written notice (unless the Cytocom Board reasonably determines such negligence, misconduct or failure cannot be cured), or violation of the Employee Proprietary Information and Inventions Agreement.

•
“Good Reason” means a material breach by Cytocom of the employment agreement, a material reduction in base salary, a material diminution in his or her authority, duties or responsibilities or a material change in the location where each executive performs services (more than sixty (60) miles), each subject to the executive providing notice to Cytocom within ninety (90) days of the occurrence of the “Good Reason” condition and giving Cytocom at least thirty (30) days to cure such condition.

In addition, each of Mr. Handley, Ms. McAvoy and Dr. Selsky received restricted stock units from Cytocom during 2020. Sixty percent (60%) of those restricted stock units vest (subject to the executive’s continued service) upon the earlier of: (i) July 1, 2021, or (ii) upon the closing of any transaction or series of related transactions pursuant to which Cytocom common stock or any successor becomes traded on a national securities exchange, including pursuant to (A) any “reverse merger” or other transaction pursuant to which Cytocom common stock or any successor is exchanged for shares of common stock of an entity that is traded on a national securities exchange, or (B) any initial public offering of Cytocom common stock. Accordingly, if completed before July 1, 2021, the consummation of the merger will result in the accelerated vesting of these restricted stock units. The remaining forty percent (40%) of each executive’s restricted stock unit award vests (subject to the executive’s continued service) on August 15, 2022, and such vesting will not be accelerated by the consummation of the merger.
Ownership Interests; Cytocom Equity Awards
As of December 31, 2020, Cytocom’s current directors and executive officers beneficially owned, in the aggregate, approximately 1.61% of the fully diluted shares of Cytocom common stock. In addition, Cytocom’s directors and executive officers hold certain restricted stock units of Cytocom, representing approximately 10.28% of the fully diluted shares of Cytocom common stock, 60% of which will vest upon the closing of the merger and be settled in shares of Cleveland BioLabs stock based on the exchange ratio as set forth in the Merger Agreement. In the merger, each unvested Cytocom restricted stock unit will be converted into a restricted stock unit award of Cleveland BioLabs, as adjusted in accordance with the exchange ratio formula set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement—Exchange Ratio” beginning on page 119. The other terms of each such substitute restricted stock unit (including, without limitation, the vesting terms) will be substantially identical to the terms applicable to the restricted stock unit being replaced.
The table below sets forth the anticipated ownership of shares of Cytocom common stock and restricted stock units by Cytocom’s directors and executive officers, including shares of Cytocom common stock held by stockholders affiliated with Cytocom’s directors and executive officers, immediately prior to the closing of the merger based on their ownership of as of December 31, 2020, and anticipated ownership immediately prior to the closing date of the merger.
Name	Common Stock	Restricted Stock Awards	% (Fully Diluted)
Michael K. Handley	0.00	2,281,250(1)	6.15
Taunia Markvicka	0.00	500,000(2)	1.35
Peter Aronstam	408,625	406,250(1)	2.20
Clifford Selsky	187,500	468,250(1)	1.77
Robert W. Buckheit	0	187,500(1)	0.56
Cozette M. McAvoy	0	468,250(1)	1.26
(1)
Each restricted stock unit will vest 60% upon the earlier of (i) the time immediately prior to (but contingent upon) the closing of any transaction or series of related transactions to which the common stock of Cytocom or any successor in interest to Cytocom is traded on Nasdaq or any other national securities exchange, including pursuant to (A) any “reverse merger” or other transaction pursuant to which the common stock of Cytocom or any successor in interest to Cytocom is exchanged for shares of common stock of an entity that is traded on Nasdaq or any other securities exchange or (B) any initial public offering of the common stock of Cytocom or any successor in interest to Cytocom; or (ii) July 1, 2021 and the remaining 40% will vest on August 15, 2022.

(2)	These restricted stock units will vest as follows: 66% of the restricted stock units will vest on August 15, 2022 and the remaining 34% will vest on August 16, 2023.
Limitations of Liability and Indemnification
For a discussion of the indemnification and insurance provisions related to the Cleveland BioLabs directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement—Indemnification and Insurance for Directors and Officers” beginning on page 126 below. In addition to the indemnification obligations required by the Merger Agreement, Cleveland BioLabs expects to enter into indemnification agreements with certain directors and executive officers who will become directors and officers of Cleveland BioLabs following the merger. These agreements will provide for the indemnification of Cleveland BioLabs’ directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Cleveland BioLabs.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the merger as soon as practicable (and in any event within three business days unless any conditions remain unsatisfied or unwaived) after all of the conditions to the obligations of the parties to consummate the merger contained in the Merger Agreement are satisfied or waived, including the approval by the Cleveland BioLabs stockholders of the issuance of Cleveland BioLabs common stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Cleveland BioLabs and Cytocom and specified in the certificate of merger. Neither Cleveland BioLabs nor Cytocom can predict the exact timing of the consummation of the merger.
Regulatory Approvals
In the United States, Cleveland BioLabs must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Cleveland BioLabs common stock to Cytocom’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. Cleveland BioLabs does not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.

Material U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of certain material U.S. federal income tax consequences of the merger that are applicable to U.S. holders (as defined below) who exchange shares of Cytocom capital stock for shares of Cleveland BioLabs common stock in the merger, assuming that the merger is consummated in the manner described in the Merger Agreement and in this proxy statement/prospectus, but does not purport to be a complete analysis of all potential tax consequences. This summary is based upon current provisions of the Code, existing Treasury regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Cytocom stockholders as described in this summary.
This discussion does not address all U.S. federal income tax consequences relevant to a Cytocom stockholder. In addition, it does not address consequences relevant to Cytocom stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Cytocom stockholders that are:
•	persons who do not hold their Cytocom capital stock as a “capital asset” within the meaning of Section 1221 of the Code;
•	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;
•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;
•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);
•	stockholders who are subject to the alternative minimum tax provisions of the Code;
•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;
•	persons that have a functional currency other than the U.S. dollar;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•
persons who hold shares of Cytocom capital stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who acquired their shares of stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Cytocom common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Cytocom capital stock under the constructive sale provisions of the Code;
•	persons holding Cytocom common stock who exercise dissenters’ rights;
•
persons who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.
Cytocom stockholders subject to particular U.S. or non-U.S. tax rules that are described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the merger.
If an entity that is treated as a partnership for U.S. federal income tax purposes holds Cytocom capital stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Cytocom capital stock or any other person not addressed by this discussion, you should consult your tax advisors regarding the tax consequences of the merger.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of Cytocom capital stock are acquired or disposed of other than in exchange for shares of Cleveland BioLabs common stock in the merger; (b) the tax consequences to holders of Cytocom convertible notes, or options or warrants issued by Cytocom which are assumed in connection with the merger; (c) the tax consequences of the ownership of shares of Cleveland BioLabs common stock following the merger; (d) any U.S. federal non-income tax consequences of the merger, including estate, gift or other tax consequences; (e) any state, local or non-U.S. tax consequences of the merger; or (f) the Medicare contribution tax on net investment income. No ruling from the Internal Revenue Service, or the IRS, has been or will be requested in connection with the merger. Cytocom stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of “U.S. Holder”
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Cytocom capital stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•
a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
Tax Characterization of the Merger
Cleveland BioLabs and Cytocom intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, no opinion of counsel has been obtained or will be obtained on the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Cytocom stockholders are encouraged to consult their own tax advisors concerning the characterization of the merger as a free “reorganization” under Section 368(a) of the Code.
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including if the IRS successfully challenges the qualification of the merger as such), then each U.S. holder generally would be treated as exchanging its Cytocom capital stock in a fully taxable transaction in exchange for Cleveland BioLabs common stock and cash received by a Cytocom stockholder in lieu of fractional shares of Cleveland BioLabs common stock. The remainder of this discussion assumes that the merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
Tax Treatment of Cytocom Stockholders in the Merger
If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, then accordingly:
•	each U.S. holder generally will not recognize gain or loss upon the exchange of their Cytocom capital stock for Cleveland BioLabs common stock;

•
each U.S. holder’s aggregate tax basis in the Cleveland BioLabs common stock received in the merger (including any fractional share of Cleveland BioLabs common stock for which cash is received) will be equal to such U.S. holder’s aggregate tax basis in the Cytocom capital stock exchanged therefor; and

•
the holding period of the shares of Cleveland BioLabs common stock received by a Cytocom stockholder in the merger will include the holding period of the shares of Cytocom capital stock surrendered in exchange therefor.

Holders of Cytocom capital stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.
Cash Received in Lieu of Fractional Shares
A cash payment received by a U.S. holder in lieu of a fractional share of Cleveland BioLabs common stock will be treated as if the U.S. holder received a fractional share of Cleveland BioLabs common stock in the merger and then received the cash in exchange for that fractional share. As a result, the U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the U.S. holder’s Cytocom capital stock that is allocable to the fractional share. Any gain or loss should generally be long-term capital gain or loss if the U.S. holder’s holding period for the Cytocom capital stock surrendered is more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.
Medicare Tax on Certain Investment Income
Certain non-corporate U.S. holders whose income exceeds certain thresholds may also be subject to a 3.8% tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the merger as a result of the receipt of cash in lieu of fractional shares of Cleveland BioLabs common stock will be includable in a U.S. holder’s net investment income for purposes of this tax. Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of this tax.
Backup Withholding
Certain U.S. holders may be subject to backup withholding of U.S. federal income tax with respect to any cash received in the merger, including cash received in lieu of fractional shares of Cleveland BioLabs common stock. Backup withholding will not apply, however, to a U.S. holder of Cytocom capital stock who furnishes a correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. While this discussion does not otherwise address the U.S. federal income tax considerations applicable to non-U.S. holders, a non-U.S. holder may be subject to backup withholding unless such holder establishes an exemption, for example, by properly certifying his or her non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that such holder is not a non-U.S. holder. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Reporting Requirements
If the merger is a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Cleveland BioLabs common stock in the merger is required to retain permanent records pertaining to the merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. U.S. holders who owned immediately before the merger at least one percent (by vote or value) of the total outstanding stock of Cytocom are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Cytocom capital stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of Cytocom and Cleveland BioLabs. U.S. holders are urged to consult with their tax advisors to comply with these rules.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Cytocom stockholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the merger to you.
Anticipated Accounting Treatment
The merger is expected to be treated by Cleveland BioLabs as a reverse merger and will be accounted for as a business combination in accordance with U.S. GAAP. For accounting purposes, Cytocom is considered to be acquiring the assets and liabilities of Cleveland BioLabs in this transaction based on the terms of the Merger Agreement and other factors, including: (i) Cytocom’s stockholders immediately prior to the merger will control a larger interest than current Cleveland BioLabs stockholders the combined company; (ii) Cytocom will designate a majority (four of seven) of the initial members of the board of directors of the combined company; (iii) Cytocom’s executive management team will become the majority of the management team of the combined company; and (iv) the combined company will be renamed “Cytocom Inc.” at the time of the merger. See “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus for additional information.
Nasdaq Stock Market Listing
Shares of Cleveland BioLabs common stock are currently listed on Nasdaq under the symbol “CBLI.” Cleveland BioLabs has agreed to use commercially reasonable efforts to cause the shares of Cleveland BioLabs common stock being issued in the merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the effective time.
In addition, under the Merger Agreement, each of Cleveland BioLabs’ and Cytocom’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the shares of Cleveland BioLabs common stock to be issued in the merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the merger.
If the Nasdaq listing application is accepted, Cleveland BioLabs anticipates that the common stock of the combined company will be listed on Nasdaq following the closing of the merger under the trading symbol “CYTO.” In order for the Nasdaq listing application to be accepted, among other requirements, the combined company must maintain a bid price of $3 or higher for a certain period of time. As of May 6, 2021, the bid price of Cleveland BioLabs’ common stock was $5.28.
Appraisal Rights and Dissenters’ Rights
Under the DGCL, Cleveland BioLabs stockholders are not entitled to appraisal rights in connection with the merger.
Cytocom stockholders are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.
The discussion below is not a complete summary regarding Cytocom stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Cytocom stockholders exercise their appraisal rights under Delaware law.
Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within ten days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger and that appraisal rights are available.
This proxy statement constitutes notice of the approval of the merger by the Cytocom stockholders by written consent in lieu of a meeting of stockholders and of the availability of appraisal rights in accordance with

Section 262(d)(2) of the DGCL. In order for a stockholder of Cytocom to exercise his, her or its right to an appraisal, such stockholder must deliver to Cytocom a written demand for appraisal of such stockholder’s shares of Cytocom capital stock within 20 days of the mailing of this proxy statement. Such stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform Cytocom of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Cytocom capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Cytocom Inc., Finance Department, Attention: Chief Financial Officer, and should be executed by, or on behalf of, the record holder of shares of Cytocom capital stock.
If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the merger consideration for your shares of Cytocom capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Cytocom capital stock.
To be effective, a demand for appraisal by a holder of shares of Cytocom capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Cytocom. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective date of the merger.
If you hold your shares of Cytocom capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.
At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to Cytocom. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Cytocom capital stock.
Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Cytocom, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”
Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.
Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Cytocom capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.
Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
Litigation Related to the Merger
Cleveland BioLabs, certain of its officers and members of its board of directors, and Cytocom are parties to various claims and litigation related to the Merger Agreement and the Merger.
On March 12, 2021, a complaint, captioned Teo v. Cleveland BioLabs, Inc. et al., Case 1:21-cv-02187, was filed in the U.S. District Court for the Southern District of New York in connection with the Merger (the “Teo Action”). The Teo Action names as defendants Cleveland BioLabs, each director on the Cleveland BioLabs board of directors, Merger Sub and Cytocom. The complaint in the Teo Action alleges that (i) the Cleveland BioLabs board of directors breached its fiduciary duties to the plaintiff stockholder in entering into the Merger Agreement and (ii) Cleveland BioLabs and the Cleveland BioLabs board of directors omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related SEC regulations. The Teo Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, damages and an award of plaintiffs’ attorneys’ and experts’ fees. Cleveland BioLabs’ responsive pleadings are due on May 17, 2021.
On March 17, 2021, a complaint, captioned Steudte v. Cleveland BioLabs, Inc. et al., Case 1:21-cv-02314, was filed in the U.S. District Court for the Southern District of New York in connection with the Merger (the “Steudte Action”). The Steudte Action names as defendants Cleveland BioLabs and each director on the Cleveland BioLabs board of directors. The complaint in the Steudte Action alleges that Cleveland BioLabs and the Cleveland BioLabs board of directors omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in violation of their fiduciary duties and the Exchange Act and related SEC regulations. The Steudte Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, the dissemination by the Company of a revised registration statement on Form S-4 and an award of plaintiffs’ attorneys’ and experts’ fees. Cleveland BioLabs’ responsive pleadings are due on June 1, 2021.
On March 18, 2021, a complaint, captioned Wang v. Cleveland BioLabs, Inc. et al., Case 1:21-cv-02395, was filed in the U.S. District Court for the Southern District of New York in connection with the Merger (the “Wang Action”). The Wang Action names as defendants the Company, each director on the Company’s board of directors, Merger Sub and Cytocom. The complaint in the Wang Action alleges that the Company and the Company’s board of directors omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in violation of the Exchange Act and related SEC regulations. The Wang Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, the dissemination by the Company of a revised registration statement on Form S-4 and an award of plaintiffs’ attorneys’ and experts’ fees.
On March 19, 2021, a putative class action complaint, captioned Litwin v. Cleveland BioLabs, Inc. et al., Case 2021-0242, was filed in the Delaware Court of Chancery in connection with the Merger (the “Litwin Action”). The Litwin Action names as defendants Cleveland BioLabs, each director on the Cleveland BioLabs board of directors, and the Vice President of Finance of Cleveland BioLabs. The complaint in the Litwin Action alleges that Defendants omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in breach of their fiduciary duties. The Litwin Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, the dissemination by Cleveland BioLabs of a revised registration statement on Form S-4 and an award of plaintiffs’ attorneys’ and experts’ fees. Plaintiff in the Litwin Action has filed a motion for expedited proceedings, which Defendants have opposed. Defendants have also filed a motion to dismiss the Litwin Action.
On March 23, 2021, a complaint, captioned Morgan v. Cleveland BioLabs, Inc. et al., Case 1:21-cv-00418, was filed in the U.S. District Court for the District of Delaware in connection with the Merger (the “Morgan Action”). The Morgan Action names as defendants Cleveland BioLabs and each director on the Cleveland BioLabs board of directors. The complaint in the Morgan Action alleges that Cleveland BioLabs and the Cleveland BioLabs board of directors omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in violation of the Exchange Act and related SEC regulations. The Morgan Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, the dissemination by Cleveland BioLabs of a revised registration statement on Form S-4 and an award of plaintiffs’ attorneys’ and experts’ fees.
On March 24, 2021, a complaint, captioned Bednar v. Cleveland BioLabs, Inc. et al., Case 1:21-cv-02546, was filed in the U.S. District Court for the Southern District of New York in connection with the Merger (the “Bednar Action”). The Bednar Action names as defendants Cleveland BioLabs and each director on the Cleveland BioLabs board of directors. The complaint in the Bednar Action alleges that Cleveland BioLabs and the Cleveland BioLabs board of directors omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in violation of their fiduciary duties and the Exchange Act and related SEC regulations. The Bednar Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, the dissemination by the Company of a revised registration statement on Form S-4 and an award of plaintiffs’ attorneys’ and experts’ fees.
On March 23, 2021, a complaint captioned Stickel v. Cleveland Biolabs, Inc., et al., Case 1:21-cv-02489, was filed in the U.S. District Court for the Southern District of New York in connection with the Merger (the “Stickel Action”). The Stickel Action names as defendants Cleveland BioLabs and each director on the Cleveland BioLabs board of directors. The complaint alleges that Cleveland BioLabs and the Cleveland BioLabs board of director omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, in violation of the Exchange Act and SEC regulations. Stickel seeks to enjoin the company from consummating the Merger, to force the Company to amend the registration statement, and to collect damages and attorneys’ fees.
On April 1, 2021, a complaint, captioned Hoenecke v. Cleveland BioLabs, Inc., et al., Case 1:21-cv-1789, was filed in the U.S. District Court for the Eastern District of New York in connection with the Merger (the “Hoenecke Action”). The Hoenecke Action names as defendants Cleveland BioLabs and each director on the Cleveland BioLabs board of directors. The complaint in the Hoenecke Action alleges that Cleveland BioLabs and the Cleveland BioLabs board of directors omitted and/or provided misleading information in the registration statement on Form S-4 filed with the SEC in connection with the Merger, of which this proxy statement/prospectus forms a part, in violation of the Exchange Act and related SEC regulations. The Hoenecke Action seeks, among other things, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, the dissemination by the Company of a revised registration statement on Form S-4 and an award of plaintiffs’ attorneys’ and experts’ fees.
Cleveland BioLabs cannot predict the outcome of these lawsuits.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Cleveland BioLabs, Cytocom or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Cleveland BioLabs and Merger Sub, on the one hand, and Cytocom, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Cleveland BioLabs and Cytocom do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Cleveland BioLabs or Cytocom, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Cleveland BioLabs, Merger Sub and Cytocom and are modified by the disclosure schedules.
Structure
Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Cleveland BioLabs formed by Cleveland BioLabs in connection with the execution of the Merger Agreement for purposes of the merger, will merge with and into Cytocom, with Cytocom surviving the merger as a wholly owned subsidiary of Cleveland BioLabs.
Consummation and Effectiveness of the Merger
The merger will be consummated as promptly as practicable after all of the conditions to the obligations of the parties to consummate the merger are satisfied or waived, including the approval by the stockholders of Cleveland BioLabs and Cytocom. The merger is expected to be consummated during the second quarter of 2021, after the Cleveland BioLabs special meeting of stockholders. However, Cleveland BioLabs and Cytocom cannot predict the exact timing of the consummation of the merger because it is subject to various conditions.
Merger Consideration
At the effective time of the merger, each outstanding share of Cytocom common stock, each outstanding share of Cytocom preferred stock that was not, by its terms, converted into shares of Cytocom common stock immediately prior to the effective time of the merger, and each vested restricted stock unit of Cytocom (excluding, in each case, any dissenting shares and shares held in treasury) will be automatically converted into the right to receive a number of shares of Cleveland BioLabs’ common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement and described in more detail below. No fractional shares of Cleveland BioLabs common stock will be issued in connection with the merger, no dividends or distributions of Cleveland BioLabs shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Cleveland BioLabs stockholder. Any Cytocom stockholder who would otherwise be entitled to receive a fraction of a share of Cleveland BioLabs common stock pursuant to the merger (after taking into account all shares of Cleveland BioLabs common stock held immediately prior to the Effective Time by such holder) will, in lieu of such fraction of a share and upon surrender of such certificate or book-entry shares, receive cash in lieu of such fractional shares in accordance with the provisions in the Merger Agreement.

Exchange Ratio Formula
The exchange ratio will be calculated based on the total number of outstanding shares of Cleveland BioLabs common stock and Cytocom common stock, each on a fully diluted basis, and the respective valuations of Cleveland BioLabs and Cytocom, as of immediately prior to the effective time of the merger. As of the effective date of the Merger Agreement, the valuation of Cleveland BioLabs was assumed to be $39 million and the valuation of Cytocom was assumed to be $61 million. The respective valuations of Cytocom and Cleveland BioLabs will be increased or decreased, as applicable, based on the amount of each company’s net cash at closing, inclusive of certain short- and long-term liabilities. From these imputed valuation amounts, the number of shares to be issued as merger consideration to Cytocom securityholders will be equal to a percentage of the fully diluted common stock of the combined company determined by dividing the adjusted Cytocom valuation by the adjusted combined company valuation. Accordingly, if there is no adjustment to the respective valuations of each of the companies, then the former Cytocom securityholders will own, or hold rights to acquire, approximately 61% of the common stock of the combined company, on a fully diluted basis. These adjustments for net cash at the cash determination time mean that Cleveland BioLabs stockholders could own more, and former Cytocom securityholders could own less, or vice versa, of the fully diluted common stock of the combined company, following the closing of the merger.
The shares of Cleveland BioLabs’ common stock to be issued to the Cytocom securityholders in the merger will be allocated among the Cytocom securityholders in accordance with Cytocom’s organizational documents. In particular, the holders of shares of Cytocom preferred stock that are not automatically converted into common stock immediately prior to the closing of the merger will be entitled to receive an aggregate number of shares of Cleveland BioLabs common stock in the merger having a market value of $12 million (to be allocated on a pro rata basis among such holders of Cytocom preferred stock), to be determined based on the volume-weighted-average trading price of such shares over the period beginning on the date of the closing of the merger and ending 30 trading days following the closing of the merger. Therefore, the final allocation of the number of shares of Cleveland BioLabs’ common stock that will be issued in the merger or subject to a restricted stock unit following the merger will not be finally determined until after the passage of at least 30 trading days following the closing. Accordingly, while a portion of the shares of Cleveland BioLabs common stock to be issued in exchange for Cytocom’s equity securities will be issued shortly after closing, the final allocation of such shares of Cleveland BioLabs’ common stock among the former Cytocom securityholders will not be determined until at least 30 trading days following the closing. Because these provisions of the Merger Agreement will only affect the allocation of the shares of Cleveland BioLabs common stock to be issued in the merger among the former Cytocom securityholders, the total number of shares to be issued by Cleveland BioLabs in the merger is not subject to change based on the trading price, or for any other reason, following closing.
In addition, each unvested Cytocom restricted stock unit will be converted into a number of restricted stock units of Cleveland BioLabs, as determined in accordance with the exchange ratio formula described above. The terms (including, without limitation, the vesting terms) of each such substitute restricted stock unit will be substantially equivalent to those of the Cytocom restricted stock unit being replaced.
Each share of Cleveland BioLabs common stock issued and outstanding at the time of the merger will remain issued and outstanding. In addition, each option to purchase shares of Cleveland BioLabs common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will survive the closing and remain outstanding in accordance with its terms.
Procedures for Exchanging Cytocom Stock Certificates
Before the effective time of the merger, Cleveland BioLabs will appoint Continental Transfer & Trust Company as exchange agent, or the exchange agent, and deposit certificates or evidence of book-entry shares representing the shares of Cleveland BioLabs common stock issuable to Cytocom’s stockholders and a sufficient amount of cash to make payments in lieu of fractional shares. The Merger Agreement provides that, promptly after the effective time, the exchange agent will mail to each record holder of Cytocom capital stock immediately prior to the effective time a letter of transmittal and instructions for surrendering and exchanging Cytocom stock certificates held by such record holder in exchange for certificates or book-entry shares of Cleveland BioLabs common stock. Upon surrender of a Cytocom stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Cleveland BioLabs may reasonably require, the Cytocom stock certificate surrendered will be cancelled and the holder of such Cytocom stock certificate will be entitled to receive the following:
•
a certificate or evidence of shares in book-entry form representing the number of whole shares of Cleveland BioLabs common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement, and

•	cash in lieu of any fractional share of Cleveland BioLabs common stock.
From and after the effective time, until it is surrendered, each certificate or book-entry share that previously evidenced shares of Cytocom common stock or Cytocom preferred stock (if any) will be deemed to represent only the right to receive shares of Cleveland BioLabs common stock, and cash in lieu of any fractional share of Cleveland BioLabs common stock.
If any Cytocom stock certificate has been lost, stolen or destroyed, Cleveland BioLabs may, in its discretion, and as a condition precedent to the delivery of any book-entry shares of Cleveland BioLabs common stock, require the owner of such lost, stolen or destroyed certificate to provide an affidavit and indemnity agreement in customary form claiming such certificate has been lost, stolen or destroyed and to deliver a bond (in such sum as Cleveland BioLabs may reasonably direct) as indemnity against any claim that may be made against the exchange agent, Cleveland BioLabs or the surviving corporation with respect to such certificate.
Cleveland BioLabs will not pay dividends or other distributions on any shares of Cleveland BioLabs common stock to be issued in exchange for shares of Cytocom’s capital stock represented by any unsurrendered Cytocom stock certificate until such Cytocom stock certificate is surrendered as provided in the Merger Agreement.
Directors of Cleveland BioLabs Following the Merger
Pursuant to the Merger Agreement, each of the directors of Cleveland BioLabs who will not continue as directors of Cleveland BioLabs following the consummation of the merger will resign effective as of the closing of the merger. Effective as of the effective time of the merger, the Cleveland BioLabs board of directors will consist of a total of seven directors, three of whom will be designated by Cleveland BioLabs and four of whom will be designated by Cytocom, each of whom shall serve until the earlier of the next annual meeting of stockholders held by Cleveland BioLabs or such person’s death or resignation or removal from the Cleveland BioLabs board.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Cleveland BioLabs and Cytocom for a transaction of this type relating to, among other things:
•	organization and corporate power;
•	authority to enter into the Merger Agreement and the related agreements;
•	outstanding capital stock of Cleveland BioLabs and Cytocom;
•	subsidiaries;
•	consents and approvals required for consummation of the merger and non-contravention of the organizational documents, certain laws, governmental authorizations or certain contracts of the parties;
•	financial statements and, with respect to Cleveland BioLabs, documents filed with the SEC and the accuracy of information contained in those documents;
•	absence of undisclosed liabilities;
•	absence of certain recent development;
•	compliance with laws;
•	title to properties;
•	certain tax matters;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach of such contracts;
•	intellectual property;
•	litigation;
•	insurance;
•	employee benefit plans;
•	environmental compliance and conditions;
•	employment and labor matters;
•	FDA and regulatory matters;
•	brokerage commissions;
•	certain transactions or relationships with affiliates; and
•	with respect to Cleveland BioLabs, stockholder rights plans, “poison pills,” anti-takeover plans.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Cleveland BioLabs and Cytocom to consummate the merger.
Covenants; Conduct of Business Pending the Merger
Cleveland BioLabs and Cytocom each has agreed that, except as permitted by the Merger Agreement, as required by law, or unless the other party has provided written consent (which consent shall not be unreasonably delayed, withheld or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the effective time and the termination of the Merger Agreement, each company and its subsidiaries will conduct its business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to maintain sufficient inventory of its products, preserve intact its current business organization, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with such company. Each party shall promptly notify the other party of any material adverse effect of which it has knowledge and upon having knowledge of any matter that is reasonably likely to result in representations and warranties to not be true and correct. Each party has also agreed that, subject to certain limited exceptions, without the consent of the other party, it will not, and will not cause or permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the effective time and the termination of the Merger Agreement:
•
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (except for dividends or other distributions made by subsidiaries of such party to such party) ; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of such party’s common stock from terminated employees, directors or consultants of such party);

•
sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: any capital stock or other security (except for such party’s common stock issued upon the valid exercise or settlement of such party’s equity awards outstanding, as applicable); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security;

•
except as required to give effect to anything in contemplation of the closing or for the shares of Cleveland BioLabs common stock issuable to holders of Cytocom capital stock in connection with the merger to be approved for listing on NASDAQ, which for the avoidance of doubt, may include a proposal to amend the Cleveland BioLabs organizational documents to increase the number of authorized shares of Cleveland BioLabs common stock and/or effect a reverse split of Cleveland BioLabs’ common stock, amend the certificate of incorporation, bylaws or other organizational documents of such party, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated by the Merger Agreement;
•	form any subsidiary or acquire any equity interest or other interest in any other person or enter into any joint venture with any other person;
•
lend money to any person, incur or guarantee any indebtedness for borrowed money in excess of $100,000, guarantee any debt securities of others or make any capital expenditures or commitments in excess of $100,000 in the aggregate;

•
adopt, establish or enter into any plan for the benefit of any current or former employee, officer, independent contractor or direct of such party, cause or permit any plan, including, for the avoidance of doubt, any award agreement under a plan, to be amended other than as required by law;

•	pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to the existing terms of any benefit plan);
•
increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

•
acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, other than in the ordinary course of business consistent with past practices, or grant any lien with respect to such assets or properties;

•
sell, assign, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of, or license, sublicense or otherwise encumber any material intellectual property rights owned by such party, other than pursuant to certain non-exclusive licenses;

•	make, change or revoke any material tax election; file any material amendment to any tax return or adopt or change any material accounting method in respect of taxes;
•
waive, settle or compromise any pending or threatened legal proceeding against such party or any of its subsidiaries, other than waivers, settlements or agreements for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and that do not impose any material restriction on the operations or business of such party or its subsidiaries, taken as a whole, or any equitable relief on, or admission of any wrongdoing by, such party or its subsidiaries;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
•	enter into, amend or terminate, or fail to exercise renewal rights with respect to, any of such party’s material contracts;
•
implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or applicable laws, in each case, after the date hereof;

•	enter into any new line of business or change in any material respect its business as conducted as of the date hereof;
•
voluntarily terminate, suspend, abrogate, amend or modify any of its permits in a manner materially adverse to the business, assets, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole; or

•	agree, resolve or commit to do, or adopt any resolution of the board of directors in support of, any of the foregoing.

Non-Solicitation
Under the terms of the Merger Agreement, subject to certain exceptions described below, each of Cleveland BioLabs and Cytocom has agreed, from the date of the Merger Agreement until the earlier of the Effective Time or the date, if any, of the termination of the Merger Agreement in accordance with the terms of the Merger Agreement, it shall not, and shall cause its respective subsidiaries and representatives not to, directly or indirectly:
•
initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries to, or afford access to the properties, books or records of itself or any of its subsidiaries to, any person with respect to any Acquisition Proposal; or

•
execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal.

Cleveland BioLabs and Cytocom shall, and shall cause their respective subsidiaries and representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any person (other than Cleveland BioLabs or Cytocom or their respective affiliates) being conducted by Cleveland BioLabs or Cytocom, as applicable, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, immediately discontinue access by any person (other than Cleveland BioLabs or Cytocom or their respective affiliates) to any data room (virtual or otherwise) established by Cleveland BioLabs or Cytocom or its representatives for such purpose.
Notwithstanding the foregoing, prior to obtaining the approval of Cleveland BioLabs’ stockholders to the merger proposal at the Cleveland BioLabs special meeting of stockholders, Cleveland BioLabs may (a) participate or engage in discussions or negotiations with, or (b) disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books, or records of itself or its subsidiaries (in each case, pursuant to a confidentiality agreement containing terms no less favorable to Cleveland BioLabs with respect to confidentiality than the terms of the confidentiality agreement in effect between Cytocom and Cleveland BioLabs) to a third party if, prior to obtaining the approval of the merger, Cleveland BioLabs: (i) receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of the non-solicitation obligations under the Merger Agreement), and (ii) such proposal constitutes, or the Cleveland BioLabs Board determines in good faith that such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal (as defined below).
Except under the circumstances described below, Cleveland BioLabs has agreed that it shall not, nor shall the Cleveland BioLabs Board or any of its committees, directly or indirectly:
•
withhold, withdraw, amend, qualify or modify in a manner adverse to Cytocom, the approval, recommendation or declaration of advisability by its board of directors or any such committee of the contemplated transactions (or publicly propose to do any of the foregoing);

•	propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to itself; or
•
fail to reaffirm or re-publish the CBLI Recommendation (as defined below), within ten days of being requested by the Cytocom to do so or, if earlier, not later than two business days before the Cleveland BioLabs’ Special Meeting (any of the foregoing, a “Cleveland BioLabs’ Adverse Recommendation Change”).

Notwithstanding the foregoing, prior to obtaining the approval of Cleveland BioLabs’ stockholders to the merger proposal and subject to the termination fee provisions described below under “ – Termination Fees and Expenses”, the Cleveland BioLabs Board may change the CBLI Recommendation in response to a Superior Proposal which has not been withdrawn and which did not result from a breach of the non-solicitation provisions described herein and in the Merger Agreement, provided that the Cleveland BioLabs board of directors may not make such a recommendation change:
•
until four days after the Cleveland BioLabs Board notifies Cytocom in writing of its receipt of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person or group making the Superior Proposal and including all documents pertaining to such Superior Proposal;

•
if during such notice period, Cytocom proposes any alternative transaction (including any modification to the terms of the Merger Agreement), unless the Cleveland BioLabs Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and after good faith negotiations between Cytocom and Cleveland BioLabs (if such negotiations are requested by Cytocom), that the Acquisition Proposal continues to constitute a Superior Proposal (after taking into account all financial, legal and regulatory terms and conditions of such Superior Proposal and such alternative transaction proposal proposed by Cytocom); and

•
unless the Cleveland BioLabs Board in good faith after consultation with its outside legal counsel that failure to make a Cleveland BioLabs Adverse Recommendation Change would reasonably be expected to violate the Cleveland BioLabs Board’s fiduciary obligations to its stockholders.

Further, at any time prior to obtaining the approval of the Cleveland BioLabs stockholders of the merger proposal, and following any Intervening Event (as defined below), the Cleveland BioLabs Board may make a Cleveland BioLabs Adverse Recommendation Change if the Cleveland BioLabs Board (i) determines in good faith after consultation with outside legal counsel that the failure to make a Cleveland BioLabs Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to violate the Cleveland BioLabs Board’s fiduciary obligations to its stockholders, (ii) determines in good faith that the reasons for making a Cleveland BioLabs Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal, and (iii) provides written notice to Cytocom advising Cytocom that the Cleveland BioLabs Board is contemplating making a Cleveland BioLabs Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, that (a) the Cleveland BioLabs Board may not make such Cleveland BioLabs Adverse Recommendation Change until four business days after providing such written notice to Cytocom and (b) during such four business day period, at the request of Cytocom, Cleveland BioLabs shall negotiate with Cytocom in good faith with respect to any change or modifications to the Merger Agreement which would allow the Cleveland BioLabs Board to not make such Cleveland BioLabs Adverse Recommendation Change in response to such Intervening Event, consistent with the Cleveland BioLabs Board’s fiduciary obligations to its stockholders.
For purposes of the Merger Agreement and the description thereof contained in this proxy statement/prospectus/information statement:
“Acquisition Proposal” means, with respect to Cleveland BioLabs or Cytocom, as applicable, any proposal or offer, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets, of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any person or persons beneficially owning 20% or more of any class of equity securities of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole, other than the contemplated transactions.
“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the Cleveland BioLabs Board after the date of the Merger

Agreement, to the extent that such event, development or change in circumstances (i) was neither known by Cleveland BioLabs or any of its representatives, nor should reasonably have been foreseen by Cleveland BioLabs or its representatives as of or prior to the date of the Merger Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of shares of Cytocom common stock or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.
“CBLI Recommendation” means the recommendation by the Cleveland BioLabs Board that the Cleveland BioLabs stockholders approve the Cleveland BioLabs Share Issuance Proposal in connection with the merger.
“Superior Proposal” means any bona fide, written Acquisition Proposal (other than an Acquisition Proposal which has resulted from a violation of the non-solicitation provisions described herein and in the Merger Agreement) (with all references in the definition thereof to “20%”being deemed to be references to “50%”) on terms that the Cleveland BioLabs Board determines in good faith after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the Cleveland BioLabs Board considers to be appropriate (including the identity of the person making the Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and the availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing), would result in a transaction (i) that, if consummated, is more favorable to the Cleveland BioLabs Stockholders from a financial point of view than the merger (taking into account any proposal by Cytocom to amend the terms of the Merger Agreement), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal.
Meeting of Cleveland BioLabs’ Stockholders and Written Consent of Cytocom’s Stockholders
Cleveland BioLabs is obligated under the Merger Agreement to take all action necessary under applicable law and its organizational documents to duly give notice of, convene and hold a meeting of the Cleveland BioLabs stockholders, to be held as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part, is declared effective under the Securities Act, to see to obtain stockholder approval of the merger.
Prior to the date hereof, Cytocom has delivered to Cleveland BioLabs evidence of the written consent of Cytocom stockholders holding a sufficient number of shares of Cytocom capital stock to adopt the Merger Agreement and approve the merger and the related transactions contemplated therein to such adoption and approval. Cytocom shall reasonably cooperate with Cleveland BioLabs and provide, and require its representatives to provide, Cleveland BioLabs and its representatives, with all true, correct and complete information regarding Cytocom or its subsidiaries that is required by law to be included in the registration statement or reasonably requested by Cleveland BioLabs to be included in the registration statement. Cytocom will use commercially reasonable efforts to cause to be delivered to Cleveland BioLabs a consent letter of Cytocom’s independent accounting firm, dated no more than two (2) business days before the date on which the registration statement becomes effective (and reasonably satisfactory in form and substance to Cleveland BioLabs), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the registration statement.
Regulatory Approvals
Cytocom and Cleveland BioLabs each shall promptly supply the other with any information required in order to effectuate the filings with a governmental body, supply additional information reasonably required by a governmental body and, subject to applicable legal limitations and the instructions of any governmental body, keep each other apprised of the status of matters relating to the clearance of the merger and related transactions including promptly furnishing the other with copies of communications received from any governmental body. Each of Cleveland BioLabs and Cytocom agree not to independently participate in any meeting, or engage in any substantive conversation, with any governmental body in connection with such filings without giving the other prior notice of the meeting or conversation and, unless prohibited by such governmental body, an opportunity to attend or participate. The parties shall consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any governmental body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control laws in connection with the merger and related transactions. Cleveland BioLabs and Cytocom shall promptly provide the other party with copies of all filings made by such party with any governmental body in connection with the merger.
Each of Cytocom and Cleveland BioLabs shall give the other party prompt notice of the commencement or written threat of commencement of any action by or before any governmental body with respect to the merger and related transactions, keep the other party informed as to the status of any such action or threatened action and reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger and related transactions.
Subject to the conditions and upon the terms of the Merger Agreement, each of Cleveland BioLabs and Cytocom shall use commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to carry out the intent and purposes of the Merger Agreement and to consummate the merger. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of the Merger Agreement, each party shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the Merger Agreement and related transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the Merger Agreement and related transactions and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a governmental body or a party to any material contract; provided, that, in no event shall (A) Cytocom or Cleveland BioLabs or any of their respective subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any contracts be a condition to any party’s obligations.
Indemnification and Insurance for Directors and Officers
Under the Merger Agreement, from the later of (i) the expiration of the statute of limitations applicable to an action or claim and (ii) the sixth anniversary of the date on which the effective time of the merger occurs, Cleveland BioLabs and the surviving corporation in the merger agreed to, jointly and severally, indemnify and hold harmless each person who is presently, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the effective time of the merger, a director or officer of Cleveland BioLabs or Cytocom, respectively, against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable expenses (including legal expenses) incurred in connection with any action or claim, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, by reason of the fact that the indemnified party is or was an officer, director, employee, fiduciary, or agent of Cytocom or Cleveland BioLabs or any of its or their respective subsidiaries, or of another entity if such service was at the request of Cytocom or Cleveland BioLabs, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under existing arrangements disclosed to Cytocom or Cleveland BioLabs prior to the date of the Merger Agreement and as otherwise provided for in Cytocom’s and Cleveland BioLabs’ organizational documents. In the event of any such action or claim, each indemnified party is entitled to advancement of reasonable expenses (including legal expenses) incurred in the defense of the action or claim from the surviving corporation and Cleveland BioLabs (provided that any person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such person is not entitled to indemnification).

Cytocom shall purchase prior to the Effective Time a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by Cytocom, which tail policy or policies will be effective for at least six years from the Effective Time with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided that the total annual premium for such tail policy or policies shall not be in excess of 300% of the last annual premium paid by Cytocom prior to the Effective Time.
Conditions to the Consummation of the Merger
Mutual Conditions to Consummation. The obligations of Cytocom, Cleveland BioLabs and Merger Sub to complete the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•
the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order that has not been withdrawn;

•
there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental authority of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect which has the effect of making the consummation of the merger or any of the other transactions contemplated by the Merger Agreement illegal;

•
approval of the issuance of the Cleveland BioLabs common stock to be issued as merger consideration by the holders of a majority of the outstanding shares of Cleveland BioLabs common stock at the Cleveland BioLabs special meeting of stockholders shall have been obtained;

•
the written consents of the Cytocom stockholders and Cleveland BioLabs, as the sole stockholder of the Merger Sub, approving the contemplated transactions and adopting the Merger Agreement, shall continue to be in force and effect; and

•
the approval of the listing of the additional shares of Cleveland BioLabs common stock on NASDAQ will have been obtained and the shares of Cleveland BioLabs common stock to be issued in the merger pursuant to the Merger Agreement will have been approved for listing (subject to official notice of issuance) on NASDAQ.

Additional Conditions to Consummation. In addition, the obligation of Cleveland BioLabs and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:
•
the accuracy as of the closing date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) of certain representations and warranties made in the Merger Agreement by Cytocom or Cleveland BioLabs, as the case may be, regarding other fundamental matters, including, among other things, corporate organization, authority and the execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereby;

•
the representations and warranties regarding capitalization matters of Cytocom in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be consummated or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, individually or in the aggregate;

•
the remaining representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be consummated or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Cytocom (without giving effect to any references therein to materiality qualifications);
•	compliance in all material respects with all of the covenants and agreements required to be performed or complied with by Cytocom or Cleveland BioLabs, as the case may be, prior to the closing; and
•
delivery of a certificate from a duly authorized officer of Cytocom or Cleveland BioLabs, as the case may be, stating that the conditions set forth under this paragraph (“ – Additional Conditions to Consummation”) have been satisfied with respect to the applicable party.

Additional Conditions to Cytocom’s Obligations. The obligations of Cytocom to consummate the merger are also subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•
Cleveland BioLabs shall have delivered to Cytocom employment agreements duly executed by Cleveland BioLabs, in form and substance reasonably satisfactory to Cytocom, between Cleveland BioLabs and each of the individuals to be employed by Cytocom following the merger;

•
Cleveland BioLabs shall have delivered to Cytocom its certification of the total number of shares of Cleveland BioLabs to be issued as merger consideration based on its calculation of net cash immediately prior to closing; and

•	Cleveland BioLabs shall have obtained the requisite consents and approvals as agreed on by the parties.
Additional Conditions to Cleveland BioLabs’ Obligations. In addition, the obligations of Cleveland BioLabs to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•	Dissenting shares shall not represent five percent (5%) or more of the outstanding shares of Cytocom common stock unless waived by Cleveland BioLabs acting in its sole discretion;
•	Cytocom shall have delivered to Cleveland BioLabs financial statements for the fiscal years ended December 31, 2018 and 2019, audited by an independent registered public accounting firm;
•
Cytocom shall have delivered to Cleveland BioLabs its certification of the total number of shares of Cleveland BioLabs to be issued as merger consideration based on its calculation of net cash immediately prior to closing;

•	Cytocom shall have obtained the requisite consents, approvals and documents as agreed on by the parties.
Other Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:
•	cooperation between Cytocom and Cleveland BioLabs in connection with public announcements;
•	giving prompt notice to the other party upon the occurrence of certain events;
•
the use of each party’s commercially reasonable efforts as needed to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and will not take actions that would reasonably be expected to cause the merger to not qualify as a reorganization pursuant to Section 368(a);

•
taking any actions and grant any approvals necessary, in accordance with the Merger Agreement, to consummate the contemplated transactions in the event that a takeover law becomes, or purports to be, applicable to the contemplated transactions; and

•
obtaining the resignation of any directors of Cytocom or directors of Cleveland BioLabs, effective as of the Effective Time, who will not be on the Cleveland BioLabs board following the Effective Time.

Termination and Termination Fees
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the effective time of the merger as set forth below:
(a)	by mutual written consent of Cleveland BioLabs and Cytocom;
(b)
by either Cleveland BioLabs or Cytocom, if the merger has not been consummated by 5:00 P.M., New York time on April 30, 2021; provided, that the right to terminate the Merger Agreement shall not be available to any party whose action or failure to act has been the primary cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(c)
by either Cleveland BioLabs or Cytocom, if a court of competent jurisdiction or governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that neither Cleveland BioLabs nor Cytocom may terminate the Merger Agreement if that party’s action or failure to act was the primary case of the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

(d)
by either Cleveland BioLabs or Cytocom, if the written consent of Cytocom stockholders necessary to adopt the Merger Agreement and approve the merger and related matters has been rescinded, withdrawn, cancelled or otherwise not in full force and effect or any vote or consent by the Cytocom stockholders is inconsistent with the Cytocom stockholder written consent, the merger, the Merger Agreement or that approves or authorizes any merger, consolidation, sale of assets or other strategic transactions other than the merger;

(e)
by either Cleveland BioLabs or Cytocom, if the Cleveland BioLabs special meeting has been held and consummated and Cleveland BioLabs’ stockholders have taken a final vote on the merger proposal set forth herein, including the issuance of Cleveland BioLabs common stock to Cytocom stockholders in connection with the merger, and such merger proposal has not been approved by the Cleveland BioLabs stockholders; provided, that neither Cleveland BioLabs nor Cytocom may terminate the Merger Agreement pursuant to this provision if the failure to obtain the approval of Cleveland BioLabs stockholders was caused by the action or failure to act by the terminating party and such action or failure to act constitutes a material breach by the terminating party of the Merger Agreement;

(f)
by Cytocom, at any time prior to the approval by Cleveland BioLabs stockholders of the merger proposal set forth herein to be considered at the Cleveland BioLabs special meeting, if any of the following circumstances shall occur:

•
Cleveland BioLabs fails to include in this proxy statement/prospectus the Cleveland BioLabs board of directors’ recommendation that Cleveland BioLabs stockholders vote to approve the merger proposal set forth herein to be considered at the Cleveland BioLabs special meeting or the Cleveland BioLabs board of directors publicly proposes to or allows Cleveland BioLabs to publicly propose to take this action; or

•
the Cleveland BioLabs board of directors, or any committee thereof, makes a recommendation change adverse to Cytocom or approves, endorses or recommends any Acquisition Proposal or the Cleveland BioLabs board of directors publicly proposes to or allows Cleveland BioLabs to publicly propose to take any of the actions;

(g)	by Cytocom, if Cleveland BioLabs materially breaches its non-solicitation obligations under the Merger Agreement;
(h)
by Cleveland BioLabs, at any time prior to the adoption of the Merger Agreement and approval of the transactions contemplated therein by the Cleveland BioLabs stockholders, upon written notice to Cytocom, in order to enter into a definitive agreement with a third party providing for a Superior

Proposal with respect to Cleveland BioLabs, if in connection with such Superior Proposal, it has complied in all material respects with the non-solicitation requirements under the Merger Agreement and substantially concurrently with such termination Cleveland BioLabs enters into such definitive agreement;
(i)	by Cleveland BioLabs, if Cytocom materially breaches its non-solicitation obligations under the Merger Agreement;
(j)
by Cytocom, if Cleveland BioLabs or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Cleveland BioLabs has become inaccurate, in either case such that the conditions to the closing would not be satisfied as of time of such breach or inaccuracy; provided that, if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Cytocom to Cleveland BioLabs or Merger Sub and Cytocom’s intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Cleveland BioLabs or Merger Sub is cured prior to such termination becoming effective); or

(k)
by Cleveland BioLabs, if Cytocom has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Cytocom has become inaccurate, in either case such that the conditions to the closing would not be satisfied as of time of such breach or inaccuracy; provided that, if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Cleveland BioLabs to Cytocom and Cleveland BioLabs’ intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Cytocom is cured prior to such termination becoming effective).

The party desiring to terminate the Merger Agreement will give the other party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis for termination described in reasonable detail.
Termination Fees Payable by Cleveland BioLabs
Cleveland BioLabs must pay Cytocom a termination fee of $300,000 as promptly as possible (but in any event within two business days) following such termination if the Merger Agreement is terminated pursuant to clause (g) or (h) above. In no event shall CBLI be required to pay the termination fee on more than one occasion.
Cleveland BioLabs must reimburse Cytocom for expenses incurred by Cytocom in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $200,000, if either party terminates the Merger Agreement pursuant to clause (e) above within two business days after receipt following termination of documentation supporting such expenses.
Termination Fees Payable by Cytocom
Cytocom must reimburse Cleveland BioLabs for expenses incurred by Cleveland BioLabs in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $200,000, if either party terminates the Merger Agreement pursuant to clause (d) above within two business days after receipt following termination of documentation supporting such expenses.
Amendment and Waiver
At any time prior to the effective time of the merger, any provision of the Merger Agreement may be amended (whether before or after any required approval by Cytocom’s stockholders or Cleveland BioLabs’ stockholders) if, and only if, such amendment or waiver is in writing and signed by Cleveland BioLabs, Cytocom and Merger Sub; provided, however, that after the receipt of the approval of the transaction by the Cleveland BioLabs stockholders, no amendment shall be made which by applicable laws or the rules of the NASDAQ requires further approval of the Cleveland BioLabs stockholders without the further approval of such stockholders.
At any time prior to the effective time of the merger, the parties may, to the extent permitted by applicable law, extend the time for the performance of any of the obligations or acts, waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement; provided, however, that after the receipt of the Cleveland BioLabs stockholder approval, no waiver shall be made which by applicable laws or the rules of NASDAQ requires further approval of the Cleveland BioLabs stockholders without the further approval of such stockholders. No party may waive, and no party shall be deemed to have waived, any provision of the Merger Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under a voting agreement in favor of a Cleveland BioLabs stockholder who is party to a voting agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under the Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Other Expenses
Except as described above, the Merger Agreement provides that each of Cleveland BioLabs and Cytocom will pay its own costs and expenses in connection with the negotiation of the Merger Agreement, the performance of its obligations hereunder and the consummation of the contemplated transactions, whether consummated or not.
Specific Performance
The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement in any court having jurisdiction, without posting any bond or other undertaking.

AGREEMENTS RELATED TO THE MERGER
Voting and Support Agreements
In order to induce Cytocom to enter into the Merger Agreement, each executive officer and director of Cleveland BioLabs, and Cleveland BioLabs’ largest stockholder, have entered into voting and support agreements with Cytocom pursuant to which, among other things, each such person has agreed, solely in his or her capacity as a Cleveland BioLabs stockholder, to vote all of his or her shares of Cleveland BioLabs common stock in favor of (i) the approval of the Merger Agreement, (ii) the transactions contemplated thereby, including the issuance of Cleveland BioLabs common stock to Cytocom stockholders, (iii) if deemed necessary, an amendment to the certificate of incorporation of Cleveland BioLabs to effect an increase in the number of authorized shares and (iv) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the transactions contemplated therein. These Cleveland BioLabs stockholders also agreed to vote against (i) any competing Acquisition Proposal with respect to Cleveland BioLabs and (ii) any other action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement, subject to certain specified exceptions.
These Cleveland BioLabs stockholders have also granted Cytocom an irrevocable proxy to vote their respective shares of Cleveland BioLabs common stock in accordance with the support agreements. Cleveland BioLabs stockholders may vote their shares of Cleveland BioLabs common stock on all other matters not referred to in such proxy.
As of October 7, 2020, the Cleveland BioLabs stockholders that are party to a voting and support agreement owned an aggregate of 6,535,957 shares of Cleveland BioLabs common stock representing approximately 48.9% of the outstanding shares of Cleveland BioLabs common stock.
Under these voting and support agreements, subject to certain exceptions, such stockholders have also agreed not to sell or transfer their shares of Cleveland BioLabs common stock and securities convertible into shares of Cleveland BioLabs common stock held by them until the earlier of the termination of the Merger Agreement and the consummation of the merger, subject to certain exceptions. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting and support agreements, each person to which any shares of Cleveland BioLabs common stock or securities convertible into shares of Cleveland BioLabs common stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting and support agreement.
The foregoing description of the support agreements does not purport to be complete and is qualified in its entirety by the full text of the forms of support agreements, which are attached hereto as Annex D.

MATTERS BEING SUBMITTED TO A VOTE OF CLEVELAND BIOLABS STOCKHOLDERS
PROPOSAL NO. 1:

Approval of the Issuance of Common Stock in the Merger and the Change of Control Resulting from the Merger
At the Cleveland BioLabs special meeting, Cleveland BioLabs stockholders will be asked to approve the issuance of Cleveland BioLabs common stock in the merger. Immediately following the merger, based on each party’s estimated net cash as of December 31, 2020, it is expected that the former Cytocom securityholders will own approximately 57% of the fully-diluted common stock of Cleveland BioLabs and the Cleveland BioLabs securityholders as of immediately prior to the merger will own approximately 43% of the fully-diluted common stock of Cleveland BioLabs. This estimate is subject to adjustment prior to closing of the merger for net cash, inclusive of short-term and long-term liabilities, at the cash determination time and as a result, Cleveland BioLabs securityholders could own more, and Cytocom securityholders could own less, or vice versa, of the combined company. Additionally, this estimate excludes the impact of any issuances of the combined company’s common stock after the merger upon (i) the exercise of the warrant to be issued to Avenue immediately after closing of the merger and (ii) the conversion of the indebtedness owed by Cytocom to Avenue.
The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Cleveland BioLabs common stock in the merger are described in detail in the other sections in this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Cleveland BioLabs common stock in the merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 61% of Cleveland BioLabs’ common stock following the merger on a fully diluted basis, subject to certain adjustments. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Cleveland BioLabs must obtain the approval of Cleveland BioLabs stockholders for the issuance of these shares of common stock in the merger.
Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Nasdaq has determined that the merger constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Cleveland BioLabs must obtain the approval of Cleveland BioLabs stockholders of the change of control resulting from the merger.
Required Vote
The affirmative vote of the majority of shares present in attendance or represented by proxy at the Cleveland BioLabs special meeting and entitled to vote on the matter is required to approve the issuance of Cleveland BioLabs common stock in the merger and the change of control of Cleveland BioLabs resulting from the merger.
Cleveland BioLabs’ board of directors unanimously recommends a vote “FOR” this Proposal No. 1 to approve the issuance of the Cleveland BioLabs common stock in the merger and the change of control resulting from the merger.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the issuance of Cleveland BioLabs common stock in the merger and the change of control of Cleveland BioLabs resulting from the merger.

PROPOSAL NO. 2:
Approval of the Amendment to Certificate of Incorporation of Cleveland BioLabs effecting an Increase in the Authorized Number of Shares
The Cleveland BioLabs stockholders are being asked to approve an amendment to Cleveland BioLabs’ certificate of incorporation, which would increase the number of authorized shares of Cleveland BioLabs’ common stock from 25,000,000 to 75,000,000 effective immediately prior to consummation of the merger. The form of the amendment is attached as Annex D to this proxy statement/prospectus (the “Charter Amendment”). Approval of this Proposal No. 2 is required to complete the merger. The Board of Directors of Cleveland BioLabs has unanimously approved the Charter Amendment.
As of the record date, Cleveland BioLabs had      shares of common stock issued and outstanding,      shares of common stock reserved for issuance pursuant to Cleveland BioLabs’ 2013 Employee Stock Purchase Plan,   shares of common stock reserved for issuance in connection with the exercise of outstanding options to purchase shares of Cleveland BioLabs’ common stock and      shares of common stock reserved for issuance in connection with the exercise of outstanding warrants to purchase shares of Cleveland BioLabs’ common stock, with the remaining   shares consisting of      authorized, unissued and unreserved shares available for other corporate purposes. In connection with the merger, Cleveland BioLabs expects to issue approximately      million shares of Cleveland BioLabs common stock to Cytocom’s stockholders. Without receiving the requisite approval by the Cleveland BioLabs stockholders of the proposed amendment to Cleveland BioLabs’ certificate of incorporation, Cleveland BioLabs will not have a sufficient number of authorized and available shares of its common stock to complete the merger.
Based on current estimates, if the amendment to Charter Amendment is approved by Cleveland BioLabs’ stockholders, Cleveland BioLabs will have approximately      million authorized but unissued shares of common stock available after completion of the merger.
The Board of Directors of Cleveland BioLabs considers the proposed increase in the number of authorized shares of Cleveland BioLabs’ common stock desirable because it will enable Cleveland BioLabs to complete the merger in accordance with the terms of the merger agreement and it will provide greater flexibility in the capital structure of the combined company following the merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with equity plans and to pursue other corporate purposes that may be identified by the Cleveland BioLabs Board of Directors in the future.
If this Proposal No. 2 is approved by the Cleveland BioLabs stockholders, the Charter Amendment substantially in the form of Annex D, will be filed with the Delaware Secretary of State and become effective immediately prior to the effective time of the merger. In the event the Charter Amendment is approved by the requisite vote of the Cleveland BioLabs stockholders, but the merger agreement is terminated without the merger being completed, Cleveland BioLabs will not amend its certificate of incorporation by filing the Charter Amendment with the Delaware Secretary of State even if the Charter Amendment has been approved by its stockholders.
Required Vote
The affirmative vote of holders of a majority of the outstanding shares of Cleveland BioLabs common stock entitled to vote at the Cleveland BioLabs special meeting is required to approve the amendment to the certificate of incorporation of Cleveland BioLabs effecting an increase in the number of authorized shares of common stock.
Cleveland BioLabs’ board of directors unanimously recommends a vote “FOR” this Proposal No. 2 to approve the amendment to the amended certificate of incorporation of Cleveland BioLabs, Inc. effecting an increase in the number of authorized shares of common stock.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the amendment to the certificate of incorporation of Cleveland BioLabs effecting the increase in the number of authorized shares of common stock.

PROPOSAL NO. 3
Approval of Possible Adjournment of the Special Meeting
If Cleveland BioLabs fails to receive a sufficient number of votes to approve Proposal No.’s 1 and 2, Cleveland BioLabs may propose to adjourn the Cleveland BioLabs special meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposal No.’s 1 and 2. Cleveland BioLabs currently does not intend to propose adjournment at the Cleveland BioLabs special meeting if there are sufficient votes to approve Proposal No.’s 1 and 2.
Required Vote
The affirmative vote of the majority of shares present in attendance or represented by proxy at the Cleveland BioLabs special meeting and entitled to vote on the matter is required to approve the adjournment of the Cleveland BioLabs special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1 and 2.
Cleveland BioLabs’ board of directors recommend a vote “FOR” this Proposal No. 3 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Proposal No.’s 1 and 2.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares “FOR” the ratification to adjourn the Cleveland BioLabs special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No.’s 1 and 2.

CYTOCOM’S BUSINESS
OVERVIEW
Cytocom is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, inflammatory and infectious diseases and cancers based on a proprietary, multi receptor platform, or the AIMS platform, designed to rebalance the body’s immune system and restore homeostasis. Cytocom believes that its technologies developed through its CYTO-200 and CYTO-400 AIMS programs can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T cell response levels not achieved by other published immunotherapy approaches. Cytocom is developing therapies designed to elicit a robust and durable response of antigen-specific killer T cells and antibodies to activate essential immune defenses against autoimmune, inflammatory and, infectious diseases and cancers. Cytocom believes its immunomodulatory technology has the potential to restore balance between the cellular (Th1) and the humoral (Th2) immune systems, with the goal of establishing immunotherapies that improve outcomes for patients suffering with autoimmune, inflammatory and infectious diseases and cancers. Cytocom intends to seek approval for the CYTO-200 AIMS program product candidates through the 505(b)(2) pathway. This means that subject to the FDA’s agreement, Cytocom intends to rely on studies conducted by others in partial support of its applications for the CYTO-200 product candidates.
Cytocom is pursuing several clinical stage development programs:
•
CYTO-201 as an adjunct to the standard of care in pediatric Crohn’s disease. CYTO-201 is intended to target the restoration of mucosal healing and intestinal barrier function in pediatric patients with Crohn’s disease via immune homeostasis and decreased inflammation. Based on the available data, Cytocom believes there is an opportunity for CYTO-201 to be developed as a differentiated immunotherapy for the treatment of pediatric patients with active Crohn’s disease. A Type B meeting with the FDA is scheduled for July 27, 2021 and, subject to the results of that meeting, Cytocom plans to initiate a Phase 3, multicenter, randomized, double blind, placebo controlled, parallel group clinical trial to evaluate the efficacy and safety of CYTO-201 in pediatric subjects with active Crohn’s disease in the second half of 2021.

•
CYTO-401 as an adjunct to standard of care therapy to extend the duration of disease remission in patients with pancreatic cancer. CYTO-401 is an injectable pentapeptide new chemical entity that Cytocom plans to develop as an adjunct to the standard of care therapy to extend the duration of disease remission in patients with pancreatic cancer. Subject to discussions with the FDA, CYTO-401 is targeted for a phase 2 clinical trial, expected to begin in the second half of 2021.

•
CYTO-203 to prevent disease progression in patients with MS. Cytocom intends to develop CYTO-203 to prevent disease progression in patients with MS. Subject to discussions with the FDA and submission and acceptance of an IND, CYTO-203 is targeted for a phase 2 clinical trial, which is expected to begin in 2022.

•
CYTO-202 to reduce the pain associated with fibromyalgia. CYTO-202 is intended to reduce the pain associated with fibromyalgia. Subject to discussions with the FDA and submission and acceptance of an IND, CYTO-202 is targeted for a phase 2 or 3 clinical trial, expected to begin in the second half of 2022.

•
CYTO-205 to prevent the advancement of COVID-19. infected patients from mild to severe disease. CYTO-205 is intended to prevent the advancement of COVID-19 infected patients from mild to severe disease. The FDA has provided notice to Cytocom that it may proceed with the enrollment of patients in a Phase 2 clinical trial.

•
CYTO-402 to be used as an adjunct to standard of care therapy for hepatocellular cancer. CYTO-402 is an injectable pentapeptide new chemical entity. Cytocom intends to develop CYTO-402 as an adjunct to the standard of care therapy for hepatocellular cancer. Cytocom has not yet initiated discussion with or submitted an IND for this indication.

Cytocom has additional early stage programs for the treatment of a variety of diseases, including gastrointestinal cancers such as colorectal cancer.

In support of these efforts, Cytocom has assembled a management team with extensive experience in pharmaceutical and biologic discovery, development and commercialization at leading biopharmaceutical and biotechnology companies including Amgen, Genentech, Pacira, Johnson & Johnson, The Medicine Company, Novartis, Pfizer (Parke Davis/Pharmacia) and Sanofi. Since Cytocom’s inception in 2013 through the date of this proxy statement/prospectus, it has raised approximately $8.7 million from investors.
The immunosuppressive and immunoactivating drugs currently used to treat individuals with Crohn’s disease, MS, fibromyalgia, and cancer come with significant side effects. Cytocom’s product candidates are aimed to restore immune homeostasis in contrast to many existing therapies that either suppress or hyperactivate the immune system. Cytocom believes that product candidates developed through its AIMS platform have the potential to improve disease related symptoms and improve outcomes, as well as slow disease progression, thereby improving the quality of life in patients with these diseases. CYTO-200 AIMS program is an orally delivered immunomodulator via the temporary blockade of the cell surface opioid receptors and toll-like receptors aimed at alleviating the symptoms or serving as an adjunct to the standard of care of certain autoimmune and inflammatory mediated conditions such as Crohn’s disease, MS, and fibromyalgia. The CYTO-400 AIMS program is an injectable delivered pentapeptide that interacts with nuclear opioid growth factor receptors on human cancer cells which may support development in ovarian, colorectal, and other gastrointestinal cancers, in addition to pancreatic and hepatocellular cancers. Cytocom’s intellectual property is a combination of in-licensed and self-developed patents covering the novel dose, mechanisms, and isomers for the treatment of various autoimmune and inflammatory conditions and cancer. Both the CYTO-200 AIMS program and CYTO-400 AIMS program target opioid, toll-like receptors and the G1/S interface in cell growth to modulate the immune system, decrease inflammation and stem metastatic cell growth.
CYTOCOM’S STRATEGY
Cytocom’s vision is to is become a leading next-generation immunotherapy-focused biopharmaceutical company. Its goal is to leverage its proprietary technology platforms to discover, develop and commercialize transformative treatments to harness the power of the immune system and combat autoimmune, inflammation, infectious diseases and cancers. Key components of Cytocom’s strategy include the following:
•
Advance the clinical development of Cytocom’s product candidates toward marketing authorizations and commercialization of such product candidates to generate revenue. Subject to discussions with the FDA, Cytocom expects to initiate a Phase 3, multicenter, randomized, double blind, placebo controlled clinical trial to evaluate the efficacy and safety of CYTO-201 in pediatric subjects with active Crohn’s disease in the second half of 2021. Cytocom has also received permission to commence its Phase 2 study of CYTO-205 to prevent the advancement of COVID-19 infected patients from mild to severe disease. We plan to begin this trial this year. In addition, in the second half of 2021, subject to discussions with the FDA, Cytocom intends to initiate a Phase 2 clinical trial to evaluate CYTO-401 in patients with late-stage pancreatic cancer as an adjunct to standard of care therapy to extend the duration of disease remission in patients with pancreatic cancer. Subject to discussions with the FDA and submission and acceptance of additional INDs, additional clinical trials are planned in 2022 and 2023 for certain immune mediated diseases such as fibromyalgia and MS where clinical data supports ongoing development in the CYTO-200 AIMS program and in cancer under the CYTO-400 AIMS program for hepatocellular cancer.

•
Maximize the commercial potential of CYTO-200 and CYTO-400 AIMS program product candidates. If any product candidates in the CYTO-200 or CYTO-400 AIMS programs receive marketing approval from the FDA or other regulatory body for any of the indications Cytocom intends to build a specialty focused infrastructure to commercialize the approved product or products with a dedicated, specialty sales organization targeting the physicians specializing in these conditions. If any of Cytocom’s current product candidates receive regulatory approval in jurisdictions outside the United States, it expects to pursue a variety of licensing, collaboration, distribution and other marketing arrangements with one or more third parties to commercialize its products in the applicable markets. Cytocom has established partnerships for the manufacture of its product candidates and plans to scale up manufacturing to support commercial supply as necessary. Currently, Cytocom is seeking to engage large contract manufacturing organizations to assist in the clinical and commercial production of CYTO-201 and is evaluating organizations to assist in the large-scale production of CYTO-401.

•
Leverage Cytocom’s AIMS platform to develop product candidates for additional indications. Cytocom will seek to leverage its AIMS platform to develop therapies for multiple cancers, HINI, influenza A and autoimmune/inflammatory diseases. Cytocom may also seek to develop CYTO-200 analogs for the treatment of other dermatology, oncology, hematology and neurology related conditions.

•
Evaluate business development opportunities and potential collaborations. Cytocom plans to evaluate the merits of entering into collaboration agreements with other pharmaceutical or biotechnology companies that may contribute to its ability to efficiently advance product candidates, build its product pipeline and concurrently advance a range of research and development programs. Cytocom is currently engaging potential companies, with global or regional interests in the Cytocom pipeline assets, that could provide capital and resources to advance the clinical development and commercialization of Cytocom’s pipeline.

•
Leverage acquisition of ImQuest Life Sciences to produce revenue and strengthen product development capabilities. Cytocom believes that the addition of ImQuest Life Sciences will provide Cytocom the potential to expand its relationships in the drug development arena while strengthening its own product development capabilities and revenue generation.

CYTOCOM’S PIPELINE

AIMS Programs	Designation	Indication	Pre-Clinical	Phase 1	Phase 2	Phase 3	NDA
CYTO-200 Program noroxymorphone-n-substituted-methyl cyclopropyl analogs multi-receptor modulating therapies	CYTO-201	Pediatric Crohn's Disease					
	CYTO-202	Fibromyalgia(1)					
	CYTO-203	MS(1)					
	CYTO-205	COVID					
CYTO-400 Program proenkephalin analogs multi-receptor modulating therapies multi-receptor modulating therapies	CYTO-401	Pancreatic(2)					
	CYTO-402	Hepatocellular(1)

(1)
Dashed lines in the above pipeline chart for fibromyalgia, MS and hepatocellular cancer reflect Cytocom’s beliefs about the product’s stage of development. Cytocom has not yet filed INDs or had discussions with FDA about these indications or whether they can proceed with product development for these product candidates or indications.

(2)
The use of a dashed line for the pancreatic cancer indication reflects that FDA has recently reinstated the IND and that further development on pancreatic cancer is subject to discussions with FDA. CYTO-401 is targeted for a phase 2 or 3 clinical trial, expected to begin in the second half of 2021.

CYTO-201
A Type B meeting with the FDA is scheduled for July 27, 2021 and, subject to the results of that meeting, Cytocom plans to initiate a Phase 3 clinical trial for CYTO-201 in pediatric subjects with active Crohn’s disease in the second half of 2021.
CYTO-205
The FDA has notified Cytocom that it may proceed with the enrollment of patients in a Phase 2 clinical trial for CYTO-205.
CYTO-203
Subject to discussions with the FDA and submission and acceptance of an IND, CYTO-203 is targeted for a phase 2 clinical trial, which is expected to begin in 2022.
CYTO-202
Subject to discussions with the FDA and submission and acceptance of an IND, CYTO-202 is targeted for a phase 2 or 3 clinical trial, which is expected to begin in the second half of 2022.
CYTO-401
Subject to discussions with FDA, CYTO-401 is targeted for a phase 2 or 3 clinical trial, which is expected to begin in the second half of 2021.
CYTO-402
Cytocom has not yet initiated discussions with or submitted an IND to the FDA, nor has it planned the timing of the initiation of a clinical trial for CYTO-402.
THE AIMS PLATFORM
Cytocom built AIMS, its proprietary multi-receptor platform, to serve as a drug discovery and development engine leveraging expertise, knowledge, chemistry and computational capabilities. Cytocom’s multi-receptor system develops analogs of noroxymorphone and proenkephalin to address numerous therapeutic areas including autoimmune, inflammation, infectious diseases and cancers. Cytocom has expanded its understanding of the relationship between noroxymorphone and proenkephalin analogs determining how multiple factors impact pharmacokinetic – pharmacodynamic relationships, potency, and selectivity in relation to the immune system. Noroxymorphone is the main metabolite of oxycodone and is listed as a Schedule II controlled substance. Proenkephalin is an opioid system surrogate but is not currently listed by the Drug Enforcement Agency, or the DEA,as a controlled substance.
CYTO-200 AIMS Program
The CYTO-200 AIMS program centers around developing noroxymorphone analogs that modulate numerous receptors associated with autoimmune, inflammatory, and infectious diseases and cancers. Targeted receptors include TLR-4/9 and opioid receptors such as Mu, Kappa and Delta. Cytocom seeks to manipulate analogs of noroxymorphone to specifically modulate and target opioid growth factor receptors and toll-like receptors to tune a robust and durable response of antigen-specific killer T-cells and antibodies and bring balance to the Th1 cellular (Th1) and humoral (Th2) immune system.
The CYTO-200 AIMS program utilizes an orally delivered small molecule inhibitor of the opioid receptors and toll-like receptors at low doses of noroxymorphone or similar analogs aimed at restoring immune homeostasis and blocking proinflammatory cytokines, based on earlier proof of concept data including human clinical study data. Cytocom intends to develop noroxymorphone and analogs based on clinical and mechanistic data for autoimmune or inflammatory conditions, such as Crohn’s disease, fibromyalgia, and MS, as well as explore basic scientific mechanisms that enhance the efficacy or safety for its platform for future indications.
CYTO-400 AIMS Program
The CYTO-400 AIMS program utilizes an injectable opioid growth factor peptide platform that exerts profound inhibition on the proliferation of cancer cells in vitro and in vivo. CYTO-401 has been shown to act directly on cells to inhibit growth of pancreatic, squamous, and colorectal cells and increases in T-cell subsets, NK activity, and IL-2 receptor expression. The safety and toxicity have been evaluated in human clinical studies in patients with advanced pancreatic cancer and synergistic efficacy has been reported with gemcitabine; in addition, data related to safety and maximum tolerated dose has been generated in hepatic cancers. Further research supports the specificity of CYTO-401 on opioid growth factor receptors and subsequent regulation of cell proliferation.
CYTO-401, the lead product candidate in the CYTO-400 AIMS program, is an opioid peptide composed of five amino acids derived from proenkephalin. Proenkephalin is an important agent involved in the regulatory loop between the neuroendocrine and immune systems and participates in the functional regulation of the cells of both the innate and adaptive immune systems. CYTO-401 is engineered to prime and enhance both the innate and adaptive immune responses against tumors. Cytocom believes that leveraging both the innate and adaptive immune responses is a novel approach to immuno-oncology that differentiates its technology platforms from current and conventional therapies. Additionally, CYTO-401 is a G1/S cell cycle arrestor which is a primary mode of action for its anti-cancer effects.
CYTOCOM’S LEAD PRODUCT CANDIDATES
CYTO-201 as an adjunct to the standard of care in pediatric Crohn’s disease
One of Cytocom’s lead product candidates, CYTO-201, is a noroxymorphone-n-substituted-methyl cyclopropyl analog intended to target active Crohn’s disease in pediatric patients through the restoration of mucosal healing and intestinal barrier function. Based on positive phase 2 results from studies conducted by others, and subject to discussions with the FDA, Cytocom expects to initiate a Phase 3, multicenter, randomized, double-blind, placebo-controlled clinical trial to evaluate the efficacy and safety of CYTO-201 in pediatric subjects with active Crohn’s disease. The phase 3 program is expected to initiate in the second half of 2021. Cytocom has received Orphan Drug Designation from the FDA for CYTO-201 as an adjunct to the standard of care in pediatric Crohn’s disease and has requested Fast Track Designation.
Clinical and Pre-Clinical Development
In a Phase 2 study involving 17 adult patients with histologically active disease and Crohn’s disease activity index, or CDAI, typical scores recorded for patients with active disease are 220–450, a 4.5 mg daily dose of CYTO-201 over 12 weeks resulted in 89% of the patients deemed responders while 67% of patients achieved disease remission. In a twelve-week Phase 2, randomized, double-blind, placebo-controlled study followed by open-label administration of CYTO-201 for a further 12 weeks in adults with moderate to severe, active Crohn’s disease demonstrated that 88% of CYTO-201-treated subjects achieved a CDAI score of below 150 signaling remission as compared with 40% of placebo-treated subjects at week 12. In addition, 78% of CYTO-201-treated subjects exhibited an endoscopic response as indicated by a 5-point decline in Crohn’s disease endoscopic index of severity score from baseline compared with 28% of placebo-treated subjects. Overall, there were no significant differences in incidence of side effects reported between groups with the exception of fatigue, which was significantly increased in the placebo group. In a second Phase 1/2, randomized, double-blind, placebo-controlled study in pediatric subjects with moderate-to-severe, active Crohn’s disease, CYTO-201 was well-tolerated with no reported adverse effects and no laboratory abnormalities, 25% of CYTO-201-treated subjects were considered in remission (score < 10) and 67% had improved disease activity as determined by a decrease in pediatric CDAI by > 10 points at study end.
Cytocom believes data from the randomized clinical studies above and additional published data (Smith et al., Low-dose naltrexone therapy improves active Crohn’s disease. Am J Gastroenteol. 2007 Apr;102(4):820-8; Smith et al., Therapy with the opioid antagonist naltrexone promotes mucosal healing in active Crohn’s disease: a randomized placebo-controlled trial. Dig Dis Sci. 2011 Jul;56(7):2088-97; Smith et al., Safety and tolerability of low-dose naltrexone therapy in children with moderate to severe Crohn’s disease: a pilot study. J Clin Gastroenterol. 2013 Apr;47(4):339-45) supports the development of CYTO-201 in phase 3 trials, which Cytocom intends to pursue in the second half of 2021, in pediatric patients, subject to discussions with the FDA. A Type B meeting with the FDA is scheduled for July 27, 2021.
Overview of Crohn’s Disease
Crohn’s disease is an immune-mediated, chronic inflammatory condition of the gastrointestinal tract. Symptoms of Crohn’s disease include abdominal pain, diarrhea, fatigue, fever, weight loss, and malnutrition. It most commonly starts to appear between the ages of 13 and 30. The disease may affect any part of the gastrointestinal tract, from the mouth to the anus, but most commonly affects the end of the small bowel and the colon’s beginning. The exact cause of Crohn’s disease is unknown, and there is no known cure. There are estimated to be more than 780,000 patients living with Crohn’s disease in the United States. The estimates of the number of Crohn’s disease patients worldwide vary, but most reports show a significant increase in the prevalence of the disease, especially in children.
Currently available treatments for Crohn’s disease are associated with safety issues, such as an increased risk of infections (e.g., tuberculosis) and a low risk for lymphoma. Since Crohn’s disease is a chronic condition with relapses, continuous chronic therapy is required to maintain remission, and adjunctive therapies are often necessary to treat relapse to induce remission. In addition, a number of patients experience intolerable side effects to current therapies, therefore the identification of an alternative or adjunctive therapy is important.
Crohn’s Disease Treatment Options
The first biologic agent was introduced against the cytokine anti-tumor necrosis factor (“TNF”) over twenty years ago, and anti-TNF therapies remain the standard of care for Crohn’s disease. Nevertheless, up to 30% of patients treated with anti-TNF agents will show no clinical improvement, or “primary nonresponse”, and up to 50% of patients who do respond will require a change to the dose or cease the drug through secondary nonresponse. Primary nonresponse to anti-TNF agents is described by a lack of improvement in clinical signs or symptoms after treatment starts, which leads to discontinuation of the medication. The incidence of nonresponse has been reported to occur between 10% to 40% of patients and such patients often discontinue treatments and suffer from increasingly worse disease symptoms, Cytocom believes that CYTO-201 may provide a safe, easily accessible adjunct to the standard of care in pediatric Crohn’s disease for patients who have failed or cannot take biologics. For patients who have failed or cannot take biologics, their treatment options may be limited to short term steroid use and bowel resection surgery.
CYTO-201 Market Opportunities
Cytocom believes there is significant medical need and market potential for an immunomodulatory therapeutic that can be given to Crohn’s disease patients who fail to achieve adequate response to current therapies. Existing therapies often lead to an improvement, but patients often experience a flare or relapse in disease. In addition, the current therapies come with potentially long-term severe side effects, and in some patients, limited response. Cytocom believes the addition of CYTO-201 to current treatments may provide an alternative treatment with a favorable safety profile resulting in improved patient outcomes. The global Crohn’s disease therapeutics market size was estimated at approximately 1 million diagnosed and treated patients and $7.4 B in sales in 2019.
CYTO-202 to reduce the pain associated with Fibromyalgia
Pre-clinical and clinical data suggest that CYTO-202, a selective immunomodulator, may reduce inflammatory mediators and pain in fibromyalgia patients. Subject to discussions with the FDA and submission and acceptance of an IND, Cytocom hopes to progress towards Phase 2 or 3 clinical development in the second half of 2022. Cytocom has not yet filed for an IND or commenced communications with the FDA on this indication.
Clinical and Pre-Clinical Development
CYTO-202 has been utilized in trials conducted by others to investigate its use to reduce the pain associated with fibromyalgia. Studies conducted to date have typically used a dose of 4.5 mg/day in comparison to placebo. Three clinical trials (two open label and one double blind) in 65 adults, 18-65 years old, suffering from fibromyalgia, showed significant improvement in FIQR scale.
In the first study CYTO-202 was assessed for the treatment of fibromyalgia, in a single-blind, crossover trial in which ten women were enrolled for 14 weeks. CYTO-202 reduced fibromyalgia symptoms in the entire cohort, with a greater than 30% reduction of symptoms over placebo. In this study, side effects (including insomnia and vivid dreams) were rare and described as minor and transient. (Younger et al., Fibromyalgia symptoms are reduced by low-dose naltrexone: a pilot study. Pain Med. May-Jun 2009;10(4):663-72).
In a second study, 31 women with fibromyalgia participated in a randomized, double-blind, placebo-controlled, counterbalanced, crossover study. During the active drug phase of the study, participants were administered CYTO-202. This study showed a significantly greater reduction of baseline pain in those taking CYTO-202 in comparison with those taking placebo (28.8% reduction versus 18.0% reduction). Thirty-two percent (32%, n=9) of participants met the criteria for response (defined by the study as at least a 30% reduction in pain, plus a 30% reduction in fatigue or a 30% improvement in sleep) during therapy, as contrasted with an 11% (n=3) response rate during placebo therapy. Both CYTO-202 and placebo were tolerated equally and no serious adverse events were reported (Younger J et al., Low-dose naltrexone for the treatment of fibromyalgia: findings of a small, randomized, double-blind, placebo-controlled, counterbalanced, crossover trial assessing daily pain levels. Arthritis Rheum. 2013 Feb;65(2):529-38).
In the third trial, a prospective, open label single center study on the effect of CYTO-202 on symptoms in fibromyalgia. Twenty-five patients were enrolled and permitted to continue pregabalin, milnacipran, or duloxetine. The primary outcome measure was the Revised Fibromyalgia Impact Questionnaire (FIQR) at month 3. Twenty-two patients completed the study. Seven (32%) patients were on CYTO-202 monotherapy throughout the study. There was a 19.5% overall improvement in FIQR at month 3 with CYTO-202. Eleven (50%) had an average of a 41% improvement in the FIQR. The patients reported decreases in anxiety, pain and sleeping habits from baseline. Two patients discontinued the drug because they felt it was ineffective and 1 patient discontinued because of diarrhea. (Metyas et al. Low Dose Naltrexone In The Treatment Of Fibromyalgia. 2013 ACR/ARHP Annual Meeting, Abstract No.1092).
Cytocom believes the currently available data supports Cytocom’s intent to explore the reduction of pain associated with fibromyalgia using CYTO-202, a noroxymorphone analog.
CYTO-202 exerts its effects via two distinct receptor mechanisms. In addition to the effect on opioid receptors, CYTO-202 has an effect on nonopioid receptors (Toll-like Receptor 4 or Toll-like Receptor 9) that are found on macrophages such as microglia. It is via the nonopioid path that CYTO-202 exerts its anti-inflammatory effects.
Overview of Fibromyalgia
Fibromyalgia is a chronic pain disorder affecting approximately 5% of women and 1.6% of men that is characterized by diffuse musculoskeletal pain and sensitivity to mechanical stimulation as well as profound fatigue, cognitive disruption, and sleep difficulty. At clinical presentation, the most prominent symptom experienced by those with fibromyalgia is pain. It is described as a deep ache in the muscles, and may include burning, tingling, throbbing, intense, persistent pain felt all over the body. The coexisting symptoms most commonly experienced by fibromyalgia patients are fatigue, impaired cognition, and sleep difficulties.
Some researchers have classified fibromyalgia as a “central sensitivity syndrome,” that may be mediated in part by centrally acting proinflammatory cytokine activity that can produce the hyperalgesia, fatigue, and other symptoms of fibromyalgia and evidence suggests that fibromyalgia reflects a hormonal deficit due to low endorphin secretion and that improvement in endogenous endorphin function in fibromyalgia leads to attenuation of pain and other symptoms associated with the disease.
In the seven major markets of the United States, France, German, Italy, Spain, the United Kingdom and Japan, the total prevalent cases of fibromyalgia are projected at approximately 25 million cases in 2023 and an annual growth rate (AGR) of 0.51%. It is estimated there are approximately 5 million diagnosed and treated patients in the seven major markets.
Fibromyalgia Treatment Options
The fibromyalgia market is not yet well-established. Three drugs currently dominate the sales across the seven major markets, and form the core treatment options: Lyrica (pregabalin), Cymbalta (duloxetine), and Savella (milnacipran) Apart from these drugs, a handful of other genericized products are also used off-label, including antidepressants, anti-epileptics, opioids, and muscle relaxants. Although the currently available products can provide an effective treatment regimen, there are ample opportunities for the development of new treatment choices that can expand the medications that are available to patients and provide improvements in efficacy, safety, and compliance. Each therapy class targets different pathways and is effective in certain patients, depending on which part of the pain processing and modulation system is targeted, but existing therapies take a long time to establish clinical effect. Furthermore, each drug has its own specific side effects. For example, Lyrica is associated with weight gain. Cytocom believes that CYTO-202 has the potential to improve response in patients currently taking antidepressants as well as provide an effective, safe, daily oral option for reducing the pain associated with fibromyalgia for patients who cannot tolerate or are not responding to existing therapies and will pursue its development subject to discussions with the FDA and submission and acceptance of an IND.
Fibromyalgia Market Opportunities
It is estimated that the fibromyalgia market across the seven major markets will grow to approximately $1.9 billion by 2023. Currently, the leading branded therapies approved for the treatment of fibromyalgia include, pregabalin (Lyrica), duloxetine (Cymbalta), and milnacipran (Savella), with a limited number of other treatments available, including antidepressants, anti-epileptics, opioids, and muscle relaxants, which are mainly genericized and are used off-label.
Cytocom believes that CYTO-202 has the potential to be used in combination with the leading therapies where patients fail to achieve or maintain adequate reduction in pain. In addition, CYTO-202 provides a novel mechanism compared to the existing approved antidepressant or antiepileptic classes.
CYTO-203 to prevent disease progression in patients with Multiple Sclerosis
CYTO-203 may have the potential to prevent disease progression in patients with MS, an inflammatory, demyelinating disease of the central nervous system. CYTO-203 upregulates opioid growth factor (“OGF”) and OGF receptors, which have roles to maintain immune homeostasis and prevent or mitigate relapses in patients with MS. Subject to clinical trial design and discussions with the FDA and submission and acceptance of an IND, Cytocom plans to pursue clinical development as an adjuvant to the standard of care in patients with inadequate clinical response or with induction to prevent relapse. Cytocom is targeting Phase 2 development in late 2022. Cytocom has not yet filed for an IND or commenced commnications with FDA on this indication.
Multiple Sclerosis
Multiple sclerosis (“MS”), is a chronic, debilitating immune mediated disease of the central nervous system in which pain, fatigue, and spasticity are among the more frequent and disabling symptoms. Inflammation is the core contributor to the degeneration associated with MS. Disease manifestation involves proliferation and activation of T-lymphocytes, microglia, and astrocytes, leading to inflammation, demyelination, and axonal damage. Over a period of time, neurodegeneration in the spinal cord and brain are associated with disease progression.

MS is the most common progressive disease of the central nervous system in young adults and the most common cause of serious physical disability in adults of working age. MS affects just over 1.5 million people globally in across the seven major markets and usually affects young adults. MS is more prevalent in women than men. Approximately 68% of MS patients exhibit an initial relapsing-remitting disease course, which involves the episodic onset of symptoms due to inflammatory attacks, a relapse. This is typically followed by either partial or complete recovery, or the absence of any notable disability, called a remission. The patients’ quality of life is diminished by the effects of MS, which interfere with the ability to work, pursue leisure activities, and carry-on usual life roles. Among MS patients, 90% suffer from impaired mobility, 75–95% are affected by fatigue, pain affects approximately 85%, and spasticity affects 75%.
Clinical and Pre-Clinical Development
Although the mechanism of action of CYTO-203 in the treatment of MS in not known, it is suggested that it acts by reducing apoptosis of oligodendrocytes through a reduction of inducible nitric oxide synthase activity which results in a decrease in the formation of peroxynitrites and prevents the inhibition of the glutamate transporters. When CYTO-203 was given at a lower dose, equal to or less than 5 mg/day, its opiate antagonist activity turned into an agonist and triggered a prolonged release of endogenous opioids such as β-endorphins (“BE”). BE is a peptide neurotransmitter produced by pituitary and hypothalamic neuronal cells, a regulator of nociception, mood, food intake, and endocrine secretion, and when released by lymphocytes it also exerts peripheral anti-nociceptive action and possesses an anti-inflammatory activity.
Clinical data generated by others to date suggests that CYTO-203 may lead to improvements in mental health quality of life measures with few significant adverse effects. Additionally, these studies have reported improved quality of life in patients in some aspects of this life-long neurological disorder; however, the clinical data was not statistically significant. Results suggest that low dosages of CYTO-203 also modulates OGF and its receptor, OGFr.
Multiple Sclerosis Treatment Options
The current MS market is highly competitive with 14 available treatment options, most of which are considered to be immunomodulatory agents. The majority of approved treatments address the inflammatory and systemic disease, but underlying neurologic deterioration leads to relapses, disease progression, and disability. The treatment of MS remains the primary focus of the currently available disease modifying treatments. Interferons (Bayer’s Betaseron, Novartis’ Extavia, Biogen’s Avonex, Merck Serono’s Rebif, and Biogen’s Plegridy) and Teva’s Copaxone are the most commonly used first-line treatments. There remains opportunity to improve relapse rates, delay progression and improve disability, therefore Cytocom believes CYTO-203 has the potential to deliver an oral therapy adjunctive to the SOC, to improve these outcomes, with an excellent safety profile.
Multiple Sclerosis Market Opportunities
There are approximately 1 million patients treated with MS and this number is expected to grow to 1.2 million by 2028. In 2018, estimated sales of MS disease-modifying therapies (DMTs) were approximately $19.9 billion across the seven major markets and this amount is expected to grow to $32.9 billion by 2028 at a compound annual growth rate of 5.2%, according to GlobalData Multiple Sclerosis: Global Drug Forecast and Market Analysis Dec 2019. The current MS market is increasingly competitive due to the number of drugs that offer good safety profiles but only moderate efficacy. Historically, the market has been dominated by four players—Biogen, Merck Serono (EMD Serono in the United States), Teva, and Bayer HealthCare—with their first-line injectable DMTs Avonex (interferon beta-1a), Rebif (interferon beta-1a), Copaxone (glatiramer acetate injection), and Betaseron (interferon beta-1b), respectively. However, reliance on these platform injectables is expected to wane over the forecast period due to uptake of oral DMTs and efficacious pipeline products. Oral DMTs represent a paradigm shift in MS treatment management, and products such as Biogen’s Tecfidera (dimethyl fumarate) and Novartis’ Gilenya (fingolimod) have experienced rapid uptake.
The MS therapeutics market is becoming increasingly crowded, but the overall fulfillment of unmet needs remains generally low. There are no curative therapies for MS, and most existing treatments are only partially effective in preventing relapses, with limited impact on disability. In addition to efficacy, there is a need to develop safer and better tolerated therapies for MS. Adverse events associated with the current treatments can negatively impact patient adherence and increasing doses with existing therapies is associated with a higher risk of serious side effects. There are also limited options for patients with progressive forms of MS. Treatments with better efficacy in terms of relapse rates and good safety profiles will continue to be viewed favorably, as well as products that prevent disease progression, prevent the accumulation of disability, and possibly reverse some of the damage incurred in MS remain unmet needs in the management of MS. Cytocom believes that CYTO-203 has the potential to improve outcomes when used adjunctively in patients with relapsing or remitting disease and will pursue clinical development subject to discussions with the FDA.
CYTO-401 as an adjunct to standard of care therapy to extend the duration of disease remission in patients with Pancreatic Cancer
We believe that CYTO-401 may become a significant adjunctive therapy option in neoplasia, including pancreatic cancer. CYTO-401 has known properties of inhibiting cancer cells at the G1/S growth phase at 250 ug/kg. A pilot Phase I clinical trial was designed to test the safety and toxicity and determine the maximum tolerated dose (“MTD”) of single agent CYTO-401 through the OGF axis when administered to human subjects with unresectable pancreatic cancer. Inhibitory properties of CYTO-401 in human pancreatic cancer were observed in phase 2 clinical trials conducted by others. Although the study was not intended to examine tumor response or survival, preliminary results from the chronic part of this investigation reported prolonged survival when used as an adjunctive therapy compared to the monotherapy standard treatment. (Smith et al., Treatment of advanced pancreatic cancer with opioid growth factor: phase I. Anti-Cancer Drugs. 2004 March;15(3):203-209).

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Published survival with 5FU and gemcitabine alone from historical data is shown. Survival is compared to monotherapy with OGF. Combination therapy with both OGF & gemcitabine from another, unpublished study increased patient survival from time of diagnosis more than 2.1-fold compared to OGF monotherapy, 3.4-fold more than gemcitabine monotherapy, and 4.3-fold over 5FU alone. These results suggest that the combination therapy with OGF and gemcitabine is superior to monotherapy with either agent.
Raising NK (Natural Killer) Cell levels
Natural Killer, or NK, cells are part of the ‘T’ cell family in the lymphocytes. NK cells focus on destroying virally infected cells and cancer, but also kill bacteria, parasites and fungi. They specialize in killing virus and cancer cells those other parts of the immune system no longer recognize. NK cells are the predominant innate lymphocyte subsets that mediate anti-tumor and anti-viral responses, and therefore possess promising clinical utilization.
Any cell that is ‘hiding’ is vulnerable to attack by NK cells. This is routine occurrence as virus and cancer cells tend to try to ‘hide’. When other parts of the immune system are so overwhelmed so as to slow or stop their function, NK cells are the last defense that exists.

Boosting NK cell levels is essential in helping to treat cancer. Studies have demonstrated that MENK/OGF significantly raises NK cell levels, although the mechanism by which this happens has not yet been fully clarified.
The CYTO-400 AIMS program centers around developing proenkephalin analogs that modulate numerous receptors associated with autoimmune, inflammatory and infectious diseases and cancers. Recent studies have suggested that CYTO-401and its derivatives modulate immune responses in a biphasic manner with suppression at high doses and enhancement at low concentrations, while further studies suggest that cytokine production can be regulated by downregulating the TLR-MyD88-TRAF6-NF-κB p65 signaling pathway. These studies indicate that CYTO-401 may have the potential to upregulate macrophage opioid receptors, activate macrophages, and positively regulate macrophage function to augment immune inﬂammatory response inducing the cellular antiviral state.
Immuno-Regulating Properties
In addition to its anti-cancer effects, Cytocom believes that CYTO-401 may have immuno-regulating effects. It has been used to treat a diverse set of cancer types in human subjects.
Clinical and Pre-Clinical Development
Phase 1/2 Clinical Trials
Phase 1/ 2 clinical trials have been conducted by others for CYTO-401 in 61 patients with pancreatic cancer includes a dose escalation trial, chronic dosing, and a phase 2 trial in 24 metastatic patients who failed gemcitabine. In dose escalation trials up to 250 ug/kg over a period of 30 minutes there were no serious adverse toxicity and no negative changes in laboratory values. Clinical benefit of CYTO-401, based upon parameters that reflect the overall well-being of the patient, including pain control, performance status, and body weight, was evaluated. 53% of those receiving CYTO-401 experienced a significant clinical benefit compared to historical rates of 23.8% of patients treated solely with gemcitabine and 4.8% of patients treated with 5-fluorouracil. In the phase II clinical trial, no significant adverse effects were reported and adverse events related to CYTO-401 were graded mild, grade 1, and none required dose reduction or discontinuation. Median survival time of patients treated with CYTO-401 was 65.5 days compared to 21 days for the metastatic patients who refused further treatment and, after 225 days, 17% of patients treated with CYTO-401 had survived as compared to only 2.4% of patients who refused further treatment. (Zagon et al., The biology of the opioid growth factor receptor (OGFr). Brain Res Rev. 2002 Feb;38(3):351-76; McLaughlin et al., The opioid growth factor-opioid growth factor receptor axis: homeostatic regulator of cell proliferation and its implications for health and disease. Biochem Pharmacol. 2012 Sep 15;84(6):746-55; Smith et al., Opioid growth factor improves clinical benefit and survival in patients with advanced pancreatic cancer. Open Access J Clin Trials. 2010 Mar 1;2010(2):37-48; Smith et al., Treatment of advanced pancreatic cancer with opioid growth factor: phase I. Anti-Cancer Drugs. 2004 March;15(3):203-209).
In January 2021, Cytocom submitted the transfer of Cytocom’s Investigational New Drug (“IND”) application for its product candidate CYTO-401 and FDA notified Cytocom of their acceptance. The drug has completed an initial clinical trial in patients to evaluate the safety and toxicity of the combination of CYTO-401and gemcitabine. CYTO-401 has completed a number of Phase 1 clinical trials in humans including a dose-escalation, safety study Phase 1 trial in twenty one (21) patients with advanced unresectable pancreatic cancer to establish the MTD for i.v. infusion over 30 minutes of 250 µg/kg (three (3) patients per dose (total N=21), at escalating doses of CYTO-401 (25,50,100,150, 200 and 250 µg/kg) and a Phase 1 clinical trial in fourteen (14) patients with unresectable hepatocellular carcinoma noting a MTD of 300 µg/kg via i.v. infusion and doses of CYTO-401 at up to 300 µg/kg being well tolerated. In a separate safety study, fourteen (14) normal volunteers received CYTO-401 by intravenous infusion as a single dose over a 30-minute period at doses of 1 to 250 µg/kg. No major signs of toxicity were observed, including no changes in cardiovascular or respiratory activity or alteration of body temperature. Across these trials, no major toxicity was reported; there were no changes in cardiovascular or respiratory activity or alteration of body temperature, and no drug-related serious adverse events were reported.
Cytocom believes that CYTO-401 may have an impact on disease free survival in a maintenance setting or progression free survival in metastatic first line in combination with gemcitabine-based regimens. A Type B meeting with the FDA was held in 2013 regarding clinic development of CYTO-401. The IND for pancreatic cancer was reinstated, and Cytocom reinitiated discussions with the FDA in 2021. As requested by FDA, Cytocom is preparing a protocol and development plan for CYTO-401 in pancreatic cancer for submission in the second half of 2021.
Pancreatic Cancer
Pancreatic cancer is a devastating disease with a high mortality rate. Pancreatic cancer is currently the fourth leading cause of cancer-related deaths in the United States and is the seventh leading cause of cancer-related deaths worldwide with 432,242 related deaths being reported in 2018. GlobalData epidemiologists forecast an increase in the diagnosed incident cases of Pancreatic adenocarcinoma (PDAC) in the United States, France, Germany, Italy, the United Kingdom, Spain, Japan and China during the forecast period, from 178,128 diagnosed incident cases in 2019 to 224,769 diagnosed incident cases in 2029, at an annual growth rate of 2.62%.
Pancreatic cancer occurs when cells in the pancreas develop mutations in their DNA and grow uncontrollably. These accumulating cells form a tumor. Untreated pancreatic cancer spreads to nearby organs and blood vessels. Pancreatic adenocarcinoma or pancreatic exocrine cancer is the most common type of pancreatic cancer and begins in the cells that line the ducts of the pancreas. PDAC is an aggressive form of pancreatic cancer where approximately 60–80% of patients already have distant metastasis at presentation. PDAC is predominant in older populations that are heavy smokers and alcoholics. Signs and symptoms of PDAC include loss of appetite, weight loss, yellowing of skin, gallbladder or liver enlargement with tenderness, and blood clot. Due to late symptoms, the vast majority of patients are deemed inoperable at the time of diagnosis as a consequence of locally advanced tumors or distant metastases. The 5-year survival rate is less than 5%, and even in patients who undergo surgical resection, the prognosis is poor and recurrence of the disease is common. Despite advances in the understanding of genetic and epigenetic alterations involved in pancreatic tumorigenesis, the diagnosis and therapy of this disease still remain an unmet health care need.
Pancreatic Cancer Treatment Options
The treatment paradigm for pancreatic cancer is predominantly composed of chemotherapies, often gemcitabine-based therapies, which are considered to be the current established standards for pancreatic cancer treatment as adjuvant therapy in early stages and as first-line and second-line treatment in locally advanced and metastatic cases. Despite the availability of several treatments on the market, poor long-term overall survival remains the biggest unmet need for pancreatic cancer treatment. Opportunity exists for pipeline agents that can demonstrate increased efficacy and prolonged disease-free survival. New molecular entities are designed to target complex host-tumor interactions and typically aim to prohibit tumor proliferation, modify immune response, and prevent metastatic dissemination, thus ultimately prolonging overall survival and achieving disease-free progression. Clinical outcomes among patients in advanced or metastatic settings remain poor, with reported median survival between 5–7 months and a five-year survival rate of 10%, one of the lowest among any oncology indications.
Pancreatic Cancer Market
The global PDAC market is expected to grow from $1.8 billion in 2019 to $5.4 billion in 2029 at a compound annual growth rate of 11.5%, according to GlobalData Pancreatic Cancer: Opportunity Analysis and Forecasts; Dec 2020. With chemotherapy playing a key role in the overall treatment paradigm, the market value is based on currently marketed branded and generic drugs used in first-line and second-line settings and from adjuvant therapy settings. Experts believe that gemcitabine-based therapies will continue to remain a foundation in the treatment market with chemotherapies holding significant market share. There are several novel agents in development and experts believe that with introduction of novel treatments into the market, they will see a shift from generic chemotherapies to combination regimens and targeted therapies which will continue to support market gains.
Despite the availability of several treatments on the market, poor long-term overall survival remains the biggest unmet need for pancreatic cancer treatment. High opportunity exists for agents that can demonstrate increased efficacy, prolonged disease-free survival. Significant unmet need also exists due to lack of effective treatment in adjuvant settings. Approximately 65% of resected and adjuvant chemotherapy-treated pancreatic cancer patients recur with localized or metastatic disease.

EARLY-STAGE PRODUCT CANDIDATES
CYTO-205 to prevent the advancement of COVID-19 infected patients from mild to severe disease
Cytocom filed an IND to study CYTO-205 in the treatment of COVID-19 in the first half of 2021. The FDA has indicated Cytocom may commence its randomized, double-blind Phase 2 trial intended to evaluate the safety and efficacy of CYTO-205 to prevent the advancement of COVID-19 infected patients from mild to severe disease.
CYTO-402 to be used as an adjunct to standard of care therapy for hepatocellular cancer
Based on a study from 2013 supporting safety and establishing a maximum tolerated dose, Cytocom plans to develop additional data related to hepatocellular cancer. Cytocom has not yet filed an IND for or had discussions with the FDA regarding hepatocellular cancer.
Hepatocellular carcinoma (“HCC”) is the most common type of primary liver cancer and accounts for 75–90% of all primary liver cancers, making it the third leading cause of cancer mortality worldwide. A growing aging population as well as market specific increase in risk factors such as high alcohol consumption and hepatitis C infection, which will increase the incident cases of HCC, with an average annual growth rate of 1.97% across the seven major markets globally. According to GlobalData’s research, HCC incident cases will rise from 26,000 in 2014 to 33,500 cases by 2024 in the US, from 33,000 to 38,500 cases in the EU, and 44,000 cases to 52,000 cases in Japan.
GlobalData estimates the sales for HCC in the seven major markets is expected to increase from $420 million in 2014 to $550 million in 2024, representing a compound annual growth rate of 2.72%.
HCC is an underserved disease with limited treatment options for patients. The unmet need is highest in patients with advanced HCC. Resection and ablation are considered to be potentially curative treatments; however, even in the case of a successful treatment, patients have a high chance of recurrence within one to five years. Cytocom believes there is an opportunity to develop CYTO-402 in HCC to extend time to symptomatic or radiologic progression and improve patient outcomes in patients who have disease progression following primary management.
COMPETITION
Cytocom operates in a highly competitive segment of the pharmaceutical market, a highly competitive market as a whole. It faces competition from numerous sources including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Many of Cytocom’s competitors may have significantly greater financial, product development, manufacturing and marketing resources. Additionally, many universities and private and public research institutes are active in cancer research, and some may be in direct competition with us. Cytocom may also compete with these organizations to recruit scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
The medical need for effective therapies to treat autoimmune, inflammatory and infectious diseases and cancers is such that there is a wide array of products treating infectious disease and cancer targeting many of the same indications as Cytocom’s product candidates.
Many of Cytocom’s potential competitors, are global pharmaceutical companies and emerging biotechs that have substantially greater financial, technical and human resources than it does and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, Cytocom’s competitors may be more successful than it may be in obtaining FDA approval for drugs and achieving widespread market acceptance. Its competitors’ drugs may be more effective, or more effectively marketed and sold, than any drug Cytocom may commercialize and may render its product candidates obsolete or non-competitive before it can recover the expenses of developing and commercializing any of its product candidates. Cytocom anticipates that it will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Further, the development of new treatment methods for the conditions Cytocom is targeting could render its drugs non-competitive or obsolete.

Cytocom’s success will be based in part upon its ability to successfully commercialize certain of its lead product candidates and to identify, develop and manage a portfolio of immunotherapies that are safer and more effective than competing products in its target indications. Cytocom’s market opportunity has the potential to be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient or are less expensive than any therapeutics it may develop. Cytocom’s competitive position will also be dependent upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and protect its intellectual property, and to secure sufficient capital resources for the period between technological conception and commercial sales. The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of its products. Cytocom’s competitors may also obtain FDA or other regulatory approval for their products more rapidly than Cytocom, which could result in its competitors establishing a strong market position before it is able to enter the market.
MANUFACTURING
Cytocom does not own or operate facilities for the production of clinical or commercial quantities of drug substance or drug product. It currently has no plans to build its own clinical or commercial scale manufacturing capabilities and Cytocom currently contracts with third parties for the supply of active pharmaceutical ingredient and the manufacture of its product candidates for clinical trials and intend to do so for clinical and commercial supply in the future. Although Cytocom relies on contract manufacturers, it has personnel with experience to oversee its relationships with contract manufacturers.
Cytocom’s product candidates are manufactured from readily available starting materials using established, scalable processes that do not require any special equipment or technology. The Naltrexone hydrochloride active pharmaceutical ingredient in Cytocom’s CTYO-200 AIMS program product candidates is commercially available and manufactured at production scale. CYTO-201 capsules are currently manufactured at a scale sufficient for use in clinical trials and further process development work is also being planned. There are several potential GMP manufacturers for CYTO-401 that Cytocom believes could quickly provide CYTO-401 on scale for clinical studies. Cytocom is currently evaluating contract manufacturing groups to assist in the clinical manufacturing and commercial manufacturing of CYTO-401.
Cytocom believes that its current suppliers and manufacturers have the capacity to support commercial scale production of its product candidates, however, it has no formal agreements with them to cover commercial production and may seek to pursue supply or manufacturing arrangements with additional or alternative parties in the future. While Cytocom believes there are alternate sources of supply that can satisfy its clinical requirements and any future commercial requirements, replacing or adding a supplier or manufacturer could result in additional cost or delay.
COMMERCIALIZATION
In light of Cytocom’s stage of development, it has not yet established a commercial organization or distribution capabilities. If any of Cytocom’s product candidates receive marketing approval, it plans to commercialize them in the United States with its own focused, specialty sales force. Cytocom also plans to evaluate options for delivering its product candidates, if approved, to patients in other key markets such as Europe, Japan, and China, which may include strategic collaborations.
MATERIAL LICENSE AGREEMENTS
The Smith Agreement
On September 24, 2014, Cytocom signed an agreement granting it an exclusive, worldwide license to patent rights (the “Smith Agreement”) of Dr. Jill Smith and LDN Research Group, LLC (collectively, the “Licensor Parties”), and resulting in the transfer to Cytocom of the IND and US orphan drug designation and all clinical data for the novel late-stage drug “CYTO-201” as an adjunct to the standard of care in pediatric Crohn’s disease. The patents include various methods of treatment with and formulations of naltrexone in low doses. These patents were acquired in exchange for 1,000,000 shares of Immune Therapeutics Inc. (“Immune”) owned by Cytocom and the license includes annual license fees, royalties on net sales of licensed products with an annual minimum, milestone payments and payments upon the issuance of any sublicense. In April 2021, Dr. Jill Smith sent Cytocom a notice of termination of the License, however, Cytocom and the Licensor Parties are currently negotiating revised terms of the License Agreement.

The Foundation Agreement
On January 18, 2013, Immune signed an exclusive licensing agreement with The Penn State Research Foundation to license all of the intellectual property developed by Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith for the treatment of cancer titled “Opioid Growth Factor and Cancer” and “Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer” (the “Foundation Agreement”). This agreement was sublicensed to Cytocom as part of the spin-out of Cytocom from Immune. This Agreement was thereafter amended in February 2019 and assigned by Immune to Cytocom in September 2020. The Foundation Agreement requires Cytocom to: (a) use commercially reasonable efforts to develop, commercialize, market and sell licensed products in a manner consistent with a business plan; (b) expend a minimum amount of funds per annum to develop and commercialize licensed products as soon as practicable; (c) obtain all requisite regulatory approvals needed to use or sell licensed products in the field of use; and (d) make the first commercial sale of a licensed product by December 31, 2023.
The Foundation Agreement also requires Cytocom to reimburse intellectual property costs, make minimum annual license maintenance fee and royalty payments, as well as make payments upon the achievement of certain milestone events including: first dosing of the first patient in a Phase III clinical trial for each licensed product, first dosing of the first patient in a Phase III clinical trial for each licensed product ; when the NDA is filed with a Regulatory Authority; and when the NDA is approved by a Regulatory Authority. Cytocom must make the following payments and/or also issue shares upon certain milestones including upon the first dosing of the first patient in a Phase II clinical trial for each licensed product ($50,000 and 25,000 shares of common stock), upon the first dosing of the first patient in a Phase III clinical trial for each licensed product ($100,000 and 25,000 shares of common stock), upon the filing of an NDA with a Regulatory Authority ($150,000), upon the approval of an NDA by a Regulatory Authority ($350,000), upon the first sale of each licensed product (50,000 shares of common stock), and upon the achievement of $20 million in cumulative sales for each licensed product covered by NDAs (200,000 shares of common stock).
The Foundation Agreement terminates on the expiration or abandonment of the last patent to expire or become abandoned. Cytocom may terminate the Foundation Agreement at any time upon 60 days’ prior written notice and ceasing to make and sell all licensed products, the termination of all sublicenses and payment of all monies owed under the Foundation Agreement. Foundation may terminate the agreement 30 days after notice to Cytocom if Cytocom is 30 days late in payment or a breach by Cytocom of the Foundation Agreement remains uncured for 45 days after written notice of such breach. Cytocom has made all required payments due by Cytocom under the Foundation Agreement to date, and has agreed to assume approximately $373,822.47 in prior amounts due under the Foundation Agreement by Immune and issue Foundation 25,000 shares of common stock.
CYTOCOM’S INTELLECTUAL PROPERTY
Cytocom believes its rights under issued patents and if allowed, its patent applications, will provide a competitive advantage. Cytocom’s success depends in part on its ability to obtain and maintain proprietary protection for its product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to defend and enforce its intellectual property rights. Cytocom’s policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Cytocom also relies on trade secrets, know-how and continuing technological innovation to develop and maintain its proprietary position.
Cytocom owns or has an exclusive license to over 30 patents and patent applications surrounding multi-receptor combinations of immune modulatory agents.
Cytocom anticipates continued filing of patent applications on various aspects of its technology it may develop in the future, including but not limited to those relating to its AIMs platform, CYTO-200 and CYTO-400.
Patent term is based on the filing or grant date of the patent, as well as the governing law of the country in which the patent is obtained. The protection provided by a patent varies from country to country, and is dependent on the type of patent granted, the scope of the patent claims, and the legal remedies available in a given country.

Cytocom protects its intellectual property through a systemic program of documenting and filing for protection of new inventions and concepts, including requiring all employees and consultants to sign its proprietary information and inventions agreements which include non-disclosure and confidentiality requirements.
ACQUISITION OF IMQUEST LIFE SCIENCES, INC.
On July 17, 2020, Cytocom entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between Cytocom Inc. and ImQuest Life Sciences, Inc. (“ImQuest”), a leading oncology research and development company (the “ImQuest Merger”).
Pursuant to the Merger Agreement, upon the closing of the ImQuest Merger, ImQuest will merge with and into Cytocom, with Cytocom being the surviving corporation in the merger and ImQuest’s wholly-owned subsidiaries, ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc. and Lubrinovation, Inc. becoming wholly-owned subsidiaries of Cytocom. As consideration for the ImQuest Merger, upon closing each share of ImQuest common stock shall be cancelled and converted into the right to receive 0.0263 shares of Series A-1 Preferred Stock of Cytocom, up to a maximum of 3,000,000 shares of Cytocom Series A-2 Preferred Stock. Under the Merger Agreement, Cytocom has made customary representations and warranties and the ImQuest Merger is subject to completion of customary closing conditions. Consummation of the ImQuest Merger is subject to the consent of ImQuest stockholders.
ImQuest Life Sciences Overview
ImQuest Life Sciences, Inc. is a biopharmaceutical company operating in Frederick, Maryland. ImQuest Life Sciences is strategically composed of two operating divisions with distinct missions: ImQuest BioSciences, a contract research organization, and ImQuest Pharmaceuticals, a pharmaceutical development company. This organizational structure allows for a significant influx of capital from the profitable CRO operations that are then strategically utilized to offset the cost of drug development within ImQuest’s pharmaceutical division. ImQuest BioSciences assists the pharmaceutical industry in the development of agents to treat infectious disease, cancer and inflammatory disease while ImQuest Pharmaceuticals is the corporate entity responsible for the development of ImQuest owned or licensed technology including new pharmaceutical products and devices and holds all intellectual property for ImQuest Life Sciences.
ImQuest BioSciences
ImQuest Biosciences is a contract research organization that provides services to evaluate the potential of new and novel pharmaceutical products for the treatment and prevention of viruses, bacteria, cancer and inflammatory diseases. ImQuest BioSciences provides preclinical services in the areas of virology, microbiology, oncology, in vitro toxicology and microbicides and STI prevention. It specializes in services for the development of small molecules, natural products, biologics, antimicrobial peptides, therapeutic antibodies and vaccines. Cytocom believes that the addition of ImQuest BioSciences will provide Cytocom the potential to expand its relationships in the drug development arena while strengthening its own product development capabilities.
ImQuest Biosciences utilizes its ImQuestSUCCESS platform of tools and services to assist drug developers evaluate preclinical drug candidates to identify compounds that are likely to succeed in preclinical and clinical trials. Cytocom believes that ImQuest Biosciences’ potential ability to minimize the impact of time-consuming and expensive preclinical and clinical failures represents a significant advantage for drug makers. The ImQuestSUCCESS platform accounts for efficacy, toxicity and pharmaceutics at each stage of the drug development pathway:
Efficacy: The efficacy platform determines if the drug candidate will inhibit the organism that is being targeted and will produce the desired therapeutic effect.
Toxicity: The toxicity platform evaluates the safety of test compounds and eliminates any candidates that cause toxic effects to cells, tissues or organs that would reduce or eliminate its ability to be used in humans.
Pharmaceutics: The pharmaceutics platform determines if a drug candidate has the physical chemical characteristics required to be adequately formulated for delivery to humans with metabolic and chemical stability.
Successful completion of these platform objectives ensures that the best clinical product is chosen for continued investment and development. As drug development largely follows a linear approach in which efficacy and toxicity are evaluated prior to the pharmaceutic acceptability, which presents the risk that significant time and investment will be made into the development of a product candidate only for the candidate to lack pharmaceutic acceptability. The ImQuestSUCCESS platform allows drug makers to pursue parallel evaluation of pharmaceutical formulation by looking at the ability to formulate a stable molecule early in the development process to ensure that development is not derailed by an inability to deliver the drug. The ImQuestSUCCESS platform consists of seven interrelated efficacy defining SENS components, including OncoSENS for cancer, MicroSENS, PrevSENS and ViroSENS for infection disease and FemSENS for women’s health along with evaluation of toxicity using ToxiSENS and PhamaSENS for the pharmaceutical properties of product candidates. Cytocom intends to utilize and further develop these capabilities to strengthen its internal drug discovery and development efforts while continuing to offer these tools to other drug makers.
CYTOCOM’S HUMAN CAPITAL RESOURCES
As of December 31, 2020, Cytocom had 19 employees, one of which was part time, and ImQuest had 7 employees. In combination, 46% of those employees were predominantly engaged in research and development and clinical study support activities and 54% were engaged in business activities from finance, legal, business development, human resources, facilities, or other general and administrative functions. At year end 2020, Cytocom was also using the services of three research and development contractors, two of whom became full-time employees in the first quarter of 2021. None of the employees is represented by a labor union or covered by a collective bargaining agreement and neither Cytocom nor ImQuest has experienced any work stoppages. Cytocom considers its relationship with its employees to be good.
GOVERNMENT REGULATION
Government authorities in the United States, at the federal, state and local levels, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, sales, pricing, reimbursement, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of biopharmaceutical products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.
Approval and Regulation of Drugs in the United States
In the United States, drug products are regulated under the Federal Food, Drug, and Cosmetic Act, or FDCA, and applicable implementing regulations and guidance. The failure of an applicant to comply with the applicable regulatory requirements at any time during the product development process, including non-clinical testing, clinical testing, the approval process or the post-approval process, may result in delays to the conduct of a study, regulatory review and approval and/or administrative or judicial sanctions. These sanctions may include, but are not limited to, the FDA’s refusal to allow an applicant to proceed with clinical trials, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, adverse publicity, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines and civil or criminal investigations and penalties brought by the FDA, the Department of Justice or other government entities, including state agencies.
An applicant seeking approval to market and distribute a new drug in the United States generally must satisfactorily complete each of the following steps before the FDA will consider approving the product candidate: preclinical testing including laboratory tests, animal studies and formulation studies, which must be performed in accordance with the FDA’s good laboratory practice, or GLP, regulations and standards;
•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;
•	approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;
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performance of adequate and well-controlled human clinical trials to establish the safety, potency and purity of the product candidate for each proposed indication, in accordance with current good clinical practices, or GCP;

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preparation and submission to the FDA of an NDA for a drug product which includes not only the results of the clinical trials, but also, detailed information on the chemistry of and manufacture and quality controls for the product candidate and proposed labelling for one or more proposed indication(s);

•	review of the product candidate by an FDA advisory committee, where appropriate or if applicable;
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satisfactory completion of an FDA inspection of the manufacturing facility or facilities, including those of third parties, at which the product candidate or components thereof are manufactured to assess compliance with current good manufacturing practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	satisfactory completion of any FDA audits of the non-clinical and clinical trial sites to assure compliance with GLP and GCP and the integrity of clinical data in support of the NDA;
•	payment of user fees and securing FDA approval of the NDA to allow marketing of the new drug product; and
•	compliance with any post-approval requirements, including the potential requirement to implement a REMS and the potential requirement to conduct any post-approval studies required by the FDA.
Preclinical Studies
Before an applicant begins testing a product candidate with potential therapeutic value in humans, the product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as other studies to evaluate, among other things, the toxicity of the product candidate. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations and standards. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and long-term toxicity studies, may continue after the IND is submitted.
The IND and IRB Processes
An IND is an exemption from the FDCA that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational product to humans. Such authorization must be secured prior to interstate shipment and administration of any product candidate that is not the subject of an approved NDA. In support of a request for an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of preclinical testing, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other information, must be submitted to the FDA as part of an IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period, or thereafter, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold or partial clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.
Following commencement of a clinical trial under an IND, the FDA may also place a clinical hold or partial clinical hold on that trial. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a partial clinical hold might state that a specific protocol or part of a protocol may not proceed, while other parts of a protocol or other protocols may do so. No more than 30 days after the imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following the issuance of a clinical hold or partial clinical hold, a clinical investigation may only resume once the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived by the FDA. When a foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval. Specifically, on April 28, 2008, the FDA amended its regulations governing the acceptance of foreign clinical studies not conducted under an IND as support for an IND or an NDA. The final rule provides that such studies must be conducted in accordance with GCP, including undergoing review and receiving approval by an independent ethics committee, or IEC, and seeking and receiving informed consent from subjects. The GCP requirements in the final rule encompass both ethical and data integrity standards for clinical studies. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical studies, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign studies are conducted in a manner comparable to that required for IND studies.
In addition to the foregoing IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB, which must operate in compliance with FDA regulations, must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.
Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee, or DSMB. This group provides authorization as to whether or not a trial may move forward at designated checkpoints based on review of available data from the study, to which only the DSMB maintains access. Suspension or termination of development during any phase of a clinical trial can occur if the DSMB determines that the participants or patients are being exposed to an unacceptable health risk. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.
Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on its ClinicalTrials.gov website. Similar requirements for posting clinical trial information are present in the European Union in its EudraCT system and other countries, as well.
Expanded Access to an Investigational Drug for Treatment Use
Expanded access, sometimes called “compassionate use,” is the use of investigational new drug products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. The rules and regulations related to expanded access are intended to improve access to investigational drugs for patients who may benefit from investigational therapies. FDA regulations allow access to investigational drugs under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the drug under a treatment protocol or Treatment IND Application.
When considering an IND application for expanded access to an investigational product with the purpose of treating a patient or a group of patients, the sponsor and treating physicians or investigators will determine suitability when all of the following criteria apply: patient(s) have a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context or condition to be treated; and the expanded use of the investigational drug for the requested treatment will not interfere with the initiation, conduct or completion of clinical investigations that could support marketing approval of the product or otherwise compromise the potential development of the product.
On December 13, 2016, the 21st Century Cures Act established (and the 2017 Food and Drug Administration Reauthorization Act later amended) a requirement that sponsors of one or more investigational drugs for the treatment of a serious disease(s) or condition(s) make publicly available their policies for evaluating and responding to requests for expanded access for individual patients. Although these requirements were rolled out over time, they have now come into full effect. This provision requires drug and biologic companies to make publicly available their policies for expanded access for individual patient access to products intended for serious diseases. Sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study with respect to an investigational drug; or 15 days after the drug or biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy.
Human Clinical Trials in Support of an NDA
Clinical trials involve the administration of the investigational product candidate to human subjects under the supervision of a qualified investigator in accordance with GCP requirements which include, among other things, the requirement that all research subjects provide their informed consent in writing before they participate in any clinical trial. Clinical trials are conducted under written clinical trial protocols detailing, among other things, the objectives of the study, inclusion and exclusion criteria, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.
Human clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may also be required after approval.
Phase 1 clinical trials are initially conducted in a limited population to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion and pharmacodynamics in healthy humans or in patients. During Phase 1 clinical trials, information about the product candidate’s pharmacokinetics and pharmacological effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.
Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications and determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more costly Phase 3 clinical trials. Phase 2 clinical trials are well-controlled and closely monitored.
Phase 3 clinical trials proceed if the Phase 2 clinical trials demonstrate that a dose range of the product candidate is potentially effective and has an acceptable safety profile. Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage, provide substantial evidence of clinical efficacy and further test for safety in an expanded and diverse patient population at multiple geographically dispersed clinical trial sites. A well-controlled, statistically robust Phase 3 clinical trial may be designed to deliver the data that regulatory authorities will use to decide whether or not to approve, and, if approved, how to appropriately label a drug. Such Phase 3 clinical trials are referred to as “pivotal” trials.
In some cases, the FDA may approve an NDA for a product candidate but require the sponsor to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as Phase 4 clinical trials. These trials are used to gain additional experience from the treatment of a larger number of patients in the intended treatment group and to further document a clinical benefit in the case of drugs approved under accelerated approval regulations. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of FDA approval for products.
Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Review and Approval of an NDA
In order to obtain approval to market a drug product in the United States, a marketing application must be submitted to the FDA that provides sufficient data establishing the safety, purity and potency of the product candidate for its intended indication. The application must include all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product candidate’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of the use of a product candidate, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the drug product to the satisfaction of the FDA.
The NDA is a vehicle through which applicants formally propose that the FDA approve a new product for marketing and sale in the United States for one or more indications. Every new drug product candidate must be the subject of an approved NDA before it may be commercialized in the United States. Under federal law, the submission of most NDAs is subject to an application user fee, which for federal fiscal year 2021 is $2,875,842 for an application requiring clinical data. The sponsor of an approved NDA is also subject to an annual program fee, which for fiscal year 2021 is $336,432. Certain exceptions and waivers are available for some of these fees, such as a waiver for certain small businesses filing their first NDA.
Following submission of an NDA, the FDA conducts a preliminary review of the application generally within 60 calendar days of its receipt and strives to inform the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept the application for filing. In this event, the application must be resubmitted with the requested additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. Under that agreement, 90% of applications seeking approval of New Molecular Entities, or NMEs, are meant to be reviewed within 10 months from the date on which the FDA accepts the application for filing, and 90% of applications for NMEs that have been designated for “priority review” are meant to be reviewed within six months of the filing date. For applications seeking approval of products that are not NMEs, the 10-month and six-month review periods run from the date that the FDA receives the application. The review process and the Prescription Drug User Fee Act goal date may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.
Before approving an application, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA submission, including component manufacturing, finished product manufacturing and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.
Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Under the FDA Reauthorization Act of 2017, the FDA must implement a protocol to expedite review of responses to inspection reports pertaining to certain applications, including applications for products of which there is a shortage or those for which approval is dependent on remediation of conditions identified in the inspection report.
In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events and whether the product is an NME.
The FDA may refer an application for a novel product to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Fast Track, Breakthrough Therapy, Priority Review and Regenerative Advanced Therapy Designations
The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as Fast Track Designation, Breakthrough Therapy Designation, priority review designation and regenerative advanced therapy designation.
Specifically, the FDA may designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.
Second, a product may be designated as a Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.
Third, the FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from 10 months to six months.
With passage of the 21st Century Cures Act, or the Cures Act, in December 2016, Congress authorized the FDA to accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with the FDA to expedite development and review, benefits available to breakthrough therapies and potential eligibility for priority review and accelerated approval based on surrogate or intermediate endpoints.
Accelerated Approval Pathway
The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval to a product for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure, that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit. Thus, the benefit of accelerated approval derives from the potential to receive approval based on surrogate endpoints sooner than possible for trials with clinical or survival endpoints, rather than deriving from any explicit shortening of the FDA approval timeline, as is the case with priority review.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect of the product on the relevant clinical endpoints. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to initiate expedited proceedings to withdraw approval of the product. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.
The FDA’s Decision on an NDA
On the basis of the FDA’s evaluation of an NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
If the FDA approves a new product, it may limit the approved indications for use of the product. The agency may also require testing and surveillance programs to monitor the product after the initiation of commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, such as REMS, to help ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patent registries. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.
After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Regulation
If regulatory approval for marketing of a product or a new indication for an existing product is obtained, the sponsor will be required to comply with all regular post-approval regulatory requirements as well as any post-approval requirements that the FDA may have imposed as part of the approval process. The sponsor will be required to report, among other things, certain adverse reactions and manufacturing problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling requirements.
Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.
A product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency and effectiveness of pharmaceutical products.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, warning letters, untitled letters, Form 483s or holds on post-approval clinical trials;
•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;
•	product seizure or detention, or refusal to permit the import or export of products; or
•	injunctions or the imposition of civil or criminal penalties.
The FDA strictly regulates the marketing, labeling, advertising and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Promotional claims about a drug’s safety or effectiveness are prohibited before the drug is approved. After approval, a drug product generally may not be promoted for uses that are not approved by the FDA, as reflected in the product’s prescribing information. In the United States, health care professionals are generally permitted to prescribe drugs for such uses not described in the drug’s labeling, known as off-label uses, because the FDA does not regulate the practice of medicine. However, FDA regulations impose rigorous restrictions on manufacturers’ communications, prohibiting the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in nonpromotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information.
If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion, and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, and its implementing regulations, as well as the Drug Supply Chain Security Act, or DSCA, which regulate the distribution and tracing of prescription drug samples at the federal level, and set minimum standards for the regulation of distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.
Section 505(b)(2) NDAs
NDAs for most new drug products are based on two full clinical studies which must contain substantial evidence of the safety and efficacy of the proposed new product for the proposed use. These applications are submitted under Section 505(b)(1) of the FDCA. The FDA is, however, authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. This type of application allows the applicant to rely, in part, on the FDA’s previous findings of safety and efficacy for a similar product, or published literature. Specifically, Section 505(b)(2) applies to NDAs for a drug for which the investigations that were previously conducted to show whether or not the drug is safe for use and effective in use and relied upon by the applicant for approval of the application “were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted.”
Thus, Section 505(b)(2) authorizes the FDA to approve an NDA based on safety and effectiveness data that were not developed by or for the applicant. NDAs filed under Section 505(b)(2) may provide an alternate and potentially more expeditious pathway to FDA approval for new or improved formulations or new uses of previously approved products. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, the applicant may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new drug candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.
Orphan Drug
Under the U.S. Orphan Drug Act, as amended by the FDA Reauthorization Act of 2017, the FDA may grant orphan drug designation to drugs or biologics intended to treat a “rare disease or condition,” which is defined as having a prevalence of less than 200,000 individuals in the United States. FDA is currently implementing a modernization plan which may include new requirements or procedures that could impact the success of an orphan drug designation request. In certain circumstances, a sponsor may need to demonstrate that the product is clinically superior to a previously-approved drug in order to obtain orphan drug status, and FDA may issue regulations to implement this requirement. Orphan drug designation must be requested before submitting a NDA or BLA for the product. The FDA aims to respond to all orphan drug designation requests within 90 days of submission. Orphan drug designation does not shorten the regulatory review and approval process, nor does it provide any advantage in the regulatory review and approval process. However, if an orphan drug later receives approval for the indication for which it has designation, the relevant regulatory authority may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years in the United States. Although obtaining approval to market a product with orphan drug exclusivity may be advantageous, Cytocom cannot be certain:
•	that Cytocom will be the first to obtain approval for any drug for which it obtains orphan drug designation;
•	that orphan drug designation will result in any commercial advantage or reduce competition; or
•	that the limited exceptions to this exclusivity will not be invoked by the relevant regulatory authority.

Additionally, orphan drug exclusive marketing rights may be lost under certain conditions, such as if the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug.
In August 2017, President Trump signed into law the Food & Drug Administration Reauthorization Act. Under this legislation, there are significant requirements for clinical trial sponsors including those seeking to obtain orphan drug designation. In 2020, Congress introduced legislation which sought to close a loophole in the Orphan Drug Act amidst concerns about high drug prices. The aim of the proposed legislation is to restrict the availability of orphan drug exclusivity for certain drugs and thereby promote competition among manufacturers.
Hatch-Waxman Act Patent Certification and the 30-Month Stay
Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would.
•	Specifically, the applicant must certify with respect to each patent that:
•	the required patent information has not been filed;
•	the listed patent has expired;
•	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or
•	the listed patent is invalid, is unenforceable or will not be infringed by the new product.
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A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the application will not be approved until all of the listed patents claiming the referenced product have expired (other than method of use patents involving indications for which the applicant is not seeking approval).

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If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earliest of 30 months after the receipt of the Paragraph IV notice, expiration of the patent and a decision in the infringement case that is favorable to the ANDA applicant.

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To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. As a result, approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of an NCE, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earliest of 30 months, settlement of the lawsuit and a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Pediatric Studies and Exclusivity
Under the Pediatric Research Equity Act of 2003, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors must also submit pediatric study plans prior to submitting the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA and the FDA’s internal review committee must then review the information submitted, consult with each other and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time. In addition, certain products that have received orphan drug designation are exempt from the requirements of the Pediatric Research Equity Act of 2003.
For drugs intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or deferral or waiver of pediatric assessments. In addition, the FDA will meet with sponsors early in the development process to discuss pediatric study plans and the FDA must meet with sponsors by no later than the end-of-phase 1 meeting for serious or life-threatening diseases and by no later than 90 days after the FDA’s receipt of the study plan.
The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in the Food and Drug Administration Safety and Innovation Act.
The FDA Reauthorization Act of 2017 established requirements governing certain molecularly targeted cancer indications. Any company that submits an NDA three years after the date of enactment of that statute must submit pediatric assessments with the NDA if the drug is intended for the treatment of an adult cancer and is directed at a molecular target that the FDA determines to be substantially relevant to the growth or progression of a pediatric cancer. The investigation must be designed to yield clinically meaningful pediatric study data regarding the dosing, safety and preliminary efficacy to inform pediatric labeling for the product.
Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application for a similar product.
Patent Term Restoration and Extension
A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and FDA regulatory review. The restoration period granted on a patent covering a product is typically one-half of the time between the effective date of a clinical investigation involving human beings is begun and the submission date of an application, plus the time between the submission date of an application and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

DEA and Controlled Substances
The federal Controlled Substances Act of 1970 of the United States (“CSA”) and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation, exportation, disposal and other requirements under the oversight of the Drug Enforcement Agency (“DEA”). The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce. Products containing controlled substances, if approved in the United States, require scheduling by the DEA before they can be marketed.
The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV or V — with varying qualifications for listing in each schedule. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V controlled substances, with Schedule II controlled substances presenting the highest potential for abuse and physical or psychological dependence. The regulatory requirements are more restrictive for Schedule II controlled substances than Schedule III-V controlled substances. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist in most situations, and cannot be refilled. Noroxymorphone is a Schedule II controlled substance. Proenkephalin is not currently scheduled as a controlled substance.
Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s). For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. Certain coincident activities are permitted without obtaining a separate DEA registration, however, such as distribution of controlled substances by the manufacturer that produces them.
The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II controlled substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances.
For drugs manufactured in the United States, the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.
States also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on business, operations and financial conditions. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.
Health Care Law and Regulation
Health care providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other health care laws and regulations that may constrain business and/or financial arrangements. Restrictions under applicable federal and state health care laws and regulations include the following:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal health care program such as Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious or fraudulent or knowingly making, using or causing to made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for health care benefits, items or services;

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the Foreign Corrupt Practices Act, or FCPA, which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment;

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numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the FTC Act), govern the collection, use, disclosure and protection of health-related and other personal information. Failure to comply with data protection laws and regulations could result in government enforcement actions and create liability, private litigation and/or adverse publicity;

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the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Similar laws have been proposed at the federal level and in other states;

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the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act, or the ACA, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services within the United States Department of Health and Human Services, information related to payments and other transfers of value made by that entity to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;
•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to health care items or services that are reimbursed by non-government third-party payors, including private insurers.

Further, some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. Additionally, some state and local laws require the registration of pharmaceutical sales representatives in the jurisdiction. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Healthcare Reform
In the United States, there have been and continue to be a number of legislative and regulatory initiatives to broaden the availability of healthcare, improve the quality of healthcare and contain healthcare costs. In March 2010, the Affordable Care Act, or ACA, was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect Cytocom’s business, the ACA:
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In March 2010, the Affordable Care Act was enacted, which significantly changed the way healthcare is financed by both governmental and private insurers. Among the provisions of the Affordable Care Act of importance to the pharmaceutical and biotechnology industry are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;
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a Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;
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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;
•	a licensure framework for follow-on biologic products;
•	a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;
•	a requirement to annually report drug samples that manufacturers and distributors provide to physicians; and
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establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011.

Since its passage, there have been political, legislative and judicial challenges to certain aspects of the ACA. During his time in office, President Trump signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements of the ACA, but those orders were revoked on January 28, 2021 under a new executive order signed by President Biden, who has signaled that his Administration plans to build on the ACA and expand the number of people who are eligible for subsidies under it. As part of that policy, he has directed federal agencies to begin reviewing and possibly rescinding all regulations, orders and policies, which are inconsistent with the goal of strengthening the ACA. Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. For example, The Tax Cuts and Jobs Act of 2017, or Tax Act, includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or the Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the U.S. Supreme Court, which heard arguments on the case on November 10, 2020. A ruling is expected in 2021. If the Supreme Court rules that the individual mandate is unconstitutional and unable to be severed from the remainder of the ACA, the remaining provisions of the ACA would be invalid. It is unclear how this case, along with other efforts to repeal and replace the ACA will impact the ACA and Cytocom’s business.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. Specifically, the Joint Select Committee on Deficit Reduction was created to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year that will, due to subsequent legislative amendments, remain in effect through 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
It is unknown what form any such changes or any law proposed to replace the ACA would take, and how or whether it may affect our business in the future. We expect that changes to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.
There will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices Cytocom will be able to charge and/or patients’ willingness to pay for Cytocom’s products. While in general it is too early to predict what effect, if any, any future healthcare reform legislation or policies will have on Cytocom’s business, current and future healthcare reform legislation and policies could have a material adverse effect on Cytocom’s business and financial condition.
Review and Approval of Medicinal Products in the European Union
In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable non-U.S. regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of an MAA and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union. Failure to comply with applicable requirements may result in, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Clinical Trial Approval
The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on Good Clinical Practice, or GCP, and the related national implementing provisions of the individual E.U. Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the E.U. Member States in which the clinical trial is to be conducted or in multiple member states if the clinical trial is to be conducted in a number of member states. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion.
In April 2014, the Clinical Trials Regulation, (EU) No 536/2014, or the Clinical Trials Regulation, was adopted; it was published on June 16, 2014. The Clinical Trials Regulation will be directly applicable in all the E.U. Member States; however, it is expected that the regulation will come into effect following confirmation of full functionality of the Clinical Trials Information System, the centralized EU portal and database for clinical trials foreseen by the new Clinical Trials Regulation, through an independent audit.
The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “EU Portal and Database”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials.
PRIME Designation in the European Union
In March 2016, the EMA launched an initiative, The Priority Medicines (“PRIME”) scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. PRIME scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises, or SMEs, may qualify for earlier entry into the PRIME scheme than larger companies. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the Committee for Human Medicinal Products, or CHMP, or the Committee for Advanced Therapies, or CAT, is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.
Marketing Authorization
To obtain a marketing authorization for a product under E.U. regulatory systems, an applicant must submit an MAA either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in the E.U. Member States (either a decentralized procedure, national procedure or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the EU, applicants have to demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted (i) a product-specific waiver, (ii) a class waiver or (iii) a deferral for one or more of the measures included in the PIP.
The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid across the European Economic Area (i.e. the European Union, as well as Iceland, Liechtenstein and Norway). Pursuant to Regulation (EC) No 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. The centralized procedure may also be used in certain other cases at the request of the applicant. Cytocom anticipates that the centralized procedure will be mandatory for the product candidates it is developing.
Under the centralized procedure, the CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety and efficacy requirements, and whether the product has a positive risk/benefit/risk profile. It is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days from receipt of a valid MAA, excluding clock stops, when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Clock stops may extend the timeframe of evaluation of an MAA considerably beyond 210 days. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. If the CHMP accepts such request, the time limit of 210 days will be reduced to 150 days but it is possible that the CHMP can revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. At the end of this period, the CHMP provides a scientific opinion on whether or not a marketing authorization should be granted in relation to a medicinal product. Within 15 calendar days of receipt of a final opinion from the CHMP, the European Commission must prepare a draft decision concerning an application for marketing authorization. This draft decision must take the opinion and any relevant provisions of European Union law into account. Before arriving at a final decision on an application for centralized authorization of a medicinal product the European Commission must consult the Standing Committee on Medicinal Products for Human Use, or the Standing Committee. The Standing Committee is composed of representatives of the E.U. Member States and chaired by a non-voting European Commission representative. The European Parliament also has a related “droit de regard”. The European Parliament’s role is to ensure that the European Commission has not exceeded its powers in deciding to grant or refuse to grant a marketing authorization.
The European Commission may grant a so-called “marketing authorization under exceptional circumstances”. Such authorization is intended for products for which the applicant can demonstrate that it is unable to provide comprehensive data on efficacy and safety under normal conditions of use, because the indications for which the product in question is intended are encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, or in the present state of scientific knowledge, comprehensive information cannot be provided, or it would be contrary to generally accepted principles of medical ethics to collect such information. Consequently, marketing authorization under exceptional circumstances may be granted subject to certain specific obligations, which may include the following:
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the applicant must complete an identified program of studies within a time period specified by the competent authority, the results of which form the basis of a reassessment of the benefit/risk profile;

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the medicinal product in question may be supplied on medical prescription only and may in certain cases be administered only under strict medical supervision, possibly in a hospital and in the case of a radiopharmaceutical, by an authorized person; and

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the package leaflet and any medical information must draw the attention of the medical practitioner to the fact that the particulars available concerning the medicinal product in question are as yet inadequate in certain specified respects.

A marketing authorization under exceptional circumstances is subject to annual review to reassess the risk-benefit balance in an annual reassessment procedure. Continuation of the authorization is linked to the annual reassessment and a negative assessment could potentially result in the marketing authorization being suspended or revoked. The renewal of a marketing authorization of a medicinal product under exceptional circumstances, however, follows the same rules as a “normal” marketing authorization. Thus, a marketing authorization under exceptional circumstances is granted for an initial five years, after which the authorization will become valid indefinitely, unless the EMA decides that safety grounds merit one additional five-year renewal.
The European Commission may also grant a so-called “conditional marketing authorization” prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional marketing authorizations may be granted for product candidates (including medicines designated as orphan medicinal products), if (i) the risk-benefit balance of the product candidate is positive, (ii) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (iii) the product fulfills an unmet medical need and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies and the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.
Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each E.U. Member State in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference E.U. Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned E.U. Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned E.U. Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all E.U. Member States.
The mutual recognition procedure similarly is based on the acceptance by the competent authorities of the E.U. Member States of the marketing authorization of a medicinal product by the competent authorities of other E.U. Member States. The holder of a national marketing authorization may submit an application to the competent authority of an EU Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another EU Member State.
Regulatory Data Protection in the European Union
In the European Union, innovative medicinal products approved on the basis of a complete independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity pursuant to Directive 2001/83/EC. Regulation (EC) No 726/2004 repeats this entitlement for medicinal products authorized in accordance the centralized authorization procedure. Data exclusivity prevents applicants for authorization of generics of these innovative products from referencing the innovator’s data to assess a generic (abridged) application for a period of eight years. During an additional two-year period of market exclusivity, a generic MAA can be submitted and authorized, and the innovator’s data may be referenced, but no generic medicinal product can be placed on the E.U. market until the expiration of the market exclusivity. The overall 10-year period will be extended to a maximum of 11 years if, during the first eight years of those 10 years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be an NCE so that the innovator gains the prescribed period of data exclusivity, another company nevertheless could also market another version of the product if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.
Periods of Authorization and Renewals
A marketing authorization has an initial validity for five years in principle. The marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the E.U. Member State. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least nine months before the marketing authorization ceases to be valid. The European Commission or the competent authorities of the E.U. Member States may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five-year period of marketing authorization. Once subsequently definitively renewed, the marketing authorization shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the E.U. market (in case of centralized procedure) or on the market of the authorizing E.U. Member State within three years after authorization ceases to be valid (the so-called sunset clause).

Pediatric Studies and Exclusivity
Prior to obtaining a marketing authorization in the European Union, applicants must demonstrate compliance with all measures included in an EMA-approved PIP covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are laid down in Regulation (EC) No 1901/2006, the so-called Pediatric Regulation. This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Pediatric Committee of the EMA, or PDCO, may grant deferrals for some medicines, allowing a company to delay development of the medicine for children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine for children is not needed or is not appropriate, such as for diseases that only affect the elderly population. Before an MAA can be filed, or an existing marketing authorization can be amended, the EMA must determine that a company actually complied with the agreed studies and measures listed in each relevant PIP. If an applicant obtains a marketing authorization in all E.U. Member States, or a marketing authorization granted in the Centralized Procedure by the European Commission, and the study results for the pediatric population are included in the product information, even when negative, the medicine is then eligible for an additional six-month period of qualifying patent protection through extension of the term of the Supplementary Protection Certificate.
Regulatory Requirements after a Marketing Authorization has been Obtained
In case an authorization for a medicinal product in the European Union is obtained, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. These include:
•	Compliance with the European Union’s stringent pharmacovigilance or safety reporting rules must be ensured. These rules can impose post-authorization studies and additional monitoring obligations.
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The manufacturing of authorized medicinal products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the applicable E.U. laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice, or E.U. cGMP. These requirements include compliance with E.U. cGMP standards when manufacturing medicinal products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the European Union with the intention to import the active pharmaceutical ingredients into the European Union.

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The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union notably under Directive 2001/83EC, as amended, and E.U. Member State laws. Direct-to-consumer advertising of prescription medicines is prohibited across the European Union.

Brexit and the Regulatory Framework in the United Kingdom
In a referendum held in U.K. on June 23, 2016, a majority of those voting voted for the U.K. to leave the E.U., commonly referred to as “Brexit”. The effective date of the U.K.’s withdrawal was January 31, 2020. A transition period, which ended on December 31, 2020, maintained access to the E.U. single market and to the global trade deals negotiated by the E.U. on behalf of its members. Over the past year, the UK Medicines and Healthcare Products Regulatory Agency (MHRA) has issued numerous guidances to address how drugs and devices are to be regulated in the UK post-Brexit. However, the ultimate impact of the “leave” is not clear as there is still some legal and practical uncertainty surrounding the regulation of drugs and devices in the UK and how such regulation may diverge with regulation in the EU.
General Data Protection Regulation
The collection, use, disclosure, transfer or other processing of personal data of individuals in the European Union, including personal health data, is governed by the General Data Protection Regulation, or GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing notice to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages. Compliance with the GDPR will be a rigorous and time-intensive process that may increase Cytocom’s cost of doing business. Further, Brexit, has created uncertainty with regard to data protection regulation in the UK and how transfers from the EU to the UK will be regulated.
Pricing Decisions for Approved Products
In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for the E.U. Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. E.U. Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other E.U. Member States allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage health care expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on health care costs in general, particularly with respect to prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various E.U. Member States, and parallel trade, i.e., arbitrage between low-priced and high-priced E.U. Member States, can further reduce prices. Acceptance of any medicinal product for reimbursement may come with cost, use and often volume restrictions, which again can vary by country. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.
FACILITIES
In November 2020, Cytocom entered into an agreement to lease approximately 2,200 square feet of office space in Fort Collins, Colorado. The lease has a three-year term, with a monthly cost (including operating expenses) of approximately $4,900 in the first year. Prior to that, Cytocom leased an office on a month-to-month basis in Winter Garden, Florida at a monthly cost of $60.
LEGAL PROCEEDINGS
Cytocom is a party to the suit of Ira J. Gaines, IRA J. Gaines Revocable Trust Dated November 24, 2004, an Arizona Trust vs. Immune Therapeutics, Cytocom Inc., Noreen Griffin, Robert J. Dailey and Jane Doe Dailey, Case No CV2019-c55740 filed in the Superior Court of the State of Arizona in the County of Maricopa and relating to three allegedly defaulted notes executed from 2013 to 2015, and which was settled pursuant to that Settlement Agreement, dated June 7, 2020, by and between Ira J. Gaines, Ira J. Gaines Revocable Trust Dated November 24, 2004, Cytocom and Noreen Griffin. Cytocom has made all payments due under the Settlement Agreement, and the only remaining obligation due to Gaines is the issuance of 100,000 shares of the combined company subsequent to the expected closure of the merger between Cytocom and Cleveland BioLabs. See Note 10 to Cytocom’s audited financial statements included herein.

CYTOCOM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
Cytocom is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, inflammatory and infectious diseases and cancers based on a proprietary, multi receptor platform, or the AIMS platform, designed to rebalance the body’s immune system and restore homeostasis. Cytocom believes that its technologies developed through its CYTO-200 and 400 AIMS programs can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T cell response levels not achieved by other published immunotherapy approaches. Cytocom is developing therapies designed to elicit a robust and durable response of antigen-specific killer T cells and antibodies to activate essential immune defenses against autoimmune, inflammatory and, infectious diseases and cancers. Cytocom believes its immunomodulatory technology has the potential to restore balance between the cellular (Th1) and the humoral (Th2) immune systems, with the goal to establish immunotherapies that improve outcomes for patients suffering with autoimmune, inflammatory and infectious diseases and cancers. See “Cytocom’s Business” for more information on Cytocom’s product candidates and Cytocom’s strategic partnerships. In this Section, references to “the Company,” “Cytocom,” “we,” “us,” “Cytocom’s” or other like references refer to Cytocom Inc., except where the context otherwise requires.
To date, Cytocom has devoted substantially all of its resources to building its AIMS platform, assembling its core capabilities in drug development for novel immunotherapies targeting autoimmune, inflammatory and infectious diseases and cancers and clinical development of its product candidates.
Cytocom has also obtained product approvals and licenses in certain foreign jurisdictions. Specifically, Cytocom has approvals for Naltrexone to treat various HIV related indications in Nigeria, Kenya, the Dominican Republic, Equatorial Guinea, Nicaragua and Malawi. Cytocom has not yet commercialized this product or any product.
Cytocom has incurred significant operating losses and expects that its operating losses will increase significantly as it, among other things, continues to advance its product candidates through preclinical and clinical development, seeks regulatory approval, and prepares for, and, if approved, proceeds to commercialization; broadens and improves its AIMS platform; acquires, discovers, validates and develops additional product candidates; maintains, protects and enforces its intellectual property portfolio; and hires additional personnel.
Cytocom’s net losses were $12.1 million and $3.2 million for the years ended December 31 2020 and 2019, respectively. Cytocom has incurred net losses of approximately $27.6 million from its inception through December 31, 2020. Historically, Cytocom has not generated, and does not expect to generate in the immediate future, revenue from sales of its product candidates. Cytocom does not expect positive cash flows from operations in the foreseeable future, and expects to continue to incur significant and increasing net operating losses for at least the next 12 to 18 months as it:
•	advances its product candidates through preclinical and clinical development;
•	seeks regulatory approval, prepares for and, if approved, proceeds to commercialization of its product candidates;
•	continues its research and development efforts and expands its pipeline of product candidates;
•	attracts, hires and retains additional personnel;
•	maintains, expands and protects its intellectual property portfolio;
•	implements operational, financial and management information systems; and changes associated with being a public company; and
•	establishes a sales, marketing and distribution infrastructure to commercialize any product candidate for which it may obtain marketing approval.
Cytocom’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical trials and expenditures on other research and development activities.

Cytocom does not have any products approved for sale and has not generated any revenue from product sales since its inception. Cytocom’s ability to generate product revenue will depend on the successful development, regulatory approval and eventual commercialization of one or more of its product candidates, if approved.
Cytocom will require substantial additional funding to support its continuing operations and further the development of its product candidates. Until such time as Cytocom can generate significant revenue from product sales, if ever, Cytocom, or, after the Merger, the combined company, expects to finance its operations through the sale of equity, debt financings, or other capital sources, which could include income from collaborations, strategic partnerships or other strategic arrangements, for the foreseeable future. Adequate funding may not be available when needed or on terms acceptable to Cytocom, or at all. If Cytocom is unable to raise additional capital as needed, it may have to significantly delay, scale back or discontinue development of its product candidates. Cytocom’s ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and otherwise. If Cytocom fails to obtain necessary capital when needed on acceptable terms, or at all, it could force Cytocom to delay, limit, reduce or terminate its product development programs, commercialization efforts or other operations. Insufficient liquidity may also require Cytocom to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than it would otherwise choose.
Covid-19 Impact
Cytocom is subject to risks related to public health crises such as the COVID-19 pandemic. The COVID-19 pandemic originated in Wuhan, China, in December 2019 and has since spread to multiple countries, including the U.S. and most European countries. The pandemic and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended, and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In response to the COVID-19 pandemic, Cytocom has taken precautionary measures intended to help minimize the risk of the virus to its employees, including suspending all non-essential travel worldwide for its employees and prohibiting in-person employee attendance at industry events and in-person work-related meetings, which could negatively affect Cytocom’s business. The extent to which the COVID-19 pandemic may impact Cytocom’s preclinical studies or clinical trial operations, as well as its supply chain, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the pandemic and the severity of the COVID-19 pandemic. The COVID-19 pandemic may also affect the operations of Cytocom’s contract manufacturing organizations, or CMOs. This could result in delays in the manufacture of drug supply for clinical trials. The COVID-19 pandemic may also affect employees of third-party contract research organizations, or CROs, located in affected geographies upon which Cytocom relies to carry out its clinical trials.
Recent Developments
Merger with Cleveland BioLabs, Inc.
As previously disclosed, on October 16, 2020, Cytocom, Cleveland BioLabs, and Merger Sub entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Cytocom, with Cytocom being the surviving corporation as a result of the Merger and continuing as a wholly owned subsidiary of Cleveland BioLabs. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of Cytocom common stock, each outstanding share of Cytocom preferred stock that was not, by its terms, converted into shares of Cytocom common stock immediately prior to the effective time of the merger, and each vested restricted stock unit of Cytocom will be converted into the right to receive a number of shares of the Cleveland BioLabs’ common stock determined by the application of an exchange formula set forth in the Merger Agreement. The exchange formula provides that the total number of shares of Cleveland BioLabs’ common stock to be issued as merger consideration for the Cytocom’s capital stock will, upon issuance, be equal to approximately 61% of the outstanding shares of the combined company’s common stock. Accordingly, under the exchange ratio formula in the Merger Agreement, based on each party’s estimated net cash as of the date of December 31, 2020, as of immediately after the Merger, the former Cytocom stockholders are expected to own approximately 57% of the outstanding shares of the combined company’s common stock on a fully diluted basis and stockholders of Cleveland BioLabs as of immediately prior to the Merger are expected to own approximately  % of the outstanding shares of the combined company’s common stock on a fully diluted basis. Certain adjustments to this ratio will be made in respect of each party’s net cash at the time of the closing of the Merger, as determined in accordance with the Merger Agreement. Each unvested Cytocom restricted stock unit award will be converted into a restricted stock unit award of Cleveland BioLabs. Immediately following the effective time of the Merger, the board of directors of Cleveland BioLabs will consist of up to seven members, three of whom may be designated by Cleveland BioLabs and four of whom may be designated by Cytocom. In addition, upon the closing of the Merger, Cytocom’s Chief Executive Officer, Michael Handley, will serve as Chief Executive Officer of the combined company. The closing of the Merger is subject to the satisfaction or waiver of certain conditions including, among other things, (i) the required approvals by the Cleveland BioLabs’ stockholders, (ii) the accuracy of the respective representations and warranties of each party, subject to certain materiality qualifications, (iii) compliance by the parties with their respective covenants, (iv) the absence of any law or order preventing the Merger and related transactions, (v) the shares of the Cleveland BioLabs’ common stock to be issued in the Merger being approved for listing (subject to official notice of issuance) on Nasdaq as of the closing and (vi) a registration statement on Form S-4 having become effective in accordance with the provisions of the Securities Act of 1933, as amended, and not being subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to such registration statement that has not been withdrawn.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Cytocom’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of these financial statements requires Cytocom to make estimates and judgments that affect its reported amounts of assets, liabilities, revenues, and expenses.
On an ongoing basis, Cytocom evaluates its estimates and judgments, including those related to accrued expenses, income taxes, stock-based compensation, investments, and in-process R&D. Cytocom bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates.
Cytocom believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.
Stock-Based Compensation
In accordance with the provisions of ASC 718, “Compensation—Stock Compensation,” Cytocom measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options and restricted stock units, based on estimated fair values equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. Cytocom estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.
In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this Update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to this Update, Topic 718 applied only to share-based transactions to employees. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.
Cytocom has elected to account for forfeiture of stock based awards as they occur.

Fair Value of Financial Instruments
The carrying value of cash and cash equivalents, accounts receivable, short-term investments, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments. Common stock warrants, which are classified as liabilities, are recorded at their fair market value as of each reporting period.
The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Cytocom’s market assumptions. The inputs create the following fair value hierarchy:
•	Level 1 – Quoted prices for identical instruments in active markets.
•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.

•	Level 3 – Instruments where significant value drivers are unobservable to third parties.
Cytocom uses the Black-Scholes model to determine the fair value of certain common stock warrants and stock options on a recurring basis and classify such warrants in Level 3. The Black-Scholes model utilizes inputs consisting of: (i) the closing price of Cytocom’s common stock; (ii) the expected remaining life of the warrants; (iii) the expected volatility using a weighted-average of historical volatilities of Cytocom and a group of comparable companies; and (iv) the risk-free market rate.
Income Taxes
Cytocom accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Cytocom will not realize tax assets through future operations.
In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which amends ASC Topic 220, Income Statement - Reporting Comprehensive Income. This ASU allows for tax effects in accumulated other comprehensive income resulting from the Tax Cuts and Jobs Act to be reclassified as retained earnings. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. Cytocom is currently evaluating the effect this guidance may have on its financial position, results of operations, comprehensive income, cash flows and disclosures.
FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.
Research and Development Expenses
Research and development (“R&D”) costs are expensed as incurred. Advance payments are deferred and expensed as performance occurs. R&D costs include costs to acquire, maintain and prosecute patents and licenses, the cost of Cytocom’s personnel (which consists of salaries and incentive and stock-based compensation), out-of-pocket preclinical and clinical trial costs usually associated with contract research organizations, drug product manufacturing and formulation, and a pro-rata share of facilities expense and other overhead items.

General and Administrative Expenses
General and administrative (“G&A”) functions include executive management, finance and administration, government affairs and regulations, corporate development, human resources, and legal and compliance. The specific costs include the cost of Cytocom’s personnel consisting of salaries, incentive and stock-based compensation, out-of-pocket costs usually associated with attorneys (both corporate and intellectual property), bankers, accountants and other advisors, and a pro-rata share of facilities expense and other overhead items.
Other Income and Expenses
Other income and expenses primarily consists of interest income on investments, interest charges on notes payable, changes in the market value of derivative financial instruments, the cost of loan origination fees, and gains or losses on conversion of notes payable.
YEAR ENDED DECEMBER 31, 2020 COMPARED TO YEAR ENDED DECEMBER 31, 2019
	Year Ended December 31,
	2020	2019
Statements of Operations Data:
Operating expenses:
Research and development	$5,263,829	$587,000
Sales and marketing	2,406	—
General and administrative	5,235,433	2,227,176
Total operating expenses	10,501,668	2,814,176
Loss from operations	(10,501,668)	(2,814,176)
Other income (expense)
Interest income (expense), net	(1,130,693)	(124,233)
Other income (expense), net	(461,500)	(285,613)
Net loss	$(12,093,861)	$(3,224,022)
Revenue
As a clinical-stage biopharmaceutical company, Cytocom reported no revenues in 2020 or 2019.
Research and Development Expenses
Research and development (“R&D”) is overseen and managed internally, working with employees, individual and corporate, contractors hospitals, and contract research organizations (“CROs”) in order to utilize patents that Cytocom has sub-licensed or acquired since its inception. Cytocom continues to seek to expand its pipeline of patents by reviewing other compounds, technologies or capabilities. Cytocom also seeks out promising compounds and innovative technologies developed by third parties to incorporate into its discovery and development processes or projects.
R&D expenses increased by $4,676,829, or 797%, to $5,263,829 for the year ended December 31, 2020 compared to $587,000 for the year ended December 31, 2019.
For the years ended December 31, 2020 and 2019, research and development expenses were made up as follows:
	2020	2019	Variance
Patent expenses	$3,948,533	$600,000	$3,348,533

Payroll R&D expenses	593,738	—	593,738
Trials	191,214	—	191,214
Contracted technical services	470,881	3,000	467,881
Professional fees	38,834	(16,000)	54,834
Other expenses	20,629	—	20,629
Totals	$5,263,829	$587,000	$4,676,829

Patent expenses reflect the fees paid to owners of intellectual property licensed by Cytocom and other related costs. The increase for the year ended December 31, 2020 was primarily due to the cost to acquire license and patent rights from Immune Therapeutics in exchange for the assumption of accounts payable of $401,851 due to The Penn State Research Foundation and notes payable and accrued interest owed on notes totaling $3,546,682.
Payroll R&D expenses reflect the cost of payroll and other benefits paid to or on behalf of Cytocom employees who are directly or indirectly engaged in R&D. For the year ended December 31, 2020, Cytocom hired three new employees to manage its R&D activities, at a cost of $593,738. There were no R&D employees in 2019.
The expense for trials in 2020 consisted of the purchase of finished product from a contract manufacturer, to be used in trials and for FDA approvals. There were no trial activities in 2019.
The increase in contracted technical services reflects the increase in R&D activities by Cytocom in 2020 using outside contractors and contract research organizations who perform technical services not undertaken by Cytocom’s employees. The increase was made possible by the greater availability of funds in 2020 for R&D. Cytocom paid $429,574 to independent R&D contractors for their services in the year ended December 31, 2020, an increase of $426,574 over the same period in 2019. The Company also purchased subscriptions to technical journals and internet sites used by R&D contractors totaling $41,307 in 2020. There were no such purchases in 2019.
Professional fees comprise fees paid to legal counsel and related expenses for the acquisition, maintenance and prosecution of intellectual property owned or licensed by Cytocom. For the years ended December 31, 2020 and 2019, the Company incurred professional fees of $38,834 and ($16,000), respectively. The credit of $16,000 in 2019 reflects an overpayment of fees in the previous year.
Other R&D expenses totaled $20,629 for the year ended December 31, 2020, and $0 in 2019. Other R&D expenses in 2020 comprised of the cost of continuing education for R&D employees of $19,648, and office-related expenses for R&D employees of $981.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include salary and benefit costs for employees and contractors included in our sales, marketing, finance, legal and administrative organizations, professional services, insurance, unallocated travel expenses, telecommunications, impairment of intangibles, and office expenses. Professional services consist principally of external legal, audit, tax and other consulting services.
Sales and marketing expenses in 2020 totaled $2,406 in 2020. They consisted primarily of costs to attend marketing conferences. There were no sales and marketing expenses in 2019.
General and administrative expenses (“G&A”) expenses increased from $2,227,176 for the year ended December 31, 2019 to $5,235,433 for the year ended December 31, 2020, an increase of $3,008,287, or 135%.
For the years ended December 31, 2020 and 2019, General and administrative expenses were made up as follows:
	2020	2019	Variance
Payroll G&A expenses	$3,586,826	$387,000	$3,199,826
Professional fees	841,895	411,115	430,780
Investor related expenses	118,501	3,383	115,118
Consultants and contractors	594,274	1,420,500	(826,226)
Travel expenses	51,527	2,040	49,487
Other	42,411	3,138	39,272
	$5,235,433	$2,227,176	$3,008,257
Payroll G&A expense of $3,586,826 in 2020 consisted salaries and benefits paid to four officers and 12 other employees who perform general administration functions in the Company. Payroll G&A increased by $3,199,826 or 827% over the $387,000 expense in 2019, reflecting the addition of 12 G&A employees to the payroll in 2020.

Professional fees of $841,895 for 2020 increased by 430,780 or 105% compared to 2019. Fees in 2020 were made up of legal fees of $727,881 ($3,063 in 2019), fees for accounting services of $63,500 ($405,810 in 2019), and audit fees of $25,800 ($0 in 2019). Legal fees in 2020 reflects the use of outside legal services for employment and financing-related activities. Accounting services in 2019 included a charge of $375,000 for stock issued to an accounting contractor. Excluding the 2019 stock issuance cost, fees for accounting services in 2020 increased by 32,690 over 2019, reflecting the costs to complete the audits of the Company’s financial reports for 2020 and 2019. Audit fees in 2020 were for services provided by the Company’s external auditor, which was engaged in 2020 to undertake the audits of the Company’s financial reports for 2020 and 2019.
Consultants and contractors are companies and individuals that perform general administrative services for Cytocom. Consulting fees for the year 2020 decreased by $826,226 or 58% compared to 2019. Consulting fees in 2019 included a cost of $1,387,500 for the issuance of stock for services to consultants. No stock was issued for consulting services in 2020. Excluding the cost of stock issuances in 2019, fees for consultants and contractors increased in 2020 by $564,274 over the $33,000 incurred in 2019. The increase was primarily due to fees paid for to contractors before July 2020 who subsequently became full-time employees thereafter in 2020, and for services related to the issuance by the Company of new equity.
Travel expenses for 2020 increased by $49,487 or 2,426% compared to 2019, primarily due to the increase of travel by employees and contractors related to the funding raised for business activities.
Other expenses for 2020 increased by $39,273 or 1,252% compared to 2019. Other expenses in 2020 were made up of bank fees, rent, investor expenses and other general office expenses. The increased activity is primarily linked to an increase in business activity relative to 2019.
Other Income and Expenses
Other income (expense) is made up of interest expense and other non-operating income and expenses incurred by Cytocom.
For the years ended December 31, 2020 and 2019, Other income and expense was made up as follows:
	2020	2019	Variance
Interest expense	$(1,130,693)	$(124,233)	$(1,006,460)
Other expense	(461,500)	(285,613)	(175,887)
Total Other expense (income)	$(1,592,193)	$(409,846)	$(830,573)
Interest expense increased by 5% or $6,460 in 2020 over 2019. The increase reflects the interest on a note payable assigned by Immune Therapeutics to the Company in September 2020.
Interest expense increased by 5% or $6,460 in 2020 over 2019. The increase reflects the interest on a note payable assigned by Immune Therapeutics to the Company in September 2020. In addition of the $1,130,693 in interest expense; $1,034,000 for 2020 was made up of gains recorded for the reversal of officer and employee payroll accruals in accordance with employment contracts signed in the third quarter of 2020, offset by a charge of $1,000,000 for stock issued to a related party to extend the maturities of certain notes payable, charges of $1,919,613 for stock compensation costs.
Other expense in 2020 was a charge for loss on debt extinguishment of $461,500. Other expense in 2019 was made up of a loss of conversion of debt for stock ($300,000) and stock compensation costs ($187,475), offset by a gain of $201,862 recorded for forgiveness by Immune Therapeutics of amounts it was owed by Cytocom in return for the issuance of Cytocom stock.

LIQUIDITY AND CAPITAL RESOURCES
Cytocom has incurred net losses of approximately $27.6 million from its inception through December 31, 2020. Historically, Cytocom has not generated, and does not expect to generate in the immediate future, revenue from sales of product candidates.
Liquidity is measured by Cytocom’s ability to secure enough cash to meet its contractual and operating needs as they arise. Cytocom had cash of $593,869 as of December 31, 2020, compared to $1,650 as of December 31, 2019. For the years ended December 31, 2020 and 2019, net cash used in operating activities was $5,082,144 and $240,370, respectively. $9,637 of cash was used in investing activities for the year ended December 31, 2020 ($0 for the same period in 2019). For the year ended December 31, 2020, Cytocom was able to cover its operating and investing cash-flow requirements through the sale of $2,275,000 of its Series A preferred stock (offset by the payment of $61,600 in offering costs) and $2,125,000 of its Series A-1 preferred stock. Cytocom also received $1,345,600 from investors who received Series A-1 preferred stock in subsequent periods. Additional capital was raised through the issuance of common stock ($8,000), the issuance of common stock as consideration for patents and licenses ($325,250), and the assumption of notes payable ($4,004,842). In the corresponding period in 2019 Cytocom issued notes payable to a related party in the amount of $135,000 and other notes payable of $96,000, and no common stock. There were no loan repayments made in cash in the 2020 or 2019.
On April 26, 2021, Cytocom entered into a Loan and Security Agreement (“LSA”) for a $15 million loan with Avenue Venture Opportunities Fund, L.P. (“Avenue”). Under the terms of the LSA, Cytocom borrowed $15 million at closing. The loan has a four-year term and an interest-only period of 12 months, extendable by an additional 12 months if, after Cytocom merges into Cleveland BioLabs, Cleveland BioLabs receives no less than $20 million in new subordinated debt or equity financing after the close of the merger. The loan is secured by security interest in all right, title, and interest to the Cytocom’s intellectual property as specified in the LSA.
The initial borrowing has been deposited in a blocked bank account controlled by Avenue. Cytocom will have the right to transfer up to $10 million from the blocked account to its general operating account upon meeting certain conditions, including close of the Merger and a market capitalization of Cleveland BioLabs of at least $150 million. The remaining $5 million may be transferred to Cleveland BioLabs’s general operating account between July 1, 2021 and December 31, 2021, provided that Cleveland BioLabs has received no less than $20 million of net new capital in the form of convertible subordinated debt or equity from a follow-on financing entered into after the Merger.
Subject to the terms and conditions described in the LSA, upon closing of the merger, Cytocom agreed to cause post-merger CBLI to issue to Avenue (i) a warrant, valid until April 30, 2026, to purchase at a price of $0.01 per share the number common shares in Cleveland BioLabs calculated by dividing $750,000 by the lower of (a) the effective price per share paid by investors during the 45 days prior to close of the Merger and (b) the five-day volume weighted average price per share; in each case determined as of the end of trading on the last trading day before the date of issuance of the stock; (ii) rights to invest up to $1 million in equity securities of Cleveland BioLabs on the same terms, conditions, and pricing offered by Cleveland BioLabs to any investor in connection with any equity and/or subordinated debt financing from and after the loan closing date through October 26, 2022; and (iii) the right while the loan is outstanding to convert up to $3 million of principal into Cleveland BioLabs unrestricted, freely tradeable common stock at a price per share equal to 120% of the closing price defined in the warrant.
Cytocom has incurred cumulative net losses and expects to incur additional losses related to its R&D activities. Cytocom does not have commercial products and has limited capital resources. Cytocom cannot be certain that it will generate sufficient cash flows for the next 12 months to pay for operating expenses and to pay off current and past-due obligations. Cytocom expects to continue fund operations through sales of equity and notes payable, and conversions of exiting obligations into equity. Over the next 12 months, Cytocom believes it will require between $25 million and $40 million to meet its ongoing and projected expenses and obligations. To finance its operations beyond that point, Cytocom will need to raise additional capital, which cannot be assured. Cytocom has concluded that this circumstance raises substantial doubt about its ability to continue as a going concern for at least one year from the date of the filing of this Registration Statement. Cytocom has based its estimates as to how long it expects it will be able to fund its operations on assumptions that may prove to be wrong, and Cytocom could use its available capital resources sooner than it currently expects, in which case it would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Cytocom’s failure to raise capital as and when needed would have a negative impact on its financial condition and its ability to pursue its business strategy.
If Cytocom is unable to generate sufficient cash flows from future sales of its product candidates, or if it does not raise additional working capital to meet all of its operating obligations and expenditures, Cytocom may have to modify its business plan.
The continued spread of COVID-19 and uncertain market conditions may limit its ability to access capital. Cytocom’s plans with regard to these matters may include seeking additional capital through debt or equity financing in public or private transactions, and the sale or license of drug candidates. There can be no assurance that Cytocom will be able to obtain future financing on acceptable terms. If Cytocom is unable to raise adequate capital and/or achieve profitable operations, future operations might need to be scaled back or discontinued. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.
In addition, the COVID-19 pandemic may negatively impact Cytocom’s ability to complete its planned preclinical and clinical trials, its ability to obtain approval of any product candidates from FDA or other regulatory authorities and its workforce and therefore its research and development activities. This may ultimately have a material adverse effect on Cytocom’s liquidity, although Cytocom is unable to make any prediction with certainty given the rapidly changing nature of the pandemic and governmental and other responses to it.
Cash Flows
The following table provides information regarding Cytocom’s cash flows for the years ended December 31, 2020 and 2019:
	For the Year Ended December 31,
	2020	2019	Variance
Net cash used in operating activities	$(5,082,144)	$(240,370)	$(4,841,774)
Net cash (used in)/ provided by investing activities	(9,637)	—	(9,637)
Net cash provided by financing activities	5,684,000	231,000	5,453,000
Increase/ (decrease) in cash and cash equivalents	592,219	(9,370)	601,589
Cash and cash equivalents at beginning of period	1,650	11,020	(9,370)
Cash and cash equivalents at end of period	593,869	1,650	(592,219)
Operating Activities
Net cash used in operating activities increased by $4,841,774 to $5,082,144 for the year ended December 31, 2020 from $240,370 for the year ended December 31, 2019.
Net cash used in operating activities for the period ending December 31, 2020 consisted of a reported net loss of $12,093,861, which was decreased by the reconciliation of net loss to net cash provided by stock compensation costs of $2,699,728, depreciation expense of $947 and noncash lease expense of $97. In addition, an aggregate $4 million of notes payable together with accrued interest were assumed in exchange for intellectual property and were subsequently converted into common stock. Separately, the Company also incurred $325,250 in license expense associated with acquiring the rights to intellectual property. The $51,041 decrease in changes in operating assets and liabilities was due to an increase of $331,878 in other current assets, offset by a decrease of $280,837 in accounts payable and accrued expenses.
Net cash used in operating activities for the period ending December 31, 2019 consisted of a reported net loss of $3,224,022, which was decreased by the reconciliation of net loss to net cash provided by stock compensation costs of $1,874,804, and by $1,108,848 million due to changes in operating assets and liabilities. The net change in operating assets and liabilities was due to a change of $415,000 million in other current assets, an increase of $868,203 in accounts payable and accrued expenses, and a decrease of $174,355 in accounts payable and accrued expenses related party.

Investing Activities
$9,637 was used in investing activities for the year ended December 31, 2020. No cash was used in or provided by investing activities in 2019.
Financing Activities
Net cash provided by financing activities increased by $5.5 million to $5.7 million for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. Net cash provided by financing activities for the year ended December 31, 2019 consisted of proceeds from the issuance of common and preferred stock for $5.7 million, net of issuance costs.
Net cash provided by financing activities for the year ended December 31, 2019 consisted of proceeds from the issuance of notes payable.
Off-Balance Sheet Arrangements
Cytocom does not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
Executive Officers and Directors of the Combined Company Following the Merger
The combined company’s board of directors will initially be composed of up to seven members, consisting of (i) three individuals designated by Cleveland BioLabs, two of whom will be current board members Randy Saluck and Lea Verny and the third of whom will be designated before the closing of the merger, and (ii) four individuals designated by Cytocom, three of whom will be Michael K. Handley (who is Cytocom’s President and Chief Executive Officer and will serve as President and Chief Executive Officer of the combined company), Taunia Markvicka and Steve Barbarick, and the fourth of whom will be designated at a later time. The Cleveland BioLabs board of directors has determined that each of the directors to be appointed, other than Mr. Handley and Ms. Markvicka, are expected to meet the Nasdaq independence requirements.
The following table lists the names and ages, as of May 5, 2021, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the merger:
Name	Age	Position
Executive Officers:
Michael K. Handley	50	President and Chief Executive Officer; Director
Taunia Markvicka, Pharm.D., M.B.A.	52	Chief Operating Officer; Director
Peter Aronstam, Ph.D.	68	Chief Financial Officer
Clifford Selsky, M.D., Ph.D.	72	Chief Medical Officer
Cozette M. McAvoy, J.D., M.S.	41	Chief Legal Officer
Robert W. Buckheit, Jr., Ph.D.	60	Chief Technology Officer
Andrei Gudkov, Ph.D., D. Sci.	64	Global Head of Research & Development

Non-Employee Directors:
Steve Barbarick	53	Director
Randy Saluck, J.D., M.B.A.	55	Director
Lea Verny	55	Director
There are no family relationships among any of the proposed combined company directors and officers.
Chief Executive Officer
Michael K. Handley Mr. Handley will serve as Chief Executive Officer and director of the combined company immediately following the merger. Mr. Handley has served as Chief Executive Officer and director of Cytocom since April 2020. Previously, Mr. Handley served as Chief Executive Officer and director of Immune Therapeutics, from July 2019 through March 2020. From 2012 through 2018, Mr. Handley served as Chief Executive Officer and director of Armis Biopharma, a development-stage healthcare company, where Mr. Handley was responsible for day-to-day operations, executing a profitable growth strategy, obtaining global product approvals, overseeing intellectual property strategy, product commercialization, business development and financing. Mr. Handley founded Vessix Vascular, Inc. in 2011 and served as Vice President of Clinical, Quality and Regulatory until 2012. Mr. Handley was also Global Head of Regulatory at Acclarent, Inc. from 2010 to 2011. Prior to this, he was Vice President of Regulatory and Chief Compliance Officer of Spectranetics (Nasdaq: SPNC) a medical device company, from 2007 until 2010. Mr. Handley was the Chief Executive Officer and Vice President of Business development, Quality and Regulatory at Accelapure Corporation, a biotechnology company, from 2005 until 2007. Mr. Handley expanded his executive skill set as a Senior Management Consultant in the healthcare field at Pittiglio Rabin Todd & McGrath (now PricewaterhouseCoopers) from 2004 until 2005. Prior to beginning his business career, Mr. Handley spent several years in various consulting and drug development roles at the public biotech companies Genetech, Inc. (Nasdaq: DNA), Amgen Inc. (Nasdaq: AMGN) and Gliatech Inc. (formerly Nasdaq: GLIA). Mr. Handley graduated cum laude from Colorado State University with Bachelor of Science degrees in molecular biology, exercise physiology and minors in chemistry, and neurobiology in 1995. Mr. Handley earned an M.B.A. from The Graziadio Business School at Pepperdine University in 2001.

Skills and Expertise: Mr. Handley’s operational and business development skills and drug development and commercialization experience contributed to the conclusion that he should serve as a director of the combined company.
Chief Operating Officer
Taunia Markvicka, PharmD, M.B.A. Dr. Markvicka will serve as Chief Operating Officer and director of the combined company immediately following the merger. Dr. Markvicka has served as Chief Operating Officer of Cytocom since November 2020. Dr. Markvicka previously served as Chief Operating Officer of Polypid Ltd. (Nasdaq: PYPD), a pharmaceutical company, from April 2019 until October 2020. Prior to this, Dr. Markvicka served as Chief Commercial Officer at Symbiomix Therapeutics, a pharmaceutical company focusing in the development of gynecologic drugs from March 2016 to July 2020. Dr. Markvicka has also served as Chief Commercial Officer of Pacira Biosciences, Inc. (Nasdaq: PCRX), from 2008 until 2016, where she assisted in the successful commercial launch of EXPAREL®. Dr. Markvicka has held commercial leadership positions with Advantage Healthcare, The Medicines Company, and Allergan plc (NYSE: AGN). Dr. Markvicka earned a Bachelor’s degree in pharmacy from Creighton University and went on to complete a doctorate in pharmacy at the University of Nebraska Medical Center. Dr. Markvicka completed a post-doctoral fellowship with Rutgers University and Sandoz Pharmaceuticals. She went on to earn an M.B.A.at St. Joseph’s University.
Skills and Expertise: Dr. Markvicka’s extensive experience with the commercialization of drug products and as Chief Commercial Officer of several companies has contributed to the conclusion that she should serve as a director of the combined company.
Chief Financial Officer
Peter Aronstam, Ph.D. Dr. Aronstam will serve as Chief Financial Officer of the combined company immediately following the merger. Dr. Aronstam has served as Chief Financial Officer of Cytocom since its inception in 2013 and as a director of Cytocom since October 2020. From 2001 to 2006, Mr. Aronstam was the Chief Financial Officer of Airspan Networks, Inc., a Nasdaq-listed company in Boca Raton, Florida. He served as the CFO of private company Mainstream Holdings, LLC in West Palm Beach, Florida from 2007 to 2008, and private company The Neptune Society in Plantation, Florida from 2008 to 2009. Since 2010, Mr. Aronstam has been a partner of B2B CFO Partners, LLC, doing business as B2B CFO©. The firm provides CFO services to its clients on a part time basis. From 2012 to November 2020, Mr. Aronstam served as Chief Financial Officer of Immune Therapeutics, Inc. Mr. Aronstam earned Bachelor of Commerce, Bachelor of Law and PhD degrees from the University of the Witwatersrand in South Africa.
Chief Medical Officer
Clifford Selsky, M.D., Ph.D. Dr. Selsky will serve as Chief Medical Officer of the combined company immediately following the merger. Dr. Selsky has served as Chief Medical Officer for Cytocom since June 2020. Dr. Selsky is board certified in Pediatrics, Pediatric hematology and oncology and Palliative medicine and is currently a pediatrician at Family First Pediatrics, which he established in 2013. Dr. Selsky has also served on the board of directors of Immune Therapeutics Inc. since February 2016. He is the founder of the Children’s Center for Cancer and Blood Disease at Florida Hospital cancer institute and has served as principal investigator for both the Pediatric Oncology Group at Florida Hospital Cancer Institute and the Children’s Oncology group at Florida Hospital. He was department chair for Pediatrics at Florida Hospital for Children for seven years. Dr. Selsky was elected president of the Orange County Medical Society in 2016 and has received numerous awards including the Florida Hospital Medical Staff recognition Award for Excellence 2008 and being named Top Doctor by Orlando Magazine on nine separate occasions. Dr. Selsky has numerous publications in peer reviewed journals relating to DNA repair and clinical conditions such as angiocentric lymphoma and chemotherapy related neurological disorders. Additionally, he has served on numerous committees including the Florida Hospital Cancer Center Medical Advisory committee, Florida Hospital Ethics committee, Florida Hospital Quality Assurance committee and Florida Hospital Pharmacy and Therapeutics committee. Dr. Selsky obtained his Ph.D. in microbiology and molecular genetics at the University of Miami School of Medicine and completed a pediatric hematology and oncology fellowship at Yale University School of Medicine.

Chief Legal Officer
Cozette M. McAvoy, JD, M.S. Ms. McAvoy will serve as Chief Legal Officer of the combined company immediately following the merger. Ms. McAvoy has served as Chief Legal Officer for Cytocom since 2020. Prior to holding this position, Ms. McAvoy served as Senior Vice President, Transactions and Head of Intellectual Property at Amyris, Inc. (Nasdaq: AMRS), a synthetic biotechnology company from 2017 to 2020. Ms. McAvoy served as Vice President, Deputy General Counsel at G&W Pharmaceuticals, Inc., responsible for leading the company’s contracting and intellectual property functions and the integration and support of products and manufacturing facilities from 2015 to 2016. Ms. McAvoy received her Bachelor’s degree in biology from West Chester University, a Juris Doctor degree from University of Georgia and a Master’s degree in chemistry with a certification in Bio-Organic Principles of Pharmaceutical Science from Lehigh University.
Chief Technology Officer
Robert W. Buckheit, Jr., Ph.D. Dr. Buckheit will serve as Chief Technology Officer of the combined company immediately following the merger. Dr. Buckheit has served as Chief Technology Officer for Cytocom since July 2020. Dr. Buckheit founded ImQuest Biosciences in 2004 and has served as its President and Chief Scientific Officer since its inception. Under Dr. Buckheit’s leadership, ImQuest BioSciences was named Small Company of the Year by the Maryland Biotechnology Council and the Frederick County Entrepreneur Council honored Dr. Buckheit as Entrepreneur of the Year for 2010. Dr. Buckheit’s experience with antiinfective evaluations has resulted in over 175 publications of peer-reviewed literature. Dr. Buckheit received a Bachelor of Science degree in biology from Lehigh University in 1982, a Ph.D. in microbiology and immunology from Duke University in 1986, and completed a postdoctoral fellowship in virology, cell and microbiology at The University of North Carolina at Chapel Hill in 1989.
Global Head of Research & Development
Andrei Gudkov, Ph.D., D. Sci. Dr. Gudkov will serve as Global Head of Research & Development of the combined company immediately following the merger. Dr. Gudkov has served as Chief Scientific Officer of Cleveland BioLabs since its inception in June 2003 and served as a director from June 2003 until April 2016. From 2007 to 2019, Dr. Gudkov served as Senior Vice President of Basic Science at Roswell Park Comprehensive Cancer Center, or Roswell Park, and since 2019, where he has also served as Senior Vice President of Research Technology and Innovation. Since 2007, Dr. Gudkov has served as Chairman of the Department of Cell Stress Biology at Roswell Park. He also serves as a director on the board of Everon Biosciences, Inc., Oncotartis Inc., Incuron Inc. and Panacela Labs, Inc. He has served as Chief Science Officer of Genome Protection, Inc., an anti-aging drug development company jointly owned by Cleveland BioLabs since 2018. From 2001 to 2007, Dr. Gudkov was Chairman of the Department of Molecular Biology at the Lerner Research Institute at the Cleveland Clinic and professor of biochemistry at Case Western Reserve University. Prior to this, he was a tenured faculty member in the Department of Molecular Genetics at the University of Illinois at Chicago, where his lab concentrated on the development of new functional gene discovery methodologies and the identification of new candidate cancer treatment targets. Before immigrating to the United States in 1990, Dr. Gudkov worked at The National Cancer Research Center in Moscow, where he led a broad research program focused on virology and cancer drug resistance. Dr. Gudkov holds a Ph.D. and D. Sci. Degree in Experimental Oncology from the National Cancer Research Center (Moscow, Russian Federation).
Non-Employee Directors
Steve Barbarick. We expect Mr. Barbarick to serve as a director of the combined company upon completion of the merger. Mr. Barbarick has served as President and Chief Operating Officer of Tractor Supply Company since August 2018. Prior to his promotion to President and Chief Operating Officer of Tractor Supply Company, Mr. Barbarick served as President and Chief Merchandising Officer from May 2016 to August 2018; Executive Vice President, Chief Merchandising Officer from March 2015 to May 2016; Executive Vice President, Merchandising and Marketing from September 2012 to March 2015; Senior Vice President, Merchandising from February 2011 to September 2012; Vice President, Merchandising from June 2009 to February 2011; and Vice President and Divisional Merchandise Manager from 2003 to June 2009. Mr. Barbarick has served as a director on the board of At Home Group Inc. (NYSE: HOME) since July 2018. Prior to this, Mr. Barbarick served on the Board of Trustees of the National 4-H Council from 2014 to 2017. Mr. Barbarick received a Bachelor of Science in psychology from the University of Missouri in 1990. He went on to receive a Teaching Certificate in secondary education from the University of Missouri in 1991.

Skills and Expertise: Mr. Barbarick’s extensive operations, merchandising and strategic development experience contributed to the conclusion that he should serve as a director of the combined company.
Randy S. Saluck. J.D., MBA. We expect Mr. Saluck to serve as a director of the combined company upon completion of the merger. Mr. Saluck previously served as a director on the Cleveland BioLabs board of directors from May 2013 until April 2016 and was subsequently reappointed to the Cleveland BioLabs board of directors in July 2016 to fill a vacancy. Since 2017, Mr. Saluck has been the Chief Executive Officer and a director of Libertas Funding LLC, a company focused on providing funding for small businesses. From 2015 to 2018, Mr. Saluck has been part-time Chief Financial Officer and General Counsel of Convexity Scientific, LLC., a private medical device company on whose board he served from February 2016 to October 2017 as a director. From 2005 to 2017, Mr. Saluck was the Managing Member of Mortar Rock Capital Management, LLC and the Portfolio Manager of Mortar Rock Capital LP, a value-oriented investment fund. From 2014 to 2018, Mr. Saluck has served as the Chief Strategic Officer of Accelerated Pharma, Inc., a company focused on genomic technology to develop drugs for oncology and other indications. Before becoming an investment banker, Mr. Saluck was a corporate and securities attorney, working at Cahill Gordon & Reindel LLP and then Tenzer Greenblatt LLP. As an attorney, Mr. Saluck worked with small capitalization companies assisting them in the execution of their financing and strategic plans. He received a Bachelor’s degree from the University of Pennsylvania, a Juris Doctor degree from the University of Virginia and an M.B.A. from the Wharton School of the University of Pennsylvania with a concentration in finance and accounting. Mr. Saluck currently serves on the board of directors of the Connecticut Region of the Anti-Defamation League.
Skills and Expertise: Mr. Saluck’s stockholder perspective and experience in public finance and investor relationships contributed to the conclusion that he should serve as a director of the combined company.
Lea Verny. We expect Ms. Verny to serve as a director of the combined company upon completion of the merger. Ms. Verny was elected to the Cleveland BioLabs board of directors in April 2016 and has served as board chair since July 2016. Prior to that, Ms. Verny served as a private banker with Banque Pictet, Switzerland. From 2001 to 2007, Ms. Verny was a Director in Corporate Finance and Advisory of HSBC Bank plc in London and served as a Head of Investment Banking with HSBC Bank in Russia. From 1997 to 2001, Ms. Verny was a representative of the HSBC Investment Bank plc in Russia. From 1995 to 1997, Ms. Verny served as a director of the Russian European Center for Economic Policy and the European Commission’s TACIS Program’s funded organization that, through teams of Western experts, provided economic policy advice to Russian authorities. Since December 2016, Ms. Verny has served as a director for Zoltav Resources, Inc., a Russian-focused oil and gas exploration and production company. Ms. Verny holds a Bachelor’s degree in Statistics and International Relations from the Hebrew University in Jerusalem as well as a Master in Business Administration Degree from INSEAD in France.
Skills and Expertise: Ms. Verny’s international banking experience contributed to the conclusion that she should serve as a director of the combined company.
Election of Officers
Cytocom’s executive officers are appointed by, and serve at the discretion of, Cytocom’s board of directors. There are no family relationships among any of Cytocom’s directors or executive officers.
Committees of the Board of Directors
The Cleveland BioLabs board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee is comprised entirely of directors who are “independent” as that concept is defined in the corporate governance listing requirements of the Nasdaq Stock Market Rules. Each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee has a written charter that is posted on Cleveland BioLabs’ website, www.cbiolabs.com, under the link “Investors” and the section therein entitled “Corporate Governance.”
Audit Committee. The Audit Committee of the Cleveland BioLabs board currently has three members, Messrs. Saluck (Chair) and Andryuschechkin and Ms. Verny. In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the Audit Committee. The Cleveland BioLabs board of directors has determined that Mr. Saluck is an “audit committee financial expert,” as the

Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the Audit Committee. To qualify as independent to serve on the combined company’s audit committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from the combined company, other than for service as a director, or be an affiliated person of the combined company. Cleveland BioLabs and Cytocom believe that, following the consummation of the merger, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.
The Audit Committee generally has direct responsibility and oversight for our accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. More specifically, the Audit Committee is responsible for reviewing and discussing the annual audited financial statements and disclosures with management and our independent auditor; reviewing the financial statements and disclosures provided in our quarterly and periodic reports with management and the independent auditor; and overseeing the external audit coverage, including appointment and replacement of the independent auditor and pre-approval of all audit and non-audit services to be performed by the independent auditor. The Audit Committee of the combined company is expected to retain these duties and responsibilities following the consummation of the merger.
Compensation Committee. The Compensation Committee of the Cleveland BioLabs board of has three members, Messrs. Saluck and Andryuschechkin and Ms. Verny. In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the Compensation Committee. Each member of the combined company’s Compensation Committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. Cleveland BioLabs and Cytocom believe that, following the consummation of the merger, the composition of the Compensation Committee will comply with the applicable requirements of the rules and regulations of Nasdaq.
The Compensation Committee determines and approves the compensation level of executive officers based on an evaluation of their performance in light of Cleveland BioLabs’ goals and objectives. The Compensation Committee also considers Cleveland BioLabs’ performance and relative stockholder return, the level and value of similar incentive awards prevalent in the industry, and awards given to executive officers in past years. The Compensation Committee also has the authority to recommend to the Cleveland BioLabs board of directors compensation for directors and the form of this compensation. The Compensation Committee makes recommendations to the full board of directors with respect to the adoption, amendment, termination, or replacement of both incentive compensation plans and equity-based plans. The Compensation Committee has the power to retain professionals to assist in the evaluation of director and executive compensation, and has the sole authority to retain and terminate any such professional and to approve the professional’s fees. The Compensation Committee may also establish subcommittees of entirely independent directors to evaluate special or unique matters. The Compensation Committee of the combined company is expected to retain these duties and responsibilities following consummation of the merger.
Nominating Process. The Nominating and Corporate Governance Committee of the Cleveland BioLabs board of directors has three members, Messrs. Saluck and Andryuschechkin and Ms. Verny. In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the Nominating and Corporate Governance Committee. Cleveland BioLabs and Cytocom believe that, after the consummation of the merger, the composition of the Nominating and Corporate Governance committee will meet the requirements for independence under, and the functioning of such nominating and corporate governance committee will comply with, any applicable requirements of the rules and regulations of Nasdaq.
The Nominating and Corporate Governance Committee generally has responsibility for identifying candidates who are eligible under the qualification standards set forth in Cleveland BioLabs’ Corporate Governance Guidelines and recommending such eligible individuals to serve as members of the Cleveland BioLabs board of directors. It also makes recommendations to the Cleveland BioLabs board of directors concerning the structure and membership of other Cleveland BioLabs board committees. The Nominating and Corporate Governance Committee is also charged with considering matters of corporate governance generally and reviewing and recommending to the Cleveland BioLabs board of directors, periodically, Cleveland BioLabs’ corporate governance principles. The Nominating and Corporate Governance Committee of the combined company is expected to retain these duties and responsibilities following consummation of the merger.

Non-Employee Director Compensation
Of the directors on the Cleveland BioLabs board of directors during fiscal 2020, Ms. Evdokimova and Mr. Fedyunin, (together, the “Millhouse Directors”) are each employees of Millhouse LLC, an asset management company of which David Davidovich, Cleveland BioLabs’ largest stockholder, serves as the Chief Executive Officer. Ms. Evdokimova and Mr. Fedyunin were originally selected as director nominees under the terms of our securities purchase agreement with Mr. Davidovich, which granted him the right to designate a majority of the nominees who stand for election to the Cleveland BioLabs board of directors during the time he held a majority of Cleveland BioLabs’ outstanding common stock. The Millhouse Directors are each paid employees of Millhouse LLC, and were employed by Millhouse LLC prior to the time of their original appointment or election to the Cleveland BioLabs board of directors. The Millhouse Directors, along with Messrs. Andryuschechkin and Talyanskiy, do not receive compensation for board service from Cleveland BioLabs; however the remaining two board members do receive compensation for board service. The following is a description of the cash compensation arrangements under which the other directors are currently compensated for board and committee services.
Position	Annual Fee	Compensated Directors
Board Member	$30,000	Ms. Verny, Mr. Saluck
Board Chair	5,000	Ms. Verny
Audit Committee Chair	5,000	Mr. Saluck
In addition to annual cash compensation listed above, the Company from time to time compensates members of the Board with special cash awards for distinguished service. In 2020, the Board approved two such awards to members of the Board, Ms. Verny was awarded $100,000 and Mr. Saluck was awarded $50,000.
In addition to annual cash compensation, Cleveland BioLabs from time to time compensates members of the Cleveland BioLabs board of directors with equity in the form of options to purchase shares of our common stock. In 2020, Cleveland BioLabs did not grant stock options to any member of the Cleveland BioLabs board of directors for services performed since Cleveland BioLabs’ 2020 annual meeting of stockholders. Each of the directors is also reimbursed for reasonable out-of-pocket expenses incurred in attending Cleveland BioLabs board or board committee meetings.
The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2020 to each of the directors by Cleveland BioLabs.
Name	Paid or earned in cash ($)	Total ($)
Randy S. Saluck, J.D., MBA(1)	85,000	85,000
Lea Verny(2)	135,000	135,000
Anna Evdokimova(2)	—	—
Ivan Fedyunin(2)	—	—
Alexander Andryuschechkin(2)	—	—
Daniil Talyanskiy(2)	—	—
(1)	Mr. Saluck held 20,250 options at December 31, 2020.
(2)	Mmes. Verny and Evdokimova and Messrs. Fedyunin, Andryuschechkin and Talyanskiy held no stock options as of December 31, 2020.
For the fiscal year ended December 31, 2020, each individual who served as a member of Cytocom’s board of directors was also a Cytocom officer and was not separately compensated for his or her services as a director.
Following the consummation of the merger, it is expected that the combined company will not provide separate compensation to directors who also perform services as employees. The combined company intends to evaluate its non-employee director compensation with the input of an independent compensation consultant and may revise its practices based on the results of that review. In the meantime, the combined company expects to compensate its non-employee directors in accordance with the existing Cleveland BioLabs’ non-employee director compensation practices, as described above.

Cytocom Executive Compensation
The section discusses the compensation information for certain executive officers mandated by SEC rules. The persons listed in the following table are referred to herein as the “named executive officers.”
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Merger may differ materially from the currently planned programs summarized in this discussion.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Michael Handley Chief Executive Officer	2020	281,350	135,000	2,281,250	__	2,697,600
Cozette McAvoy Chief Legal Officer	2020	201,667	81,856	468,750	__	752,273
Dr. Clifford Selsky Chief Medical Officer	2020	116,667	81,250	468,750	__	666,667
(1)
Amounts for Handley and McAvoy include consulting fees in the amounts of $28,850 and $20,000, respectively, paid to them as contractors in 2020 prior to the commencement of their employment with Cytocom, as well as salary earned by them in 2020, following the commencement of their employment.

(2)
These amounts reflect signing bonuses paid to each executive upon execution of his or her employment agreement with Cytocom in 2020 and, in the case of Ms. McAvoy, includes a $25,000 annual bonus in respect of her 2020 performance. Neither Mr. Handley or Dr. Selsky was awarded an annual bonus in respect of his 2020 performance.

(3)
These amounts reflect the full grant-date fair value of restricted stock units granted during 2020 and computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to named executive officers in Note 2 to our audited financial statements included elsewhere in this Form S-4.

Executive Employment Agreements
Michael Handley
In August 2020, Cytocom entered into an employment agreement with Michael Handley, who currently serves as Cytocom’s Chief Executive Officer. That agreement was subsequently amended in September 2020 and again in October 2020. The agreement, as amended, provides for a three-year term and may be terminated either by Cytocom or Mr. Handley at any time. The employment agreement sets forth his initial annual base salary of $540,000, a sign-on bonus of $135,000 and a target annual bonus opportunity equal to 55% of base salary.
Mr. Handley’s employment agreement, as amended, provides for severance benefits upon a termination of his employment by Cytocom without “cause” or his resignation for “good reason,” subject to Mr. Handley’s execution of a general release of claims. The severance benefits include continuation of his base salary for twelve (12) months and twelve (12) months of COBRA premiums paid by Cytocom. In addition, if such termination without “cause” or for “good reason” occurs within the twelve (12) month period immediately following a “change in control,” Mr. Handley will also receive a payment equal to his target annual bonus for the calendar year in which the termination occurs, payable in a lump sum within 60 days of termination.
Cozette McAvoy
In August 2020, Cytocom entered into an employment agreement with Cozette McAvoy, who currently serves as Cytocom’s Chief Legal Officer. That agreement was subsequently amended in September 2020 and again in October 2020. The agreement, as amended, provides for a three-year term and may be terminated either by Cytocom or Ms. McAvoy at any time. The agreement sets forth her initial annual base salary of $340,000, a sign-on bonus of $ 56,856, and a target annual bonus opportunity equal to 45% of base salary. The employment agreement provides for severance benefits on the same terms as described above with respect to Mr. Handley.

Dr. Clifford Selsky
In June 2020, Cytocom entered into an employment agreement with Dr. Clifford Selsky, who currently serves as Cytocom’s Chief Medical Officer. That agreement was subsequently amended in September 2020 and again in October 2020. The agreement, as amended, provides for a three-year term and may be terminated either by Cytocom or Dr. Selsky at any time. The agreement sets forth his initial annual base salary of $200,001, a sign-on bonus of $ 81,250 and a target annual bonus opportunity equal to 45% of base salary; provided that, Dr. Selsky’s annual base salary will be increased to $400,000 upon Cytocom’s completion of certain capital raising transactions, which has not yet been achieved. The agreement also provides for severance benefits on the same terms as described above with respect to Mr. Handley and Ms. McAvoy.
Employee Proprietary Information and Inventions Agreements
Each of Mr. Handley, Ms. McAvoy and Dr. Selsky also entered into an Employee Proprietary Information and Inventions Agreement with Cytocom that includes customary provisions regarding confidentiality and ownership of intellectual property, and prohibits the solicitation of Cytocom employees during the twelve (12) month period following any cessation of employment. The payment of any severance benefits under each executive’s employment agreement is conditioned on compliance with his or her Employee Proprietary Information and Inventions Agreement.
Cytocom Equity Incentive Plan
Cytocom maintains an equity incentive plan, the Cytocom Inc. 2020 Equity Incentive Plan (the “Cytocom Equity Plan”), to provide its employees (including the named executive officers), officers, directors and consultants equity ownership opportunities and performance-based incentives. A brief description of the Cytocom Equity Plan follows below.
Authorized shares. The number of authorized shares of Cytocom common stock authorized and reserved for issuance under the Cytocom Equity Plan is 8,750,000 shares. Shares subject to awards that are forfeited, expired or terminated, or that are surrendered or canceled without having been exercised, will again be available for future awards.
As of December 20, 2020, there were restricted stock unit awards outstanding with respect to 8,250,000 shares of Cytocom common stock, and 500,000 shares of Cytocom common stock remaining available for issuance under the Cytocom Equity Plan.
Administration. The Cytocom Equity Plan is currently administered by the Cytocom board of directors (“Cytocom Board”), although the Cytocom Board may also delegate its authority under the Cytocom Equity Plan to a committee of the Cytocom Board. Accordingly, for purposes of this summary, any references to the Cytocom Board should be read to include any delegate. The Cytocom Board has the authority to grant awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Cytocom Equity Plan as it deems advisable. The Cytocom Board may construe and interpret the terms of the Cytocom Equity Plan and any award issued thereunder. The Cytocom Equity Plan provides that the Cytocom Board may grant or issue stock options, restricted stock and restricted stock units.
Eligibility. All of Cytocom’s employees, officers, directors and consultants to Cytocom are eligible to be granted Equity Incentives under the Cytocom Equity Plan; provided that, incentive stock options (ISOs) may be granted to Cytocom employees only.
Options. The Cytocom Equity Plan permits the grant of both options to purchase common stock intended to qualify as ISOs under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by the Cytocom Board, but may not be less than 100% of the fair market value of Cytocom common stock on the date of grant. The term of each option will be determined by the Cytocom Board; provided, however, that no option will be granted with a term in excess of ten (10) years. Notwithstanding the forgoing, a ten percent (10%) stockholder (as determined under applicable tax rules) will not be granted an ISO unless the option exercise price is at least 110% of the fair market value of the underlying stock on the grant date and the option term does not exceed five years.
Restricted stock and restricted stock units. The Cytocom Board may award restricted shares of common stock and restricted stock units to participants subject to such terms, conditions and restrictions as it may determine. Restricted stock is an award of shares of our common stock that remain nontransferable and forfeitable until the occurrence of a specified event or condition. A participant will generally have the right to vote and receive distributions or dividends payable with respect to restricted shares. Restricted stock unit awards represent a contractual right to receive shares of Cytocom common stock (or the value thereof) following the occurrence of specified event or condition. Restricted stock units may be settled in cash or common stock, as determined by the Cytocom Board.
Capitalization Adjustments. In the event of merger, consolidation, reorganization, recapitalization, reincorporation, dividend, stock split, combination of shares, exchange of shares, change in corporate structure or other similar transaction, both the number and kind of shares reserved for issuance under the Cytocom Equity Plan and the number and kind of shares subject to outstanding awards will be adjusted by the Cytocom Board in such manner as it deems appropriate, in its discretion.
Change of Control. The Cytocom Equity Plan provides that in the event of a “Change of Control,” as defined in the Cytocom Equity Plan, except as may be provided otherwise in an award agreement, the Cytocom Board may provide for the cancellation of a participant’s unexercised and/or unvested Equity Incentives. Alternatively, the Cytocom Board may provide that outstanding awards vest or are paid out. The Cytocom Board may also arrange for the assumption of outstanding awards by the surviving or acquiring entity, or the substitution of acquirer awards for outstanding Cytocom awards.
Amendment. The Cytocom Board may amend, suspend or terminate the Cytocom Equity Plan at any time, subject to stockholder approval to the extent required to comply with ISO rules.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.
	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (b)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)(2)
Michael Handley Chief Executive Officer	2,281,250	3,855,313
Cozette McAvoy Chief Legal Officer	468,750	792,188
Dr. Clifford Selsky Chief Medical Officer	468,750	792,188
(1)
In each case, the amounts in this column represent the awards of Cytocom restricted stock units granted during 2020. Each award vests as follows: (a) sixty percent (60%) of the units will vest upon the earlier of: (i) of July 1, 2021, or (ii) upon the closing of any transaction or series of related transactions pursuant to which Cytocom common stock or any successor becomes traded on a national securities exchange, including pursuant to (A) any “reverse merger” or other transaction pursuant to which Cytocom common stock or any successor is exchanged for shares of common stock of an entity that is traded on a national securities exchange, or (B) any initial public offering of Cytocom common stock. The remaining forty percent (40%) of each executive’s restricted stock unit award vests (subject to the executive’s continued service) on August 15, 2022.

(2)
In each case, the amounts in this column represent accelerated vesting of restricted stock units that would otherwise vest upon July 1, 2021. For this purpose, each Cytocom restricted stock unit is estimated to be worth (i) the closing market price of Cleveland BioLabs common stock on December 31, 2020 multiplied by (ii) the number of shares of Cleveland BioLabs common stock then expected to be issuable in respect of one share of Cytocom common stock pursuant to the Merger Agreement (i.e., the exchange ratio). This results in an estimated value per unit of $1.69. Insofar as this estimate is a function of both the then current price of Cleveland BioLabs common stock and the exchange ratio (which itself is a function of, among other things, the price of Cleveland BioLabs common stock and the net cash positions of both Cleveland BioLabs and Cytocom), this estimate may vary significantly from the actual value ultimately received in respect of each restricted stock unit. For additional details regarding the calculation of the exchange ratio, please see the section titled “The Merger Agreement—Exchange Ratio Formula.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Cytocom’s and Cleveland BioLabs’ directors and executive officers, including those discussed in the sections titled “Management Following the Merger,” “Cytocom Executive Compensation” and “Cleveland BioLabs Executive Compensation,” the following is a description of each transaction involving Cleveland BioLabs since January 1, 2019, each transaction involving Cytocom since January 1, 2019 and each currently proposed transaction in which:
•	either Cytocom or Cleveland BioLabs has been or are to be a participant;
•
the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Cytocom’s or Cleveland BioLabs’ total assets at year end for the last two completed fiscal years, as applicable; and

•
any of Cytocom’s or Cleveland BioLabs’ directors, executive officers or holders of more than 5% of Cytocom’s or Cleveland BioLabs’ capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Cytocom Transactions
Noreen Griffin served as Chief Executive Officer of Cytocom from the date of its incorporation until March 31, 2020, and as President of Cytocom from April 1, 2020 until September 30, 2020. As of September 30, 2020, Cytocom owed Ms. Griffin a total of $127,812 for unreimbursed expenses she had incurred on Cytocom’s behalf.
Ms. Griffin is the Chief Executive Officer of Global Reverb Corporation (“Global Reverb”). In 2019, Cytocom issued notes payable aggregating to approximately $231,000 to Global Reverb. The notes mature between December 31, 2020 and September 29, 2021 and have an interest rate of 5%. No notes were issued in 2020. Accrued and unpaid interest on the notes payable at September 30, 2020 was $8,978. On May 27, 2020, Cytocom issued Global Reverb 1,000,000 million shares of its common stock in exchange for an agreement to extend the maturity date of its notes payable to 364 days beyond the original due date.
On August 12, 2020, Cytocom entered into an agreement with Immune, a 13.5% shareholder of Cytocom, and a related party, pursuant to which Immune agreed to irrevocably abandon and terminate the license granted to Immune by Cytocom under that certain License Agreement, dated May 1, 2018, by and between Cytocom and Immune thereby allowing Cytocom to market Lodonal and Met-enkephalin. In consideration therefor, Cytocom agreed to assume $5,200,797 of Immune’s indebtedness, consisting of $631,075 in accounts payable, $421,048 in accruals, $3,038,107 in notes assigned to Cytocom with interest rates ranging from 2% to 12%, or the Noteholder Indebtedness Assignment, and $1,110,567 in certain other employee obligations. As of the date of this proxy statement/prospectus, approximately $3,266,000 of notes payable together with interest accrued thereon had been assigned to Cytocom. The companies are continuing to negotiate and the accounts payable and other accrued obligations.
On September 9, 2020, Cytocom, Immune and The Penn State Research Foundation (“PSRF”) entered into an Assignment Agreement in accordance with which PSRF consented to the assignment by Immune to Cytocom of Immune’s rights and obligations under the Immune-PSRF license agreement dated January 18, 2013, in consideration of payment of a $170,000 assignment fee by Cytocom to PSRF. Cytocom paid the fee in December 2020.
In connection with the Noteholder Indebtedness Assignment, on September 22, 2020, Cytocom entered into letter agreements with each of the noteholders agreeing to discharge the indebtedness under each note. In consideration for the discharge of all indebtedness assumed by Cytocom, Cytocom issued 3,157,103 shares of its common stock to the noteholders, including Robert J. Dailey and Richard Gostanian, 10.7% and 6.6% stockholders as of December 31, 2020, respectively. Mr. Dailey and Mr. Gostanian received 700,415 and 696,899 shares of common stock, respectively, in connection with the discharge of their indebtedness.
Cleveland BioLabs Transactions
Pursuant to the written Related Party Transaction Policy of Cleveland BioLabs, Cleveland BioLabs’ Audit Committee must provide written approval in advance for any transaction that could involve an actual, potential or perceived conflict of interest, including transactions where employees or directors have a substantial financial interest in any of Cleveland BioLabs’ competitors, customers or suppliers, or where gifts or loans of value in excess of $200 are received in a year from Cleveland BioLabs’ suppliers, customers or competitors. The policy also requires advance written approval for any transaction where an employee or director owns a substantial interest in an entity that has a prospective business relationship with, or is a competitor of, Cleveland BioLabs. In determining whether to approve any transaction requiring review under the policy, the Audit Committee of Cleveland BioLabs considers whether the terms of the transaction are fair and on the same basis as would apply for a non-related party; whether there are business reasons for Cleveland BioLabs to enter into the transaction; whether the transaction would impair the independence of an independent director; and whether the transaction would present an improper conflict of interest for a director or executive of Cleveland BioLabs. The following is a list of transactions with related persons reviewed and approved by Cleveland BioLabs’ Audit Committee during the two fiscal years since January 1, 2019. There were no transactions with related persons required to be reported that were not reviewed and approved by the Audit Committee that were entered into since January 1, 2019, except that the transactions involving Norma Investments Limited described below were approved by the full Board, with no participation by the interested directors.
Transactions and Relationships with Dr. Gudkov
The Chief Scientific Officer of Cleveland BioLabs, Dr. Andrei Gudkov, is the Senior Vice President of Basic Science and the Chairman of the Department of Cell Stress Biology at Roswell Park Cancer Institute, or RPCI. Cleveland BioLabs subcontracts Dr. Gudkov’s laboratory at RPCI from Health Research Inc. to perform certain research and development studies for Cleveland BioLabs, and also purchase certain core products and services from RPCI, including mice, the housing and storage of mice, irradiator services, DNA sequencing and blood analysis. RPCI also serves as one of Cleveland BioLabs’ clinical sites. For the aforementioned services, Cleveland BioLabs paid Health Research Inc. approximately $0.0 million and $0.06 million in 2020 and 2019, respectively.
Dr. Gudkov is also an uncompensated member of the board of directors for Incuron, LLC, or Incuron. Pursuant to master service and development agreements Cleveland BioLabs has with Incuron, Cleveland BioLabs performs various research, business development, clinical advisory, and management services for Incuron. Cleveland BioLabs recognized revenue of $0.05 million and $0.4 million from Incuron for the years ended December 31, 2020, and 2019, respectively. In addition, Cleveland BioLabs also recognized $0 and $2,268 from Incuron for sublease and other income for the years ended for the years ended December 31, 2020, and 2019, respectively.
Transactions and Relationships with GPI and Norma Investments
As previously disclosed, in the third quarter of 2018, Cleveland BioLabs entered into a series of related transactions under which Cleveland BioLabs and Everon Biosciences, Inc., or Everon, licensed and assigned certain intellectual property to Genome Protection, Inc., or GPI, a corporation formed by Cleveland BioLabs for the purpose of creating a joint venture with Everon. GPI, which is currently 50% owned by Cleveland BioLabs and 50% owned by Everon, is undertaking a research and development program aimed at clinical testing of entolimod and GP532 (a variant of Cleveland BioLabs’ entolimod drug candidate) and the development of medications with anti-aging and other indications associated with genome damage. On August 10, 2018, GPI, Norma Investments Limited, a British Virgin Islands company, or Norma, Cleveland BioLabs and Everon entered into that certain Simple Agreement for Future Equity, or the SAFE. Norma is controlled by investor Roman Abramovich, who also controls Millhouse Capital, LLC, the employer of three members of Cleveland BioLabs’ Board at the time the transaction was approved, Anna Evdokimova, Ivan Fedyunin and Ivan Persiyanov, and of which Cleveland BioLabs’ controlling stockholder is chief executive officer. Ms. Evdokimova and Messrs. Fedyunin and Persiyanov did not participate in the deliberations or vote to approve Cleveland BioLabs’ entry into the SAFE.
Under the SAFE, GPI granted Norma the right to purchase shares of GPI’s capital stock in exchange for the payment of up to $30,000,000, of which $10,500,000 was paid shortly after the execution of the SAFE and the remainder may be paid, if at all, in tranches over time. The SAFE also provides that, upon the closing of a transaction in which GPI raises $3,000,000 or more in equity capital from a third party, Norma has the right to require GPI to issue to it the number of shares obtained by dividing the purchase price paid for the SAFE through such date by 50% of the price per share of the equity securities sold to the third party. If GPI experiences a change of control event or completes a firm commitment initial public offering of securities registered under the Securities Act of 1933, as amended, then GPI will, at Norma’s option, either (i) pay to Norma an amount equal to the purchase price paid by Norma through such date under the SAFE plus interest accrued at a rate of 6.33% per year or (ii) issue to Norma shares of its common stock in the number obtained by dividing the purchase price paid by Norma through such date under the SAFE by 50% of the price per share of GPI’s common stock based on GPI’s valuation immediately preceding the consummation of either the change-of-control event or initial public offering. If GPI is dissolved, terminates its operations, makes a general assignment for the benefit of its creditors or liquidates or winds up its affairs, then GPI must pay Norma an amount equal to the purchase price paid by Norma through such date under the SAFE, prior to any distributions being made to any holders of GPI’s capital stock, including Cleveland BioLabs. The term of the SAFE is perpetual, terminating only upon the full repayment or conversion of the purchase price paid by Norma to GPI in connection with the events described above.
Under the SAFE, the parties agree that GPI’s board of directors, or the GPI Board, will consist of four members, two of whom will be selected by Norma, one of whom will be selected by Cleveland BioLabs and one of whom will be selected by Everon. The SAFE also provides that the parties agreed that a quorum of the GPI Board will require that at least one of the directors selected by Norma be present. Additionally, the SAFE sets forth a number of actions that GPI will be prohibited from taking without the unanimous consent of all of the members of the GPI Board, including, among other things, effecting a change of control transaction, terminating its operations, dissolving or liquidating, amending its organizational documents, transferring or licensing its intellectual property or issuing any shares of capital stock. The SAFE sets forth other matters that must be approved by a majority of the members of the GPI Board, including the incurrence of indebtedness exceeding $100,000, granting a lien or other encumbrance on GPI’s assets, entering into a related party transaction and hiring, terminating or setting the compensation of executive officers. Cleveland BioLabs and Everon have each guaranteed, to the extent of their powers as stockholders of GPI, the due and punctual performance by GPI of all of its obligations under the SAFE, and have also agreed to indemnify, on a joint and several basis, Norma for any losses arising out of any misrepresentation or any material breach of the SAFE, up to the amount of the purchase price paid by Norma under the SAFE.
In connection with the execution of the SAFE, Cleveland BioLabs, Everon, GPI and Norma entered into that certain Director Designation Agreement, dated as of August 10, 2018, or the Director Designation Agreement, pursuant to which the parties made certain commitments as to voting and transfer of their shares of GPI and GPI’s governance. Under the terms of the Director Designation Agreement, the parties agreed that the GPI Board will consist of four members, two of whom will be selected by Norma, one of whom will be selected by Cleveland BioLabs and one of whom will be selected by Everon. Each party to the Director Designation Agreement also commits to (i) vote its GPI capital stock for the selected designees of the other parties, (ii) cause the director(s) appointed by it to nominate for election the selected designees of the other parties, (iii) vote its GPI capital stock for the removal of a member of the GPI Board if the party that originally selected such person so requests and (iv) to cause the director(s) appointed by it to vote to fill any vacancy created by the death, resignation or removal of a party’s designee director with the replacement designee selected by such party.
Similar to the SAFE, the Director Designation Agreement sets forth a number of actions that GPI will be prohibited from taking without the unanimous consent of all of the members of the GPI Board, including, among other things, effecting a change of control transaction, terminating its operations, dissolving or liquidating, amending its organizational documents, transferring or licensing its intellectual property or issuing any shares of capital stock. The Director Designation Agreement sets forth other matters that must be approved by a majority of the members of the GPI Board, including the incurrence of indebtedness exceeding $100,000, granting a lien or other encumbrance on GPI’s assets, entering into a related party transaction and hiring, terminating or setting the compensation of executive officers.
The Director Designation Agreement also contains a right of first refusal in favor of Norma under which if either Cleveland BioLabs or Everon desires to sell its shares in GPI to a third party, it must first give notice to Norma, which then has the right to purchase some or all of such shares on the same terms and conditions as the selling stockholder had proposed to sell the shares to a third party. If Norma does not elect to purchase all of the shares that either Cleveland BioLabs or Everon proposed to sell, then Cleveland BioLabs or Everon, respectively, may sell such shares to the third party. Norma is not, however, required to first offer any shares of GPI it proposes to sell to Cleveland BioLabs or Everon before selling such shares to a third party.

Cleveland BioLabs recognized $0 and $7,909 in sublease and other income from GPI for the year ended December 31, 2020 and 2019, respectively.
Parent of Smaller Reporting Company
Cleveland BioLabs has no parent company, though David Davidovich may be considered to be the parent of Cleveland BioLabs by virtue of his ownership of 48.29%, as of December 31, 2020, of the outstanding shares of common stock of Cleveland BioLabs.

COMPARISON OF RIGHTS OF HOLDERS OF CLEVELAND BIOLABS CAPITAL STOCK AND CYTOCOM CAPITAL STOCK
Cytocom and Cleveland BioLabs are both incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. If the merger is consummated, Cytocom stockholders will become Cleveland BioLabs stockholders, and their rights will be governed by the DGCL, the amended and restated bylaws of Cleveland BioLabs, as amended and the amended certificate of incorporation of Cleveland BioLabs, as amended, and as may be further amended by Proposal No. 2 if approved by the Cleveland BioLabs stockholders at the Cleveland BioLabs special meeting.
The table below summarizes the material differences between the rights of Cytocom’s stockholders under Cytocom’s amended and restated certificate of incorporation and bylaws, and the rights of Cleveland BioLabs’ stockholders under its amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, as applicable.
The following summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Cytocom’s and Cleveland BioLabs’ stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Cytocom and Cleveland BioLabs that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Cytocom and Cleveland BioLabs. Cleveland BioLabs has filed copies of its current amended and restated certificate of incorporation and amended and restated bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. Cytocom will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Provision	Cytocom	Cleveland BioLabs
ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock
The authorized capital stock of Cytocom consists of 225,000,000 shares, of which 200,000,000 shares are designated as common stock, par value $0.001 per share and 25,000,000 shares are designated as preferred stock, par value $0.001 per share.

The authorized capital stock of Cleveland BioLabs consists of 26,000,000 shares, of which 25,000,000 shares are designated as common stock, par value $0.005 per share and 1,000,000 shares are designated as preferred stock, par value $0.005 per share.

Number of Directors	The bylaws of Cytocom provide that the board of directors shall consist of no less than one (1) member, as determined from time to time by the board of directors or action of the stockholders.
The amended and restated bylaws, as amended, provide that the number of directors shall be established by a majority of the board of directors and never be less than the minimum number required under the DGCL or the amended and restated certificate of incorporation, as amended.

Stockholder Nominations and Proposals
The amended and restated certificate of incorporation of Cytocom require advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders.

Cleveland BioLabs’ amended and restated bylaws, as amended provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the date of the previous year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first.

Classified Board of Directors	Cytocom does not have a classified board of directors. The bylaws of Cytocom provide that the directors shall be elected at the annual	Cleveland BioLabs does not have a classified board of directors. The entire board of directors is elected at each annual meeting of

Provision	Cytocom	Cleveland BioLabs
	meeting of stockholders, except in the case of vacancies, and each director elected shall hold office until the next annual meeting of stockholders.	stockholders, with a term lasting until the next annual meeting of stockholders.

Removal of Directors
The bylaws of Cytocom provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

The amended and restated certificate of incorporation, as amended, and the amended and restated bylaws, as amended, of Cleveland BioLabs provide that the stockholders of Cleveland BioLabs may, at any time, remove any director, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of Cleveland BioLabs entitled to vote in connection with the election of directors.

Special Meeting of the Stockholders
The bylaws of Cytocom provide that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board, the president, chief executive officer or by one or more stockholders holding shares in the aggregate entitled to cast not less than twenty-five percent (25%) of the votes at that meeting.

The amended and restated certificate of incorporation, as amended, and the amended and restated bylaws, as amended, provide that special meetings of stockholders, for any purpose or purposes, may be called by (i) the chairman of the board, (ii) the board or (iii) any holder or holders of 10% or more of the outstanding voting power of the issued and outstanding shares of capital stock of Cleveland BioLabs, Inc. entitled to vote in connection with the election of directors.

Cumulative Voting	Neither the amended and restated certificate of incorporation or the bylaws of Cytocom have a provision granting cumulative voting rights to stockholders.
Neither the amended and restated certificate of incorporation, as amended, or the amended and restated bylaws, as amended, of Cleveland BioLabs have a provision granting cumulative voting rights to stockholders.

Vacancies
The amended and restated certificate of incorporation and the bylaws of Cytocom provide that vacancies occurring on the board of directors for newly created directorships resulting from any increase in the authorized number

The amended and restated certificate of incorporation, as amended, and the amended and restated bylaws, as amended, of Cleveland BioLabs provide that any vacancy on the board of directors that results from an increase in the

Provision	Cytocom	Cleveland BioLabs

of directors may be filled by the vote of a majority of the remaining members of the board of directors, even if less than a quorum, or by a sole remaining director.

Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If, at the time of filing any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10%) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring on the board may be filled by a majority of the board then in office, even if less than a quorum, or by a sole remaining director.

Voting Stock
Each stockholder of Cytocom is entitled to one vote for each share of common stock held by such stockholder. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect. Except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

On any matter, event or action submitted to the holders of

The amended and restated bylaws, as amended, provide that capital stock registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the board of directors of such corporation or other entity or

Provision	Cytocom	Cleveland BioLabs

Cytocom’s capital stock for a vote, one share of Series B preferred stock shall have a number of votes equal to twenty-four percent (24%) of the total votes eligible to be cast on such matter by the outstanding shares of the Company’s voting capital stock.

agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or other fiduciary may vote stock registered in his name as such fiduciary, either in person or by proxy.

Notice of Stockholder Meeting
The bylaws of Cytocom provide that written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Under the amended and restated bylaws, as amended, notice shall be given by the secretary not less than ten (10) nor more than sixty (60) days before each meeting of stockholders, except as required by law, to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote who is entitled to notice of the meeting. The notice must be written or printed and state the time and place of the meeting and must be given either by mail or by presenting it to such stockholder personally or by leaving it at his residence or usual place of business.

Conversion Rights
The certificate of designations, preferences and rights of the holders of Cytocom’s series B preferred stock provides that holders of series B preferred can, at any time upon written notice to Cytocom, elect to convert each share of series B preferred stock into one (1) share of common stock.

Cytocom’s series A and A-1 preferred stock do not have optional conversion rights.
N/A

Protective Provisions
The certificate of designations, preferences and rights of the holders of Cytocom’s series A, A-1 and B preferred stock each provide that Cytocom cannot, written consent of the holders of the majority such class of preferred stock, alter or change any rights, preferences or privileges of that
N/A

Provision	Cytocom	Cleveland BioLabs
series of preferred stock, so as to adversely affect such holders

Fundamental Transactions
The certificate of designations, preferences and rights of the holders of Cytocom’s series A and A-1 preferred stock each provide that, upon an Acquisition, as defined therein, all of the outstanding shares of Cytocom’s series A and A-1 preferred stock will automatically convert into common stock, pursuant to the conversion ratio set forth therein.

The certificate of designations, preferences and rights of the holders of Cytocom’s series B preferred stock provides that, upon an Acquisition, as defined therein, all of the outstanding shares of Cytocom’s series B preferred stock will automatically convert into common stock on a one for one (1:1) basis, subject to adjustment as set for therein.
N/A

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification
The bylaws and amended and restated certificate of incorporation of Cytocom provide that Cytocom shall, to the maximum extent and in the manner permitted by the DGCL, indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Cytocom.

The amended and restated certificate of incorporation, as amended, and the amended and restated bylaws, as amended, of Cleveland BioLabs provide that Cleveland BioLabs shall, to the maximum extent and in the manner permitted by the DGCL, indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Cleveland BioLabs, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The

Provision	Cytocom	Cleveland BioLabs

termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Cleveland BioLabs, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was lawful.

DIVIDENDS

Declaration and Payment of Dividends
The bylaws of Cytocom provide that dividends upon capital stock of Cytocom, subject to the certificate of incorporation, may be declared by the board of directors. Dividends may be paid in cash, in property, or in shares of the capital stock.

The amended and restated bylaws, as amended of Cleveland BioLabs provide that dividends and other distributions upon Cleveland BioLabs’ capital stock may be authorized and declared by the board of directors, subject to the provisions of law. Dividends may be paid in cash, property or in shares of the capital stock.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

Amendment of Certificate of Incorporation
The amended and restated certificate of incorporation of Cytocom may be amended, notwithstanding any other provision of the amended and restated certificate of incorporation or any provision of law, by the affirmative vote of the holders of (i) a majority of the voting power of all then-outstanding shares of capital stock of Cytocom entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal Article V, Article VI, Article VII, Article VIII, and Article IX of the amended and restated certificate of incorporation, and (B) 80% of the voting power of all then-outstanding shares of capital stock of Cytocom entitled to vote generally in the election of

The amended and restated certificate of incorporation, as amended, provide that Cleveland BioLabs reserves the right to amend, alter, change or repeal any provision contained in the amended and restated certificate of incorporation, as amended, in the manner prescribed by the DGCL.

Provision	Cytocom	Cleveland BioLabs
directors, voting together as a single class, to amend, alter or repeal Article X.

Amendment of Bylaws	The bylaws of Cytocom provide that the bylaws may be amended or repealed by the board of directors, subject to limitations contained in the bylaws, or the stockholders.
The amended and restated bylaws of Cleveland BioLabs, as amended, may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such proposed alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

PRINCIPAL STOCKHOLDERS OF CYTOCOM
The following table sets forth information regarding beneficial ownership of Cytocom capital stock as of April 26, 2021 by:
•	each person, or group of affiliated persons, known by Cytocom to beneficially own more than 5% of our common stock;
•	each of Cytocom’s directors;
•	each of Cytocom’s named executive officers; and
•	all of Cytocom’s current executive officers and directors as a group.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities.
The percentage ownership information is based on 33,786,351 shares of Cytocom common stock outstanding as of December 31, 2020, assuming the automatic conversion of all Cytocom’s preferred stock outstanding into an aggregate of 4,500,000 shares of Cytocom common stock immediately prior to the completion of the Merger and the automatic vesting of 4,650,000 restricted stock units immediately prior to the completion of the Merger.
Except as indicated in the footnotes to this table, (i) the persons or entities named have sole voting and investment power with respect to all shares of Cytocom common stock shown as beneficially owned by them, and (ii) the address for each person or entity listed in the table is 2537 Research Blvd. Suite 201, Fort Collins, CO 80526.
	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Immune Therapeutics, Inc.(1)	3,296,584.75	9.76%
Robert J. Dailey(2)	2,608,520.50	7.71%
Noreen M. Griffin(3)	2,414,490.00	7.15%
Acuity Opportunities Fund I LLC(4)	2,070,000.00	6.13%

Named Executive Officers and Directors
Michael Handley(5)	1,368,750.00	4.05%
Peter Aronstam(6)	652,375.00	1.93%
Clifford Selsky(7)	468,750.00	1.39%
Cozette McAvoy(8)	281,250.00	*
All current executive officers and directors as a group (4 persons)(9)	2,771,125.00	8.2%
* = less than 1%
(1)
Immune Therapeutics, Inc. is managed through a board of directors comprised of Dr. Roscoe Moore and Mr. Kevin Philips (collectively, the “Immune Directors”). Each of the Immune Directors disclaims beneficial ownership of the shares held by Immune Therapeutics, Inc., except to the extent of his or her pecuniary interest therein if any. The business address for Immune Therapeutics, Inc. is 2431 Aloma Ave., Suite 124, Winter Park, Florida 32792.

(2)
Consists of 2,578,994.00 shares of common stock directly held by Mr. Dailey; 1,345.00 shares of common stock held by Mr. Dailey in joint tenancy with Christine Dailey; 26,009.25 shares of common stock held by Christine Dailey, Mr. Dailey’s spouse, and 2,172.25 shares of common stock held by RJ Dailey Construction Co., which is owned and managed by Mr. Dailey.

(3)
Consists of 6,300.00 shares of common stock held in the name of Griffin Enterprises Group LLC, which is 50% owned by Robert Wilson, Ms. Griffin’s son and an executive officer of Cytocom; 1,221,562.50 shares of common stock held by the Griffin Family Trust, an irrevocable trust that is not managed by Ms. Griffin; 250.00 shares of common stock held by Global Reverb Corporation, a corporation for which Ms. Griffin serves as Chief Executive Officer; 1987.50 shares of common stock held by GDA Advisors, Inc., which is owned and managed by Ms. Griffin; 59,390.00 shares of common stock directly held by Ms. Griffin, and 1,125,000.00 shares of common stock represented by 1,125,000 restricted stock units held by Ms. Griffin that will vest immediately prior to the completion of the Merger.

(4)
Consists of (i) 320,000.00 shares of common stock issuable upon conversion of Series A-1 Preferred Stock; (ii) 1,500,000.00 shares of common stock issuable upon conversion of Series A Preferred Stock held by Acuity Opportunities Fund I LLC, Series P (“Acuity Series P”) and (iii) 250,000.00 shares held by Acuity Opportunities Fund I LLC, Series 8 (“Acuity Series 8”). Acuity Opportunities

Fund I LLC is managed through a management committee comprised of two individuals, Bob Spiegel and Scott Kurland. Each of Bob Spiegel and Scott Kurland disclaims beneficial ownership of the shares held by Acuity Opportunities Fund I LLC, except to the extent of his pecuniary interest therein if any. The business address for Acuity Opportunities Fund I LLC is 79 Madison Avenue, 2nd Floor, New York, New York 10016.
(5)	Consists of 1,368,750.00 shares of common stock represented by 1,368,750 restricted stock units held by Mr. Handley that will vest immediately prior to the completion of the Merger.
(6)
Consists of 408,625.00 shares of common stock directly held by Mr. Aronstam and 243,750.00 shares of common stock represented by 243,750 restricted stock units held by Mr. Aronstam that will vest immediately prior to the completion of the Merger.

(7)
Consists of 187,500.00 shares of common stock directly held by Dr. Selsky and 281,250.00 shares of common stock represented by 281,250 restricted stock units held by Dr. Selsky that will vest immediately prior to the completion of the Merger.

(8)	Consists of 281,250.00 shares of common stock represented by 281,250 restricted stock units held by Ms. McAvoy that will vest immediately prior to the completion of the Merger.
(9)
Consists of 596,125.00 shares of common stock and 2,175,000.00 shares of common stock represented by 2,175,000.00 restricted stock units that will vest immediately prior to the completion of the Merger.

LEGAL MATTERS
McGuireWoods LLP, Baltimore, Maryland, will pass upon the validity of Cleveland BioLabs’ common stock offered by this proxy statement/prospectus.

EXPERTS
The financial statements of Cleveland BioLabs, Inc. included and incorporated by reference in this proxy statement/prospectus and elsewhere in this registration statement from the Cleveland BioLabs, Inc. Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019, have been audited by Meaden & Moore, Ltd. an independent registered public accounting firm, as stated in its report. Such financial statements have been so incorporated by reference in reliance upon the report of such firm upon its authority as an expert in accounting and auditing.
The financial statements as of and for the years ended December 31, 2020 and December 31, 2019 of Cytocom Inc. included in this proxy statement/prospectus have been so included in reliance upon the report of Turner, Stone & Company, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements as of and for the years ended December 31, 2020 and December 31, 2019 of ImQuest Life Sciences, Inc. included in this proxy statement/prospectus have been so included in reliance upon the report of Turner, Stone & Company, LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Cleveland BioLabs is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Cleveland BioLabs’ filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.
Cleveland BioLabs also makes available free of charge on or through its website at www.cbliolabs.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Cleveland BioLabs electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Cleveland BioLabs are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
Cleveland BioLabs has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of Cleveland BioLabs common stock to be issued to Cytocom stockholders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Cleveland BioLabs and Cleveland BioLabs common stock. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
The SEC allows Cleveland BioLabs to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in to this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Cleveland BioLabs has previously filed with the SEC and any additional documents that Cleveland BioLabs may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Cleveland BioLabs and its financial performance.
This prospectus incorporates by reference the documents set forth below that Cleveland BioLabs has previously filed with the SEC.
•	Cleveland BioLab’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021;
•
Cleveland BioLab’s Current Reports on Form 8-K filed on January 8, 2021, February 17, 2021, February 19, 2021 and February 23, 2021 (other than the portions of those documents not deemed to be filed); and

•
the description of Cleveland BioLabs’ common stock contained in its registration statement on Form 8-A, as filed with the SEC on July 20, 2006, including any amendments or reports filed for the purpose of updating the description.

Cleveland BioLabs has supplied all the information contained in or incorporated by reference into this proxy statement/prospectus relating to Cleveland BioLabs, and Cytocom has supplied all information contained in this proxy statement/prospectus relating to Cytocom.
If you would like to request documents from Cleveland BioLabs or Cytocom, please send a request in writing or by telephone to either Cleveland BioLabs or Cytocom at the following addresses:
Cleveland BioLabs, Inc.	Cytocom Inc.
73 High Street	2537 Research Boulevard, Suite 201
Buffalo, New York 14203	Fort Collins, Colorado 80526
Attn: Investor Relations	Attn: Investor Relations
Tel: (716) 849-6810	Tel: (888) 613-8802
Email: czosh@cbiolabs.com	Email: info@cytocom.com

TRADEMARK NOTICE
The CBLI logo and CBLI product names are proprietary trade names of CBLI, its subsidiaries. We may indicate U.S. trademark registrations and U.S. trademarks with the symbols “®” and “™”, respectively. Third-party logos and product/trade names are registered trademarks or trade names of their respective owners.

OTHER MATTERS
Stockholder Proposals
To be considered for inclusion in the proxy statement relating to our 2021 Annual Meeting of Stockholders, if the date of the 2021 annual meeting of stockholders is held on or about the anniversary date of the Annual Meeting, we must receive stockholder proposals (other than for director nominations) no later than July 10, 2021. To be considered for inclusion in the proxy statement relating to our 2021 Annual Meeting of Stockholders, if the date of the 2021 annual meeting of stockholders is held on or about the anniversary date of the Annual Meeting, we must receive a stockholder director nomination no earlier than August 20, 2021 and no later than September 19, 2021. In accordance with our Second Amended and Restated By-Laws, to be considered for presentation at the 2021 Annual Meeting, if the date of the 2021 annual meeting of stockholders is held on or about the anniversary date of the Annual Meeting, although not included in the proxy statement, proposals must be received no earlier than August 20, 2021, and no later than September 19, 2021. Proposals that are not received in a timely manner will not be voted on at the 2021 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Any such notice must include the information specified in our Second Amended and Restated By-Laws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of our stock. All stockholder proposals should be marked for the attention of the Office of the Secretary, Cleveland BioLabs, Inc., 73 High Street, Buffalo, New York 14203.
A copy of the full text of the provisions of the Cleveland BioLabs bylaws dealing with stockholder nominations and proposals will be made available to stockholders from Cleveland BioLabs’ Corporate Secretary upon written request.
Householding of Proxy Statement/Prospectus
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other special meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other special meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
In connection with the Cleveland BioLabs special meeting, a number of brokers with account holders who are Cleveland BioLabs stockholders will be “householding” the company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once the stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder are notified otherwise or until the stockholder revokes his or her consent. If, at any time, the stockholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify the broker or Cleveland BioLabs. Direct the written request to Cleveland BioLabs, Inc., Investor Relations, 73 High Street, Buffalo, New York or contact Investor Relations at (716) 849-6810. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Cytocom Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Cytocom, Inc. (the “Company”) as of December 31, 2020 and 2019 and the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position for the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations since inception and has insufficient working capital to fund future operations both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Turner, Stone & Company, LLP

We have served as the Company’s auditor since 2019.

Dallas, Texas
May 7th, 2021

CYTOCOM INC.
BALANCE SHEETS
	December 31,
	2020	2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$593,869	$1,650
Other current assets	331,878	—
Total current assets	925,747	1,650
NON-CURRENT ASSETS:
Operating lease right-of-use asset	101,048	—
Equipment, net of accumulated depreciation of $947 and $0, respectively	8,690	—
Total non-current assets	109,738	—
TOTAL ASSETS	$1,035,485	$1,650

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITES:
Accounts payable and accrued expenses	$2,687,847	$2,015,198
Accounts payable and accrued expenses – related party	—	391,812
Current portion operating lease liability	30,758	—
Notes payable – related party	1,366,500	1,366,500
Notes payable	535,737	438,000
Total current liabilities	4,620,842	4,211,510
LONG TERM LIABILITES
Operating lease liability, net of current portion	70,380	—
Total long term liabilities	70,380	—
TOTAL LIABILITIES	$4,691,222	$4,211,510

STOCKHOLDERS’ DEFICIENCY
Preferred stock Series A, $0.001 par value, 5,000,000 shares authorized; 2,375,000 and zero shares issued and outstanding respectively	2,375	—
Preferred stock Series A-1, $0.001 par value, 2,705,000 shares authorized; 2,125,000 and zero shares issued and outstanding respectively	2,125	—
Common stock - par value $0.001; 200,000,000 shares authorized; 24,337,352 and 20,346,998 shares issued and outstanding respectively	24,337	20,347
Additional paid in capital	23,946,747	11,307,253
Accumulated deficit	(27,631,321)	(15,537,460)
TOTAL STOCKHOLDERS’ DEFICIT	(3,655,737)	(4,209,860)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,035,485	$1,650
The accompanying notes are an integral part of these financial statements.

CYTOCOM INC.
STATEMENTS OF OPERATIONS
	Years ended December 31,
	2020	2019

Operating expenses:
Sales and marketing	$2,406	$—
Research and development	5,263,829	587,000
General and administrative	5,235,433	2,227,176
LOSS FROM OPERATIONS	(10,501,668)	(2,814,176)

Other (expense) income:
Interest expense	(1,130,693)	(124,233)
Other (expense) income, net	(461,500)	(285,613)
TOTAL OTHER (EXPENSE) INCOME	(1,592,193)	(409,846)

NET LOSS	(12,093,861)	$(3,224,022)

Net loss per common share – basic and diluted	$(0.56)	$(0.16)
Weighted average number of shares outstanding	21,558,650	19,607,850
The accompanying footnotes are an integral part of these financial statements.

CYTOCOM INC.
CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT
	Common stock		Preferred Stock- Series A		Preferred Stock-Series A-1		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	19,215,749	$19,216		$			$$9,433,580	$(12,313,438)	$(2,860,642)
Stock issued for services	1,131,250	1,131	—	—	—	—	1,873,673	—	1,874,804
Net Loss								(3,224,022)	(3,224,022)
Balance December 31, 2019	20,346,999	$20,347	—	$—	—	$—	$11,307,253	$(15,537,460)	$(4,209,860)
Common stock issued for cash	8,000	8		—	—	—	7,992	—	8,000
Common stock issued for license	325,250	325	—	—	—	—	324,925	—	325,250
Common stock issued for debt conversion	3,282,103	3,282	—	—	—	—	3,435,724	—	3,439,006
Common stock issued for extension of debt maturities	250,000	250	—	—	—	—	499,750	—	500,000
Common stock issued for services	125,000	125	—	—	—	—	499,875	—	500,000
Preferred Stock – Series A issued for cash	—	—	2,375,000	2,375	—	—	2,211,025	—	2,213,400
Preferred Stock – Series A-1 issued for cash	—	—	—	—	2,125,000	2,125	2,122,875	—	2,125,000
Preferred stock – Series A-1 stock issuances due	—	—	—	—	—	—	1,345,600	—	1,345,600
Stock based compensation	—	—	—	—	—	—	2,191,728	—	2,191,728
Net loss	—	—	—	—	—	—	—	(12,093,861)	(12,093,861)
Balance December 31, 2020	24,337,352	$24,337	2,375,000	$2,375	2,125,000	$2,125	$23,946,747	$(27,631,321)	$(3,655,737)
The accompanying footnotes are an integral part of these financial statements.

CYTOCOM INC.

STATEMENTS OF CASH FLOWS
	Years ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,093,861)	$(3,224,022)
Reconciliation of net loss to net cash used in operating activities:
Stock issued for services	2,699,728	1,874,804
Depreciation	947	—
Non-cash operating lease asset amortization	90	—
Common stock issued for license agreement	325,250	—
Assumption of debt in exchange for license agreement	4,036,743	—
Changes in operating assets and liabilities:
Other current assets	(331,878)	415,000
Accounts payable and accrued expenses	280,837	868,203
Accounts payable and accrued expenses – related party	—	(174,355)
Net cash used in operating activities	(5,082,144)	(240,370)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,637)	—
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(9,637)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of preferred stock Series A	2,275,000	—
Payment of offering costs – preferred stock Series A	(61,000)	—
Proceeds from issuance of preferred stock Series A-1	2,125,000	—
Proceeds from preferred stock Series A-1 to be issued	1,345,600	—
Proceeds from notes payable – related party	—	96,000
Proceeds from notes payable	—	135,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,684,000	231,000

Net (decrease) increase in cash	592,219	(9,370)

Cash and cash equivalents, beginning of year	1,650	11,020

Cash and cash equivalents, end of year	$593,869	1,650

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest	$—	$—

Cash paid for taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITES:
Conversion of notes payable to equity	$3,439,006	$—
Common stock issued as a modification of debt terms	$500,000	$—
The accompanying footnotes are an integral part of these financial statements.

Cytocom Inc.
Notes to Financial Statements
Note 1 – Organization and Description of Business
In December 2013, Cytocom Inc. (“Cytocom”) was formed as a wholly-owned subsidiary of Immune Therapeutics, Inc. (“Immune”). Immune was initially incorporated on December 2, 1993 in the state of Florida as Resort Clubs International, Inc (“Resort Clubs”). With subsequent name and capital changes since formation, Immune ultimately revised its legal name to Immune Therapeutics, Inc. on October 27, 2014.
Today, Cytocom is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, inflammatory and infectious diseases and cancers based on a proprietary, multi receptor platform, or the AIMS platform, designed to rebalance the body’s immune system and restore homeostasis. Cytocom believes that its technologies developed through its CYTO-200 and 400 AIMS programs can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T cell response levels not achieved by other published immunotherapy approaches. Cytocom is developing therapies designed to elicit a robust and durable response of antigen-specific killer T cells and antibodies to activate essential immune defenses against autoimmune, inflammatory and, infectious diseases and cancers. Cytocom believes its immunomodulatory technology has the potential to restore balance between the cellular (Th1) and the humoral (Th2) immune systems, with the goal to establish immunotherapies that improve outcomes for patients suffering with autoimmune, inflammatory and infectious diseases and cancers.
As of December 31, 2020 and 2019, Immune’s equity interest in Cytocom stood at 13.5% and 14.6% of Cytocom’s issued and outstanding common stock respectively.
Going Concern
Cytocom has incurred recurring losses from operations since inception, accumulating a deficit of approximately $27.6 million as of December 31, 2020. For the fiscal years ended December 31, 2020 and 2019, Cytocom incurred net losses of approximately $12.1 and $3.2 million, respectively. Cytocom may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect its ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about Cytocom’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.
Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. Based on Cytocom’s operating plan, existing working capital as of December 31, 2020 was not sufficient to meet the cash requirements to fund planned operations for a period of one year after issuance of these financial statements without additional sources of cash. These conditions raise substantial doubt about Cytocom’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that Cytocom will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of Cytocom’s assets and the satisfaction of liabilities in the normal course of business.
The accompanying financial statements for the fiscal years ended December 31, 2020 and 2019 have been prepared assuming Cytocom will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the 2021 fiscal year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet Cytocom’s needs.
Note 2 – Summary of Significant Accounting Policies
Basis of Presentation
The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and Cytocom’s discussion and analysis of its financial condition and operating results require Cytocom’s management to make judgments, assumptions, and estimates that affect the amounts reported in its financial statements and accompanying notes. Note 1, “Summary of Significant Accounting

Policies” of the Notes to Financial Statements describes the significant accounting policies and methods used in the preparation of Cytocom’s financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
Cytocom has identified the policies below as critical to its business operations and the understanding of its results of operations. Cytocom’s senior management has reviewed these critical accounting policies and related disclosures with Cytocom’s Board of Directors. The impact and any associated risks related to these policies on its business operations are discussed throughout this section where such policies affect its reported and expected financial results. Cytocom’s preparation of financial statements requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenues and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates and such differences may be material.
On August 3, 2020 Cytocom’s Board of Directors approved a 1 for 4 reverse stock split of the Company’s outstanding common stock, subject to receipt of the requisite shareholder vote to approve the action. On August 5, 2020, by written consent without a meeting, the shareholders provided the requisite approval for the reverse split. On August 14, 2020 the Company filed a Certificate of Amendment to affect the reverse split. The financial statements for Cytocom are presented on the basis of the implementation of the shareholder consent.
Cytocom qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as Cytocom did not have more than $1,070,000,000 in annual gross revenue for the year ended December 31, 2020 and 2019. Cytocom is electing to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.
Use of Estimates
The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: accounts receivable realization, the valuation allowance on deferred tax assets, the valuation of Cytocom’s common stock, operating expense accruals, and revenue recognition.
Cash and Cash Equivalents
Cytocom considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.
Concentration of Credit Risk
Financial instruments that potentially subject Cytocom to concentrations of credit risk are primarily cash and cash equivalents. Cytocom is exposed to credit risk, subject to federal deposit insurance, in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the balance sheets. The cash accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. As of December 31, 2020, Cytocom had cash balances in excess of insured limits (there was no excess as of December 31, 2019).
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset)

and interest expense (for interest on the lease liability). Cytocom has adopted this standard for its interim and annual periods beginning January 1, 2020, and Cytocom now applies it on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. For the year ended December 31, 2020, Cytocom had one lease to which the standard applies. The adoption of the new standard resulted in the recognition as of December 31, 2020 of a right-of-use asset and lease liability of $101,048 and $101,138, respectively. The standard did not materially impact the Company's consolidated income or cash flows in those years.
Equipment
Equipment is stated at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. Additions and improvements that significantly extend the useful lives of assets are capitalized. Repairs and maintenance costs are charged to expense, during the period in which they are incurred. Depreciation is provided for over the estimated useful life of the asset as follows:
Asset Category	Estimated Useful Life (in Years)
Laboratory equipment	5
Furniture and fixtures	5
Computer equipment	3
Useful lives and residual values are reviewed and adjusted, if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.
Fair Value of Financial Instruments
In accordance with the reporting requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, “Financial Instruments”, Cytocom calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. Cash and accounts payable are accounted for at cost which approximates fair value due to the relatively short maturity of these instruments. The carrying value of notes payable also approximate fair value since they bear market rates of interest and other terms. None of these instruments are held for trading purposes.
The carrying value of cash and cash equivalents, accounts receivable, short-term investments, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments. Common stock warrants, which are classified as liabilities, are recorded at their fair market value as of each reporting period.
The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Cytocom’s market assumptions. The inputs create the following fair value hierarchy:
•	Level 1 – Quoted prices for identical instruments in active markets.
•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.

•	Level 3 – Instruments where significant value drivers are unobservable to third parties.
Cytocom uses the Black-Scholes model to determine the fair value of certain common stock warrants and stock options on a recurring basis and classify such warrants in Level 3. The Black-Scholes model utilizes inputs consisting of: (i) the closing price of Cytocom’s common stock; (ii) the expected remaining life of the warrants; (iii) the expected volatility using a weighted-average of historical volatilities of Cytocom and a group of comparable companies; and (iv) the risk-free market rate.
As of December 31, 2020, there were no accrued expenses classified as Level 3 securities for warrants and options to purchase common stock.

Fair Value Measurements
The ASC Topic 820, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the customer’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.
Revenue Recognition
Cytocom follows the five steps to recognize revenue from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”), which are:
•	Step 1: Identify the contract(s) with a customer
•	Step 2: Identify the performance obligations in the contract
•	Step 3: Determine the transaction price
•	Step 4: Allocate the transaction price to the performance obligations in the contract
•	Step 5: Recognize revenue when (or as) a performance obligation is satisfied
Cytocom intends to generate revenue from the sale of its lead product candidates. However, since Cytocom is still in the pre-commercialization stage, it has not generated revenue from the sale of the products.
Cytocom did not enter into any agreement that meets the definition of a contract with a customer that would be accounted for under ASC 606 through December 31, 2020.
Research and Development Costs
In accordance with FASB ASC 730, research and development costs are charged to expense as incurred, and are typically comprised of salaries and benefits, pre-clinical studies, clinical trial activities, drug development and manufacturing, fees paid to consultants and other entities that conduct certain research and development activities on Cytocom’s behalf and third-party service fees, including clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as operating expenses.
Advertising and Marketing Costs
Advertising costs are expensed as incurred and included in operating expenses on the statements of operations. The Company incurred $2,406 advertising and $0 in marketing expense for the years ended December 31, 2020 and 2019, respectively.
Income Taxes
Cytocom accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Cytocom will not realize tax assets through future operations.

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which amends ASC Topic 220, Income Statement - Reporting Comprehensive Income. This ASU allows for tax effects in accumulated other comprehensive income resulting from the Tax Cuts and Jobs Act to be reclassified as retained earnings. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. Cytocom is currently evaluating the effect this guidance may have on its financial position, results of operations, cash flows and disclosures.
FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.
Stock-Based Compensation and Issuance of Stock for Non-Cash Consideration
In accordance with the provisions of ASC 718, “Compensation—Stock Compensation,” Cytocom measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options and restricted stock units, based on estimated fair values equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. Cytocom estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.
In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this Update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to this Update, Topic 718 applied only to share-based transactions to employees. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.
We account for share-based employee compensation plans under the fair value recognition and measurement provisions in accordance with applicable accounting standards, which require all share-based payments to employees, including grants of stock options, restricted stock awards (“RSA”) and restricted stock units (“RSU”), to be measured based on the grant date fair value of the awards. The resulting expense is recognized over the periods during which the employee is required to perform service in exchange for the award. The estimated number of RSA's and RSU’s that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. All share-based compensation expense is recorded net of forfeitures in our consolidated statements of income.
See Note 6 for further information on our share-based compensation plans.
Stock options are recognized in the financial statements based on their fair values using an option-pricing model at the date of grant. We use a Black-Scholes option-pricing model to calculate the fair value of options. This model requires various judgmental assumptions including volatility, forfeiture rates and expected option life.
Basic and Diluted Earnings per Share of Common Stock
Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common stockholders of Cytocom by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive.
Diluted net loss per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period, calculated to reflect the 1 for 4 reverse split effective

August 2020. The following table provides the number of common stock equivalents not included in diluted income per share, because the effects are anti-dilutive, for the years ended December 31, 2020 and 2019, respectively.
	December 31,
	2020	2019
Warrants	250,000	325,000
Total	250,000	325,000
Recent Accounting Standards
During the year ended December 31, 2020, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by Cytocom. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on Cytocom’s financial statements.
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies. Unless otherwise discussed, Cytocom believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
In June 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The standard is effective for Cytocom beginning July 1, 2020, including interim periods within those annual periods, Cytocom is currently evaluating the impact this standard will have on its financial statements.
In December 2020, the FASB issued ASU No. 2020-12, Income Taxes (Topic 740) (“ASU 2020-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Cytocom is currently evaluating the potential impact of this standard on its financial statements.
In June 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). This standard eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. For public business entities, it is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years using the fully retrospective or modified retrospective method. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Cytocom is currently evaluating the potential impact of this standard on its financial statements.
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) which supersedes FASB Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842) Land Easement Practical Expedient for Transition to Topic 842, which amends ASU 2016-02 to provide entities an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under the current leases guidance in Topic 842. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date that the entity adopts Topic 842. The standard will be effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted upon issuance. Cytocom adopted this standard on July 1, 2020. The impact of this adoption was immaterial. Cytocom continues to account for leases in the prior period financial statements under ASC Topic 840.
On June 20, 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. This means that companies will value all equity classified awards at their grant date under ASC 718 and forgo revaluing the award after this date. Cytocom has adopted this standard as of July 1, 2020.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements on fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Cytocom is currently evaluating ASU 2018-13 and its impact on its financial statements.
From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that Cytocom adopts as of the specified effective date. Cytocom does not believe that the impact of recently issued standards that are not yet effective will have a material impact on its financial position or results of operations upon adoption.
Note 3 – Leases
The Company's leasing arrangement consists of an operating lease for its corporate office under a non-cancelable lease. For leases with terms greater than 12 months, the Company records the related right-of-use asset and lease obligation at the present value of lease payments over the term. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the lease term. The Company's lease includes a rental escalation clause that is factored into the determination of lease payments when appropriate. The Company does not separate lease and nonlease components of contracts and excludes all variable lease payments from the measurement of right-of-use assets and lease liabilities. The Company's variable lease payments generally include usage based nonlease components. The Company's lease agreement does not contain any residual value guarantees or restrictive covenants.
The Company's existing lease does not provide a readily determinable implicit rate. Therefore, the Company estimates its incremental borrowing rate to discount the lease payments based on information available at December 30, 2020 (date of application) or the lease commencement date (December 1, 2020) for its new lease post adoption. As of December 31, 2020, the Company's discount rate was 10%, while the weighted average remaining lease term was 2.92 years.

The components of lease expense were as follows:
	December 31, 2020	December 31, 2019
Operating lease cost	$ 3,347	$ —
Variable lease cost	—	—
Total lease cost	$ 3,347	$ —
Supplemental cash flow information related to leases was as follows:
	December 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating lease	$3,437	$ —
Right-of-use asset obtained in exchange for lease obligation:
Operating lease	$ 101,048	$ —
Maturities of operating lease liabilities were as follows as of December 31, 2020:
2021	$39,163
2022	40,254
2023	37,807
Total minimum lease payments	$117,224
Less: imputed interest	16,086
Present value of future minimum lease payments	$ 101,138
Less: current portion of operating lease liability	30,758
Long-term lease liability	$70,380
Note 4 – Notes Payable and Notes Payable Related Party
Notes payable consist of the following:
	December 31,
	2020	2019
Promissory note in the amount of $25,000 issued in June 2015. The amount initially earned a fixed interest fee of $2,500 and matured on September 2015. The note continues to earn interest at penalty rate of 1% per month. As of December 31, 2020, the note was in default.	25,000	25,000
Balance owing on promissory notes issued in 2015 by Immune Therapeutics and assigned to Cytocom in September 2020. The notes accrue interest at 10% per annum and matured in November 2015. As of December 31, 2020, the notes were in default.	97,737	—
Promissory note in the amount of $50,000 issued in February 2016. The note accrues interest at 10% per annum and matured in February 2017. As of December 31, 2020, the note was in default.	50,000	50,000
Promissory note in the amount of $20,000 issued originally by Immune Therapeutics, a related party, in March 2016. The note accrues interest at 2% and 5% per annum and matured in March 2017. As of December 31, 2020, the note was in default.	20,000	20,000
Promissory note in the amount of $25,000 issued originally by Immune Therapeutics, a related party, in September 2016. The note accrues interest at 2% and 5% per annum and matured in September 2017. As of December 31, 2020, the note was in default.	25,000	25,000
Promissory note in the amount of $5,000 issued originally by Immune Therapeutics, a related party, in March 2017. The note accrues interest at 2% and 5% per annum and matured in March 2018. As of December 31, 2020, the note was in default.	5,000	5,000

	December 31,
	2020	2019
Promissory note in the amount of $25,000 issued originally by Immune Therapeutics, a related party, in September 2017. The note accrues interest at 2% and 5% per annum and matured in September 2018. As of December 31, 2020, the note was in default.	25,000	25,000
Promissory note in the amount of $50,000 issued originally by Immune Therapeutics, a related party, in March 2018. The note accrues interest at 5% per annum and matured in March 2020. As of December 31, 2020, the note was in default.	50,000	50,000
Promissory note in the amount of $75,000 issued in March 2018. The note accrues interest at 5% per annum and matured in March 2019. As of December 31, 2020, the note was in default.	75,000	75,000
Promissory note in the amount of $50,000 issued in May 2018. The note accrues interest at 5% per annum and matured in May 2019. As of December 31, 2020, the note was in default.	50,000	50,000
Promissory note in the amount of $10,000 issued in June 2018. The note accrues interest at 5% per annum and matured in June 2019. As of December 31, 2020, the note was in default.	10,000	10,000
Promissory notes aggregating $83,000 issued in July 2018. The note accrues interest at 5% per annum and matured in July 2019. As of December 31, 2020, the note was in default.	83,000	83,000
Promissory note in the amount of $10,000 issued in July 2018. The note accrues interest at 5% per annum and matured in July 2019. As of December 31, 2020, the note was in default.	10,000	10,000
Promissory note in the amount of $10,000 issued in August 2018. The note accrues interest at 5% per annum and matured in December 2018. As of December 31, 2020, the note was in default.	10,000	10,000
Total	$535,737	$438,000
As of December 31, 2020 and 2019, Cytocom had accrued $147,070 and $72,155, respectively, in unpaid interest and default penalties on notes payable.
Notes payable from related parties consist of the following:
	December 31,
	2020	2019
Promissory note in the amount of $400,000 issued in September 2015. The note accrues interest at 8% per annum and matured in September 2016. As of December 31, 2020, the note was in default.	400,000	400,000
Promissory note in the amount of $80,000 issued in January 2016. The note accrues interest at 10% per annum and matured in January 2017. As of December 31, 2020, the note was in default.	80,000	80,000
Promissory note in the amount of $275,000 issued originally by Immune Therapeutics, a related party, in November 2016. The note accrues interest at 2% and 5% per annum and matured in November 2017. As of December 31, 2020, the note was in default.	275,000	275,000
Promissory note in the amount of $30,000 issued originally by Immune Therapeutics, a related party, in December 2016. The note accrues interest at 2% and 5% per annum and matured in December 2017. As of December 31, 2020, the note was in default.	30,000	30,000
Promissory note in the amount of $101,000 issued in March 2018. The note accrues interest at 5% per annum and matured in March 2019. As of December 31, 2020, the note was in default.	101,000	101,000
Promissory note in the amount of $70,000 issued in March 2018. The note accrues interest at 5% per annum and matured in March 2019. As of December 31, 2020, the note was in default.	70,000	70,000

	December 31,
	2020	2019
Promissory note in the amount of $37,500 issued in June 2018. The note accrues interest at 5% per annum and matured in June 2019. As of December 31, 2020, the note was in default.	37,500	37,500
Promissory note in the amount of $50,000 issued in June 2018. The note accrues interest at 5% per annum and matured in June 2019. As of December 31, 2020, the note was in default.	50,000	50,000
Promissory note in the amount of $62,000 issued in September 2018. The note accrues interest at 5% per annum and matured in September 2019. As of December 31, 2020, the note was in default.	62,000	62,000
Promissory note in the amount of $30,000 issued in September 2018. The note accrues interest at 5% per annum and matured in September 2019. As of December 31, 2020, the note was in default.	30,000	30,000
Promissory note in the amount of $45,000 issued on March 31, 2019. The note accrues interest at 5% per annum and matured on March 31, 2020. On April 20, 2020, the maturity date of the note was extended to March 30, 2021.	45,000	45,000
Promissory note in the amount of $75,000 issued on May 31, 2019. The note accrues interest at 5% per annum and matured on May 31, 2020. On April 20, 2020, the maturity date of the note was extended to May 30, 2021.	75,000	75,000
Promissory note in the amount of $30,000 issued on April 30, 2019. The note accrues interest at 5% per annum and matured on April 30, 2020. On April 20, 2020, the maturity date of the note was extended to April 29, 2021.	30,000	30,000
Promissory note in the amount of $49,000 issued on September 30, 2019. The note accrues interest at 5% per annum and matured on September 30, 2020. On April 20, 2020, the maturity date of the note was extended to September 29, 2021.	49,000	49,000
Promissory note in the amount of $32,000 issued on December 31, 2019. The note accrues interest at 5% per annum and matures on December 31, 2020.	32,000	32,000
Total	$1,366,500	$1,366,500
As of December 31, 2020, and 2019, Cytocom had accrued $350,322 and $258,364, respectively in unpaid interest and default penalties on notes payable related parties.
Note 5 – Stockholders’ Equity
Preferred Stock
The Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the Board of Directors may determine. As such, its Board of Directors may issue up to 25,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to its shareholders and without shareholder approval.
On July 10, 2020, Cytocom’s Board of Directors designated a new series of Series A preferred stock par value $0.001, and authorized Cytocom to issue up to 5,000,000 shares of that series. On August 19, 2020, Cytocom sold and issued 2,375,000 shares of Series A preferred stock for $1.00 per share.
On August 1, 2020, Cytocom’s Board of Directors designated a new series of Series A-1 preferred stock par value $0.001, and between that date and February 2, 2021 authorized Cytocom to issue up to 4,295,600 shares of that series. Between September 18, 2020 and December 16, 2020, Cytocom sold and issued 2,125,000 shares of Series A-1 preferred stock for $1.00 per share.
No other shares of preferred stock were outstanding as of December 31, 2020 or December 31, 2019.
Common Stock
Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock or any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.
On August 3, 2020 Cytocom’s Board of Directors approved a 1 for 4 reverse stock split of the Company’s outstanding common stock, subject to receipt of the requisite shareholder vote to approve the action. On August 5, 2020, by written consent without a meeting, the shareholders provided the requisite approval to the reverse split. On August 14, 2020 the Company filed a Certificate of Amendment to effect the reverse split. In the Certificate of Amendment, the Company also reduced the authorized number of shares of common stock to be issued from 400 million to 200 million. As of December 31, 2020 and 2019, Cytocom was authorized to issue 200,000,000 common shares at a par value of $0.001 per share.
As of December 31, 2020 and 2019, Cytocom had 24,337,352 and 20,346,998 shares of common stock outstanding, respectively, calculated to reflect the 1 for 4 reverse split effective August 2020.
During the year ended December 31, 2020, Cytocom issued 8,000 shares of common stock as consideration for the cancellation of 25,000 warrants (nil in 2019). In 2020 Cytocom also issued 325,250 shares of common stock to acquire certain license rights (nil in 2019); 3,282,103 shares of common stock to convert notes payable and accrued interest thereon to equity (nil in 2019); 250,000 shares of common stock to extend the maturity dates of certain related-party notes payable (nil in 2019); and 125,000 shares of common stock as stock based compensation for services (1,131,250 in 2019).
Stock Warrants
When Cytocom sells its stock to stockholders for cash or issues notes payable to lenders, it periodically issues warrants to those stockholders or lenders to acquire additional stock at prices agreed at the date of the original sale. Cytocom incurs a cost for the rights attached to the warrants, which is calculated at the fair value of the common stock at the dates of the agreements.
In 2016, Cytocom entered into an agreement with its chief financial officer to issue up to 25,000 warrants with a five-year term, exercisable into one share of common stock of Cytocom for each warrant at a price of $0.68. The warrants were canceled in 2020 in exchange for the issuance of 8,000 shares of common stock.
In 2018, Cytocom entered into an agreement to issue up to 250,000 warrants, exercisable into one share of common stock of Cytocom for each warrant at a price of $2.00 and vesting over 12 months from their date of grant. The warrants expire in April 2033.
In 2018, Cytocom issued an option to an investor to acquire 50,000 shares of common stock at a price of $2.00, the option to expire in the event Cytocom issues common stock pursuant to a public offering in connection with being traded on the NASDAQ Stock Market LLC (“NASDAQ”), via qualification of a Tier 2 Regulation A offering or effectiveness of a form S-1 or similar registration statement. The warrants were exercised in 2020.
During 2020, there were no modifications of the terms of any warrants or options issued by Cytocom.
Following is a summary of outstanding stock warrants as of December 31, 2020, calculated to reflect the 1 for 4 reverse split effective August 2020:
	Number of Shares	Exercise Price	Weighted Average Price
Warrants as of December 31, 2018	168,750	$0.68 - $2.00	$1.25
Issued in 2019	156,250	$1.00	$1.00
Expired and forfeited in 2019	—	$—	$—
Exercised in 2019	—	$—	$—
Warrants as of December 31, 2019	325,000	$0.68 - 2.00	$1.13
Issued in 2020	—	$—	$—
Canceled in 2020	(25,000)	$0.68	$0.68
Exercised in 2020	(50,000)	$2.00	$2.00
Warrants as of December 31, 2020	250,000	$1.00	$1.00

Summary of outstanding warrants as of December 31, 2020:
Expiration Date	Number of Shares	Exercise Price	Remaining Life (years)
Second Quarter 2032	250,000	$1.00	11.3
	250,000	$1.00	11.3
Note 6 – Stock Compensation
Shares Issued for Services
During the years ended December 31, 2020 and 2019, Cytocom issued 125,000 and 1,131,250 shares of common stock respectively (calculated to reflect the 1 for 4 reverse split effective August 2020) as payment for consulting services. Cytocom valued these shares based upon the fair value of the common stock at the dates of the consulting agreements. The fair value of the stock was expensed when the shares were issued. The cost totaled $500,000 and $2,626,500 for the years ended December 31, 2020 and 2019, respectively.
On August 22, 2020, Cytocom’s shareholders approved the 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan permits the granting of options, restricted stock units (“RSUs”), and restricted stock awards (“RSAs”).
The plan is currently administered by Cytocom’s Board of Directors. The aggregate number of shares for issuance under the 2020 Plan will not exceed 15,000,000 shares.
In October 2020, the Board of the Directors authorized the issuance of 7,750,000 RSUs to certain key employees, including the issuance of 1,875,000 RSUs to a related party. These RSUs vest as follows, provided that each employee remains in continuous service through the applicable vesting date or event:
(a)
60% on the earlier of (i) the time immediately prior to (but contingent upon) the closing of any transaction or series of related transactions pursuant to which the common stock of the Company or any successor in interest to the Company is traded on NASDAQ or any other national securities exchange, including pursuant to (A) any “reverse merger” or other transaction pursuant to which the common stock of the Company or any successor in interest to the Company is exchanged for shares of common stock of an entity that is traded on NASDAQ or any other national securities exchange or (B) any initial public offering of the common stock of the Company or any successor in interest to the Company; or (ii) July 1, 2021

(b)	40% on August 15, 2022.
In November 2020, the Board of Directors authorized the issuance to an employee of an additional 500,000 RSUs, which vest as follows, provided that the employee remains in continuous service through the applicable vesting date or event:
(a)	66% will vest on August 15, 2022;
(b)	34% will vest on August 16, 2023.
The Company valued the RSUs at the fair value of its common stock at the date of grant, and the cost of the RSUs was expensed prorateably over the terms of the awards.
A summary of Restricted Stock Awards are as follows:
	Restricted Stock Awards	Weighted Average Grant Date Fair Value - per share	Fair Value at Grant Date
Outstanding as of December 31, 2019
Granted	8,250,000	$1.00	8,250,000
Vested	—	—	—
Forfeited	—	—	—
Outstanding as of December 31, 2020	8,250,000	$1.00	8,250,000

The table below summarizes the RSUs and options expensed as Stock Based Compensation in 2020 and 2019:
	Fiscal Year Ended Last Day December 31,
	2020	2019
Restricted Stock Units	$1,692,876
Stock Options	—	$500,000
Share based compensation expense	$1,692,876	$500,000
Less income tax benefits	—	—
Share based compensation expense, net of income tax benefits	$1,692,876	$500,000
Continuing operations earnings per share impact of share-based compensation expense:
Basic	$(0.08)	$(0.03)
Note 7 – Income Taxes - Results of Operations
In 2020 and 2019, Cytocom filed corporate income tax returns in the United States and Florida. Cytocom is subject to federal, state and local income tax examinations by tax authorities through inception.
As of December 31, 2020, Cytocom had federal and state net operating loss carry forwards of $19,417,000 which may be used to offset future taxable income. Approximately $1,133,000 will expire in 2037 while $18,285,00 will be limited to 80% of taxable income but will not expire.
The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:
	For the Years Ended December 31,
	2020	2019
Net operating loss carry forwards	$4,921,274	$2,544,973
Stock Based Compensation`	710,158	184,079
Fixed assets	(2,202)
Valuation allowance	(5,629,230)	(2,729,052)
Net Deferred Tax Asset	$—	$—
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. Cytocom has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.
Reconciliation of the statutory federal income tax to Cytocom’s effective tax:
	For the year ended December 31,
	2020	2019
	%	%
Statutory federal tax rate	21.00%	21.00%
State taxes, net of federal benefits	4.16%	3.94%
Permanent differences	(0.88)%	(1.95)%
Income tax rate change	0.00%	0.00%
Valuation allowance	(24.28)%	(22.99)%
Provision for income taxes	0.00%	0.00%
Cytocom’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2020 and 2019 Cytocom had no unrecognized tax benefits. There were no changes in Cytocom’s unrecognized tax benefits during the years ended December 31, 2020 and 2019. Cytocom did not recognize any interest or penalties during fiscal 2020 or 2019 related to unrecognized tax benefits.
All tax years remain open to examination for federal income tax purposes and by other major taxing jurisdictions to which Cytocom is subject.
Note 8 – Related Parties
Immune Therapeutics, Inc.
As of December 31, 2020 and 2019, Immune Therapeutics, Inc. (“Immune”) owned 3,296,585 and 2,971,335 shares of Cytocom common stock (calculated to reflect the 1 for 4 reverse split effective August 2020) respectively, representing 13.5% and 14.6% respectively of common stock issued and outstanding on those dates.
Between December 2013 and December 31, 2018, Cytocom entered into various licensing agreements with Immune in terms of which Immune transferred certain intellectual property rights to Cytocom.
On April 8, 2020, Cytocom and Immune signed a second amendment to their licensing agreements (the “Second Amendment”). The Second Amendment confirmed that, as of its effective date (December 31, 2018) Cytocom owned 15.57% of Cytocom’s common shares issued and outstanding on that date. Immune agreed to assume the obligation to repay all accounts payable obligations and accrued liabilities owed by Cytocom to Immune as of the effective date, except those accounts’ payable obligations and accrued liabilities as specified in the Second Amendment. Immune also assumed the obligation to repay all notes payable to Immune, together with any interest or fees payable thereon, owed by Cytocom as of the effective date, except those notes payable obligations, together with any interest or fees payable thereon, as specified by the Second Amendment. The parties further agreed that in the event of a change of control of Cytocom, and at the option of Cytocom, Immune would have the right to purchase outright Cytocom’s licensing rights to Emerging Markets for humans under the License Agreement at a price equal to the value of those licensing rights as determined by and independent valuator acceptable to Immune and Cytocom. In September 2020, Cytocom issued 325,250 shares of common stock to Immune as required to enable Immune to maintain its percentage ownership of common stock specified in the second amendment.
On August 16, 2020, Cytocom and Immune entered into an agreement for Immune to sublicense LDN and MENK for developing markets to Cytocom. Accordingly, Immune transferred to Cytocom all of its right, title and interest in and to Lodonal™ (“LDN”) and Met-Enkephalin (“MENK”) in Developing Markets and the License under the License Agreement of May 1, 2018 between the companies. Cytocom agreed in return to assume and pay approximately $5,200,800 of Immune’s notes payable, accounts payable and other accrued obligations. As of September 30, 2020, approximately $3,266,000 of notes payable together with interest accrued thereon had been assigned to Cytocom. The companies are continuing to negotiate the accounts payable and other accrued obligations.
Noreen Griffin
Noreen Griffin served as Chief Executive Officer of Cytocom from the date of its incorporation until March 31, 2020, and as President of Cytocom from April 1, 2020 until September 30, 2020. As of December 31, 2020 and 2019, Cytocom owed Ms. Griffin a total of $127,812 and $1,007,812 respectively, for unpaid payroll plus unreimbursed expenses she had incurred on Cytocom’s behalf. As of December 31, 2020 Ms. Griffin also owned directly or through affiliated entities 5.3% of Cytocom’s common stock (7.37% as of December 31, 2019).
As of December 31, 2020 and 2019, Cytocom also owed family members of Ms. Griffin a total of $0 and $88,000 respectively for accrued and unpaid payroll. The reductions in amounts owing to Ms. Griffin and family members between December 31, 2019 and December 31, 2020 was the result of the new employment agreements they entered into in August 2020 in terms of which they acknowledged and agreed that the Company had fully satisfied and had no further obligations arising under any earlier employment or consulting arrangements.

Global Reverb Corporation
Noreen Griffin is the Chief Executive Officer of Global Reverb Corporation (“Global Reverb”). In 2019, Cytocom issued notes payable aggregating $231,000 to Global Reverb (no notes were issued in 2020). Accrued and unpaid interest on the notes payable as of December 31, 2020 and 2019 was $16,913 and $5,028, respectively.
The Global Reverb notes mature between December 31, 2020 and September 29, 2021.In 2020, the Company issued 250,000 shares of common stock to Global Reverb as consideration for the extension of the maturity dates on the notes payable (no stock was issued in 2019).
As of December 31, 2019, Global Reverb owned 250 shares of Cytocom common stock (0 at December 31, 2019).
Forte BioTechnology Int’l Corp
Forte BioTechnology Int’l Corp (“Forte”) was incorporated on April 22, 2020. In April 2020, Immune and Forte announced their entry into a licensing agreement whereby Immune sub-licensed to Forte exclusive worldwide rights to research, develop and commercialize Lodonal™ (IRT-103 and IRT-101) for the treatment of immune dysfunction, inflammatory diseases and cancer in companion animals.
Since the date of its incorporation, Forte’s Chief Executive Officer has been Noreen Griffin, and Forte’s Chief Financial Officer has been Peter Aronstam, who has also been Chief Financial Officer of Cytocom since December 2013. At December 31, 2020, Cytocom owed Forte $11,218 for funds Forte advanced in 2020 to enable Cytocom to pay expenses.
Other
As of December 31, 2020, a Cytocom debt holder who is also a shareholder had notes payable outstanding that together wih accrued interest totaled $285,659 ($267,189 at December 31, 2019), and also owned 10.7% of Cytocom’s common stock outstanding at that date (9.4% at December 31, 2019). In 2020, the same debt holder also converted notes payable totaling $700,415 into 700,415 shares of Cytocom common stock (there were no conversions in 2019).
Note 9 – Licenses and Supply Agreements
Patent License Agreements
Cytocom was originally formed to focus on conducting LDN and MENK clinical trials in the United States. In December 2014, Immune finalized the distribution of common stock of Cytocom to Immune’s shareholders. As part of the transaction (“Original Agreement”), Cytocom transferred to Cytocom certain of its rights, title and interest in or relating to intellectual property (i) patents, patent applications, and all divisional, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions thereof and all rights to obtain such divisionals, continuations and continuations-in-part, reissues, reexaminations, renewals and extensions, and all utility models and statutory invention registrations and any other such analogous rights, (ii) trademarks, service marks, Internet domain names, trade dress, trade styles, logos, trade names, services names, brand names, corporate names, assumed business names and general intangibles and other source identifiers of a like nature, together with the goodwill associated with any of the foregoing, and all registrations and applications for registrations thereof, together with all renewals and extensions thereof and all rights to obtain such renewals and extensions, (iii) copyrights, mask work rights, database and design rights, moral rights and rights in Internet websites, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions, and (iv) confidential and proprietary information, including, trade secrets and know-how.
The Original Agreement also granted Immune rights to LDN and MENK in “Emerging Markets,” which included all countries excluding Canada, Italy, Japan, France, Germany, United Kingdom, European Community and the United States. Pursuant to the Original Agreement, Immune was required to pay Cytocom a 5% royalty on all sales of all ongoing drug development and fees due in connection with the underlying patents until such time as Cytocom was funded.

On September 24, 2014, Cytocom signed an agreement for the acquisition of patent rights (the “Smith Agreement”) for the intellectual property of Dr. Jill Smith and CYTO-201 Research Group, LLC (collectively, the “Licensor Parties”), whose members are Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky and orphan drug designation by the FDA to a novel late-stage drug, trademarked “CYTO-201,” as an adjunct to the standard of care in pediatric Crohn’s disease. The patent covers methods and formulations for treatment of the inflammatory and ulcerative diseases of the bowel, using naltrexone in low doses as an opioid antagonist. These patents were acquired in exchange for 1,000,000 shares of Immune.
Under the Smith Agreement, Cytocom is required to pay an annual license fee, an annual running royalty on net sales of each licensed product or a minimum royalty, whichever is greater, and a sublicense fee on payments received by Cytocom from sublicensees. Cytocom has an exclusive, worldwide license to make, have made, use, lease, import, offer for sale and sell licensed products and to use the method under the patent rights. The Smith Agreement will terminate on the expiration or abandonment of the last patent to expire or ten years after the sale of the first licensed product. Cytocom may terminate the Smith Agreement upon 90 days’ written notice, provided all sublicenses are terminated and all amounts due and owing are paid to the Licensor Parties. The Licensor Parties may terminate the agreement ten days’ after notice to Cytocom if Cytocom is ten days late in payment or there is a breach that remains uncured for ten days after written notice of such breach.
Cytocom is also required to pay milestone payments after substantial achievement of certain milestone events for each licensed product including payment: upon initiation of each Phase III trial; upon positive completion of each Phase III clinical trial of the therapeutic use of a CYTO-201 compound in the field of use; when a NDA is accepted for review by the FDA; and when FDA approval to market the NDA is approved. Cytocom will issue shares upon reaching certain milestones including upon the first dosing of the first patient in a Phase III clinical trial for each licensed product, upon the first sale of each licensed product, and upon the achievement of a set dollar amount in cumulative sales for each licensed product covered by NDAs.
As part of the Smith Agreement, Cytocom has the right to apply to the FDA for the transfer of the orphan drug status for the use of naltrexone for the treatment of pediatric Crohn’s disease and ulcerative colitis, the Investigation New Drug Application (“IND”), and the right to acquire the relevant clinical data set from Dr. Jill Smith. Dr. Jill Smith decided to transfer the IND to Cytocom as well as the relevant clinical data set, and the FDA has acknowledged that Cytocom is now the sponsor for this IND.
On September 4, 2015, Immune and Cytocom entered into a Confidential Intellectual Property Assignment Agreement (“IPAA”), in accordance with which Immune assigned to Cytocom: (i) patents acquired by Immune under the Sale and Assignment of Patent and Transfer of Technology between Nicholas P. Plotnikoff, as seller, and Immune, as buyer, dated March 4, 2012; (ii) intellectual property originally licensed to Immune under the Exclusive Patent License Agreement between The Penn State Research Foundation (“PSRF”), as licensor, and Immune, as licensee, dated January 18, 2014; and (iii) intellectual property licensed under the Exclusive Patent License Agreement with Jacqueline Young dated August 13, 2012; together with certain related trademarks, orphan drug designations, Investigational New Drug (“IND”) applications, and clinical trial data. Cytocom assumed the obligations to make milestone payments and pay royalties under the license agreements and to pay royalties under the Plotnikoff Patents Transfer Agreement. Cytocom also agreed to pay $1,500,000 to Immune as consideration for the assignment of the patents, in addition to outstanding payments owed to QS Pharma in connection with the formulating of LDN.
In accordance with the IPAA, Immune retained the Shan and Plotnikoff patents for Russia, China, and MENK for leukemia and blood cancers, human and animal vaccines, a nasal spray formulation containing Met-enkephalin; low dose naltrexone, combined with Met-enkephalin, in preparation of anticancer drugs; low dose naltrexone, combined with Met-enkephalin, in preparation of leukopboresis for anticancer; compound met-enkephalin as a drug for colon cancer and pancreatic cancer; naltrexone as well as analogues being anticancer drugs; and any other intellectual property developed by Professor Shan. Cytocom also licensed back to Immune a perpetual, non-exclusive, royalty-free right and license to use the Patents for veterinary indications.
The assignment of the PSRF Exclusive Patent License Agreement under the IPAA became effective in September 2020. The patents assigned under the Exclusive Patent License Agreement with Jacqueline Young had all expired by year-end 2020.
On May 1, 2018, Cytocom and Immune entered into an amended and restated licensing agreement (the “Restated Agreement”). The Restated Agreement restated the licensing arrangement between Immune and

Cytocom as provided by the Original Agreement. The Restated Agreement granted Immune distribution and marketing rights for Lodonal™ and MENK for humans in Emerging Markets. In addition, Immune was granted the rights to distribute and market Lodonal™ and MENK for animal use in the United States. The royalty due to Cytocom was reduced from 5% to 1% of sales and Immune no longer had any ongoing obligations to pay for costs in connection with the assets of Cytocom. While Immune formalized the agreement to deconsolidate on May 1, 2018, Cato Research Ltd and Penn State University, both Immune vendors, did not consent to assign their Immune payables to Cytocom.
On April 8, 2019, Cytocom and Immune signed a second amendment to their licensing agreement (the “Second Amendment”). The Second Amendment confirmed that, as of its effective date (December 31, 2018) Cytocom owned 15.57% of Cytocom’s common shares issued and outstanding on that date. Immune agreed to assume the obligation to repay all accounts payable obligations and accrued liabilities owed by Cytocom as of the effective date, except those accounts’ payable obligations and accrued liabilities as specified in the Second Amendment. Immune also assumed the obligation to repay all notes payable, together with any interest or fees payable thereon, owed by Cytocom as of the effective date, except those notes’ payable obligations, together with any interest or fees payable thereon, as specified by the Second Amendment. The parties further agreed that in the event of a change of control of Cytocom, and at the option of Cytocom, Immune would have the right to purchase outright Cytocom’s licensing rights to Emerging Markets for humans under the License Agreement at a price equal to the value of those licensing rights as determined by and independent valuator acceptable to Immune and Cytocom.
On August 16, 2020, Cytocom and Immune closed on an agreement for Immune to sublicense LDN and MENK for developing markets to Cytocom. Accordingly, Immune transferred to Cytocom all of its right, title and interest in and to LDN and MENK in Developing Markets and the License under the License Agreement of May 1, 2018 between the companies. Cytocom agreed in return to assume and pay approximately $5,200,800 of Immune’s notes payable, accounts payable and other accrued obligations. As of September 30, 2020, approximately $3,266,000 of notes payable together with interest accrued thereon had been assigned to Cytocom. The companies are continuing to negotiate the accounts payable and other accrued obligations.
On August 28, 2020, Noreen Griffin and Michael Handley, related parties, sold, assigned and transferred to Cytocom the entire right, title and interest, and all rights of action and remedies, including the right to sue for past infringement and past damages, in and to (1) all inventions and discoveries described in the patent application(s) titled Method for Treating Viral Diseases and filed in the United States Patent and Trademark Office on 1 April 2020 and accorded Application Number 63/003,350. The application relates to methods of preventing or treating in-patients suffering from viral diseases such as Influenza A and novel coronavirus 2020 (COVID-19) comprising administering to a patient in need thereof a therapeutically effective amount of methionine-enkephalin (MENK) alone or in combination with naltrexone or a pharmaceutically acceptable salt thereof. No consideration was paid or is payable to the assignors by the Company with respect to the transaction.
On September 9, 2020, Cytocom, Immune and The Penn State Research Foundation (“PSRF”) entered into an Assignment Agreement in accordance with which PSRF consented to the assignment by Immune to Cytocom of Immune’s rights under the Immune-PSRF license agreement dated January 18, 2013, in consideration of payment of a $170,000 assignment fee by Cytocom to PSRF and assumption by Cytocom of accounts payable totaling approximately $400,000 owed by Immune to PSRF. Cytocom paid the assignment fee in December 2020.
Note 10 – Commitments and Contingencies
Cytocom has entered into various agreements with third parties and certain related parties in connection with the research and development activities of its existing product candidates as well as discovery efforts on potential new product candidates. These agreements include fixed obligations to sponsor research and development activities, make minimum royalty payments for licensed patents and pay additional amounts that may be required upon the achievement of scientific, regulatory and commercial milestones, including milestones such as the submission of an IND to the FDA and the first commercial sale of Cytocom’s products in various countries. As of December 31, 2020 Cytocom is uncertain as to whether any of these contingent events will become realized. Certain unpaid minimum royalty payments were recorded as Accounts Payable as of December 31, 2020 and 2019.
From time-to-time, Cytocom may have certain contingent liabilities that arise in the ordinary course of business. Cytocom accrues for liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. For all periods presented, other than as set forth below, Cytocom was not a party to any pending material litigation or other material legal proceedings.
ImQuest Life Sciences Acquisition
On July 20, 2020, Cytocom announced the acquisition of ImQuest Life Sciences, Inc., a research and development company focused specifically on cancer, inflammation and infectious disease treatments, including its subsidiaries in an all-stock transaction (“ImQuest”). The close of the acquisition is subject to receipt of final ImQuest shareholder approval, which is still pending. At close, as consideration for the acquisition Cytocom will be required to issue up to a maximum of 3 million shares of Series A preferred stock, calculated in accordance with the Agreement and Plan of Merger dated July 17, 2020. The value of the stock to be issued will not exceed $12,000,000. The acquisition is expected to close prior to the time at which Cytocom closes its previously announced merger with Cleveland BioLabs Inc., as described below. Subsequent to the ImQuest closing, ImQuest Pharmaceuticals, the drug development arm of ImQuest Life Sciences, will be merged into Cytocom’s existing drug development operations. ImQuest BioSciences, a contract research organization (CRO), will continue to operate as a separate wholly-owned, revenue-generating subsidiary of Cytocom.
Merger with Cleveland BioLabs, Inc.
On October 16, 2020, Cytocom and Cleveland BioLabs, Inc. (“Cleveland BioLabs”), a biopharmaceutical company developing novel approaches to activate the immune system, entered into a definitive merger agreement to combine their businesses in an all-stock transaction. Cytocom shareholders will have a majority position in the newly combined entity, which the parties anticipate will continue to be listed on the NASDAQ, and the initial Board of Directors for the combined company will consist of four members selected by Cytocom and three members selected by Cleveland BioLabs. The Boards of Directors of both companies have approved the combination. The proposed transaction is subject to customary closing conditions, including approval by the stockholders of Cleveland BioLabs, the shares of the combined company being approved for listing on NASDAQ, and a registration statement under the Securities Act becoming effective. After close, merged companies will operate as “Cytocom Inc.”
Distribution Agreements
At December 31, 2020 and 2019, Cytocom was not a party to any distribution agreements for the products it owns or licenses.
Contract Manufacturing Agreements
At December 31, 2020 and 2019, Cytocom was not a party to any contract manufacturing agreements for the products it owns or licenses.
Operating Leases
At December 31, 2020, Cytocom was a party to an agreement to lease office space in Colorado Springs, Colorado. Future commitments under the lease are more fully described in Note 3 above.
Rental expense for the years ended December 31,2020 and 2019 was $6,427 and $708 respectively.
Legal Proceedings
The Ira Gaines Revocable Trust dated November 24, 2004 (“Gaines Trust”) made a loan to Cytocom, Inc. and Immune Therapeutics Inc. in the amount of $100,000 on May 15, 2015 (“May 2015 Loan”). Ira Gaines made additional loans to Immune in the amounts of $100,000 (“July 2014 Loan”) and $50,000 (“January 2017 Loan”). Noreen Griffin, the then President of Cytocom and then CEO of Immune and Cytocom, personally guaranteed the January 2017 loan. As of October 1, 2020, all of the loans were in default. Ira Gaines and the Gaines Trust filed suit against Immune, Cytocom, and Noreen Griffin in the Maricopa County Superior Court in 2020 (CV2020-055740) to recover amounts due under the loans.

According to a settlement agreement dated October 1, 2020, the parties to the lawsuit agreed:
1.
The July 2014 and the January 2017 Loans were cancelled and replaced by a new loan to Immune in the principal amount of $150,000. Immune was required to pay past-due interest on those loans in the amount of $67,000 before January 15, 2020.

2.
The May 2015 Note was cancelled and replaced by a new loan to Cytocom in the amount of $300,000. Cytocom was required to pay Ira Gaines and the Gaines Trust a restructuring fee of $25,000 by January 15, 2020.

3.	Griffin’s guarantee of the January 2017 Note was cancelled and replaced by a new Immune $150,000 loan.
4.
Cytocom also agreed to issue 125,000 shares of its common stock (calculated to reflect the 1 for 4 reverse split effective August 2020) to Ira Gaines as part of a settlement between Ira Gaines and Ron Brouillette in a separate lawsuit.

Upon execution of new promissory notes and the guarantee for the loans in 3. above, Ira Gaines and the Gaines Trust (collectively, “Gaines”) agreed on October 1, 2020 to dismiss lawsuits against the defendants for non-payment of the loans. Gaines also agreed that upon issuance by Cytocom of the 125,000 shares of its common stock, Gaines would fully release Immune, Cytocom and Griffin from any claims asserted in separate litigation between Gaines and shareholder Brouillette. It was also agreed that each party to the lawsuits would bear its own costs and fees.
Cytocom issued the 125,000 shares of its common stock on March 4, 2020. Due to the fact that Cytocom did not have sufficient funds by January 25, 2020, it was unable to meet its payment obligations to Ira Gaines and the Gaines Trust due on that date.
Subsequently, on June 7, 2020, Gaines, the Gaines Trust, Cytocom and Griffin entered into a new settlement agreement (“June 2020 Settlement”). The parties agreed that in consideration for the dismissal with prejudice of the lawsuit against Cytocom and Griffin and the release of all claims against Cytocom and Griffin asserted in the lawsuit and/or arising from the $300,000 Note, Cytocom would make payments to the Gaines Trust in the amount of $300,000 as follows: (a) a payment of $50,000 immediately upon the execution of June 2020 Settlement, (b) a payment of $100,000 upon the signing of a definitive merger agreement between Cytocom and Cleveland Bio Labs, which was then expected to occur by the end of June 2020, and (c) a payment of $150,000 upon the closing of the merger between Cytocom and Cleveland, which was then expected to occur in July or August 2020. As additional consideration, Cytocom agreed to issue, or cause to be issued, to Gaines 100,000 shares in the combined company to be valued at $1.00 per share upon the signing of the definitive merger agreement, which shares Mr. Gaines could sell at his sole discretion in accordance with any applicable securities laws.
The $50,000 payment was made on June 9, 2020. Cytocom made a payment of $110,000 to Gaines on December 4, 2020 in accordance with (b) above, the payment having been increased by $10,000 due to the fact that the signing of the definitive merger agreement occurred on October 16, 2020 and Cytocom had been late in making the payment.
The final condition for release of the lawsuit has not yet been fulfilled because the merger between Cytocom and Cleveland BioLabs has not yet occurred.
Note 11 – Subsequent Events
Cytocom evaluated all events or transactions that occurred after December 31, 2020 through May 7th, 2021, the date the financial statements were available to be issued.
COVID-19
There have been recent outbreaks in several countries, including the United States, of the highly transmissible and pathogenic coronavirus (“COVID-19”). The outbreak of COVID-19 resulted in a widespread health crisis that adversely affected general commercial activity and the economies and financial markets of many countries, including the United States. Although to date Cytocom has not been adversely affected by COVID-19, the measures taken by the governments of countries affected could adversely affect Cytocom’s business, financial condition, and results of operations.

CARES Act
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. Cytocom is currently evaluating the impact of the CARES Act, but due to sustained losses, the NOL carryback provision of the CARES Act would not yield a benefit to Cytocom.
Series A-3 Preferred Stock
On January 9, 2021, Cytocom’s Board of Directors designated a new series of Series A-3 preferred stock. The designation was amended on March 3, 2021. In accordance with the amended certificate of designations, Cytocom is authorized to issue up to 1,600,000 shares of that series at a price of $5.00 per share.
Series A-4 Preferred Stock
On March 3, 2021, Cytocom’s Board of Directors designated a new series of Series A-4 preferred stock, and authorized Cytocom to issue up to 8,400,000 shares of that series at a price of $5.00 per share.
Stock Issuances
Between January 1, 2021 and May 7th, 2021, Cytocom received cash for stock sales and/or issued shares of its stock as follows :
Date of issuance or receipt of cash	Number of Shares Issued	Class of Shares	Reason for Issuance
March 5, 2021	299,000	Commonstock	In accordance with an agreement entered into with a securities dealer to raise equity for the Company.
February 8, 2021	2,145,600	Series A-1 preferred stock	Issued to investors in accordance with various share purchase agreements signed in 2020 and 2021.
February 23, 2021	25,000	Series A-1 preferred stock	Issued to an investor in accordance with a share purchase agreement dated July 31, 2020.
February 22, 2021 to April 5, 2021	102,000	Series A-3 preferred stock
Issued to investors in accordance with various share purchase agreements signed in 2021. For each share purchased, the investors also received a warrant, exercisable on or before December 31, 2021, to purchase for $7.00 an additional share of the new company to be formed through the merger of Cytocom and Cleveland BioLabs, contingent upon the closing of the merger.

April 21, 2021	200,000	Common stock	Issued in accordance with a cashless exercise on April 2, 2021 of 250,000 warrants to purchase common stock.

Loan agreement – Avenue Ventures Opportunity Fund
On April 26, 2021, the Company entered into a Loan and Security Agreement (“LSA”) for a $15 million loan with Avenue Venture Opportunities Fund, L.P. (“Avenue”). Under the terms of the LSA, the Company borrowed $15 million at closing. The loan has a four-year term and an interest-only period of 12 months, extendable by an additional 12 months if, after the Company merges into Cleveland BioLabs, Cleveland BioLabs receives no less than $20 million in new subordinated debt or equity financing after the close of the merger. The loan is secured by security interest in all right, title, and interest to the Company’s intellectual property as specified in the LSA.
The initial borrowing has been deposited in a blocked bank account controlled by Avenue. The Company will have the right to transfer up to $10 million from the blocked account to its general operating account upon meeting certain conditions, including close of the CBLI merger and a market capitalization of Cleveland BioLabs of at least $150 million. The remaining $5 million may be transferred to Cleveland BioLabs’s general operating account between July 1, 2021 and December 31, 2021, provided that Cleveland BioLabs has received no less than $20 million of net new capital in the form of convertible subordinated debt or equity from a follow-on financing entered into after the CBLI merger.
Subject to the terms and conditions described in the LSA, upon closing of the merger, Cytocom agreed to cause post-merger CBLI to issue to Avenue (i) a warrant, valid until April 30, 2026, to purchase at a price of $0.01 per share the number common shares in Cleveland BioLabs calculated by dividing $750,000 by the lower of (a) the effective price per share paid by investors during the 45 days prior to close of the CBLI merger and (b) the five-day volume weighted average price per share; in each case determined as of the end of trading on the last trading day before the date of issuance of the stock; (ii) rights to invest up to $1 million in equity securities of Cleveland BioLabs on the same terms, conditions, and pricing offered by Cleveland BioLabs to any investor in connection with any equity and/or subordinated debt financing from and after the loan closing date through October 26, 2022; and (iii) the right while the loan is outstanding to convert up to $3 million of principal into Cleveland BioLabs unrestricted, freely tradeable common stock at a price per share equal to 120% of the closing price defined in the warrant.

INDEPENDENT AUDITORS’ REPORT
Board of Directors and Stockholders
ImQuest Life Sciences, Inc. and Subsidiaries
We have audited the accompanying consolidated financial statements of ImQuest Life Sciences, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has insufficient working capital to fund future operations both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Turner, Stone & Company, L.L.P.
Certified Public Accountants
April 22, 2021

IMQUEST LIFE SCIENCES INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	As of December 31,
	2020	2019
CURRENT ASSETS
Cash	$564,251	$43,610
Accounts receivable, net	73,238	27,761
Inventory, net	106,356	123,845
TOTAL CURRENT ASSETS	743,845	195,216

NON-CURRENT ASSETS
Equipment, net	979	1,821
Right-of-use asset	602,379	649,801
Contract asset	118,192	54,637
TOTAL ASSETS	$1,465,395	$901,475

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,493,766	$1,060,899
Accounts payable - related party	20,000	20,000
Notes payable - related party	2,000,309	2,000,309
Related party accrued interest	4,256,739	3,673,637
Notes payable	1,198,550	800,000
Contract liability	200,014	81,412
Lease liability, current portion	32,857	17,517
TOTAL CURRENT LIABILITES	9,202,235	7,653,774

Lease liability	633,124	665,981
TOTAL LIABILITIES	9,835,359	8,319,755

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 200,000,000 authorized shares; 99,077,181 issued and 98,918,681 outstanding as of December 31, 2020 and 2019	99,077	99,077
Treasury stock, at cost	(50,000)	(50,000)
Additional paid in capital	15,765,331	15,765,325
Accumulated deficit	(23,834,295)	(23,002,963)

Non-controlling interest in subsidiary	(350,077)	(229,719)

TOTAL STOCKHOLDERS' DEFICIT	(8,369,964)	(7,418,280)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,465,395	$901,475
The accompanying notes are an integral part of the consolidated financial statements

IMQUEST LIFE SCIENCES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Years Ended December 31,
	2020	2019
Revenue, net	$2,445,491	$2,262,558
Cost of goods sold	1,401,805	1,436,057
Gross profit	1,043,686	826,501

Operating expenses
General and administrative	232,724	245,274
Salaries and wages	468,337	491,235
Advertisement and marketing	343,769	149,489
Total operating expenses	1,044,830	885,998

Operating loss	(1,144)	(59,497)

Other income (expense)
Interest expense	(1,094,509)	(910,196)
PPP forgiveness and other income	143,963	—
Total other income (expense)	(950,546)	(910,196)

Net loss	(951,690)	(969,693)

Net loss attributable to non-controlling interest	(120,358)	(84,664)

Net loss attributable to common stockholders	$(831,332)	$(885,029)
The accompanying notes are an integral part of the consolidated financial statements

IMQUEST LIFE SCIENCES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
	Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Subtotal	Non-controlling Interest	Total Stockholders’ Deficit
	Number of Shares	Amount
Balance at January 1, 2019	99,057,181	$99,057	$(50,000)	$15,764,795	$(22,117,934)	$(6,304,082)	$(165,055)	$(6,469,137)
Issuance of common shares for services	20,000	20	—	497	—	517	—	517
Stock based compensation	—	—	—	33	—	33	—	33
Shares issued for services	—	—	—	—	—	—	20,000	20,000
Net loss	—	—	—	—	(885,029)	(885,029)	(84,664)	(969,693)
Balance at December 31, 2019	99,077,181	$99,077	$(50,000)	$15,765,325	$(23,002,963)	$(7,188,561)	$(229,719)	$(7,418,280)

Stock based compensation	—	—	—	6	—	6	—	6
Net loss	—	—	—	—	(831,332)	(831,332)	(120,358)	$(951,690)
Balance at December 31, 2020	99,077,181	$99,077	$(50,000)	$15,765,331	$(23,834,295)	$(8,019,887)	$(350,077)	$(8,369,964)
The accompanying notes are an integral part of the consolidated financial statements

IMQUEST LIFE SCIENCES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(951,690)	$(969,693)
Adjustments to reconcile Net loss to net cash used in operating activities:
Depreciation	842	839
Stock-based compensation	6	20,550
Amortization of operating lease right-of-use assets	47,422	45,317
Bad Debt	(1,615)	—
Changes in assets and liabilities:
Accounts receivable	(43,862)	123,642
Inventory	17,489	(92,725)
Accounts payable and accrued expenses	432,867	413,988
Notes payable - related party	—	20,000
Contract asset	(63,555)	(2,390)
Accrued interest related party	583,102	515,814
Contract liability	118,602	(250,605)
Lease liability	(17,517)	(11,620)
Net cash provide / (used) in operating activities	122,091	(186,883)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	—	—
Net cash used in investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party notes payable	—	—
Proceeds notes payable	329,330	—
Net cash provided by financing activities	329,330	—

Increase (decrease) in cash	520,641	(186,883)

Cash at beginning of year	43,610	230,493

Cash at end of year	$564,251	$43,610

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Operating lease asset obtained in exchange for operating lease obligation	$—	$695,118
The accompanying notes are an integral part of the consolidated financial statements

ImQuest Life Sciences, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Note 1 – Organization and Description of Business
ImQuest Life Sciences, Inc. (the “Company” and “ImQuest Life Sciences”) is a holding company. The Company was incorporated in Nevada on January 5, 2008 and reincorporated in Wyoming on March 21, 2017. The company’s mission is to manage its subsidiaries which include ImQuest BioSciences, Inc. (a Contract Research Organization or “CRO”), ImQuest Pharmaceuticals, Inc. (a pharmaceutical company developing anti-HIV therapeutic and prevention products) and Lubrinovation, Inc. (a consumer product company). ImQuest Life Sciences is the corporate entity in which shareholders invested in the company.
ImQuest Biosciences, Inc. (“Biosciences”) incorporated on March 8, 2004 in Nevada, and its wholly owned subsidiary of the Company. The company mission is to provide their clients with the highest level of technical and professional scientific expertise throughout all stages of the developmental pathways. ImQuest Biosciences is a Contract Research organization that assists pharmaceutical and biotechnology companies successfully bring new pharmaceuticals and biologics to market.
Lubrinovation, Inc. (“Lubrinovation”) incorporated on March 3, 2017 in Nevada, and it is a majority owned subsidiary of the Company. Lubrinovation was formed to manufacture and distribute a medical device in the consumer products healthcare area and sell a personal lubricant through its own website (FLIPLube.com) and Amazon.
ImQuest Pharmaceutical, Inc. (“Pharmaceutical”), incorporated on February 22, 2008 in Nevada. The Company was formed to develop intellectual assets in the pharmaceutical space including drugs which would target HIV and act as therapeutic products for the treatment of HIV disease as well as prevention products to inhibit the sexual transmission of HIV.
There have been outbreaks in several areas, including the United States, of the highly transmissible and pathogenic coronavirus (“COVID-19”). COVID-19 has been declared an international pandemic and has adversely affected general commercial activity and the economies and financial markets of many countries. Should the outbreak persist or should the measures taken by the governments of countries affected, it will continue to affect the Company’s business, financial condition, and results of operations.
Going Concern
The Company has incurred recurring losses from consolidated operations since inception, accumulating a deficit of approximately $23.8 million as of December 31, 2020. For the fiscal years ended December 31, 2020 and 2019, the Company incurred net losses of approximately $0.8 million and $0.9 million, respectively. the Company may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect its ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.
Management intends to fund future operations through additional debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. Based on the Company’s operating plan, existing working capital at December 31, 2021 was not sufficient to meet the cash requirements to fund planned operations for a period of one year after issuance of these financial statements without additional sources of cash. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’ assets and the satisfaction of liabilities in the normal course of business.
The accompanying financial statements for the fiscal years ended December 31, 2020 and 2019 have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the 2021 fiscal year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company’s needs.
Note 2 – Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary. All inter-company accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: accounts receivable realization, the valuation allowance on deferred tax assets, the valuation of the Company’s common stock, operating expense accruals, and revenue recognition.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value. As of December 31, 2020, and 2019 there were no cash equivalents.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. the Company is exposed to credit risk, subject to federal deposit insurance, in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the balance sheets. The cash accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2020, the Company had cash balances in excess of insured limits (there was no excess at December 31, 2019).
As of December 31, 2019, the Company had four customers that accounted for 38%, 11%, 13%, and 13% of net accounts receivable, respectively. As of December 31, 2020, the Company had two customers that accounted for 15% and 14% of net accounts receivable.
For the year ended December 31, 2019, the Company had three customers that accounted for 13%, 9%, and 7% of revenue, respectively. For the year ended December 31, 2020, the Company had no customer concentration in revenue.
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). The Company has adopted this standard beginning January 1, 2019, and the Company now applies it on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. As of year-ended December 31, 2020 the Company had two leases to which the standard applies. The adoption of the new standard resulted in the recognition at December 31, 2019 of a right-of-use asset and lease liability of $649,801 and $683,498, respectively. At December 31, 2020, the right-of-use asset and lease liability were valued at $602,379 and $665,981, respectively The standard did not materially impact the Company's consolidated income or cash flows in those years.
Accounts Receivable
Accounts receivable are recorded net of an allowance for credit losses, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the consolidated statements of operations. The Company assesses collectability by reviewing accounts receivable on an individual basis when the Company identifies specific customers with known disputes or collectability issues. The company assesses past due amounts, by reviewing the payment terms of the contracts with the Company’s customers. In determining the amount of the allowance for credit losses, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company writes off uncollectable accounts receivable against the allowance based on facts and circumstances for specific customers when management determines that collectability is remote. There is no allowance for doubtful account as of December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, the company wrote off $1,615 and $0 respectively.
Inventory
Inventories are stated at the lower of cost or net realizable value determined by the first-in, first-out method. The Company writes down its inventory for estimated obsolescence equal to the difference between the carrying value of the inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
Equipment
Equipment is stated at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. Additions and improvements that significantly extend the useful lives of assets are capitalized. Repairs and maintenance costs are charged to expense, during the period in which they are incurred.
Depreciation is provided for over the estimated useful life of the asset as follows:
Asset Category	Estimated Useful Life (in Years)
Laboratory equipment	5
Furniture and fixtures	5
Computer equipment	3
Useful lives and residual values are reviewed and adjusted, if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.
Fair Value of Financial Instruments
In accordance with the reporting requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, “Financial Instruments”, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.
The carrying value of notes payable also approximate fair value since they bear market rates of interest and other terms. None of these instruments are held for trading purposes.

The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The inputs create the following fair value hierarchy:
•	Level 1 – Quoted prices for identical instruments in active markets.
•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.

•	Level 3 – Instruments where significant value drivers are unobservable to third parties.
Revenue Recognition
The Company follows the five steps to recognize revenue from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”), which are:
•	Step 1: Identify the contract(s) with a customer
•	Step 2: Identify the performance obligations in the contract
•	Step 3: Determine the transaction price
•	Step 4: Allocate the transaction price to the performance obligations in the contract
•	Step 5: Recognize revenue when (or as) a performance obligation is satisfied
The Company generates revenue from (i) its Clinical Research Organization services (“CRO services”), (ii) its retail sales of FLIP lube, and (iii) grant awards from the National Institutes of Health for multiple studies in research.
At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
CRO Services
The Company provides preclinical CRO services to evaluate the potential of new and novel pharmaceutical products for the treatment and prevention of viruses, bacteria, cancer and inflammatory diseases. These preclinical research services include compound screening, efficacy analysis, drug target validations, mechanism of action research, and toxicity studies in multiple pharmaceutical areas.
The Company has concluded that its CRO services is a distinct and single performance obligation as the customer benefits from the services once they have the opportunity to question the findings and receive the final report which summarizes the research results. Management determined each promised good and service in the contract related to its CRO services should be bundled into a single performance obligation because even though the contract explicitly states individual promises such as consultation services combined with a range of tests that are carried out in order to conduct the preclinical research, the culmination of the individual promises is the CRO services which is a single performance obligation.
The amount the Company earns for its CRO services is typically a fixed fee per project. Revenue from the project is recognized at the point in time when the final report is delivered to the customer and thus the performance obligation is satisfied. At the time the final report is delivered: (a) the Company has the right to payment for the report, (b) the customer has legal title to the report, (c) physical transfer of the report has occurred and the customer has taken possession of the report, (d) the customer now has benefit and the risk of ownership of the report, and (e) the customer has accepted the report. Revenue collected in advance of delivery of the final report is classified as a contract liability on the consolidated balance sheet.

Grant Awards
The Company was awarded grants from the National Institutes of Health (the “NIH”) for multiple studies in research. Upon submission of a financial report to the NIH, the Company receives a cash disbursement from the which qualifies as grant proceeds for their research efforts. The grant policy is that funds are received at the time of submission.
There is no explicit guidance within ASC 606 to account for grant revenue, and since the Company is a for-profit entity, it must look to other Financial Accounting Standards Board guidance in order to account for funds received from grants. The Company determined it is appropriate to apply ASC 450 - Contingencies.
Under ASC 450, the recognition of a gain contingency occurs at the earlier of when the gain has been realized or the gain is realizable. The gain is realized when the Company performs the research under the grant and submits the expense reimbursements to the NIH and is approved under the terms of the grant the funds are then received. The Company determined ASC 450 is appropriate because the realization of the gain is contingent on whether the Company meets the performance requirement. Once the Company performs the research, submits the financial report for approval, and the cash disbursement occurs, the contingency is thus resolved, and the recognition of grant revenue is realized.
Recognizing revenue as gross vs net for grant revenue
The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods or services by considering if it is primarily responsible for fulfillment of the promise, has risk, and has the latitude in establishing price, among other factors.
Because the Company utilizes third-party research institutions to perform individual tasks and research under the grant, the Company considered whether it is acting as principal or agent to determine whether revenue should be recognized on a gross versus net basis. The Company concluded that revenue will be recorded on a gross basis for its retail sales because the Company is primarily responsible for fulfilling the promise, has risk because it is responsible to pay for the services, has latitude in pricing and selecting its service providers, and has latitude in establishing a budget for the services.
Disaggregated Revenue
The following table disaggregates the Company’s revenue by source for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Grant Awards	$—	$293,346
CRO Services	2,393,451	1,947,333
Retail Sales of FLIP lube	52,040	21,879
	$ 2,445,491	$ 2,262,558
Deferred revenue, recorded as contract liability, as of December 31, 2020 and 2019 was $200,014 and $81,412, respectively.
Deferred costs of good sold, recorded as contract asset, as of December 31, 2020 and 2019 was $118,192 and $54,637, respectively.
The Company utilizes the practical expedient under ASC 606-10-25-18B to account for shipping and handling as fulfillment costs, and not a promised service (a revenue element). Shipping and handling costs are included as cost of revenues in the period during which the products ship.
Research and Development Costs
In accordance with FASB ASC 730, research and development costs are charged to expense as incurred, and are typically comprised of salaries and benefits, pre-clinical studies, clinical trial activities, drug development and manufacturing, fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf and third-party service fees, including clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as general and administrative expense. The Company incurred research and development costs expense for the years ended December 31, 2020 and 2019 of approximately $34,636 and $0, respectively.
Advertising and Marketing Costs
Advertising costs are expensed as incurred and included in operating expenses on the statements of operations. The Company incurred advertising and marketing expense for the years ended December 31, 2020 and 2019 of approximately $343,769 and $149,489, respectively.

Income Taxes
The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.
FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.
Stock-Based Compensation and Issuance of Stock for Non-Cash Consideration
In accordance with the provisions of ASC 718, “Compensation—Stock Compensation,” the Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options and restricted stock units, based on estimated fair values equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.
In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this Update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to this Update, Topic 718 applied only to share-based transactions to employees. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.
The Company has elected to account for forfeiture of stock-based awards as they occur.
Recent Accounting Standards
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
In December 2019, the FASB issued ASU 2019-12, Income Taxes - Simplifying the Accounting for Income Taxes (“ASU 2019-12”). Among other items, the amendments in ASU 2019-12 simplify the accounting treatment of tax law changes and year-to-date losses in interim periods. An entity generally recognizes the effects of a change in tax law in the period of enactment; however, there is an exception for tax laws with delayed effective dates. Under current guidance, an entity may not adjust its annual effective tax rate for a tax law change until the period in which the law is effective. This exception was removed under ASU 2019-12, thereby providing that all effects of a tax law change are recognized in the period of enactment, including adjustment of the estimated annual effective tax rate. Regarding year-to-date losses in interim periods, an entity is required to estimate its annual effective tax rate for the full fiscal year at the end of each interim period and use that rate to calculate its income taxes on a year-to-date basis. However, current guidance provides an exception that when a loss in an interim period exceeds the anticipated loss for the year, the income tax benefit is limited to the amount that would be recognized if the year-to-date loss were the anticipated loss for the full year. ASU 2019-12 removes this exception and provides that, in this situation, an entity would compute its income tax benefit at each interim period based on its estimated annual effective tax rate. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those annual periods. Early adoption is permitted. The Company is currently evaluating the effect that this update will have on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The Company will be required to adopt this ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of Topic 326 is not expected to have a material on the Company’s consolidated financial statements and financial statement disclosures.
Note 3 – Leases
The Company determines if a contract contains a lease at inception. GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. The Company has considered renewal options at the end of its active leases and has determined at this time the Company is not reasonably certain to renew the operating leases discussed below. All of the Company’s leases are classified as operating leases.
The Company entered into a lease agreement on August 14, 2009 to lease office space which serves as its principal office location. On March 1, 2018, the Company exercised its right to extend the lease for an additional ten years, expiring February 29, 2028. The Company also entered into an original lease agreement on September 5, 2016 to lease equipment used in operations. The Company exercised its right to renew this lease in September 2019 to extend the term through August 31, 2021. The assets and liabilities from operating leases are recognized based on the present value of remaining lease payments over the lease term using the Company’s incremental borrowing rates or implicit rates, when readily determinable.
The Company’s leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses a discount rate based on the incremental borrowing rate of its current external debt of 17%.
The Company’s weighted-average remaining lease term relating to its operating leases is 7.151 years, with a weighted-average discount rate of the 17%.
The Company incurred lease expense for its operating leases of $162,436 which was included in general and administrative expenses in the consolidated statements of operation for the periods ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, the Company made cash lease payments in the amount of $128,740 and $132,532, respectively.
The following table presents information about the future maturity of the lease liability under the Company’s operating leases as of December 31, 2020.
Maturity of Lease Liability	Building	Equipment	Total
2021	142,000	1,688	143,688
2022	150,000	—	150,000
2023	157,500	—	157,500
2024	165,375	—	165,375
2025	173,644	—	173,644
Thereafter	405,930	—	405,930
Total undiscounted lease payments	1,194,449	1,688	1,196,137
Less: Imputed interest	530,054	103	530,157
Present value of lease liabilities	$664,395	$1,585	$665,980
Remaining lease term	7.17	0.67

Note 4 – Equipment
Equipment as of December 31, 2020 and 2019 consists of the following:
	December 31,
	2020	2019
Computer equipment	$16,818	$16,818
Furniture and Fixtures	6,843	6,843
Laboratory Equipment	4,195	4,195
Accumulated depreciation	(26,877)	(26,035)
Net carrying value	$979	$1,821
During the years ended December 31, 2020 and 2019, the Company recorded total depreciation expense of $841 and $839, respectively.
Note 5 – Notes payable - related party
	December 31,
	2020	2019
Dan Caffoe	$791,885	$791,885
Caffoe Sec & Ins FLP	183,140	183,140
Dan Biehl	1,045,284	1,045,284
Total	$2,020,309	$2,020,309
During 2007 and 2008, the Company entered into multiple lines of credit from their former CFO and former board member. The loans have no stated a maturity dates and are renewable at the lender’s discretion on a year-by-year basis. The notes have no financial and non-financial covenants. The note bears an interest rate of 10% per annum, with any amount of unpaid interest being added to the loan on a monthly basis. As of the reporting period the Company has not made any payments toward the notes. As of December 31, 2020 and 2019, the balance of accrued interest on these loans is $4,256,739 and $3,673,637, respectively.
During the years ended December 31, 2020 and 2019, the Company recorded total interest expense for related party of $583,104 and $515,813, respectively.
Note 6 – Notes payable
On November 4, 2016 the Company entered into a Revenue loan agreement, in the amount of 800,000. The loan does not state an interest rate from which to accrue interest, rather there are a monthly payments due based on a percentage of revenue so that the total series of payments will achieve the lender a target IRR of 32% over the repayment period. The loan is to be repaid the earlier of (i) the last day of a 46th month following the effective date if the Company does not elect to reduce the applicable revenue percentage, or the 59th month following the effective date if the Company elect to reduce the applicable revenue percentage, (ii) immediately prior to a change of control, or (iii) acceleration of the obligations. The Company accrues interest on this note by forecasting the future payments until maturity and applies the necessary effective interest rate to achieve the target IRR. There is no financial and non-financial covenants for this loan. The effective interest as of December 31, 2020 is 28%. As of December 31, 2020 and 2019, the balance of accrued interest on this note was $1,303,529 and $795,051, respectively.
During the year ended December 31, 2020, the Company had certain marketing expenses from Lubrinvation that were paid by Cytocom Inc. There are no stated terms on this note and the note does not bear any interest. On July 20, 2020, Cytocom Inc. announced the acquisition of ImQuest Life Sciences, Inc. and its subsidiaries in an all-stock transaction. The close of the acquisition is subject to receipt of final ImQuest Life Sciences’ shareholder approval, which is still pending. (See Note 9)
In response to the Coronavirus (COVID-19) pandemic, the US Government passed(CARES) Act on March 27, 2020. The CARES Act provides fast and direct economic assistance for entrepreneurs and small businesses through the US Small Business Administration (“SBA”). During the year ended December 31, 2020, the Company received a loan of $130,200 issued under the CARES Act program - Paycheck Protection Program

(“PPP”) with an interest rate of 1% per annum. This loan program provides small businesses with funds to pay up to 8 weeks of payroll costs including benefits. Funds can also be used to pay interest on mortgages, rent, and utilities. Under the PPP, the Company may apply to have certain amounts forgiven under the direction of the Administrator of the SBA providing that the Company satisfies certain criteria. On November 2, 2020, the Company received full forgiveness of the PPP amounting to $130,200 in principal and $720 in interest which is reflected within PPP forgiveness and other income on the statements of operations.
Note 7 – Stockholders’ equity
Common Stock
Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held.
During the year ended December 31, 2019, the Company issued 20,000 shares of common stock for services to a consultant valued at $518.
Stock Based Compensation
The Company granted 5,500 stock options during 2019 to one employee, with an exercise price of $0.50 per share. The options vested immediately and do not expire as long as the employee remains employed by the Company.
The Company granted 1,000 stock options during 2020 to one employee, with an exercise price of $0.50 per share. The options vested immediately and do not expire as long as the employee remains employed by the Company.
Following is a summary of outstanding stock options at December 31, 2020:
	Number of Options	Weighted Average Exercise Price (per share)	Weighted Average Grant Date Fair Value
Options as of December 31, 2018	15,235,954.00	$0.37	$0.87
Issued	5,500.00	0.50	0.01
Forfeited	(15,100.00)	0.50	0.29
Exercised	—	—	—
Options as of December 31, 2019	15,226,354.00	0.37	0.87
Issued	1,000.00	0.50	0.01
Forfeited	—	—	—
Exercised	—	—	—
Options as of December 31, 2020	15,227,354.00	$0.37	$0.87
As of December 31, 2020, all options were fully vested. The aggregate intrinsic value of the options as of December 31, 2020, was $77,448 As of December 31, 2020, there are 10,358,806 employee options and 4,868,548 non-employee options outstanding. The employee options do not expire as long as the employee remains employed by the Company. The non-employee options do not expire.
A summary of significant assumptions used to estimate the fair value of the equity awards granted in during the period is as follows:
	December 31,
	2020	2019
Expected term (years)	10	10
Risk-free interest rate	1.87%	1.87%
Volatility	64.66%	64.66%
Dividend yield	None	None
During the years ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense of $6 and $550, respectively, which has been recorded as general and administrative expense in the consolidated statements of operations.

Non-controlling Interest
Lubrinovation issued 20,000 shares of its common stock for services during the year ended December 31, 2019 valued at $20 which has been recorded as general and administrative expense in the consolidated statements of operations.
As of December 31, 2020 and 2019, the Company owned 86.1% and 86.4% of Lubrinovation, respectively.
Note 8 – Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:
US	12/31/2020	12/31/2019
Federal income tax benefit at statutory rate	21.00%	21.00%
PPP loan forgiveness	2.89%	0.00%
Change in valuation allowance	-24.17%	-21.32%
Other	0.28%	0.32%
Income tax (expense) benefit	(0)	(0)
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:
	12/31/2020	12/31/2019
Deferred tax assets
Net Operating Loss Carryforward	$1,779,960	$1,552,925
Nonqualified Stock Options	2,821,956	2,821,955
Right of Use assets/lease liability	6,456	3,398
Depreciation	—	63
Total Deferred tax assets	4,608,372	4,378,340

Valuation allowance	(4,608,372)	(4,378,340)
Net deferred tax assets (liabilities)	$—	$—
At December 31, 2020, the Company had U.S. net operating loss carry forwards of approximately $8,475,577 that may be offset against future taxable income, subject to limitation under IRC Section 382. Of the $8.5 million, of Federal net operating loss carryforwards, $6.1 million begin to expire in 2028. The remaining balance of $2.4 million is limited in annual usage of 80% of current years taxable income, but do not have an expiration. At December 31, 2020, No tax benefit has been reported in the December 31, 2020 and 2019 consolidated financial statements due to the uncertainty surrounding the realizability of the benefit, based on a more likely than not criteria and in consideration of available positive and negative evidence.
The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in noas of December 31, 2020 and 2019, respectively.
Contingencies
From time-to-time, the Company may have certain contingent liabilities that arise in the ordinary course of business. The Company accrues for liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. For all periods presented, other than as set forth below, the Company was not a party to any pending material litigation or other material legal proceedings.
Acquisition by Cytocom Inc.
On July 20, 2020, Cytocom Inc. announced the acquisition of ImQuest Life Sciences, Inc. and its subsidiaries in an all-stock transaction. The close of the acquisition is subject to receipt of final ImQuest Life Sciences’ shareholder approval, which is still pending. At close, as consideration for the acquisition Cytocom will be required to issue up to a maximum of 3 million shares of its Series A-1 preferred stock, calculated in accordance with the Agreement and Plan of Merger dated July 17, 2020. The value of the stock to be issued will not exceed $12,000,000. The acquisition is expected to close prior to the time at which Cytocom closes its previously announced merger with Cleveland BioLabs Inc., as described below. Subsequent to the Cytocom closing, ImQuest Pharmaceuticals will be merged into Cytocom’s existing drug development operations. ImQuest BioSciences and Lubrinvation will continue to operate as a separate wholly-owned, revenue-generating subsidiaries of Cytocom.
Merger with Cleveland BioLabs, Inc.
On October 16, 2020, Cytocom Inc. and Cleveland BioLabs, Inc. (“Cleveland BioLabs”), a biopharmaceutical company developing novel approaches to activate the immune system, entered into a definitive merger agreement to combine their businesses in an all-stock transaction. Cytocom shareholders will have a majority position in the newly combined entity, which the parties anticipate will continue to be listed on the NASDAQ, and the initial Board of Directors for the combined company will consist of four members selected by Cytocom and three members selected by Cleveland BioLabs. The Boards of Directors of both companies have approved the combination. The proposed transaction is subject to customary closing conditions, including approval by the stockholders of Cleveland BioLabs, the shares of the combined company being approved for listing on NASDAQ, and a registration statement under the Securities Act becoming effective. After close, merged companies will operate as “Cytocom Inc.”
Note 10 – Subsequent Events
These consolidated financial statements were approved by management and available for issuance on April 22, 2021. Management has evaluated subsequent events through this date.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION AND DATA
Introduction
The following unaudited pro forma condensed combined financial statements and related notes present the historical consolidated financial statements of Cleveland BioLabs, Inc. (“CBLI”), Cytocom Inc. (“CYTO”) and ImQuest Life Sciences, Inc. and Affiliates (“ImQuest”), as if the completion of the ImQuest Merger (defined below) and the CBLI and CYTO Merger had occurred on the dates specified below.
On July 17, 2020, CYTO entered into an Agreement and Plan of Merger (the “Imquest Merger Agreement”) by and between CYTO and ImQuest (the “ImQuest Merger”).
Pursuant to the Imquest Merger Agreement, upon the closing of the ImQuest Merger, ImQuest will merge with and into CYTO, with CYTO being the surviving corporation in the merger and ImQuest’s affiliates, ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc. and Lubrinovation, Inc. becoming wholly-owned subsidiaries of Cytocom. As consideration for the ImQuest Merger, upon closing each share of ImQuest common stock shall be cancelled and converted into the right to receive 0.0263 shares of Series A-2 Preferred Stock of Cytocom, up to a maximum of 3,000,000 shares of Cytocom Series A-2 Preferred Stock.
CBLI and CYTO. entered into an Agreement and Plan of Merger, or the Merger Agreement, on October 16, 2020, pursuant to which High Street Acquisition Corp., a direct, wholly owned subsidiary of Cleveland BioLabs, or Merger Sub, will merge with and into Cytocom, with Cytocom surviving as a wholly owned subsidiary of CBLI, and the surviving corporation of the merger, (the “CYTO Merger”). We refer to CBLI immediately following the merger as the combined company.
At the effective time of the merger, each outstanding share of CYTO common stock, each outstanding share of CYTO preferred stock that was not, by its terms, converted into shares of Cytocom common stock immediately prior to the effective time of the merger, and each vested restricted stock unit of Cytocom (excluding, in each case, dissenting shares and shares held in treasury) will be automatically converted into the right to receive a number of shares of CBLI common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement.
The following unaudited pro forma condensed combined statement of financial position of the CBLI as of September 30, 2020 is based on the historical consolidated financial statements of CBLI, CYTO and ImQuest, using the acquisition method of accounting. The CYTO Merger is accounted for as a reverse merger with CYTO as the accounting acquiror and assumes the ImQuest Merger has occurred prior to the CYTO Merger. The unaudited pro forma condensed combined statements of operations of the CBLI for the year ended December 31, 2019 and for the year ended December 31, 2020 are based on the historical consolidated financial statements of CBLI, CYTO and ImQuest using the acquisition method of accounting. The CYTO Merger is accounted for as a reverse merger and assumes the ImQuest merger has closed.
The transaction accounting adjustments consist of those necessary to account for the ImQuest Merger and the CYTO Merger. The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 gives effect to the ImQuest Merger and the CYTO Merger as if the mergers had occurred on December 31, 2020 and includes all adjustments necessary to reflect the application of acquisition accounting for the ImQuest Merger and the CYTO Merger. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the year ended December 31, 2020 give effect to the ImQuest Merger and the CYTO Merger as if they both had occurred on January 1, 2019 and include all adjustments necessary to reflect the application of acquisition accounting for the ImQuest Merger and the CYTO Merger.
The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from ImQuest Merger and the CYTO Merger or the costs to achieve any synergies.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the ImQuest Merger and/or the CYTO Merger been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined statement of financial position does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company.
The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the ImQuest Merger and the CYTO Merger, with the remaining estimated purchase consideration recorded as goodwill. The Company plans to engage independent valuation specialists to conduct analyses to assist management of the Company in determining the fair values of the assets acquired and liabilities assumed. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.
On May 20, 2020, the Securities and Exchange Commission (the “SEC”) adopted Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, that updated certain presentation requirements for pro forma financial information. The amended guidance is effective January 1, 2021, but voluntary early compliance is permitted. The Company adopted the new guidance when preparing the unaudited pro forma condensed combined financial statements. The historical financial information has been adjusted to give effect to the application of acquisition accounting. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that CBLI’s management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.
The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the CYTO Merger and ImQuest Merger, and should be read in conjunction with the following:
1.	The audited consolidated financial statements of CBLI as of and for the years ended December 31, 2020 and 2019.
2.	The audited financial statements of CYTO as of and for the years ended December 31, 2020 and 2019.
3.	The audited financial statements of ImQuest as of and for the years ended December 31, 2020 and 2019.

Cleveland BioLabs, Inc
Pro Forma Condensed Combined Balance Sheets
At December 31, 2020
(unaudited)
	Cytocom	ImQuest	CBLI	Adjustments	NR.	Consolidated
Assets
Current assets:
Cash and cash equivalents	$593,869	$564,251	$1,946,418			$3,104,538
Short-term investments			324,870			324,870
Accounts receivable		73,238	11,512			84,750
Inventory		106,356				106,356
Other current assets	331,878		31,506	(329,330)	6	34,054
Total current assets	925,747	743,845	2,134,306	(329,330)		3,654,568
Equipment, net	8,690	979	3,715			13,384
Operating lease right-of-use asset	101,048	602,379				703,427
Contract asset		118,192				118,192
Goodwill and Identified intangible assets				58,176,198	1,4	58,176,198
Total Assets	$1,035,485	$1,465,395	$2,318,021	$57,846,868		$62,655,769

Liabilities and Stockholders' equity (deficit)
Current Liabilities
Accounts payable	$2,687,847	$1,493,766	$167,773			$4,349,386
Accounts payable and accrued expenses - related party		20,000				20,000
Current portion of operating lease liabilities	30,758	32,857				63,615
Accrued expenses			136,838			136,838
Contract liability		200,014				200,014
Accrued warrant liability				822,230	4	822,230
Notes payable - related party	1,366,500					1,366,500
Related party - loans and accrued interest		6,257,048		(6,257,048)	2	—
Notes payable	535,737	1,198,550		(329,330)	6	1,404,957
Total current liabilities	4,620,842	9,202,235	304,611	(5,764,148)		8,363,540
Long Term Liabilities
Operating lease liability, net of current portion	$70,380	$633,124				$703,504
Total Liabilities	$4,691,222	$9,835,359	$304,611	($5,764,148)		$9,067,044

Stockholders' Equity (deficit)
CBLI:
Common stock			66,876	138,806	4	204,912
ImQuest:
Common stock		99,077		(99,077)	1	—
Cytocom:
Common stock	24,337			(24,337)	1,3,4	—
Series A Preferred stock	2,375			(2,375)	3	—
Series A-1 Preferred stock	2,125			(2,125)	3	—

	Cytocom	ImQuest	CBLI	Adjustments	NR.	Consolidated
Additional Paid-in Capital	23,946,747	15,765,331	166,762,778	(129,737,507)	1,3,4,5	76,737,349
Treasury stock		(50,000)		50,000	1	—
Accumulated other comprehensive loss			(685,680)			(685,680)
Accumulated deficit	(27,631,321)	(24,184,372)	(169,104,029)	193,288,401	1,4	(27,631,321)
Stockholders' deficit	(3,655,737)	(8,369,964)	(2,960,055)	63,611,016		48,625,260
Noncontrolling interest in stockholders' equity			4,973,465			4,973,465
Total stockholders' equity (deficit)	(3,655,737)	(8,369,964)	2,013,410	63,611,016		53,598,725
Total liabilities and stockholder's equity	$1,035,485	$1,465,395	$2,318,021	$57,846,868		$62,665,769

Cleveland BioLabs, Inc
Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2020
(Unaudited)
	Cytocom	ImQuest	CBLI	Adjustments	NR.	Consolidated

Revenues:
Service Revenue	$—	$2,393,451	$262,942			$2,656,393
Product revenue		52,040				52,040
Cost of Sales	—	1,401,805				1,401,805
Gross Profit	—	1,043,686	262,942			1,306,628

Operatings expenses:
Sales and marketing	2,406		343,769			346,175
Research and development	5,263,829		691,070			5,954,899
General and adminstrative	5,235,433	701,061	2,158,423			8,094,917
Total operating expenses	10,501,688	1,044,830	2,849,493			14,049,816
Loss from operations	(10,501,688)	(1,144)	(2,586,551)			(12,043,389)

Other income (expense):
Gain (loss) on debt extinguishment.	(461,500)	143,963				(317,537)
Interest other income (expense)	(1,130,693)	(1,094,509)	518,118			(1,707,084)
Foreign exchange gain (loss)			56,690			56,690
Change in value of warrant liability			(426,130)			(426,130)
Total other income (expense):	(1,592,193)	(950,546)	148,678			(2,394,061)
Net Loss	(12,093,861)	(951,690)	(2,437,873)			(15,483,424)
Net loss attributable to noncontrolling interests			39,416			39,416
Net loss attributable to Cytocom Inc.	($ 12,093,861)	($951,690)	($2,398,457)			($15,444,008)

Cleveland BioLabs, Inc
Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1 – Description of transactions
On July 17, 2020, Cytocom Inc. “(CYTO”) entered into an Agreement and Plan of Merger by and between CYTO and ImQuest life Sciences, Inc. and Affiliates (“ImQuest”) (the “ImQuest Merger”) pursuant to which ImQuest and its affiliates ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc. and Lubrinovation, Inc. will become wholly owned subsidiaries of CYTO.
Cleveland BioLabs, Inc, (“CBLI”) and CYTO. entered into an Agreement and Plan of Merger, on October 16, 2020, pursuant to which High Street Acquisition Corp., a direct, wholly owned subsidiary of Cleveland BioLabs, or Merger Sub, will merge with and into Cytocom, with Cytocom surviving as a wholly owned subsidiary of CBLI, and the surviving corporation of the merger, (the “CYTO Merger”).
Note 2 – Basis of presentation
The unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of CBLI, CYTO and ImQuest and affiliates and has been prepared to give the effect of the ImQuest Merger and the CYTO Merger.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with CYTO considered the accounting acquirer in both the ImQuest Merger and the CYTO Merger. The CYTO merger is a reverse merger where the accounting acquirer is not the same as the legal acquirer; therefore, the assets acquired, liabilities and non-controlling interests assumed will be adjusted to their fair values. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess purchase price, if any, allocated to goodwill. The non-controlling interest in the pro forma combined balance sheet results from a subsidiary of CBLI, which is not wholly owned. This non-controlling interest will be recorded at fair value. To prepare the unaudited pro forma condensed combined financial information, CYTO adjusted the assets and liabilities included within the ImQuest Merger and the CYTO Merger to their estimated fair values based on CYTO’s preliminary estimates. CYTO has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of the assets acquired and liabilities assumed and the related allocations of the purchase prices. The final allocations of the purchase prices will be determined during the respective measurement periods and determination of the estimated fair value of assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited transaction accounting adjustments contained herein.
Note 3 – Pro Forma Adjustments
1.
At the time of the ImQuest Merger, certain equity holders of ImQuest and its affiliates will forgive notes payable by ImQuest to the equity holders totaling $6,257,048. This forgiveness of Debt was accounted for as a capital contribution to ImQuest by the equity holders.

2.
This entry is to record the acquisition of ImQuest and its affiliates by CYTO. To affect the ImQuest Merger, CYTO will issue shares of its common stock for 100% of the equity interests in ImQuest and its affiliates. The fair value of the consideration to be issued by CYTO in this transaction will not exceed $12 million, which was the amount allocated to the fair value of the assets acquired and liabilities assumed from ImQuest. The residual amount was allocated to goodwill. This adjustment also eliminated the equity interests and accumulated deficit of ImQuest.

3.	At the consummation of the CYTO merger, CYTO’s issued Series A and Series A-1 preferred shares are automatically converted into 4,500,000 shares of CYTO commons stock.
4.
The CYTO Merger triggers cash settlement terms in equity warrants issued by CBLI in June 2020. The fair value of these warrants of $822,230 at December 31, 2020 was recognized as a liability and an addition to goodwill. This fair value of this warrant liability will be adjusted every accounting period with the change in fair value recognized in the calculation of net income or loss.

5.
This entry reflects the issuance of 18,294,252 shares of CBLI stock issued for 100% of the equity interest of CYTO. After the CYTO merger, CYTO holders will hold approximately 57% shares of the combined companies, four of the seven board members will be designated by CYTO and the executive management team will be comprised of mainly of CYTO executives. Therefore, CYTO will gain control of CBLI. Since CYTO obtains control of CBLI as a result of the CYTO merger, it will be considered the accounting acquirer even though legal entity of CBLI will be the surviving entity. This transaction will be accounted for as a reverse merger in accordance with the authoritative accounting guidance. In a reverse merger the purchase consideration is allocated to the fair value of the legal acquiror (accounting acquiree).

6.	To eliminate receivable from Imquest and payable to CYTO.
When accounting for a reverse merger the consideration transferred is measured using the most reliably measured fair value. As a publicly traded Company CBLI shares are more reliably measurable than CYTO’s privately held shares, A stock price of approximately $3.00 per share was used in accounting for the CYTO merger. The amount recognized for issued equity (common shares outstanding) is the sum of the value recognized for issued equity interests of CYTO immediately before the acquisition, plus the fair value CBLI (legal parent). Retained deficit is the based on the retained deficit of CYTO. The following table shows the calculation of the issued equity of the combined company immediately after CYTO merger:
Carrying value of CYTO equity(1)	$35,975,584
Fair value of CBLI(2)	$40,966,677
Total value of issued equity of combined company	$76,910,360
Amount allocated to common stock(3)	$(204,912)
Amount allocated to additional paid-in capital	$76,737,349
(1)	Represents issued equity value of issued equity on December 31, 2020 of $23,975,584 plus $12,000,000 equity issued in connection with the ImQuest Merger.
(2)	Estimated fair value of CBLI.
(3)	Common stock post transaction (32,117,718 * $.005).

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

CLEVELAND BIOLABS, INC.,

HIGH STREET ACQUISITION CORP.

and

CYTOCOM, INC.

dated as of October 16, 2020

A-i

A-ii

EXHIBITS
Exhibit A – Voting Agreement
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 16, 2020, by and among Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”), High Street Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of CBLI (“Merger Sub”), and Cytocom Inc., a Delaware corporation (“CYTO”).
WHEREAS, the board of directors of CBLI (the “CBLI Board”) and the board of directors of CYTO (the “CYTO Board”) each propose to effect a business combination pursuant to which Merger Sub will merge with and into CYTO (the “Merger”), with CYTO surviving the Merger as a wholly owned Subsidiary of CBLI;
WHEREAS, the CYTO Board has determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of CYTO and the CYTO Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that the CYTO Stockholders approve the Contemplated Transactions and adopt this Agreement;
WHEREAS, the CBLI Board has determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of CBLI and the CBLI Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that the CBLI Stockholders approve the issuance of shares of CBLI Common Stock to CYTO Stockholders pursuant to the terms of this Agreement (the “CBLI Recommendation”);
WHEREAS, (i) the board of directors of Merger Sub (the “Merger Sub Board”), by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that CBLI, as the sole stockholder of Merger Sub, approve the Contemplated Transactions and adopt this Agreement and (ii) CBLI, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the Contemplated Transactions, in each case subject to and conditioned upon the approval of the same by the holders of a majority of the outstanding stock of CBLI, pursuant to a written consent to be delivered immediately following the execution and delivery of this Agreement (the “Merger Sub Stockholder Written Consent”);
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to CYTO’s willingness to enter into this Agreement, certain CBLI Stockholders are executing voting and support agreements in favor of CYTO in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of the shares of CBLI Common Stock beneficially owned by such Persons in favor of the approval of this Agreement and the Contemplated Transactions, including the issuance of shares of CBLI Common Stock to CYTO Stockholders pursuant to the terms of this Agreement;
WHEREAS, immediately following the execution of this Agreement, the holders of the number of shares of CYTO Common Stock sufficient to adopt this Agreement and approve the Merger and the other Contemplated Transactions as required under the Delaware General Corporation Law (the “DGCL”) and its Organizational Documents will have executed and delivered an action by written consent adopting this Agreement, in form and substance reasonably acceptable to CBLI, sufficient to obtain the Required CYTO Stockholder Approval (the “CYTO Stockholder Written Consent”); and
WHEREAS, the Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitutes a plan of reorganization for such purposes.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
Article I
CERTAIN DEFINITIONS
Section 1.1. Certain Definitions. For purposes of this Agreement the term:
“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(b).
“Acquisition Proposal” shall mean any proposal or offer, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the Contemplated Transactions.
“Action” means any controversy, charge, cause of action, complaint, demand, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Aggregate Valuation” means the sum of (i) the CYTO Valuation plus (ii) the CBLI Valuation.
“Agreement” has the meaning set forth in the Preamble.
“Book-Entry Share” has the meaning set forth in Section 2.9.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.
“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).
“Cash and Cash Equivalents” means, with respect to any Person and its Subsidiaries on a consolidated basis as of the applicable time of determination, the sum of (a) the fair market value (expressed in United States dollars) of all cash in such Person’s and its Subsidiaries’ bank, lock box and other accounts, net of all “cut” but un-cashed checks issued from such accounts, plus (b) pending electronic transfer or other deposits to such accounts, plus (c) the fair market value of marketable securities owned by such Person and its Subsidiaries as determined in accordance with GAAP, plus (d) amounts held in escrow for the benefit of such Person and its Subsidiaries, plus (e) the fair market value of any money market instruments, treasury bills, short-term government bonds or commercial paper held by such Person and its Subsidiaries plus (f) any other items considered by GAAP to constitute cash and cash equivalents for purposes of preparing a balance sheet in accordance with GAAP.
“Cash Determination Time” has the meaning set forth in Section 2.8(a).
“CBLI” has the meaning set forth in the Preamble.
“CBLI Adverse Recommendation Change” has the meaning set forth in Section 6.4(c).
“CBLI Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the CBLI Valuation by (ii) the Aggregate Valuation.
“CBLI Balance Sheet” has the meaning set forth in Section 4.8.
“CBLI Balance Sheet Date” means June 30, 2020.
“CBLI Board” has the meaning set forth in the Recitals.
“CBLI Closing Net Cash” means the Net Cash of CBLI and its Subsidiaries as of the Cash Determination Time, which may be a negative number, calculated in a manner consistent with GAAP and, to the extent consistent therewith, consistent with the manner in which such items were historically determined in accordance with its financial statements; provided, that CBLI Closing Net Cash shall not, in any event, include the amount of any cash received by CBLI in respect of an issuance of shares of CBLI Common Stock between the date hereof and the Closing Date unless such issuance was consented to in writing by CYTO.
“CBLI Common Stock” has the meaning set forth in Section 2.7(a).

“CBLI Data Room” means the Microsoft Office 365 data room maintained by CBLI in connection with the Contemplated Transactions.
“CBLI Disclosure Letter” has the meaning set forth in Article IV.
“CBLI Equity Awards” means all options to purchase shares of CBLI Common Stock, as well as any and all other stock-based awards granted to any Person, including but not limited to, stock bonus awards, restricted stock, restricted stock units, performance-based restricted stock units, and stock appreciation rights, in each case, with respect to capital stock of CBLI.
“CBLI Equity Plan” means the Cleveland Biolabs, Inc. Equity Incentive Plan and any other equity incentive plan maintained by CBLI.
“CBLI ESPP” has the meaning set forth in Section 4.3(b).
“CBLI ESPP Purchase Rights” has the meaning set forth in Section 4.3(d).
“CBLI Exclusively Licensed Intellectual Property” means all Intellectual Property that is exclusively licensed to CBLI or any of its Subsidiaries.
“CBLI Fundamental Representations” means the representations and warranties of CBLI and Merger Sub set forth in Section 4.1(a) (Organization and Corporate Power); Section 4.2 (Authorization; Valid and Binding Agreement); Section 4.5 (No Breach) (solely with respect to clause (i) thereof); and Section 4.21 (Brokerage).
“CBLI Material Adverse Effect” means (a) any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole, (b) the ability of CBLI to timely consummate the Closing and perform its obligations under this Agreement, other than, solely with respect to clause (a), with respect to any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates; (ii) any natural disaster, the ongoing novel coronavirus (COVID-19) pandemic or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP after the date hereof; (v) changes in Laws or Orders issued by any Governmental Body after the date hereof; (vi) the announcement of this Agreement or the pendency of the Contemplated Transactions; (vii) changes in and of itself in CBLI’s stock price or the trading volume of CBLI’s stock or any change in the credit rating of CBLI (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (ix) any Action arising from or related to this Agreement or the Contemplated Transactions or (x) the taking of any action explicitly required by this Agreement or the other Transaction Documents; provided, that any of the foregoing changes, effects, events, circumstances, occurrences, state of facts or developments may be considered in determining whether a CBLI Material Adverse Effect has occurred to the extent any such change, effect, event, circumstance, occurrence, state of facts or development has had a disproportionate effect on CBLI relative to other participants in the industry in which it operates.
“CBLI Material Contract” has the meaning set forth in Section 4.13.
“CBLI Material Intellectual Property” has the meaning set forth in Section 4.14(b).
“CBLI Notice of Change” has the meaning set forth in Section 6.4(d).
“CBLI Options” has the meaning set forth in Section 4.3(b).
“CBLI Organizational Documents” has the meaning set forth in Section 4.1(b).

“CBLI Outstanding Shares” means the total number of shares of CBLI Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis and assuming the issuance of shares of CBLI Common Stock in respect of all CBLI Equity Awards and all CBLI Warrants that will be outstanding immediately after the Effective Time.
“CBLI Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by CBLI or any of its Subsidiaries.
“CBLI Permits” has the meaning set forth in Section 4.20(a).
“CBLI Plan” means a Plan that CBLI or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of CBLI or any of its Subsidiaries, or with respect to which CBLI or any of its Subsidiaries has any Liability; provided, however, that CBLI Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of CBLI or any of its Subsidiaries.
“CBLI Real Property” has the meaning set forth in Section 4.11(b).
“CBLI Recommendation” has the meaning set forth in the Recitals.
“CBLI Registered Intellectual Property” has the meaning set forth in Section 4.14(a).
“CBLI Regulatory Agency” has the meaning set forth in Section 4.20(a).
“CBLI Safety Notices” has the meaning set forth in Section 4.20(f).
“CBLI SEC Documents” has the meaning set forth in Section 4.7(a).
“CBLI Stockholder” means any holder of CBLI Common Stock.
“CBLI Stockholder Approval” has the meaning set forth in Section 4.2.
“CBLI Stockholders’ Meeting” has the meaning set forth in Section 6.3(a).
“CBLI Subsidiary Securities” has the meaning set forth in Section 4.4.
“CBLI Valuation” means the sum of (i) $39,000,000 plus (ii) the CBLI Closing Net Cash.
“CBLI Warrants” has the meaning set forth in Section 4.3(b).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., and the regulations promulgated thereunder.
“Certificate” has the meaning set forth in Section 2.9.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“CMS” has the meaning set forth in Section 3.19(k).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.
“Confidentiality Agreement” has the meaning set forth in Section 6.1(c).
“Contemplated Transactions” means each of the transactions contemplated by this Agreement.
“Contract” means, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon such Person.
“CSA” means the Controlled Substances Act of 1970 of the United States.

“Copyrights” means copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations, and reversions thereof.
“CYTO” has the meaning set forth in the Preamble.
“CYTO 401(k) Plan” has the meaning set forth in Section 6.15.
“CYTO Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the CYTO Valuation by (ii) the Aggregate Valuation.
“CYTO Balance Sheet” has the meaning set forth in Section 3.7.
“CYTO Balance Sheet Date” means December 31, 2019.
“CYTO Board” has the meaning set forth in the Recitals.
“CYTO Capital Stock” means, collectively, (i) the CYTO Series A-2 Preferred Stock and (ii) the CYTO Common Stock (including each share of CYTO Series A Preferred Stock and CYTO Series A-1 Preferred Stock that is converted into CYTO Common Stock effectively as of immediately prior to the Closing).
“CYTO Closing Net Cash” means the Net Cash of CYTO as of the Cash Determination Time, which may be a negative number, calculated in a manner consistent with GAAP and, to the extent consistent therewith, consistent with the manner in which such items were historically determined in accordance with its financial statements; provided, that CYTO Closing Net Cash shall not, in any event, include the amount of any cash received by CYTO in respect of an issuance of shares of CYTO Common Stock between the date hereof and the Closing Date unless such issuance was consented to in writing by CBLI.
“CYTO Common Merger Shares” means (i) the aggregate number of CYTO Merger Shares minus (ii) the Series A-2 Preferred Liquidation Amount, as finally determined in accordance with Section 2.10(e).
“CYTO Common Stock” has the meaning set forth in Section 2.7(a).
“CYTO Common Share Reserve” has the meaning set forth in Section 2.10(b).
“CYTO Common Share Residual” has the meaning set forth in Section 2.10(e).
“CYTO Data Room” means the SharePoint data room maintained by CYTO in connection with the Contemplated Transactions.
“CYTO Disclosure Letter” has the meaning set forth in Article III.
“CYTO Exclusively Licensed Intellectual Property” means all Intellectual Property that is exclusively licensed to CYTO or any of its Subsidiaries.
“CYTO Financial Statements” has the meaning set forth in Section 3.7.
“CYTO Fundamental Representations” means the representations and warranties of CYTO set forth in Section 3.1(a) (Organization and Corporate Power); Section 3.2 (Authorization; Valid and Binding Agreement); Section 3.5 (No Breach) (solely with respect to clause (i) thereof); and Section 3.20 (Brokerage).
“CYTO Material Adverse Effect” means (a) any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, or (b) the ability of CYTO to timely consummate the Closing and perform its obligations under this Agreement, other than solely with respect to clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates; (ii) any natural disaster, the ongoing novel coronavirus (COVID-19) pandemic or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP after the date hereof; (v) changes in Laws or Orders issued by any Governmental Body after the date hereof; (vi) the announcement of this Agreement or the pendency of the Contemplated Transactions; (vii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (viii) any Action arising from or related to this Agreement or the Contemplated Transactions or (ix) the taking of any action explicitly required by this Agreement or the other Transaction Documents; provided, that any of the foregoing changes, effects, events, circumstances, occurrences, state of facts or developments may be considered in determining whether a CYTO Material Adverse Effect has occurred to the extent any such change, effect, event, circumstance, occurrence, state of facts or development has had a disproportionate effect on CYTO relative to other participants in the industry in which it operates.
“CYTO Material Contract” has the meaning set forth in Section 3.12.
“CYTO Material Intellectual Property” has the meaning set forth in Section 3.13(b).
“CYTO Merger Shares” means the aggregate number of shares of CBLI Common Stock issuable to holders of CYTO Capital Stock and CYTO Restricted Stock Units in connection with the consummation of the Contemplated Transactions, which aggregate number shall be equal to the product determined by multiplying (i) the Post-Closing CBLI Shares by (ii) the CYTO Allocation Percentage.
“CYTO Non-U.S. Plan” has the meaning set forth in Section 3.16(g).
“CYTO Organizational Documents” has the meaning set forth in Section 3.1.
“CYTO Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by CYTO or any of its Subsidiaries.
“CYTO Permits” has the meaning set forth in Section 3.19(a).
“CYTO Plan” means a Plan that CYTO or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of CYTO or any of its Subsidiaries, or with respect to which CYTO or any of its Subsidiaries has any Liability; provided, however, that CYTO Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of CYTO or any of its Subsidiaries.
“CYTO Preferred Merger Shares” has the meaning set forth in Section 2.10(e).
“CYTO Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.
“CYTO Private Placement” has the meaning set forth in the Recitals.
“CYTO Real Property” means any real property leased by CYTO.
“CYTO Registered Intellectual Property” has the meaning set forth in Section 3.13(a).
“CYTO Regulatory Agency” has the meaning set forth in Section 3.19(a).
“CYTO Restricted Stock Units” has the meaning set forth in Section 2.11.
“CYTO Safety Notices” has the meaning set forth in Section 3.19(f).
“CYTO Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of CYTO.
“CYTO Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of CYTO
“CYTO Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.001 per share, of CYTO.
“CYTO Series A-2 Share Reserve” has the meaning set forth in Section 2.10(b).
“CYTO Stockholder” means any holder of CYTO Common Stock.

“CYTO Stockholder Written Consent” has the meaning set forth in the Recitals.
“CYTO Subsidiary Securities” has the meaning set forth in Section 3.4.
“CYTO Valuation” means the sum of (i) $61,000,000 plus (ii) the CYTO Closing Net Cash.
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 2.7(e).
“DOJ” has the meaning set forth in Section 3.19(k).
“Effective Time” has the meaning set forth in Section 2.3.
“Environmental Laws” means all applicable Laws, and all judicial and administrative orders and determinations that are binding upon CYTO or CBLI, as applicable, and all applicable policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and Permits issued or required to be issued thereunder.
“ERISA” has the meaning set forth in Section 3.16(a).
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with CYTO, CBLI or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” has the meaning set forth in Section 3.6.
“Exchange Agent” has the meaning set forth in Section 2.10(a).
“Exchange Documents” has the meaning set forth in Section 2.10(d).
“Exchange Fund” has the meaning set forth in Section 2.10(a).
“Expenses” has the meaning set forth in Section 8.3(c).
“FCPA” has the meaning set forth in Section 3.19(i).
“FDA” has the meaning set forth in Section 3.19(a).
“FDCA” has the meaning set forth in Section 3.19(a).
“Fraud” means actual and intentional common law fraud with respect to the making of the representations and warranties of a party to this Agreement set forth in Article III or Article IV, as applicable, or any certificate delivered pursuant hereto.
“Fully Diluted Number” means the sum of (i) the aggregate number of shares of CYTO Common Stock issued and outstanding as of immediately prior to the Effective Time, including any shares of CYTO Preferred Stock (other than the CYTO Series A-2 Preferred Stock) convertible into shares of CYTO Common Stock effective as of immediately prior to the Effective Time (other than any Treasury Shares or Dissenting Shares), and (ii) the number of CYTO Restricted Stock Units immediately prior to the Effective Time.
“Fully Diluted Per Share Portion” means the quotient obtained by dividing (a) one (1) by (b) the Fully Diluted Number.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with CYTO’s or CBLI’s past practice, as applicable.
“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA and the PHSA.
“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

“Good Manufacturing Practices” means the current good manufacturing practices for drugs and finished pharmaceutical products contained in 21 C.F.R. Part 210 and 211 as in effect at the time of manufacture.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.
“Healthcare Laws” means any Law relating to healthcare, including as amended from time to time, the FDCA, the PHSA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), any federal health care offenses (as such term is defined in 18 U.S.C. § 24(a)), and violations of, or conspiracies to violate 18 U.S.C. §§ 287, 371, 664, 666, 669, 1001, 1027, 1035, 1341, 1347, 1343, 1518 and 1954, all regulations or guidance promulgated pursuant to such Laws, and any other federal, state or non-U.S. Law that regulates the research, design, development, testing, studying, production, manufacturing, transfer, processing, storing, importing or exporting, licensing, approval, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, third-party reimbursement or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program, or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “the Pricing Reporting Laws”).
“HHS-OIG” has the meaning set forth in Section 3.19(k).
“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or Liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.
“Indemnified Party” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights; and (E) other intellectual property rights, and all goodwill associated therewith, whether or not subject to Patent, Copyright, Trademark, or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide.
“Intentional Breach” has the meaning set forth in Section 8.2.
“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the CBLI Board, as applicable, after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by CBLI or any of its Representatives, as applicable, nor should reasonably have been foreseen by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of shares of CBLI Common Stock or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.
“IP Contracts” means all Contracts in force as of the date hereof involving the licensing, assignment or other grant of rights or option with respect to Intellectual Property (A) under which CYTO, CBLI or any of their respective Subsidiaries, as applicable, has obtained from or granted to any Third Party any license, or (B) which by their terms expressly restrict CYTO’s, CBLI’s or any of their respective Subsidiaries’, as applicable, right to use, in each case, of (A) and (B) of this definition, any Intellectual Property that is material to the continued operation of the business of CYTO or CBLI or any of their respective Subsidiaries, as applicable, other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis and made available to CYTO, CBLI or any of their respective Subsidiaries, as applicable, for a total cost of less than $50,000.
“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.
“Key Employee” means any vice president or more senior employee of CBLI employed as of the date of this Agreement.
“Knowledge” of CBLI or CYTO, as applicable means the actual knowledge, after reasonable investigation, of (a) in the case of CBLI, Christopher Zosh, Vice President of Finance, Andrei Gudkov, Ph.D., D. Sci., Chief Scientific Officer, Langdon Miller, MD, Chief Medical Officer, Ann Hards, Ph.D, Executive Vice President Regulatory Affairs and Vasiliy Kazey (solely with respect to the representations and warranties of CBLI as they relate to its Subsidiary, Panacela Labs, LLC) and (b) in the case of CYTO, Mike K. Handley, Chief Executive Officer, Noreen Griffin, President, Peter Aronstam, Chief Financial Officer, Clifford Selsky, M.D., Ph.D, Chief Medical Officer, and Fengping Shan, Chief Science Officer.
“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes Healthcare Laws and Environmental Laws.
“Letter of Transmittal” has the meaning set forth in Section 2.10(c).
“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.
“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, easement, servitude, encumbrance or restriction.
“Made Available” means with respect to CYTO, that CYTO has provided any applicable document by uploading such document to the Cytocom Data Room no later than one (1) day prior to the date of this

Agreement and, with respect to CBLI, that CBLI has provided any applicable document by uploading such document to the CBLI Data Room or filing such document on the SEC’s publicly accessible website, EDGAR, no later than one (1) day prior to the date of this Agreement.
“Material Non-Exclusive Intellectual Property” means all Intellectual Property that is non-exclusively licensed to CYTO, CBLI or any of their respective Subsidiaries, that is material to the continued operation of the business of CYTO or CBLI, or any of their respective Subsidiaries, in each case as applicable.
“Measurement Date” has the meaning set forth in Section 3.3.
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Board” has the meaning set forth in the Recitals.
“NASDAQ” has the meaning set forth in Section 3.6.
“Net Cash” means, with respect to any Person as of any time of determination, the sum of (i) Cash and Cash Equivalents of such Person and its Subsidiaries as of such time minus (ii) the aggregate amount, without duplication, of (a) all accounts payable and accrued expenses (other than accrued expenses which are Transaction Costs of such Person or its Subsidiaries) and other current and long-term liabilities, Indebtedness or other obligations for borrowed money, (b) all payments due as a result of, or accrued in connection with, the Contemplated Transactions that are not Transaction Costs of such Person or its Subsidiaries; and (c) any and all liabilities of such Person or its Subsidiaries to any current or former officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments) of such Person or its Subsidiary, including deferred compensation, accrued but unpaid bonuses, accrued but unpaid vacation or paid time off and any amounts payable or accrued under a Plan (including related employer employment taxes on all the foregoing), in each case, whether or not pursuant to any Plan; minus (iii) all of such Person’s unpaid Transaction Costs.
“OECD Convention” has the meaning set forth in Section 3.19(i).
“Order” means any decision, award, writ, judgment, decree, ruling, verdict, injunction, assessment, penalty, or similar order made, issued or entered by, or settlement with, any Governmental Body or arbitrator.
“Organizational Documents” means, with respect to any Person (other than a natural Person), (a) the certificate or articles of incorporation, formation, organization, amalgamation or continuation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, limited liability company or operating agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Patents” means patents (including utility and design patents), and applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, and renewals thereof.
“Permits” means all approvals, authorizations, certificates, clearances, consents, licenses, franchises, variances, registrations, exemptions, Orders and permits and other similar authorizations, consents, approvals and clearances of all Governmental Bodies and all other Persons.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the CYTO Real Property or the CBLI Real Property, as applicable, which are not violated by the current use and operation of the CYTO Real Property or the CBLI Real Property, as appropriate, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased

CYTO Real Property or leased CBLI Real Property, as applicable, that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with CYTO’s business or CBLI’s business, as appropriate, (v) Liens arising under workers’ compensation, unemployment insurance and social security, (vi) purchase money liens and Liens securing rental payments under Capital Leases, and (vii) those matters identified in Section 1.1(a) of the CYTO or CBLI Disclosure Letter, as applicable.
“Person” means a natural person, a partnership, a corporation, a limited liability company, an unlimited liability company, sole proprietorship, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.
“PhRMA Code” means the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Health Care Professionals.
“PHSA” has the meaning set forth in Section 3.19(a).
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, employee loan, health, dental, vision, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other benefit plan, policy, program, arrangement, or agreement.
“Post-Closing CBLI Shares” means the quotient determined by dividing (i) the CBLI Outstanding Shares by (ii) the CBLI Allocation Percentage.
“Pre-Closing Period” has the meaning set forth in Section 5.1(a).
“Preferred Per Share Portion” means the quotient obtained by dividing (a) one (1) by (b) the aggregate number of shares of CYTO Series A-2 Preferred Stock outstanding as of immediately prior to the Closing (other than any Treasury Shares or Dissenting Shares).
“Pre-Merger Capital Raise” means a transaction or proposed transaction, whether or not registered under the Securities Act, involving the issuance and sale for cash of shares of CBLI Common Stock, shares of preferred stock of CBLI and/or securities exercisable for, or convertible into, CBLI Common Stock or shares of preferred stock of CBLI that CBLI determines in good faith to be reasonably necessary for CBLI (based on the advice of outside legal counsel and after consultation in good faith with CYTO and its outside legal counsel) to satisfy a continued or initial listing criteria under the NASDAQ Listed Company Manual at the Effective Time.
“Pricing Reporting Laws” has the meaning set forth in the definition of “Healthcare Laws”.
“Products” means any product that CYTO or CBLI, or any of their respective Subsidiaries, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by CYTO or CBLI, or any of their respective Subsidiaries, as applicable.
“Prohibited Payment” has the meaning set forth in Section 3.19(i).
“Proxy Statement” means the proxy statement, as amended or supplemented, to be sent to the CBLI Stockholders in connection with the CBLI Stockholders’ Meeting.
“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act) to be filed with the SEC by CBLI registering the public offering and sale of shares of CBLI Common Stock to the holders of shares of CYTO Common Stock in the Merger, including all shares of CBLI Common Stock to be issued in exchange for all shares of CYTO Common Stock in the Merger as said registration statement may be amended or supplemented from time to time.
“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Required CYTO Stockholder Approval” means the affirmative vote or consent of at least a majority of the votes which the holders of the then-outstanding shares of CYTO Common Stock are entitled to vote with respect to the adoption of the Merger Agreement and the consummation of the Contemplated Transactions.
“RSU Conversion Amount” has the meaning set forth in Section 2.11.
“SEC” has the meaning set forth in Section 3.6.
“Securities Act” has the meaning set forth in Section 3.6.
“Series A-2 Preferred Liquidation Amount” means a number of shares of CBLI Common Stock, rounded down to the nearest whole share, having an aggregate value, calculated on the basis of the Valuation Methodology, equal to Twelve Million Dollars ($12,000,000); provided, that the Series A-2 Preferred Liquidation Amount shall not, in any event, exceed the Series A-2 Preferred Liquidation Cap.
“Series A-2 Preferred Liquidation Cap” means a number of shares of CBLI Common Stock, rounded down to the nearest whole share, equal to the sum of (i) twenty percent (20%) of the Post-Closing CBLI Shares plus (ii) the product of (x) the Fully Diluted Per Share Portion of the CYTO Merger Shares (calculated as though each share of CYTO Series A-2 Preferred Stock was converted into CYTO Common Stock as of immediately prior to the Effective Time) multiplied by (y) the aggregate number of shares of CYTO Series A-2 Preferred Stock outstanding as of immediately prior to the Effective Time.
“Subsidiary” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.
“Superior Proposal” any bona fide, written Acquisition Proposal (other than an Acquisition Proposal which has resulted from a violation of Section 6.4) (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms that the CBLI Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the CBLI Board considers to be appropriate (including the identity of the Person making the Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and the availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing), would result in a transaction (i) that, if consummated, is more favorable to the CBLI Stockholders from a financial point of view than the Merger (taking into account any proposal by CYTO to amend the terms of this Agreement), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.
“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.
“Tax Action” means any examination, audit, claim, assessment, deficiency or other Action with respect to Taxes.
“Tax Allocation Agreement” has the meaning set forth in Section 3.11(e).
“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.
“Termination Date” has the meaning set forth in Section 8.1(d)(ii).
“Termination Fee” has the meaning set forth in Section 8.3(c).
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than CYTO, CBLI or any of their respective Affiliates or Representatives.
“Trade Secrets” means trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models, and methodologies.
“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.
“Trading Day” means any day on which shares of CBLI Common Stock are traded on NASDAQ.
“Transaction Costs” means, with respect to any Person, the sum of (a) the cash equivalent value of any change of control payments or severance payments that are or become due to any employee, director, officer, manager, member, agent or representative of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (b) the cash equivalent value of any retention payments that are or become due to any employee, director, officer, manager, member, agent or representative of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (c) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including the solicitation of proxies) and that are unpaid as of the Closing, including brokerage fees, filing fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of proxy solicitors, counsel or accountants payable by such Person and its Subsidiaries.
“Transaction Document” means this Agreement, the Voting Agreement and each other document and agreement executed in connection with the Contemplated Transactions.
“Treasury Shares” has the meaning set forth in Section 2.7(a)(iii).
“UK Bribery Act” has the meaning set forth in Section 3.19(i).
“VA” has the meaning set forth in Section 3.19(k).
“VA OIG” has the meaning set forth in Section 3.19(k).

“Valuation Methodology” means a valuation of the CBLI Common Stock based on the volume weighted average trading price (as reported by Bloomberg Financial Markets, or any successor thereto, through its “Volume Weighted Average Price” function) for the 30 Trading Day period beginning on the Closing Date and ending on the date that is 30 Trading Days following the Closing Date.
“Voting Agreement” has the meaning set forth in the Recitals.
“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any comparable foreign, state or local Law.
ARTICLE II
THE MERGER
Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into CYTO, the separate corporate existence of Merger Sub shall cease and CYTO shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, the Surviving Corporation shall be a wholly-owned Subsidiary of CBLI.
Section 2.2. Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (the date on which the Closing actually occurs, the “Closing Date”), by electronic transmission of documents, or such other date or place as may be mutually agreed upon in writing by the parties hereto.
Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as is specified in the Certificate of Merger duly filed with the Secretary of State of the State of Delaware (the effective time of the Merger being referred to herein as the “Effective Time”).
Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
Section 2.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of CYTO shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time reads, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.6. The bylaws of the Surviving Corporation shall, at the Effective Time and by virtue of the Merger, be amended to be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.6.
Section 2.6. Directors and Officers of Surviving Corporation. From and after the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and executive officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.
Section 2.7. Treatment of CYTO Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of CBLI, Merger Sub, CYTO or any holder of shares thereof, subject, in each case, to Section 2.9.
(i) each share of common stock, par value $0.001 per share, of CYTO (the “CYTO Common Stock”) outstanding immediately prior to the Effective Time, including all shares of CYTO Preferred

Stock (other than the CYTO Series A-2 Preferred Stock) convertible into CYTO Common Stock effective as of immediately prior to the Closing (other than any Treasury Shares or Dissenting Shares) shall be canceled and converted into the right to receive a number of fully paid and non-assessable shares of common stock, par value $0.005 per share, of CBLI (the “CBLI Common Stock”) equal to the Fully Diluted Per Share Portion multiplied by the CYTO Common Merger Shares;
(ii) each share of Series A-2 Preferred Stock, par value $0.001 per share, of CYTO (the “CYTO Series A-2 Preferred Stock”) outstanding immediately prior to the Effective Time (other than any Treasury Shares or Dissenting Shares) shall be canceled and converted into the right to receive the Preferred Per Share Portion multiplied by the Series A-2 Preferred Liquidation Amount; and
(iii) each share of CYTO Capital Stock held in treasury or held or owned by CYTO immediately prior to the Effective Time (the “Treasury Shares”) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b) No fractional shares of CBLI Common Stock shall be issued in connection with the Merger, no dividends or distributions of CBLI shall relate to such fractional share interests, no Certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a CBLI Stockholder. Any CYTO Stockholder who would otherwise be entitled to receive a fraction of a share of CBLI Common Stock pursuant to the Merger (after taking into account all shares of CBLI Common Stock held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Certificate or Book-Entry Shares, be paid in cash in accordance with Section 2.9.
(c) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001), where applicable.
(d) At the Effective Time, by virtue of the Merger and without any action on the part of CBLI, Merger Sub, CYTO or any holder of shares thereof, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(e) Anything to the contrary herein notwithstanding, shares of CYTO Capital Stock that are outstanding immediately prior to the Effective Time and which are held by CYTO Stockholders who have exercised and perfected appraisal rights for such shares of CYTO Capital Stock in accordance with the DGCL, as applicable (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the CYTO Merger Shares described in Section 2.7(a) attributable to such Dissenting Shares. Such CYTO Stockholders shall be entitled to receive payment of the fair value of such shares of CYTO Capital Stock held by them in accordance with the DGCL, as applicable, unless and until such CYTO Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL, as applicable. All Dissenting Shares held by CYTO Stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of CYTO Capital Stock under the DGCL, as applicable (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the CYTO Merger Shares, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.10.
Section 2.8. Calculation of CYTO Merger Shares.
(a) At least five (5) Business Days, but no earlier than 10 Business Days, prior to the anticipated Closing Date, CBLI shall deliver to CYTO a schedule (the “CBLI Net Cash Schedule”) setting forth, in reasonable detail, CBLI’s good faith estimated calculation of CBLI Closing Net Cash as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Cash Determination Time”) and a calculation of the CBLI Valuation based thereon, prepared and certified by CBLI’s Chief Financial Officer. CBLI shall make available to CYTO, as reasonably requested by CYTO, the work papers and back-up materials used or useful in preparing the CBLI Net Cash Schedule and, if reasonably requested by CYTO, CBLI’s accountants and counsel at reasonable times and upon reasonable notice.
(b) At least five (5) Business Days, but no earlier than 10 Business Days, prior to the anticipated Closing Date, CYTO shall deliver to CBLI a schedule (the “CYTO Net Cash Schedule”) setting forth, in reasonable detail, CYTO’s good faith estimated calculation of CYTO Closing Net Cash as of the Cash Determination Time and a calculation of the CYTO Valuation based thereon, prepared and certified by CYTO’s Chief Financial Officer. CYTO shall make available to CBLI, as reasonably requested by CBLI, the work papers and back-up materials used or useful in preparing the CYTO Net Cash Schedule and, if reasonably requested by CBLI, CYTO’s accountants and counsel at reasonable times and upon reasonable notice.
(c) No later than three (3) Business Days after receiving the CBLI Net Cash Schedule from CBLI, CYTO shall have the right to dispute any part of the calculation of CBLI Closing Net Cash or the CBLI Valuation by delivering a written notice to that effect to CBLI (a “Dispute Notice”). Any Dispute Notice delivered with respect to the calculation of CBLI Closing Net Cash shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the CBLI Net Cash Schedule and will be accompanied by reasonably detailed materials supporting the basis for such revisions.
(d) No later than three (3) Business Days after receiving the CYTO Net Cash Schedule from CYTO, CBLI shall have the right to dispute any part of the calculation of CYTO Closing Net Cash or the CYTO Valuation by delivering a Dispute Notice to CYTO. Any Dispute Notice with respect to the CYTO Net Cash Schedule shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the CYTO Net Cash Schedule and will be accompanied by reasonably detailed materials supporting the basis for such revisions.
(e) If CYTO fails to deliver a Dispute Notice as provided in Section 2.8(c), then the calculation of CBLI Closing Net Cash as set forth in the CBLI Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the CBLI Closing Net Cash for purposes of this Agreement.
(f) If CBLI fails to deliver a Dispute Notice as provided in Section 2.8(d), then the calculation of CYTO Closing Net Cash as set forth in the CYTO Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the CYTO Closing Net Cash for purposes of this Agreement.
(g) If CYTO timely delivers a Dispute Notice to CBLI in accordance with Section 2.8(c), then Representatives of CYTO and CBLI shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of CBLI Closing Net Cash, which agreed upon amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the CBLI Closing Net Cash at the Cash Determination Time for purposes of this Agreement.
(h) If CBLI timely delivers a Dispute Notice to CYTO in accordance with Section 2.8(d), then Representatives of CBLI and CYTO shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of CYTO Closing Net Cash, which agreed upon CYTO Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the CYTO Closing Net Cash for purposes of this Agreement.
(i) If Representatives of CBLI and CYTO are unable to negotiate an agreed-upon determination of CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, as of the Cash Determination Time pursuant to Section 2.8(g) or Section 2.8(h) within three (3) Business Days after delivery of the applicable Dispute Notice (or such other period as CBLI and CYTO may mutually agree upon), then any remaining disagreements as to the calculation of CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, shall be referred to an independent auditor of recognized national standing jointly selected by CBLI and CYTO (the “Accounting Firm”). CYTO and CBLI shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the CBLI Net Cash Schedule or CYTO Net Cash Schedule, as applicable, and the applicable Dispute Notice, and CBLI and CYTO shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. CYTO and CBLI shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of CBLI and CYTO. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, made by the Accounting Firm shall be made in writing delivered to each of

CBLI and CYTO, shall be final and binding on CBLI and CYTO and shall (absent fraud or manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(i). The fees and expenses of the Accounting Firm shall be allocated between CBLI and CYTO in the same proportion that the disputed amount of the CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable. If this Section 2.8(i) applies as to the determination of the CBLI Closing Net Cash or the CYTO Closing Net Cash, upon resolution of the matter in accordance with this Section 2.8(i), the Parties shall not be required to determine the CYTO Closing Net Cash or the CBLI Closing Net Cash again even though the Closing Date may occur later than the anticipated Closing Date, except that either CBLI or CYTO may request a redetermination of CBLI Closing Net Cash or CYTO Closing Net Cash if the Closing Date is more than 10 days after the delivery of the CYTO Net Cash Schedule or the CBLI Net Cash Schedule, respectively. The Parties acknowledge and agree that the CBLI Valuation and the CYTO Valuation are being used herein solely for the purposes of determining the number of CYTO Merger Shares and are not intended to be representative of the actual fair market valuation of either CYTO or CBLI and that neither the CBLI Valuation nor the CYTO Valuation shall be used for any purpose other than calculating the number of CYTO Merger Shares, including determining the value of any equity awards or any Party’s federal or state tax liability.
(j) Prior to the Closing, the Parties shall certify in writing as to the aggregate number of CYTO Merger Shares based on the amounts set forth in the CBLI Net Cash Schedule and the CYTO Net Cash Schedule, as finally determined in accordance with this Section 2.8, and the portion of the CYTO Merger Shares comprising the CYTO Common Share Reserve, on the one hand, and the CYTO Series A-2 Share Reserve, on the other hand.
Section 2.9. Closing of the CYTO Transfer Books. At the Effective Time (i) (A) each certificate formerly representing a share of CYTO Capital Stock (each a “Certificate”) and (B) each uncertificated share of CYTO Capital Stock (“Book-Entry Share”) shall cease to be outstanding and in either case shall represent only the right to receive shares of CBLI Common Stock (and cash in lieu of any fractional shares of CBLI Common Stock) as contemplated by Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10(f) and all holders of Certificates or Book-Entry Shares shall cease to have any rights as CYTO Stockholders; and (ii) the stock transfer books of CYTO shall be closed with respect to all shares of CYTO Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of CYTO Capital Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid Certificate is presented to the Exchange Agent, to the Surviving Corporation or to CBLI, such Certificate shall be cancelled and shall be exchanged as provided in this Article II.
Section 2.10. Exchange of Certificates and Book-Entry Shares; Issuance of CYTO Merger Shares.
(a) Before the Effective Time, CBLI shall appoint Continental Stock Transfer & Trust Company pursuant to an agreement to act as exchange agent in the Merger (the “Exchange Agent”) for the delivery of the CYTO Merger Shares pursuant to an exchange agent agreement reasonably acceptable to CYTO and CBLI.
(b) At or prior to the Effective Time, CBLI shall cause to be deposited with the Exchange Agent, for the benefit of the CYTO Stockholders, for exchange in accordance with this Article II through the Exchange Agent, on behalf of itself, (i) the aggregate number of CYTO Merger Shares for delivery to the recipients entitled thereto, including (x) a portion of the CYTO Merger Shares equal to the Series A-2 Liquidation Cap, which shall be held in reserve and distributed in accordance with Section 2.10(e) (the “CYTO Series A-2 Share Reserve”) and (y) the remaining number of CYTO Merger Shares, which shall be held in reserve and distributed in accordance with Section 2.10(d) (the “CYTO Common Share Reserve”) and (ii) cash in an amount sufficient to make payments in lieu of fractional shares in accordance with Section 2.7(b) (the CYTO Merger Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, being referred to herein collectively as the “Exchange Fund”).

(c) Promptly following the Closing, CBLI shall cause the Exchange Agent to mail to the record holders of Book Entry Shares and Certificates (i) a letter of transmittal in customary form and containing such provisions as CBLI and CYTO may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to shares of CYTO Common Stock shall pass only upon delivery of such Certificates to the Exchange Agent) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or cancelation of Book-Entry Shares, as applicable, in exchange for the shares of CBLI Common Stock, as provided in Section 2.7(a).
(d) Subject to Section 2.10(e), upon delivery of a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent, CYTO or CBLI (including, in the case of any shares of CYTO Capital Stock represented by a Certificate, the surrender of each such Certificate to the Exchange Agent for exchange) (collectively, the “Exchange Documents”), (A) the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange a certificate or evidence of shares in book-entry form representing the number of whole shares of CBLI Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.7(a) (and cash in lieu of any fractional shares of CBLI Common Stock pursuant to Section 2.7(b)) and (B) such Certificate so surrendered (or in the case of any Book-Entry Share, such Book-Entry Share so submitted for exchange) shall immediately be canceled; provided, that the Exchange Agent shall initially be instructed to issue to any holder of Certificates or Book-Entry Shares formerly representing shares of CYTO Common Stock, in respect of each share of CYTO Common Stock represented by a Certificate or Book-Entry Share, only such number of shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by the CYTO Common Share Reserve.
(e) Anything to the contrary herein notwithstanding, no CYTO Merger Shares shall be (x) issued in respect of any Certificate or Book-Entry Share formerly representing shares of CYTO Series A-2 Preferred Stock or (y) set aside in the CYTO Series A-2 Share Reserve, in each case, except in accordance with this Section 2.10(e). Promptly following the date that is 30 Trading Days following the Closing Date, CBLI shall determine the number of CYTO Merger Shares in the CYTO Series A-2 Share Reserve that comprise the CYTO Series A-2 Preferred Liquidation Amount (such number of shares, as determined in accordance with this Section 2.10(e), the “CYTO Preferred Merger Shares”). Upon the final determination of the number of CYTO Preferred Merger Shares in accordance with this Section 2.10(e), (A) (i) CBLI shall direct the Exchange Agent to issue to each holder of Certificates or Book-Entry Shares formerly representing shares of CYTO Series A-2 Preferred Stock who has delivered validly completed and duly executed Exchange Documents to the Exchange Agent a certificate or evidence of shares in book-entry form representing the number of whole shares of CBLI Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.7(a)(ii) (and cash in lieu of any fractional shares of CBLI Common Stock pursuant to Section 2.7(b)) and (ii) such Certificate so surrendered (or in the case of any Book-Entry Share, such Book-Entry Share so submitted for exchange) shall immediately be canceled and (B) CBLI shall direct the Exchange Agent to issue to each holder of Certificates or Book-Entry Shares formerly representing shares of CYTO Common Stock who has delivered validly completed and duly executed Exchange Documents to the Exchange Agent a certificate or evidence of shares in book-entry form representing a number of shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by the number of shares of CBLI Common Stock remaining in the CYTO Series A-2 Share Reserve, if any, after deducting from the CYTO Series A-2 Share Reserve the number of CYTO Preferred Merger Shares distributable in accordance with Section 2.10(e)(A) (such number of shares remaining in the CYTO Series A-2 Share Reserve, the “CYTO Common Share Residual”).
(f) Until surrendered as contemplated by this Section 2.10(f), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of CBLI (and cash in lieu of any fractional shares of CBLI) as contemplated by this Article II and any distribution or dividend with respect to shares of CBLI, the record date for which is after the Effective Time. In the event of a transfer of ownership of shares of CYTO Capital Stock that is not registered in the transfer records of CYTO, a Certificate or evidence of shares in book-entry form representing the proper number of shares of CBLI Common Stock may be issued to a Person other than the Person in whose name such Certificate so surrendered or Book-Entry Share so submitted for exchange is registered if such Certificate or Book-Entry Share is properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances pays any transfer or other Taxes required by reason of the issuance of the shares of CBLI Common Stock to a Person other than the registered holder of such shares of CYTO Capital Stock or establishes to the satisfaction of CBLI that such Taxes have been paid or are not applicable. If any Certificate evidencing CYTO Common Stock shall have been lost, stolen or destroyed, CBLI may, in its discretion and as a condition precedent to the issuance of any Certificate or evidence of shares in book-entry form representing shares of CBLI Common Stock, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and indemnity agreement in customary form and/or to deliver a bond (in such sum as CBLI may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, CBLI or the Surviving Corporation with respect to such Certificate.
(g) All shares of CBLI Common Stock to be issued and delivered to the Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and if a dividend or other distribution is declared by CBLI in respect of shares of CBLI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CBLI Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the shares of CBLI Common Stock with a record date after the Effective Time shall be paid to the holder of an unsurrendered Certificate or Book-Entry Share not submitted for exchange with respect to the shares of CBLI Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Certificate or submits such Book-Entry Share for exchange in accordance with this Section 2.10. All such dividends and other distributions shall be paid by CBLI to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or submission of such Book-Entry Share for exchange in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof, without interest, (A) within a reasonable time after the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of CBLI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CBLI Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender, to the extent not paid to such holder directly by CBLI.
(h) Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date that is six (6) months after the Closing Date shall be delivered to CBLI upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore delivered validly completed and duly executed Exchange Documents to the Exchange Agent (in each case, other than with respect to Dissenting Shares), shall thereafter look only to CBLI for satisfaction of their claims for a portion of the CYTO Merger Shares, cash in lieu of fractional CYTO Merger Shares and any dividends or distributions with respect to CYTO Merger Shares, subject to applicable abandoned property law, escheat law or similar Law.
(i) None of CBLI, Merger Sub or the Surviving Corporation or any of their respective Affiliates or Representatives shall be liable to any current or former CYTO Stockholder or to any other Person with respect to any shares of CBLI Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any shares of CBLI Common Stock or any dividends or other distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Body), any shares of CBLI Common Stock issuable upon the surrender of, or any dividends or other distributions in respect of, such Certificate shall, to the extent permitted by applicable Law, become the property of CBLI, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.11. CYTO Restricted Stock Units Awards.
(a) Each restricted stock unit issued by CYTO under its 2020 Equity Incentive Plan (“CYTO Restricted Stock Unit”) that is outstanding and vested immediately prior to the Effective Time will be settled as follows: (i) at the Effective Time, CBLI will issue to the holder of such vested CYTO Restricted Stock Unit a number of fully paid and non-assessable shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by CYTO Common Share Reserve, and (ii) promptly following the date that is thirty (30) Trading Days following the Closing Date, CBLI will issue to the holder of such vested CYTO Restricted Stock Unit a number of fully paid and non-assessable shares of CBLI Common

Stock equal to the Fully Diluted Per Share Portion multiplied by the CYTO Common Share Residual. The total number of shares (including fractional shares) of CBLI Common Stock issuable in respect of each vested CYTO Restricted Stock Unit pursuant to the preceding sentence will be the “RSU Conversion Amount.” Notwithstanding the foregoing, any fractional share of CBLI Common Stock otherwise issuable pursuant to this paragraph will be settled in cash.
(b) Each CYTO Restricted Stock Unit that is outstanding and unvested immediately prior to the Effective Time will be exchanged, upon the Effective Time, for a substitute restricted stock unit issued by CBLI in respect of a number of shares of CBLI Common Stock equal to the RSU Conversion Amount. The other terms of each such substitute restricted stock unit (including, without limitation, the vesting terms) will be substantially identical to the terms applicable to CYTO Restricted Stock Unit being replaced thereby.
(c) Prior to the Closing, the CYTO Board shall take all action reasonably necessary in order to give effect to this Section 2.11.
Section 2.12. Withholding. Each of CYTO, CBLI, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including shares of CBLI Common Stock deliverable) under this Agreement and any other agreement or arrangements entered into in connection therewith in accordance with the Code and any other applicable Law. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.
Section 2.13. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that CYTO changes the number of shares of CYTO Common Stock issued and outstanding prior to the Effective Time or CBLI changes the number of shares of CBLI Common Stock issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split and including, if applicable, the CBLI Forward Stock Split to the extent such split has not previously been taken into account in calculating the number of CYTO Merger Shares to be issued at the Closing)), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement shall be ratably adjusted to reflect such change.
Section 2.14. Further Action. If, at any time after the Effective Time, any further action is determined by CBLI or CYTO to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and to vest CBLI with full right, title and possession of and to all shares of capital stock of the Surviving Corporation as a result of the Merger, CBLI and the Surviving Corporation shall take such action, and the officers and directors thereof shall be so further authorized. CBLI and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the CYTO Stockholders and issues Certificates or evidence of shares in book-entry form representing shares of CBLI Common Stock to such stockholders in accordance with Section 2.10.
Section 2.15. Post-Merger Operations.
(a) Until successors are duly elected or appointed and qualified in accordance with applicable Law, at the Closing, the parties hereto shall use commercially reasonable efforts and take all necessary action so that, following the Closing, (i) the CBLI Board shall be composed of four (4) Persons designated by CYTO prior to the Closing and three (3) Persons designated by CBLI prior to the Closing, each of whom shall serve until the earlier of the next annual meeting of stockholders held by CBLI or such Person’s death or resignation or removal from the CBLI Board and (ii) the officers of CBLI shall consist of such Persons as may be designated by CYTO prior to the Closing.
(b) At the Closing, CBLI shall take all action necessary to cause the corporate name of CBLI as set forth in its Organizational Documents to be changed to “Cytocom Inc.”

Article III
REPRESENTATIONS AND WARRANTIES OF CYTO
Except as otherwise disclosed in the confidential disclosure letter delivered by CYTO to CBLI concurrently with the execution and delivery of this Agreement (the “CYTO Disclosure Letter”), CYTO represents and warrants to CBLI as follows as of the date hereof and as of the Closing Date:
Section 3.1. Organization and Corporate Power.
(a) CYTO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of CYTO and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a CYTO Material Adverse Effect.
(b) Each of CYTO and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute a CYTO Material Adverse Effect. True and complete copies of the Organizational Documents of CYTO and each of its Subsidiaries (the “CYTO Organizational Documents”), each as in effect as of the date hereof, have been heretofore Made Available to CBLI.
Section 3.2. Authorization; Valid and Binding Agreement. CYTO has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party (the “CYTO Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the Merger and the Contemplated Transactions. The CYTO Board has unanimously (i) approved the execution, delivery and performance of this Agreement and each other CYTO Transaction Document, (ii) determined that the terms of this Agreement and each other CYTO Transaction Document, the Merger and the Contemplated Transactions are fair to, and in the best interests of, CYTO and the CYTO Stockholders, (iii) declared this Agreement and each other CYTO Transaction Document advisable and (iv) recommended that the CYTO Stockholders adopt this Agreement. The CYTO Stockholders have duly executed and delivered to the Secretary of CYTO the CYTO Stockholder Written Consent, in form and substance reasonably acceptable to CBLI, sufficient to obtain the Required CYTO Stockholder Approval and approve the Agreement, the Merger and the Contemplated Transactions under the DGCL and the CYTO Organizational Documents, and such CYTO Stockholder Written Consent has not been withdrawn, terminated, rescinded, amended or otherwise modified, in whole or in part. As of the date of this Agreement, such approvals, consents, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. No other corporate proceeding on the part of CYTO is necessary to authorize or adopt this Agreement and each other CYTO Transaction Document, or to consummate the Merger and the Contemplated Transactions (except for the filing of the appropriate Merger documents as required by applicable Law). As of the date of this Agreement, CYTO has duly executed and delivered this Agreement and each other CYTO Transaction Document that, by its terms, contemplates being executed and delivered as of the date of this Agreement and, as of the Closing, CYTO has duly executed and delivered each other CYTO Transaction Document that by, such document’s terms, contemplates being executed and delivered on or before Closing, and, assuming the due authorization, execution and delivery by CBLI and Merger Sub, this Agreement and each other CYTO Transaction Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 3.3. Capital Stock. As of October 7, 2020 (the “Measurement Date”), the authorized capital stock of CYTO consists of 225,000,000 shares, comprising (i) 200,000,000 shares of CYTO Common Stock, of which 24,337,351.75 shares of CYTO Common Stock were issued and outstanding, and (ii) 25,000,000 shares of CYTO preferred stock, of which (a) 2,375,000 shares of CYTO Series A Preferred Stock were issued and outstanding, and (b) 1,005,000 shares of CYTO Series A-1 Preferred Stock were issued and outstanding. All of the outstanding shares of CYTO Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of CYTO Common Stock were issued in compliance with all applicable Laws. Except as referred to in this Section 3.3 or as set forth in Section 3.3 of the CYTO Disclosure Letter, CYTO does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by CYTO. Except as referred to in this Section 3.3 or as set forth in Section 3.3 of the CYTO Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of CYTO, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of CYTO, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require CYTO to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem, capital stock of CYTO, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to CYTO or (v) bonds, debentures, notes or other Indebtedness of CYTO having the right to vote on any matters on which CYTO Stockholders may vote.
Section 3.4. Subsidiaries. Section 3.4 of the CYTO Disclosure Letter lists all of the Subsidiaries of CYTO, and for each Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of CYTO is an entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, except, in each case, as would not have a CYTO Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each of CYTO’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by CYTO, free and clear of all Liens (other than Permitted Liens). None of CYTO’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of CYTO’s Subsidiaries, or any obligations of any of CYTO’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities, or any other equity interest of any of CYTO’s Subsidiaries (any options, rights, capital stock, voting securities, convertible or exchangeable securities and other equity interests in or of any of CYTO’s Subsidiaries, collectively, “CYTO Subsidiary Securities”). There are no outstanding obligations of CYTO or its Subsidiaries to repurchase, redeem, or otherwise acquire any CYTO Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to CYTO Subsidiary Securities to which CYTO or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, CYTO does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.
Section 3.5. No Breach. Except as set forth in Section 3.5 of the CYTO Disclosure Letter, and except with respect to clause (iii) of this Section 3.5, for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a CYTO Material Adverse Effect, the execution, delivery and performance of this Agreement and the other CYTO Transaction Documents by CYTO and the consummation of the Contemplated Transactions do not (i) conflict with or violate the CYTO Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law or Order to which CYTO, its Subsidiaries or any of its or their properties or assets is subject or (iii) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of CYTO pursuant to, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other Person pursuant to, the provisions of any CYTO Material Contract.
Section 3.6. Consents and Approvals. Except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”), (ii) the filing of the Registration Statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), (iii) any filings required under state or foreign securities Laws, (iv) any filings required by NASDAQ Capital Market (“NASDAQ”), (v) the filing of the Certificate of Merger, (vi) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other Governmental Body that is concerned with or regulates the research, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (vii) any filings of appropriate documents with the relevant authorities of other states in which CYTO or any of its Subsidiaries is qualified to do business, in each case, which have or will be made and (viii) any filings the failure of which to make would not result in a CYTO Material Adverse Effect, CYTO is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval, permit or authorization of any Governmental Body is required to be obtained by CYTO in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole.
Section 3.7. No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of CYTO as of the CYTO Balance Sheet Date (the “CYTO Balance Sheet”); (ii) for Liabilities incurred after the CYTO Balance Sheet Date in the ordinary course of business consistent with past practice (in each case, none of which results from, arises out of, relates to, is in nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) arising out of or in connection with this Agreement or the Contemplated Transactions or (iv) as set forth in Section 3.7 of the CYTO Disclosure Letter, CYTO, together with its Subsidiaries, does not have any Liabilities that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet prepared in accordance with GAAP (or disclosed in the notes to such balance sheet) as of the date hereof or as of the Closing Date. The audited financial statements of CYTO, including the balance sheet, the consolidated statements of operations and comprehensive income, the consolidated statements of stockholders’ equity, the consolidated statements of cash flows and the notes to such financial statement, as of, and for the two years ended on, December 31, 2019 (the “CYTO Financial Statements”) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to the CYTO Financial Statements) and fairly presents, in all material respects, the consolidated financial position of CYTO and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of CYTO and its consolidated Subsidiaries for the period covered thereby. The unaudited financial statements of CYTO, including the CYTO Balance Sheet, the consolidated statements of operations and comprehensive income, the consolidated statements of stockholders’ equity, the consolidated statements of cash flows and the notes to such financial statement, as of, and for the six (6) months ended on, June 30, 2020 and 2019 were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements) and fairly presents, in all material respects, the consolidated financial position of CYTO and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of CYTO and its consolidated Subsidiaries for the period covered thereby.
Section 3.8. Absence of Certain Developments. From the CYTO Balance Sheet Date to the date hereof, there has not been any CYTO Material Adverse Effect. Except as set forth in Section 3.8 of the CYTO Disclosure Letter or in connection with the Contemplated Transactions, since the CYTO Balance Sheet Date, CYTO has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither CYTO nor any of its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b) if such covenants had been in effect as of the CYTO Balance Sheet Date.
Section 3.9. Compliance with Laws.
(a) CYTO and its Subsidiaries are, and have been since January 1, 2018, in compliance in all material respects with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations or Liabilities on CYTO or its Subsidiaries).
(b) Since January 1, 2018, (i) neither CYTO nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges or relates to (A) any material violation or material noncompliance (or reflects that CYTO or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged violation or noncompliance) with any applicable Law, and to CYTO’s Knowledge, there is no such investigation or inquiry, pending as of the date hereof or

(B) any fine, assessment or cease and desist or other Order, or the suspension, revocation or limitation or restriction of any CYTO Permit and (ii) neither CYTO nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.
(c) Since January 1, 2018, CYTO and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith and except where the failure to make such filings or pay such fees and assessments would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole.
Section 3.10. Title to Properties.
(a) CYTO and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of CYTO and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a CYTO Material Adverse Effect. To CYTO’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be so maintained would not constitute a CYTO Material Adverse Effect.
(b) CYTO does not own any real property. The leased real property described in Section 3.10(b) of the CYTO Disclosure Letter (the “CYTO Real Property”) constitutes all of the real property used, occupied or leased by CYTO or its Subsidiaries. Except as would not have a CYTO Material Adverse Effect, (i) the CYTO Real Property leases are in full force and effect, and CYTO holds a valid and existing leasehold interest in the CYTO Real Property under each such applicable lease, (ii) neither CYTO nor any of its Subsidiaries, to CYTO’s Knowledge, any other party to the applicable CYTO Real Property leases is in default under any of such leases and (iii) no event has occurred which, if not remedied, would result in a default by CYTO under the CYTO Real Property leases, and, to CYTO’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than CYTO or its applicable Subsidiary under the CYTO Real Property leases.
Section 3.11. Tax Matters.
(a) (i) CYTO and its Subsidiaries have timely filed (taking into account any applicable extensions) all federal and all other material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) CYTO and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) as of the date of this Agreement, any material Liability of CYTO or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings (all of which contested matters are set forth on Section 3.11(a) of the CYTO Disclosure Letter), has been provided for in the CYTO Balance Sheet in accordance with applicable accounting practices and procedures. The charges, accruals and reserves for Taxes with respect to CYTO and its Subsidiaries reflected on the CYTO Balance Sheet are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by CYTO and its Subsidiaries for all periods through the date of the CYTO Financial Statements, and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material amounts of Taxes payable by CYTO and its Subsidiaries for all periods through the Closing Date.
(b) No claim has been made in writing by any Governmental Body in a jurisdiction where CYTO or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CYTO or any of its Subsidiaries. CYTO and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party. Neither CYTO nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(c) No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to CYTO or any of its Subsidiaries. All assessments for material amounts of Taxes due from CYTO or any of its Subsidiaries with respect to completed and settled Actions have been timely paid in full.
(d) (i) There is no outstanding request for any extension of time for CYTO or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of CYTO or any of its Subsidiaries, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that is currently in force.
(e) Neither CYTO nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than, in each case, any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) (a “Tax Allocation Agreement”). Neither CYTO nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of CYTO and its Subsidiaries) or (ii) has Liability for the Taxes of any Person (other than CYTO or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(f) Neither CYTO nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) (i) occurring since January 1, 2018 or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(g) Neither CYTO nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (iv) prepaid amount received prior to the Closing Date.
(h) Other than as set forth on Section 3.11(h) of the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries has any Liability pursuant to Section 965(a) of the Code as in effect on the Closing Date.
(i) Neither CYTO nor any of its Subsidiaries has agreed to, requested or is required to include in a period after Closing any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or otherwise.
(j) To CYTO’s Knowledge, there are no facts, agreements, plans or other circumstances, and neither CYTO nor any of its Subsidiaries has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.12. Material Contracts.
(a) As of the date hereof and except as set forth in Section 3.12 of the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries is a party to or bound by any:
(i) Contract (A) relating to the disposition or acquisition by CYTO or any of its Subsidiaries of any material assets or any equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) which contains any ongoing obligations (including sale of inventory, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) that are reasonably likely to result in Liabilities in excess of $500,000 after the date hereof or (B) pursuant to which CYTO or any of its Subsidiaries will acquire or dispose of any material ownership interest in any Person other than CYTO’s Subsidiaries;
(ii) Contract establishing any joint venture, partnership, co-development, collaboration or similar arrangement;
(iii) Contract (A) prohibiting or materially limiting the right of CYTO or its Subsidiaries (1) to compete in any line of business, (2) to conduct business with any Person or in any geographical area, or (3) to develop or commercialize compounds with respect to any therapeutic area, class of drugs or mechanism of action, (B) obligating CYTO or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any Product of CYTO or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;
(iv) Contract or Contracts in respect of Indebtedness of $500,000 or more, individually or in the aggregate, other than (A) accounts receivables and payables in the ordinary course of business and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
(v) Contract (other than a CYTO Plan) between CYTO, on the one hand, and any Affiliate of CYTO (other than a wholly owned Subsidiary of CYTO), on the other hand;
(vi) any employment or consulting agreement with any executive officer or employee of CYTO or any of its Subsidiaries earning an annual base salary of $100,000 or more, other than those that are terminable by CYTO or any such Subsidiary on no more than 60 days’ notice without Liability to CYTO and its Subsidiaries, taken as a whole;
(vii) Contract containing a right of first refusal, right of first negotiation or right of first offer, or “most favored nation” or similar provisions, in favor of any Person other than CYTO or its Subsidiaries;
(viii) any Contract that purports to limit in any material respect the right of CYTO or any of its Subsidiaries (or, at any time after the consummation of the Merger, CBLI or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;
(ix) any Contract that contains any provision that requires the purchase of all or a material portion of CYTO’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to CYTO and its Subsidiaries, taken as a whole;
(x) Contract under which CYTO or CYTO’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $250,000 during the current or a subsequent fiscal year;
(xi) Contract (or group of Contracts) relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000, individually or in the aggregate, pursuant to its express terms and not cancelable without penalty;
(xii) Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with any Governmental Body that has existing or contingent obligations; or Contract of CYTO or any of its Subsidiaries relating to the settlement of any Action that provides for any material existing or contingent obligations on the part of CYTO or any of its Subsidiaries;
(xiii) Contract of CYTO or any of its Subsidiaries that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of CYTO or any of its Subsidiaries or otherwise prohibits, limits or restricts the pledging of capital stock of CYTO or any of its Subsidiaries or prohibits, limits or restricts the issuance of guarantees by CYTO or any of its Subsidiaries;

(xiv) IP Contract;
(xv) Contract with any payor, wholesaler, distributor, pharmacy, insurer or governmental payor;
(xvi) any agreement (or group of related agreements) providing for the lease, use or purchase of any personal property obligating CYTO to make aggregate future payments in excess of $100,000 per year;
(xvii) any agreement (or group of related agreements) for the purchase of raw materials, inventory, or finished goods under which the CYTO or any of its Subsidiaries expects to receive or pay more than the sum of $100,000 over the remaining term of such agreement;
(xviii) master services or similar Contract with any Third Party manufacturer or supplier for the manufacture and/or supply of materials or products in the supply chain for Products (but excluding statements of work or similar documentation thereunder);
(xix) Contract with a Governmental Body;
(xx) Contract providing for any guaranty by CYTO or any of its Subsidiaries of third-party obligations;
(xxi) Contract providing for the issuance or sale of any equity securities of CYTO or any of its Subsidiaries; or
(xxii) Contract to enter into any of the foregoing.
Each such Contract described in clauses (i) through (xxii) of this Section 3.12, is referred to herein as a “CYTO Material Contract.”
(b) CBLI has been given access to a true and correct copy of all written CYTO Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral CYTO Material Contract.
(c) Except as would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole (i) none of CYTO or any of its Subsidiaries (A) is, or has received written notice that any other party to any CYTO Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any CYTO Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such CYTO Material Contract and (iii) each such CYTO Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, CYTO or any of its Subsidiaries, and, to the Knowledge of CYTO, each other party thereto. No party to any CYTO Material Contract has given any written notice of termination or cancellation of any CYTO Material Contract or that it intends to seek to terminate or cancel any CYTO Material Contract (whether as a result of the Contemplated Transactions or otherwise).
Section 3.13. Intellectual Property.
(a) Section 3.13(a) of the CYTO Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, (iii) Copyrights and (iv) Internet domain names, in each case, that are owned by or licensed to CYTO or its Subsidiaries (other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis, for a total cost of less than $50,000) and that are the subject of a registration or a pending application for registration (collectively, “CYTO Registered Intellectual Property”) indicating, for each such item in (i), (ii), (iii) and (iv), as applicable and as of the date hereof, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.
(b) All assignments to CYTO or its Subsidiaries of Patents constituting or purporting to constitute CYTO Owned Intellectual Property that are material to the business of CYTO and its Subsidiaries exist and have been properly executed and recorded. CYTO or one of its Subsidiaries (i) except as disclosed in Section 3.13(b) of the CYTO Disclosure Letter, (A) solely and exclusively own all right, title and interest in and to all CYTO Owned Intellectual Property and (B) to the Knowledge of CYTO, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all CYTO Exclusively Licensed Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted under the IP Contracts) and (ii) to the Knowledge of CYTO, without giving effect to 35 USC §271(e)(1) or any comparable Laws, possess legally sufficient and enforceable rights to use all other subsisting Intellectual Property used in connection with the conduct of CYTO’s and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.13(d) below. None of the CYTO Owned Intellectual Property or, to the Knowledge of CYTO, CYTO Exclusively Licensed Intellectual Property is subject to any pending or, to the Knowledge of CYTO, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of CYTO Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. CYTO Owned Intellectual Property and CYTO Exclusively Licensed Intellectual Property that is material to the business of CYTO and its Subsidiaries, taken as a whole (“CYTO Material Intellectual Property”) is each, as applicable, (A) subsisting and, to the Knowledge of CYTO, valid and enforceable and (B) not subject to any outstanding Order.
(c) Except as disclosed in Section 3.13(c) of the CYTO Disclosure Letter, no Patent constituting CYTO Owned Intellectual Property or, to the Knowledge of CYTO, CYTO Exclusively Licensed Intellectual Property has been or is now involved in any reissue, reexamination, inter-partes review, interference, derivation, post-grant review, cancellation, or opposition proceeding.
(d) To the Knowledge of CYTO and without giving effect to 35 US §271(e)(1) or any comparable Laws, neither the conduct of CYTO’s and its Subsidiaries’ businesses, nor the use of any Intellectual Property by CYTO or its Subsidiaries misappropriates, infringes on, or otherwise violates the subsisting Intellectual Property of any Person. Since January 1, 2018, neither CYTO nor any of its Subsidiaries has received any written notice of any pending Action with respect to any subsisting Intellectual Property of any Person. As of the date hereof, to the Knowledge of CYTO, there is no Action pending or, to the Knowledge of CYTO, threatened against CYTO or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation, or infringement of the subsisting Intellectual Property of any Person or that any of CYTO Owned Intellectual Property or CYTO Exclusively Licensed Intellectual Property is invalid or unenforceable.
(e) To the Knowledge of CYTO and without giving effect to 35 US §271(e)(1) or any comparable Laws, no Person is misappropriating, infringing or violating any of CYTO Owned Intellectual Property or CYTO Exclusively Licensed Intellectual Property.
(f) Section 3.13(f) of the CYTO Disclosure Letter sets forth, as of the date hereof, a complete and correct list of all IP Contracts material to the business of CYTO and its Subsidiaries, taken as a whole, to which CYTO or any of its Subsidiaries is a party.
(g) To the Knowledge of CYTO, each current and former employee of CYTO or any of its Subsidiaries who works or worked in CYTO’s or such Subsidiary’s business and each current and former independent contractor and consultant of CYTO or any of its Subsidiaries who provides or provided services to CYTO’s or such Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a valid and binding written agreement expressly assigning to CYTO or any of its Subsidiaries all right, title, and interest in and to any inventions (whether or not patentable) and works of authorship, that were invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for CYTO or any of its Subsidiaries and that relate to CYTO’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CYTO or any of its Subsidiaries or that may be used with any such Products, and all Intellectual Property therein or related thereto. In addition, (i) to the Knowledge of CYTO, each current and former employee and each current and former independent contractor and consultant of CYTO or any of its Subsidiaries has executed, or is obligated to execute, a valid assignment for each Patent where such current or former employee of CYTO or such Subsidiary or current or former independent contractor or consultant is a named inventor, where said Patent relates to CYTO’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CYTO or any of its Subsidiaries or that may be used with any such Products and (ii) with respect to any Patent that is jointly owned by CYTO or any of its Subsidiaries and a Third Party, to CYTO’s Knowledge, such Third Party has obtained or is obliged to obtain a valid, written assignment from each of the inventors employed or contracted by such Third Party conveying all rights, title, and interest to such Third Party.
(h) To the Knowledge of CYTO, each current and former employee of CYTO or any of its Subsidiaries who works or worked in CYTO’s or such Subsidiary’s business and each current and former independent contractor and consultant of CYTO or any of its Subsidiaries who provides or provided services to CYTO’s or such Subsidiary’s business, in each instance, is subject to a non-disclosure or other confidentiality agreement with respect to confidential information of CYTO.
(i) CYTO has taken commercially reasonable steps to maintain, police and protect the CYTO Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CYTO Material Adverse Effect, all CYTO Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of CYTO, adequate for protection against unauthorized disclosure or use. To the Knowledge of CYTO, there has been no unauthorized disclosure of any such CYTO Material Intellectual Property.
(j) Except as has been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, the IT Assets of CYTO operate (A) in all material respects in accordance with their documentation and functional specifications and (B) as required by CYTO to operate its business as presently conducted and (C) to the Knowledge of CYTO, have not materially malfunctioned or failed. CYTO has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. CYTO has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets. To the Knowledge of CYTO, CYTO and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the IT Assets and other software-enabled electronic devices that CYTO or any of its Subsidiaries own or lease or that it or they have otherwise provided to its or their employees, independent contractors and consultants for their use.
(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CYTO Material Adverse Effect, and without giving effect to 35 US §271(e)(1) or any comparable Laws, CYTO owns and possesses legally enforceable rights to use all subsisting Intellectual Property that is necessary for the conduct of the business of CYTO in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement, nor the performance of this Agreement by CYTO, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of CYTO in any of CYTO Owned Intellectual Property, CYTO Exclusively Licensed Intellectual Property or CYTO’s Material Non-Exclusive Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CYTO Material Adverse Effect.
(l) Since January 1, 2018, neither CYTO nor its Subsidiaries have (i) taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the CYTO Material Intellectual Property, (ii) abandoned any right to file an application for Patent, Trademark, or Copyright, except where such abandonment would not reasonably be expected to have a CYTO Material Adverse Effect, and (iii) done any act, or omitted to do any act, whereby any of CYTO Material Intellectual Property may become forfeited, abandoned or dedicated to the public.
Section 3.14. Litigation. Except as set forth on Section 3.14 of the CYTO Disclosure Letter, there are no, and since January 1, 2018 there have not been, any Actions pending or, to CYTO’s Knowledge, threatened against CYTO or any of its Subsidiaries, at Law or in equity, or before or by any Governmental Body, and CYTO and its Subsidiaries are not subject to or in violation of any Order.

Section 3.15. Insurance. Section 3.15 of the CYTO Disclosure Letter sets forth each insurance policy (including policies providing casualty, Liability, medical and works compensation coverage) to which CYTO or any Subsidiary is currently a party. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, (a) each insurance policy under which CYTO or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and CYTO and its Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policy, (b) neither CYTO nor any of its Subsidiaries is in material breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received with respect to any insurance policy and (d) to the Knowledge of CYTO, no event has occurred which, with or without notice or lapse of time or both, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.
Section 3.16. Employee Benefit Plans.
(a) Section 3.16(a) of the CYTO Disclosure Letter sets forth a true, complete and correct list of all CYTO Plans. Each CYTO Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and CYTO is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such CYTO Plan. Each CYTO Plan complies in form and in operation in all material respects with the terms of the applicable plan, the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other applicable Laws.
(b) With respect to each material CYTO Plan, CYTO has Made Available to CBLI true and complete copies of the following (as applicable) prior to the date hereof: (i) the Plan document, including all amendments thereto or, with respect to any unwritten Plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the Plan; (v) a copy of all material correspondence with any Governmental Body relating to a CYTO Plan received or sent within the last three (3) years, (vi) a copy of the three (3) most recent Form 5500s (and attached schedules) filed with the IRS, if applicable, (vii) for a plan intending to comply with 401(k) the three (3) most recent discrimination testing results, and (viii) the most recent Internal Revenue Service determination or opinion letter.
(c) With respect to each CYTO Plan, (i) all required contributions to, and premiums payable in respect of, such CYTO Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on the CYTO Financial Statements in accordance with GAAP, and (ii) there are no Actions pending or, to CYTO’s Knowledge, threatened, other than routine claims for benefits.
(d) Except as set forth in Section 3.16(d) of the CYTO Disclosure Letter, none of CYTO, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time since January 1, 2015 sponsored or contributed to, or has or has had any Liability or obligation in respect of, a Plan that is or was at any relevant time (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the CYTO Plans obligates CYTO or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with CYTO or any of its Subsidiaries, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.
(e) No event or transaction has occurred with respect to any CYTO Plan that is reasonably likely to subject CYTO or any of its Subsidiaries to an excise tax or penalty (civil or otherwise) under ERISA.
(f) Except as otherwise contemplated by this Agreement and except as set forth in Section 3.16(f) of the CYTO Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor, consultant, manager or employee of CYTO or any of its Subsidiaries, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any CYTO Plan due to any current or former officer, director, independent contractor, consultant, manager or employee of CYTO or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any CYTO Plan due to any current or former officer, director, independent contractor, consultant, manager, or employee of CYTO or any of its Subsidiaries, (iv) require CYTO or its Subsidiaries to set aside any assets to fund any benefits under any CYTO Plan or result in the forgiveness in whole or in part of any outstanding loan made by CYTO to any Person, (v) limit the ability to amend or terminate any CYTO Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law). CYTO has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law).
(g) With respect to any CYTO Plan for the benefit of service providers or dependents thereof who perform services or who are employed outside of the United States (a “CYTO Non-U.S. Plan”): (i) if required to have been approved by any non-U.S. Governmental Body (or permitted to have been approved to obtain any beneficial Tax or other status), such CYTO Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to CYTO’s Knowledge, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such CYTO Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of CYTO or any of its Subsidiaries by reason of such CYTO Non-U.S. Plan; and (iv) the assets of each CYTO Non-U.S. Plan that provide benefits under a defined benefit pension plan are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement.
(h) CYTO and its Subsidiaries have not made any representation to any of its employees with respect to, nor does there exist any undertaking or commitment, whether legally binding or not, to create, any additional CYTO Plan or to change or modify any existing CYTO Plan, except as is required by applicable Law. No contractors, consultants, agents, or agency employees are eligible for or entitled to benefits under any CYTO Plan, and no promise or commitment has been made by CYTO or any of its Subsidiaries to any such Person with respect to coverage under any CYTO Plan.
Section 3.17. Environmental Compliance and Conditions. Except for matters that would not have a CYTO Material Adverse Effect.
(a) CYTO and its Subsidiaries are, and since January 1, 2018, have been, in compliance with all Environmental Laws;
(b) CYTO or its Subsidiaries holds, and are and have been in compliance since January 1, 2018 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;
(c) since January 1, 2018, neither CYTO nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or Third Party regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of CYTO no such Action has been threatened;

(d) neither CYTO nor any of its Subsidiaries has disposed of (or arranged for the disposal of) or released any Hazardous Substance at any real property, including the CYTO Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and
(e) to CYTO’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by CYTO or its Subsidiaries for which CYTO or its Subsidiaries has, or may have, Liability under Environmental Laws.
Section 3.18. Employment and Labor Matters.
(a) Neither CYTO nor any of its Subsidiaries is a party to or bound by any Contract, collective bargaining agreement, letter of understanding, letter of intention, side agreement, pre-hire agreement, voluntary recognition agreement, neutrality agreement, or other legally binding commitment with a labor union, trade association, works council, or other employee representative body with respect to any employees or contractors rendering services to CYTO or its Subsidiaries, there are no such agreements which pertain to employees of CYTO or any of its Subsidiaries in existence or in negotiation and no employees of CYTO or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Since January 1, 2018, there has been no actual, or to the Knowledge of CYTO, threatened organizing activity, labor campaign, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slow down, picketing, or other labor disputes against or affecting CYTO or its Subsidiaries. Neither CYTO nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, trade association, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.
(b) (i) Except as set forth on Section 3.18(b) of the CYTO Disclosure Letter, since January 1, 2018 there are and have been no Actions or any disputes pending or, to CYTO’s Knowledge, threatened (A) between CYTO or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors or (B) by or before any Governmental Body affecting CYTO or any of its Subsidiaries concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of CYTO or its Subsidiaries has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Body) with respect to any employees of CYTO or its Subsidiaries. Section 3.18(b) of the CYTO Disclosure Letter sets forth a complete and accurate list of any material disputes or threatened (in writing) material disputes between CYTO or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors.
(c) CYTO and its Subsidiaries are, and since January 1, 2018 have been, with respect to all current and former officers, directors, employees and independent contractors, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages, hours, benefits, human rights, immigration, discrimination, harassment, retaliation, workplace accommodations, affirmative action, family and medical leave, military leave, sick leave, paid leave, child labor, background checks, applications and hiring, pay equity, employment equity, workers’ compensation, unemployment compensation, employee privacy, record-keeping, safety and health, workplace posting, healthcare continuation coverage, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.
(d) There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to CYTO within the six (6) months prior to the date of this Agreement.
(e) As of the date hereof, no Key Employee or group of employees has given notice of termination of employment or, to CYTO’s Knowledge, otherwise disclosed plans to CYTO or any of its Subsidiaries to terminate employment with CYTO or any of its Subsidiaries within the next twelve (12) months.

(f) No Key Employee of CYTO or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(g) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as whole, (i) CYTO and its Subsidiaries are not delinquent in payments or benefits to any current and former officers, directors, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, including any arrears of wages, salaries, commissions, bonuses, accrued and unused vacation, paid time off, sick leave, or other compensation for services performed by any current or former Employees, nor any Taxes or any penalty for failure to comply with the foregoing, (ii) no Key Employee of CYTO is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other obligation: (A) to CYTO or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by CYTO or (2) to the knowledge or use of Trade Secrets or proprietary information and (iii) no Key Employee of CYTO or any of its Subsidiaries has been the subject of any sexual harassment or other misconduct allegations or violations of the CYTO employee handbook (which was Made Available to CBLI prior to the date of this Agreement) during his or her tenure at CYTO.
(h) Except as set forth in Section 3.18(h) of the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries has entered into any employment, independent contractor, consulting, agency Contract or other Contract or arrangement with any Person that cannot be terminated at will without penalty.
(i) All obligations of CYTO and its Subsidiaries as of the Closing Date regarding accruals for: unpaid vacation pay; holiday pay; sick pay; paid time off; premiums, payments, and contributions for CYTO Plans; accrued wages; overtime; salaries; bonuses; commissions; benefits; and other compensation have been paid or discharged as of the Closing Date, or if unpaid, are accurately and completely reflected in the books and records of each of CYTO and its Subsidiaries.
(j) Section 3.18(j) of the CYTO Disclosure Letter contains a complete and accurate list of the individuals who are full-time, part-time, temporary, seasonal, or casual employees. individuals or entities engaged on contract to provide services, and sales, or other agents or representatives of CYTO and its Subsidiaries as of the date of this Agreement (specifying, for each such Person (including each person on leave of absence) his or her: age; the length of hire; job title or classification; rate of salary or hourly pay; commission and bonus entitlements (if any); benefits; rate of vacation, sick and other paid leave accrued and current accruals; an indication of whether the Person is on a leave of absence and, if so, the expected return to work date; and service credited for purposes of vesting and eligibility to participate under any CYTO Plan or any other employee or director benefit plan.
Section 3.19. FDA and Regulatory Matters.
(a) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, CYTO and its Subsidiaries hold all Permits and have submitted notices to, all Governmental Bodies, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Body that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of CYTO’s Products (any such Governmental Body, a “CYTO Regulatory Agency”) necessary for the lawful operation of the businesses of CYTO or any of its Subsidiaries as currently conducted (the “CYTO Permits”), and as of the date hereof, all such CYTO Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CYTO Permit. CYTO and each of its Subsidiaries are in compliance in all material respects with the terms of all CYTO Permits, and no event has occurred that, to the Knowledge of CYTO, would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any CYTO Permit. Since January 1, 2018, neither CYTO nor any of its Subsidiaries has received written notice of any pending or threatened Action from the FDA or other CYTO Regulatory Agency alleging that any operation or activity of CYTO or any of its Subsidiaries is in material violation of any applicable Law.
(b) Since January 1, 2018, all of CYTO’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other CYTO Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed and distributed by or on behalf of CYTO or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other CYTO Regulatory Agency. Since January 1, 2018, all applications, submissions, notifications, information and data utilized by CYTO or its Subsidiaries as the basis for, or submitted by or, to the Knowledge of CYTO, on behalf of CYTO or its Subsidiaries in connection with, any and all requests for CYTO Permits relating to CYTO or any of its Subsidiaries when submitted to the FDA or other CYTO Regulatory Agency, were true, complete and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other CYTO Regulatory Agency.
(c) Neither CYTO, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other CYTO Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Except as set forth in the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries, nor any of their respective officers, employees, nor, to the Knowledge of CYTO, their contractors, suppliers or other entities or individuals performing research or work on behalf of CYTO or any of its Subsidiaries has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of CYTO, threatened against CYTO or any of its Subsidiaries, or any of their respective officers, or to the Knowledge of CYTO, their employees, contractors, suppliers or other entities or individuals performing research or work on behalf of CYTO or any of its Subsidiaries.
(d) Since January 1, 2018, the manufacture of Products by or on behalf of CYTO and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the FDA’s current Good Manufacturing Practices. Since January 1, 2018, none of CYTO, any of its Subsidiaries, or, to the Knowledge of CYTO, any of their respective contract manufacturers for Products, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other CYTO Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or CYTO Permits with respect to any Product of CYTO or its Subsidiaries. Since January 1, 2018, no manufacturing site owned or operated by CYTO, its Subsidiaries, or, to the Knowledge of CYTO, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another CYTO Regulatory Agency. Except as set forth in the CYTO Disclosure Letter, to the Knowledge of CYTO, no event has occurred which would reasonably be expected to lead to any Action by any CYTO Regulatory Agency or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products or the manner in which the Products are manufactured, distributed or marketed.
(e) Since January 1, 2018, all studies, tests and preclinical and clinical trials being conducted by CYTO or its Subsidiaries, or in which CYTO, its Subsidiaries or any Product or Product candidate has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2018, neither CYTO nor any of its Subsidiaries have received any written notices, correspondence or other communication from any institutional review board, the FDA or any other CYTO Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, CYTO or any of its Subsidiaries.
(f) Except as set forth in the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries have either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“CYTO Safety Notices”). Except as set forth in the CYTO Disclosure Letter, CYTO has no Knowledge of any facts which would cause (i) a CYTO Safety Notice with respect to any Product sold or intended to be sold by CYTO or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such Products; (iii) a termination or suspension of marketing or testing of any such Products; or (iv) the imposition of a postmarketing study or risk evaluation and mitigation strategy by the FDA or other CYTO Regulatory Agency.
(g) Except as set forth in the CYTO Disclosure Letter, CYTO and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Action pending, received by or filed since January 1, 2018, or to the Knowledge of CYTO, threatened Action against CYTO or any of its Subsidiaries alleging any material violation by CYTO or its Subsidiary of any applicable Healthcare Laws.
(h) Neither CYTO nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement Orders or similar agreements with or imposed by any Governmental Body.
(i) Neither CYTO, its Subsidiaries nor any of their respective directors, officers, or employees, nor, to the Knowledge of CYTO, any of its agents or distributors or any other person while acting on behalf of CYTO or any of its Subsidiaries has, at any time since January 1, 2018, (i) violated or is in material violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in material violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in material violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) materially violated any anti-bribery or anti-corruption Law in any foreign jurisdiction, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment to the Knowledge of CYTO or (vii) violated or is in material violation of any other Laws regarding use of funds for political activity or commercial bribery.
(j) Since January 1, 2018, CYTO has: (x) distributed Product samples in compliance in all material respects with applicable Healthcare Laws, and the provision of such samples has been appropriately documented in accordance with requirements of the Prescription Drug Marketing Act of 1987; and (y) filed complete and accurate reports, in all material respects, as required under the Physician Payment Sunshine Act and all applicable state transparency Laws, including Laws requiring certifications of compliance with the PhRMA Code and other compliance program certifications.
(k) Except as disclosed in Section 3.19(k) of the CYTO Disclosure Letter, as of the date hereof, neither CYTO nor its Subsidiaries has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by FDA, U.S. Department of Health and Human Services-Office of Inspector General (“HHS-OIG”), private whistleblowers, Centers for Medicare & Medicaid (“CMS”), U.S. Department of Veterans Affairs (“VA”), VA Office of Inspector General (“VA OIG”), or U.S. Department of Justice (“DOJ”), or any other state or non-U.S. equivalent Governmental Bodies pursuant to the Healthcare Laws. CYTO has no Knowledge of any fact that would require CYTO to restate or resubmit to the government any data reported under the Medicaid Rebate Statute, Medicare Part B Drug Pricing requirements, 340B Program requirements, Veterans Health Care Act of 1992, or the Medicare Part D Coverage Gap Discount Program to comply with such Pricing Reporting Laws, or refund any monies owed due to a resubmission or restatement.
Section 3.20. Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of CYTO or any of its Affiliates or Representatives.
Section 3.21. Opinion. Prior to the execution of this Agreement, the CYTO Board has received an opinion from CB Capital Partners, Inc. to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by the CYTO Stockholders provided for in the Merger is fair, from a financial point of view, to CYTO and the CYTO Stockholders and neither opinion has been withdrawn, revoked or modified. True and complete copies of such opinions shall be provided to CBLI promptly after the date hereof.
Section 3.21. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE CYTO DISCLOSURE LETTER) AND IN ANY CERTIFICATE TO BE DELIVERED PURSUANT TO THIS AGREEMENT, CYTO MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND CYTO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH CBLI’S INVESTIGATION OF CYTO, CBLI HAS RECEIVED FROM OR ON BEHALF OF CYTO CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF CYTO AND CERTAIN BUSINESS PLAN INFORMATION OF CYTO. CYTO MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS). NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHTS OR OBLIGATIONS IN RESPECT OF A CLAIM FOR FRAUD.
Article IV
REPRESENTATIONS AND WARRANTIES OF CBLI AND MERGER SUB
Except as otherwise disclosed in (a) CBLI SEC Documents filed at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature, other than to the extent of any historical information included therein) or (b) the confidential disclosure letter delivered by CBLI to CYTO concurrently with the execution and delivery of this Agreement (the “CBLI Disclosure Letter”), CBLI and Merger Sub represent and warrant to CYTO as follows as of the date hereof and as of the Closing Date:
Section 4.1. Organization and Corporate Power.
(a) CBLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of CBLI and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a CBLI Material Adverse Effect.
(b) Each of CBLI and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute a CBLI Material Adverse Effect. True and complete copies of the Organizational Documents of CBLI and each of its Subsidiaries (the “CBLI Organizational Documents”), each as in effect as of the date hereof, have been heretofore Made Available to CYTO.
Section 4.2. Authorization; Valid and Binding Agreement. CBLI and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party (the “CBLI Transaction Documents”), to perform their respective obligations hereunder and thereunder and to consummate the Merger and the Contemplated Transactions, subject, in the case of the Merger, to the receipt of the affirmative vote of a majority of the shares of CBLI Common Stock cast at the CBLI Stockholders’ Meeting in favor of the issuance of shares of CBLI Common Stock in connection with the Merger and, if applicable, in favor of an amendment to CBLI’s certificate of incorporation to effect the CBLI Forward Stock Split (the “CBLI Stockholder Approval”). The CBLI Board has unanimously (i) approved the execution, delivery and performance of this Agreement, and each other CBLI Transaction Document to which it is party, (ii) determined that the terms of this Agreement, and each other CBLI Transaction Document, the Merger and the Contemplated Transactions are fair to, and in the best interests of, CBLI and the CBLI Stockholders, (iii) declared this Agreement and each other CBLI Transaction Document to which it is party advisable and (iv) resolved to recommend that the CBLI Stockholders approve the issuance of shares in connection with the Merger and the Contemplated Transactions. The Merger Sub Board has unanimously (i) approved the execution, delivery and performance of this Agreement, and each other CBLI Transaction Document to which it is a party, (ii) determined that the terms of this Agreement, and each other CBLI Transaction Document to which it is a party, the Merger and the Contemplated Transactions are fair to, and in the best interests of, Merger Sub and CBLI (as Merger Sub’s sole stockholder) and (iii) declared this Agreement and each other CBLI Transaction Document advisable and (iv) resolved to recommend that the CBLI (as Merger Sub’s sole stockholder) approve the Merger and the Contemplated Transactions. The CBLI Board has directed that CBLI submit the issuance of the shares of CBLI Common Stock in connection with the Merger and the Contemplated Transactions to a vote at the CBLI Stockholders’ Meeting as promptly as practicable following the date hereof. As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. Except for the CBLI Stockholder Approval, no other corporate proceeding, on the part of CBLI or Merger Sub is necessary to authorize or adopt this Agreement and each other CBLI Transaction Document or to consummate the Merger and the Contemplated Transactions (except for the filing of the appropriate Merger documents as required by applicable Law). As of the date of this Agreement, each of CBLI and Merger Sub has duly executed and delivered this Agreement and each other CBLI Transaction Document that, by its terms, contemplates being executed and delivered as of the date of this Agreement and, as of the Closing, each of CBLI and Merger Sub has duly executed and delivered each other CBLI Transaction Document that, by such document’s terms, contemplates being executed and delivered on or before the Closing, and, assuming the due authorization, execution and delivery by CYTO, this Agreement and each other such CBLI Transaction Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.3. Capital Stock.
(a) The authorized capital stock of CBLI consists of 26,000,000 shares of capital stock, consisting of 25,000,000 shares of CBLI Common Stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, $0.005 par value per share, of which, as of the Measurement Date, there were 13,016,387 shares of CBLI Common Stock and no shares of preferred stock issued and outstanding.
(b) Section 4.3(b) of the CBLI Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding warrants to acquire shares of CBLI Common Stock (“CBLI Warrants”), outstanding options to acquire shares of CBLI Common Stock (“CBLI Options”), and the number of shares of CBLI Common Stock reserved for issuance pursuant to CBLI’s 2013 Employee Stock Purchase Plan, as amended (the “CBLI ESPP”), including, with respect to each award of CBLI Warrants or CBLI Options, (i) the number of shares of CBLI Common Stock subject thereto (which number represents, for outstanding awards subject to performance-based vesting, the “maximum” levels), (ii) the holder thereof (redacted names acceptable), (iii) the date of grant, (iv) the exercise price (if any), (v) the vesting schedule and/or other vesting provisions, including any accelerated vesting conditions and (vi) with respect to each CBLI Option, whether such CBLI Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code; and, as of the Measurement Date, there are no other CBLI Equity Awards outstanding and CBLI has granted no other such awards since the Measurement Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement.

(c) All of the outstanding shares of CBLI Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of CBLI Common Stock were issued in compliance with all applicable Laws. Except as referred to in this Section 4.3 or as set forth in Section 4.3(c) of the CBLI Disclosure Letter, CBLI does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by CBLI. Except as referred to in this Section 4.3 or as set forth in Section 4.3(c) of the CBLI Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of CBLI, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of CBLI, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require CBLI to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem capital stock of CBLI, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to CBLI or (v) bonds, debentures, notes or other Indebtedness of CBLI having the right to vote on any matters on which CBLI Stockholders may vote.
(d) All of the outstanding CBLI Warrants, CBLI Options and rights to acquire shares of CBLI Common Stock under the CBLI ESPP (the “CBLI ESPP Purchase Rights”) have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable CBLI Equity Plans or CBLI ESPP and applicable Laws.
Section 4.4. Subsidiaries. Section 4.4 of the CBLI Disclosure Letter lists all of the Subsidiaries of CBLI, and for each Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of CBLI is an entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, except, in each case, as would not have a CBLI Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each of CBLI’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by CBLI, free and clear of all Liens (other than Permitted Liens). None of CBLI’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of CBLI’s Subsidiaries, or any obligations of any of CBLI’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities, or any other equity interests of any of CBLI’s Subsidiaries (any options, rights, capital stock, voting securities, convertible or exchangeable securities and any other equity interests in or of any of CBLI’s Subsidiaries, collectively, “CBLI Subsidiary Securities”). There are no outstanding obligations of CBLI or its Subsidiaries to repurchase, redeem, or otherwise acquire any CBLI Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to CBLI Subsidiary Securities to which CBLI or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, CBLI does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.
Section 4.5. No Breach. Except as set forth in Section 4.5 of the CBLI Disclosure Letter, and except with respect to clause (iii) of this Section 4.5, for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a CBLI Material Adverse Effect, the execution, delivery and performance of this Agreement and the other CBLI Transaction Documents by CBLI and, subject to obtaining the CBLI Stockholder Approval, the consummation of the Contemplated Transactions do not (i) conflict with or violate the CBLI Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law or Order to which CBLI, its Subsidiaries or any of its or their properties or assets is subject or (iii) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of CBLI pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other Person pursuant to, the provisions of any CBLI Material Contract.

Section 4.6. Consents and Approvals. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under state or foreign securities Laws, (iv) any filings required by NASDAQ, (v) the filing of the Certificate of Merger, (vi) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other Governmental Body that is concerned with or regulates the research, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (vii) any filings of appropriate documents with the relevant authorities of other states in which CBLI or any of its Subsidiaries is qualified to do business, in each case, which have or will be made and (viii) any filings the failure of which to make would not result in a CBLI Material Adverse Effect, CBLI is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval, permit or authorization of any Governmental Body is required to be obtained by CBLI in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole.
Section 4.7. SEC Reports; Disclosure Controls and Procedures.
(a) CBLI has filed or furnished all reports and other documents with the SEC required to be filed or furnished by CBLI since December 31, 2018 (such reports or documents, the “CBLI SEC Documents”). No Subsidiary of CBLI is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. Except as set forth in Section 4.7 of the CBLI Disclosure Letter, as of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing), (i) each of the CBLI SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the CBLI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The financial statements (including related notes, if any) contained in the CBLI SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly presented in all material respects the consolidated financial position of CBLI and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of CBLI and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).
(c) CBLI has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. CBLI (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) designed to provide reasonable assurance that all information required to be disclosed by CBLI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CBLI’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to CBLI’s auditors and the audit committee of the CBLI Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect CBLI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CBLI’s internal control over financial reporting. Since December 31, 2018, any material change in internal control over financial reporting required to be disclosed in any CBLI SEC Document has been so disclosed.
(d) Since December 31, 2018, neither CBLI nor any of its Subsidiaries nor, to the Knowledge of CBLI, any director, officer, employee, auditor, accountant or Representative of CBLI or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CBLI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBLI or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any CBLI SEC Documents and none of the CBLI SEC Documents is the subject of ongoing SEC review. There are no SEC inquiries or investigations pending or, to the Knowledge of CBLI, threatened, in each case regarding any accounting practices of CBLI.
(f) CBLI is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among CBLI, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CBLI in CBLI’s published financial statements or other CBLI SEC Documents.
Section 4.8. No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the audited consolidated balance sheet of CBLI as of the CBLI Balance Sheet Date that is included in the CBLI SEC Documents (the “CBLI Balance Sheet”); (ii) for Liabilities incurred after the date thereof in the ordinary course of business consistent with past practice (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) arising out of or in connection with this Agreement or the Contemplated Transactions, or (iv) as set forth in Section 4.8 of the CBLI Disclosure Letter, CBLI, together with its Subsidiaries, does not have any Liabilities that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet prepared in accordance with GAAP (or disclosed in the notes to such balance sheet) as of the date hereof or as of the Closing Date.
Section 4.9. Absence of Certain Developments. From the CBLI Balance Sheet Date to the date hereof, there has not been any CBLI Material Adverse Effect. Except as set forth in Section 4.9 of the CBLI Disclosure Letter or in connection with the Contemplated Transactions, since the CBLI Balance Sheet Date, CBLI has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither CBLI nor any of its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.2(b) if such covenants had been in effect as of the CBLI Balance Sheet Date.
Section 4.10. Compliance with Laws.
(a) CBLI and its Subsidiaries are, and have been since January 1, 2018, in compliance in all material respects with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations or Liabilities on CBLI or its Subsidiaries.
(b) Since January 1, 2018, (i) neither CBLI nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges or relates to (A) any material violation or material noncompliance (or reflects that CBLI or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged violation or noncompliance) with any applicable Law, and to CBLI’s Knowledge there is no such investigation or inquiry, pending as of the date hereof or (B) any fine, assessment or cease and desist or other Order, or the suspension, revocation or limitation or restriction of any CBLI Permit and (ii) neither CBLI nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.
(c) Since January 1, 2018, except as set forth in Section 4.10(c) of the CBLI Disclosure Letter, CBLI and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or pay such fees and assessments would not have a material impact on CBLI.
Section 4.11. Title to Properties.
(a) CBLI and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of CBLI and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a CBLI Material Adverse Effect. To CBLI’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be so maintained would not constitute a CBLI Material Adverse Effect.
(b) CBLI does not own any real property. The leased real property described in Section 4.11(b) of the CBLI Disclosure Letter (the “CBLI Real Property”) constitutes all of the real property used, occupied or leased by CBLI or its Subsidiaries. Except as would not have a CBLI Material Adverse Effect, (i) the CBLI Real Property leases are in full force and effect, and CBLI holds a valid and existing leasehold interest in the CBLI Real Property under each such applicable lease, (ii) neither CBLI nor any of its Subsidiaries, to CBLI’s Knowledge, any other party to the applicable CBLI Real Property leases is in default under any of such leases and (iii) no event has occurred which, if not remedied, would result in a default by CBLI under the CBLI Real Property leases, and, to CBLI’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than CBLI or its applicable Subsidiary under the CBLI Real Property leases.
Section 4.12. Tax Matters.
(a) (i) CBLI and its Subsidiaries have timely filed (taking into account any applicable extensions) all federal and all other material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) CBLI and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) as of the date of this Agreement, any material Liability of CBLI or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings (all of which contested matters are set forth on Section 4.12(a) of the CBLI Disclosure Letter), has been provided for in the CBLI Balance Sheet in accordance with applicable accounting practices and procedures. The charges, accruals and reserves for Taxes with respect to CBLI and its Subsidiaries reflected on the CBLI Balance Sheet are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by CBLI and its Subsidiaries for all periods through the date of such financial statements, and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material amounts of Taxes payable by CBLI and its Subsidiaries for all periods through the Closing Date.
(b) No claim has been made in writing by any Governmental Body in a jurisdiction where CBLI or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CBLI or any of its Subsidiaries. CBLI and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party. Neither CBLI nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(c) No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to CBLI or any of its Subsidiaries. All assessments for material amounts of Taxes due from CBLI or any of its Subsidiaries with respect to completed and settled Actions have been timely paid in full.
(d) (i) There is no outstanding request for any extension of time for CBLI or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of CBLI or any of its Subsidiaries, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that is currently in force.
(e) Neither CBLI nor any of its Subsidiaries is a party to or bound by any Tax Allocation Agreements. Neither CBLI nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of CBLI and its Subsidiaries) or (ii) has Liability for the Taxes of any Person (other than CBLI or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(f) Neither CBLI nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) (i) occurring since January 1, 2018 or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(g) Neither CBLI nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (iv) prepaid amount received prior to the Closing Date.
(h) Other than as set forth on Section 4.12(h) of the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries has any Liability pursuant to Section 965(a) of the Code as in effect on the Closing Date.
(i) Neither CBLI nor any of its Subsidiaries has agreed to, requested or is required to include any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) in a period after Closing by reason of a change in accounting method or otherwise.
(j) To CBLI’s Knowledge, there are no facts, agreements, plans or other circumstances, and neither CBLI nor any of its Subsidiaries has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.13. Material Contracts.
(a) As of the date hereof and except as set forth in Section 4.13 of the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries is a party to or bound by any:
(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to CBLI or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with CBLI’s Annual Report on Form 10-K for the year ended December 31, 2019, or any CBLI SEC Documents filed after the date of filing of such Form 10-K until the date hereof;
(ii) Contract (A) relating to the disposition or acquisition by CBLI or any of its Subsidiaries of any material assets or any equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) which contains any ongoing obligations (including sale of inventory, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) that are reasonably likely to result in Liabilities in excess of $500,000 after the date hereof or (B) pursuant to which CBLI or any of its Subsidiaries will acquire or dispose of any material ownership interest in any Person other than CBLI’s Subsidiaries;
(iii) Contract establishing any joint ventures, partnerships, co-development, collaboration or similar arrangement;
(iv) Contract (A) prohibiting or materially limiting the right of CBLI or its Subsidiaries (1) to compete in any line of business, (2) to conduct business with any Person or in any geographical area, or (3) to develop or commercialize compounds with respect to any therapeutic area, class of drugs or mechanism of action, (B) obligating CBLI or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any Product of CBLI or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;
(v) Contract or Contracts in respect of Indebtedness of $500,000 or more, individually or in the aggregate, other than (A) accounts receivables and payables in the ordinary course of business and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
(vi) Contract (other than a CBLI Plan) between CBLI, on the one hand, and any Affiliate of CBLI (other than a wholly-owned Subsidiary of CBLI), on the other hand;
(vii) any employment or consulting agreement with any executive officer or employee of CBLI or any of its Subsidiaries earning an annual base salary of $100,000 or more other than those that are terminable by CBLI or any such Subsidiary on no more than 60 days’ notice without Liability to CBLI and its Subsidiaries, taken as a whole;
(viii) Contract containing a right of first refusal, right of first negotiation or right of first offer, or “most favored nation” or similar provisions, in favor of any Person other than CBLI or its Subsidiaries;
(ix) any Contract that purports to limit in any material respect the right of CBLI or any of its Subsidiaries (or, at any time after the consummation of the Merger, CYTO or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;
(x) any Contract that contains any provision that requires the purchase of all or a material portion of CBLI’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to CBLI and its Subsidiaries, taken as a whole;
(xi) Contract under which CBLI or CBLI’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $250,000 during the current or a subsequent fiscal year;
(xii) Contract (or group of Contracts) relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000, individually or in the aggregate pursuant to its express terms and not cancelable without penalty;
(xiii) Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with any Governmental Body that has existing or contingent obligations; or Contract of CBLI or any of its Subsidiaries relating to the settlement of any Action that provides for any material existing or contingent obligations on the part of CBLI or any of its Subsidiaries;
(xiv) Contract of CBLI or any of its Subsidiaries that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of CBLI or any of its Subsidiaries or otherwise prohibits, limits or restricts the pledging of capital stock of CBLI or any of its Subsidiaries or prohibits, limits or restricts the issuance of guarantees by CBLI or any of its Subsidiaries;

(xv) IP Contract;
(xvi) Contract with any payor, wholesaler, distributor, pharmacy, insurer or governmental payor;
(xvii) any agreement (or group of related agreements) providing for the lease, use or purchase of any personal property obligating CBLI to make aggregate future payments in excess of $100,000 per year;
(xviii) any agreement (or group of related agreements) for the purchase of raw materials, inventory or furnished goods under which CBLI or any of its Subsidiaries expects to receive or pay more than the sum of $100,000 over the remaining term of such agreement;
(xix) master services or similar Contract with any Third Party manufacturer or supplier for the manufacture and/or supply of materials or products in the supply chain for Products (but excluding statements of work or similar documentation thereunder);
(xx) Contract with a Governmental Body;
(xxi) Contract providing for any guaranty by CBLI or any of its Subsidiaries of third-party obligations;
(xxii) Contract providing for the issuance or sale of any equity securities of CYTO or any of its Subsidiaries; or
(xxiii) Contract to enter into any of the foregoing.
Each such Contract described in clauses (i) through (xxiii) of this Section 4.13 or excluded therefrom due to the exception of being filed as an exhibit to the CBLI SEC Documents, together with each CBLI Real Property lease listed in Section 4.11(b) of the CBLI Disclosure Letter, is referred to herein as an “CBLI Material Contract.”
(b) CYTO has been given access to a true and correct copy of all written CBLI Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral CBLI Material Contract.
(c) Except as would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole (i) none of CBLI or any of its Subsidiaries (A) is, or has received written notice that any other party to any CBLI Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any CBLI Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such CBLI Material Contract and (iii) each such CBLI Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, CBLI or its Subsidiary, and, to the Knowledge of CBLI, each other party thereto. No party to any CBLI Material Contract has given any written notice of termination or cancellation of any CBLI Material Contract or that it intends to seek to terminate or cancel any CBLI Material Contract (whether as a result of the Contemplated Transactions or otherwise).
Section 4.14. Intellectual Property.
(a) Section 4.14(a) of the CBLI Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, (iii) Copyrights and (iv) Internet domain names, in each case, that are owned by or licensed to CBLI or its Subsidiaries (other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis, for a total cost of less than $50,000) and that are the subject of a registration or a pending application for registration (collectively, “CBLI Registered Intellectual Property”), indicating, for each such item in (i), (ii), (iii) and (iv), as applicable and as of the date hereof, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.
(b) All assignments to CBLI or its Subsidiaries of Patents constituting or purporting to constitute CBLI Owned Intellectual Property that are material to the business of CBLI and its Subsidiaries exist and have been properly executed and recorded. CBLI or one of its Subsidiaries (i) except as disclosed in Section 4.14(b) of the CBLI Disclosure Letter, (A) solely and exclusively own all right, title and interest in and to all of CBLI Owned Intellectual Property and (B) to the Knowledge of CBLI, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all CBLI Exclusively Licensed Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted under the IP Contracts) and (ii) to the Knowledge of CBLI, without giving effect to 35 USC §271(e)(1) or any comparable Laws, possess legally sufficient and enforceable rights to use all other subsisting Intellectual Property used in connection with the conduct of CBLI’s and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.14(d) below. None of the CBLI Owned Intellectual Property or, to the Knowledge of CBLI, CBLI Exclusively Licensed Intellectual Property is subject to any pending or, to the Knowledge of CBLI, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of CBLI Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. CBLI Owned Intellectual Property and CBLI Exclusively Licensed Intellectual Property that is material to the business of CBLI and its Subsidiaries, taken as a whole (the “CBLI Material Intellectual Property”) is each, as applicable, (A) subsisting and, to the Knowledge of CBLI, valid and enforceable, and (B) not subject to any outstanding Order.
(c) Except as disclosed in Section 4.14(c) of the CBLI Disclosure Letter, no Patent constituting CBLI Owned Intellectual Property or, to the Knowledge of CBLI, CBLI Exclusively Licensed Intellectual Property, has been or is now involved in any reissue, reexamination, inter-partes review, interference, derivation, post-grant review, cancellation, or opposition proceeding.
(d) To the Knowledge of CBLI and without giving effect to 35 US §271(e)(1) or any comparable Laws, neither the conduct of CBLI’s and its Subsidiaries’ businesses, nor the use of any Intellectual Property by CBLI or its Subsidiaries misappropriates, infringes on, or otherwise violates the subsisting Intellectual Property of any Person. Since January 1, 2018, neither CBLI nor any of its Subsidiaries has received any written notice of any pending Action with respect to any subsisting Intellectual Property of any Person. As of the date hereof, to the Knowledge of CBLI, there is no Action pending or, to the Knowledge of CBLI, threatened against CBLI or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation, or infringement of the subsisting Intellectual Property of any Person or that any of CBLI Owned Intellectual Property or CBLI Exclusively Licensed Intellectual Property is invalid or unenforceable.
(e) To the Knowledge of CBLI and without giving effect to 35 US §271(e)(1) or any comparable Laws, no Person is misappropriating, infringing or violating any of CBLI Owned Intellectual Property or CBLI Exclusively Licensed Intellectual Property.
(f) Section 4.14(f) of the CBLI Disclosure Letter sets forth, as of the date hereof, a complete and correct list of all IP Contracts material to the business of CBLI and its Subsidiaries, taken as a whole, to which CBLI or any of its Subsidiaries is a party.
(g) To the Knowledge of CBLI, each current and former employee of CBLI or any of its Subsidiaries who works or worked in CBLI’s or such Subsidiary’s business and each current and former independent contractor and consultant of CBLI or any of its Subsidiaries who provides or provided services to CBLI’s or such Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a valid and binding written agreement expressly assigning to CBLI or any of its Subsidiaries all right, title, and interest in and to any inventions (whether or not patentable) and works of authorship, that were invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for CBLI or any of its Subsidiaries and that relate to CBLI’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CBLI or any of its Subsidiaries or that may be used with any such Products, and all Intellectual Property therein or related thereto. In addition, (i) to the Knowledge of CBLI, each current and former employee and each current and former independent contractor and consultant of CBLI or any of its Subsidiaries has executed, or is obligated to execute, a valid assignment for each Patent where such current or former employee of CBLI or such Subsidiary or current or former independent contractor or consultant is a named inventor, where said

Patent relates to CBLI’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CBLI or any of its Subsidiaries or that may be used with any such Products and (ii) with respect to any Patent that is jointly owned by CBLI or any of its Subsidiaries and a Third Party, to CBLI’s Knowledge, such Third Party has obtained or is obliged to obtain a valid, written assignment from each of the inventors employed or contracted by such Third Party conveying all rights, title, and interest to such Third Party.
(h) To the Knowledge of CBLI, each current and former employee of CBLI or any of its Subsidiaries who works or worked in CBLI’s or such Subsidiary’s business and each current and former independent contractor and consultant of CBLI or any of its Subsidiaries who provides or provided services to CBLI’s or such Subsidiary’s business, in each instance, is subject to a non-disclosure or other confidentiality agreement with respect to confidential information of CBLI.
(i) CBLI has taken commercially reasonable steps to maintain, police and protect CBLI Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CBLI Material Adverse Effect, all CBLI Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of CBLI, adequate for protection against unauthorized disclosure or use. To the Knowledge of CBLI, there has been no unauthorized disclosure of any such CBLI Material Intellectual Property.
(j) Except as has been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole, the IT Assets of CBLI operate (A) in all material respects in accordance with their documentation and functional specifications and (B) as required by CBLI to operate its business as presently conducted and (C) to the Knowledge of CBLI, have not materially malfunctioned or failed. CBLI has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. CBLI has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets. To the Knowledge of CBLI, CBLI and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the IT Assets and other software-enabled electronic devices that CBLI or any of its Subsidiaries own or lease or that it or they have otherwise provided to its or their employees, independent contractors and consultants for their use.
(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CBLI Material Adverse Effect, and without giving effect to 35 US §271(e)(1) or any comparable Laws, CBLI owns and possesses legally enforceable rights to use) all subsisting Intellectual Property that is necessary for the conduct of the business of CBLI in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement, nor the performance of this Agreement by CBLI, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of CBLI in any of CBLI Owned Intellectual Property, CBLI’s Exclusively Licensed Intellectual Property or CBLI’s Material Non-Exclusive Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CBLI Material Adverse Effect.
(l) Since January 1, 2018, neither CBLI nor its Subsidiaries have (i) taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the CBLI Material Intellectual Property, (ii) abandoned any right to file an application for Patent, Trademark, or Copyright, except where such abandonment would not reasonably be expected to have a CBLI Material Adverse Effect, and (iii) done any act, or omitted to do any act, whereby any of CBLI Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

Section 4.15. Litigation. Except as set forth on Section 4.15 of the CBLI Disclosure Letter, there are no, and since January 1, 2018 there have not been, Actions pending or, to CBLI’s Knowledge, threatened against CBLI or any of its Subsidiaries, at Law or in equity, or before or by any Governmental Body, and CBLI and its Subsidiaries are not subject to or in violation of any Order.
Section 4.16. Insurance. Section 4.16 of the CBLI Disclosure Letter sets forth each insurance policy (including policies providing casualty, Liability, medical and works compensation coverage) to which CBLI or any Subsidiary is currently a party. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) CBLI and its Subsidiaries, taken as a whole, (a) each insurance policy under which CBLI or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and CBLI and its Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policy, (b) neither CBLI nor any of its Subsidiaries is in material breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received with respect to any insurance policy and (d) to the Knowledge of CBLI, no event has occurred which, with or without notice or lapse of time or both, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.
Section 4.17. Employee Benefit Plans.
(a) Section 4.17(a) of the CBLI Disclosure Letter sets forth a true, complete and correct list of all CBLI Plans. Each CBLI Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and CBLI is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such CBLI Plan. Each CBLI Plan complies in form and in operation in all material respects with the terms of the applicable plan, the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other applicable Laws.
(b) With respect to each material CBLI Plan, CBLI has Made Available to CYTO true and complete copies of the following (as applicable) prior to the date hereof: (i) the Plan document, including all amendments thereto or, with respect to any unwritten Plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the Plan; (v) a copy of all material correspondence with any Governmental Body relating to a CBLI Plan received or sent within the last three (3) years, (vi) a copy of the three (3) most recent Form 5500s (and attached schedules) filed with the IRS, if applicable, (vii) for a plan intending to comply with 401(k), the three (3) most recent discrimination testing results, and (viii) the most recent Internal Revenue Service determination or opinion letter.
(c) With respect to each CBLI Plan, (i) all required contributions to, and premiums payable in respect of, such CBLI Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on CBLI’s financial statements in accordance with GAAP, and (ii) there are no Actions pending or, to CBLI’s Knowledge, threatened, other than routine claims for benefits.
(d) Except as set forth in Section 4.17(d) of the CBLI Disclosure Letter, none of CBLI, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time since January 1, 2015 sponsored or contributed to, or has or has had any Liability or obligation in respect of, a Plan that is or was at any relevant time (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the CBLI Plans obligates CBLI or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with CBLI or any of its Subsidiaries, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.
(e) No event or transaction has occurred with respect to any CBLI Plan that is reasonably likely to subject CBLI or any of its Subsidiaries to an excise tax or penalty (civil or otherwise) under ERISA.

(f) Except as otherwise contemplated by this Agreement and except as set forth in Section 4.17(f) of the CBLI Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor, consultant, manager or employee of CBLI or any of its Subsidiaries, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any CBLI Plan due to any current or former officer, director, independent contractor, consultant, manager or employee of CBLI or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any CBLI Plan due to any current or former officer, director, independent contractor, consultant, manager, or employee of CBLI or any of its Subsidiaries, (iv) require CBLI or its Subsidiaries to set aside any assets to fund any benefits under any CBLI Plan or result in the forgiveness in whole or in part of any outstanding loan made by CBLI to any Person, (v) limit the ability to amend or terminate any CBLI Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law). CBLI has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law).
(g) CBLI maintains no CBLI Plan for the benefit of service providers or dependents thereof who perform services or who are employed outside of the United States.
(h) CBLI and its Subsidiaries have not made any representation to its employees with respect to, nor does there exist any undertaking or commitment, whether legally binding or not, to create, any additional CBLI Plan or to change or modify any existing CBLI Plan, except as required by applicable Law. No contractors, consultants, agents, or agency employees are eligible for or entitled to benefits under any CBLI Plan, and no promise or commitment has been made by the CBLI or any of its Subsidiaries to any such Person with respect to coverage under any CBLI Plan.
Section 4.18. Environmental Compliance and Conditions. Except for matters that would not have a CBLI Material Adverse Effect,
(a) CBLI and its Subsidiaries are, and since January 1, 2018, have been, in compliance with all Environmental Laws;
(b) CBLI or its Subsidiaries holds, and are and have been in compliance since January 1, 2018 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;
(c) since January 1, 2018, neither CBLI nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or Third Party regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of CBLI no such Action has been threatened;
(d) neither CBLI nor any of its Subsidiaries has disposed of (or arranged for the disposal of) or released any Hazardous Substance at any real property, including the CBLI Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and
(e) to CBLI’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by CBLI or its Subsidiaries for which CBLI or its Subsidiaries has, or may have, Liability under Environmental Laws.

Section 4.19. Employment and Labor Matters.
(a) Neither CBLI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, letter of understanding, letter of intention, side agreement, pre-hire agreement, voluntary recognition agreement, neutrality agreement, or other legally binding commitment with a labor union, trade association, works council or other employee representative body with respect to any employees or contractors rendering services to CBLI or its Subsidiaries, there are no such agreements which pertain to employees of CBLI or any of its Subsidiaries in existence or in negotiation and no employees of CBLI or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Since January 1, 2018, there has been no actual, or to the Knowledge of CBLI, threatened organizing activity, labor campaign, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slow downs, picketing, or other labor disputes against or affecting CBLI or its Subsidiaries. Neither CBLI nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, trade association, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.
(b) (i) Except as set forth in Section 4.19(b) of the CBLI Disclosure Letter, since January 1, 2018 there have been no Actions or any disputes pending or, to CBLI’s Knowledge, threatened (A) between CBLI or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors or (B) by or before any Governmental Body affecting CBLI or any of its Subsidiaries concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of CBLI or its Subsidiaries has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Body) with respect to any employees of CBLI or its Subsidiaries. Section 4.19(b) of the CBLI Disclosure Letter sets forth a complete and accurate list of any material disputes or threatened (in writing) material disputes between CBLI or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors.
(c) CBLI and its Subsidiaries are, and since January 1, 2018 have been, with respect to all current and former officers, directors, employees and independent contractors, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages, hours, benefits human rights, immigration, discrimination, harassment, retaliation, workplace accommodations, affirmative action, family and medical leave, military leave, sick leave, paid leave, child labor, background checks, applications and hiring, pay equity, employment equity, workers’ compensation, unemployment compensation, employee privacy, record-keeping, safety and health, workplace postings, healthcare continuation coverage, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.
(d) There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to CBLI within the six (6) months prior to the date of this Agreement.
(e) As of the date hereof, no Key Employee or group of employees has given notice of termination of employment or, to CBLI’s Knowledge, otherwise disclosed plans to CBLI or any of its Subsidiaries to terminate employment with CBLI or any of its Subsidiaries within the next twelve (12) months.
(f) No Key Employee of CBLI or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(g) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole, (i) CBLI and its Subsidiaries are not delinquent in payments or benefits to any current or former officers, directors, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, including any arrears of wages, salaries, commissions, bonuses, accrued and unused vacation, paid time off, sick leave, or other compensation for services performed by any current or former Employees, nor any Taxes or any penalty for failure to comply with the foregoing, (ii) no Key Employee of CBLI is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other obligation: (A) to CBLI or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by CBLI or (2) to the knowledge or use of Trade Secrets or proprietary information and (iii) no Key Employee of CBLI or any of its Subsidiaries has been the subject of any sexual harassment or other misconduct allegations or violations of the CBLI employee handbook (which was Made Available to CYTO prior to the date of this Agreement) during his or her tenure at CBLI.
(h) Except as set forth in Section 4.19(h) of the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries has entered into any employment, independent contractor, consulting, agency Contract or other Contract or arrangement with any Person that cannot be terminated at will without penalty.
(i) All obligations of CBLI and its Subsidiaries as of the Closing Date regarding accruals for: unpaid vacation pay; holiday pay; sick pay; paid time off; premiums, payments, and contributions for CBLI Plans; accrued wages; overtime; salaries; bonuses; commissions; benefits; and other compensation have been paid or discharged as of the Closing Date, or if unpaid, are accurately and completely reflected in the books and records of each of CBLI and its Subsidiaries.
(j) Section 4.19(j) of the CBLI Disclosure Letter contains a complete and accurate list of the individuals who are full-time, part-time, temporary, seasonal, or casual employees, individuals or entities engaged on contract to provide services, and sales, or other agents or representatives of CBLI and its Subsidiaries as of the date of this Agreement (specifying, for each such Person (including each person on leave of absence) his or her: age; the length of hire; job title or classification; rate of salary or hourly pay; commission and bonus entitlements (if any); benefits; rate of vacation, sick and other paid leave accrued and current accruals; an indication of whether the Person is on a leave of absence and, if so, the expected return to work date; and service credited for purposes of vesting and eligibility to participate under any CBLI Plan or any other employee or director benefit plan.
Section 4.20. FDA and Regulatory Matters.
(a) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries CBLI and its Subsidiaries hold all Permits and have submitted notices to, all Governmental Bodies, including all authorizations under the FDCA, the PHSA, as amended, and the regulations of the FDA promulgated thereunder, and any other Governmental Body that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of CBLI’s Products (any such Governmental Body, an “CBLI Regulatory Agency”) necessary for the lawful operation of the businesses of CBLI or any of its Subsidiaries as currently conducted (the “CBLI Permits”), and as of the date hereof, all such CBLI Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CBLI Permit. CBLI and each of its Subsidiaries are in compliance in all material respects with the terms of all CBLI Permits, and no event has occurred that, to the Knowledge of CBLI, would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any CBLI Permit. Since January 1, 2018, neither CBLI nor any of its Subsidiaries has received written notice of any pending or threatened Action from the FDA or other CBLI Regulatory Agency alleging that any operation or activity of CBLI or any of its Subsidiaries is in material violation of any applicable Law.
(b) Since January 1, 2018, all of CBLI’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other CBLI Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed and distributed by or on behalf of CBLI or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other CBLI Regulatory Agency. Since January 1, 2018, all applications, submissions, notifications, information and data utilized by CBLI or its Subsidiaries as the basis for, or submitted by or, to the Knowledge of CBLI, on behalf of CBLI or its Subsidiaries in connection with, any and all requests for the CBLI Permits relating to CBLI or any of its Subsidiaries when submitted to the FDA or other CBLI Regulatory Agency, were true, complete and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other CBLI Regulatory Agency.
(c) Neither CBLI, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other CBLI Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Except as set forth in the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries, any of their respective officers or employees nor, to the Knowledge of CBLI, their contractors, suppliers or other entities or individuals performing research or work on behalf of CBLI or any of its Subsidiaries has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of CBLI, threatened against CBLI or any of its Subsidiaries or any of their respective officers, or to the Knowledge of CBLI, their employees, contractors, suppliers, or other entities or individuals performing research or work on behalf of CBLI or any of its Subsidiaries.
(d) Since January 1, 2018, the manufacture of Products by or on behalf of CBLI and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the FDA’s current Good Manufacturing Practices. Since January 1, 2018, none of CBLI, any of its Subsidiaries, or, to the Knowledge of CBLI, any of their respective contract manufacturers for Products, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other CBLI Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or CBLI Permits with respect to any Product of CBLI or its Subsidiaries. Since January 1, 2018, no manufacturing site owned or operated by CBLI, its Subsidiaries, or, to the Knowledge of CBLI, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another CBLI Regulatory Agency. Except as set forth in the CBLI Disclosure Letter, to the Knowledge of CBLI, no event has occurred which would reasonably be expected to lead to any Action by any CBLI Regulatory Agency or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products or the manner in which the Products are manufactured, distributed or marketed.
(e) Since January 1, 2018, all studies, tests and preclinical and clinical trials being conducted by CBLI or its Subsidiaries, or in which CBLI, its Subsidiaries or any Product or Product candidate has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2018, neither CBLI nor any of its Subsidiaries have received any written notices, correspondence or other communication from any institutional review board, the FDA or any other CBLI Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, CBLI or any of its Subsidiaries.
(f) Except as set forth in the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries have either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“CBLI Safety Notices”). Except as set forth in the CBLI Disclosure Letter, CBLI has no Knowledge of any facts which would cause (i) a CBLI Safety Notice with respect to any Product sold or intended to be sold by CBLI or its Subsidiaries, (ii) a change in the marketing classification or a material change in labeling of any such Products, (iii) a termination or suspension of marketing or testing of any such Products, or (iv) the imposition of a postmarketing study or risk evaluation and mitigation strategy by the FDA or other CBLI Regulatory Agency.
(g) Except as set forth in the CBLI Disclosure Letter, CBLI and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance in all material respects with all applicable Healthcare Laws.

There is no civil, criminal, administrative, or other Action pending, received by or filed since January 1, 2018, or to the Knowledge of CBLI, threatened Action against CBLI or any of its Subsidiaries alleging any material violation by CBLI or its Subsidiaries of any applicable Healthcare Laws.
(h) Neither CBLI nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement Orders or similar agreements with or imposed by any Governmental Body.
(i) Neither CBLI nor its Subsidiaries nor any of their respective directors, officers, or employees, nor, to the Knowledge of CBLI, any of its agents or distributors or any other Person while acting on behalf of CBLI or any of its Subsidiaries has at any time since January 1, 2018, (i) violated or is in material violation of any provision of the FCPA, (ii) violated or is in material violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention, (iii) violated or is in violation of any provision of the UK Bribery Act, (iv) materially violated any anti-bribery or anti-corruption Law in any foreign jurisdiction, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any Prohibited Payment, (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment to the Knowledge of CBLI or (vii) violated or is in material violation of any other Laws regarding use of funds for political activity or commercial bribery.
(j) Since January 1, 2018, CBLI has: (x) distributed Product samples in compliance in all material respects with applicable Healthcare Laws, and the provision of such samples has been appropriately documented in accordance with requirements of the Prescription Drug Marketing Act of 1987; and (y) filed complete and accurate reports, in all material respects, as required under the Physician Payment Sunshine Act and all applicable state transparency Laws, including Laws requiring certifications of compliance with the PhRMA Code and other compliance program certifications.
(k) Except as disclosed in Section 4.20(k) of the CBLI Disclosure Letter, as of the date hereof, neither CBLI nor its Subsidiaries has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by FDA, HHS-OIG, private whistleblowers, CMS, VA, VA OIG, or DOJ, or any other state or non-U.S. equivalent Governmental Bodies pursuant to the Healthcare Laws. CBLI has no Knowledge of any fact that would require CBLI to restate or resubmit to the government any data reported under the Medicaid Rebate Statute, Medicare Part B Drug Pricing requirements, 340B Program requirements, Veterans Health Care Act of 1992, or the Medicare Part D Coverage Gap Discount Program to comply with such Pricing Reporting Laws, or refund any monies owed due to a resubmission or restatement.
Section 4.21. Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of CBLI or any of its Affiliates or Representatives.
Section 4.22. Disclosure. None of the information supplied or to be supplied by or on behalf of CBLI for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (ii) the Registration Statement will, at the time the Registration Statement is mailed to the CBLI Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, CBLI makes no representation or warranty with respect to any information supplied by or to be supplied by CYTO that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Registration Statement upon information furnished to CBLI in writing by CYTO specifically for use therein.
Section 4.23. Ownership of CYTO Common Stock. Neither CBLI nor any of its Affiliates is, nor since January 1, 2018 has CBLI or any of its Affiliates been, an “interested stockholder” of CYTO as defined in Section 203 of the DGCL. CBLI and its Affiliates do not beneficially own any shares of CYTO Common Stock or other securities of CYTO or any options, warrants or other rights to acquire any economic interest in, CYTO.

Section 4.24. No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which CBLI is a party or by which it is otherwise bound.
Section 4.25. Opinion. Prior to the execution of this Agreement, the special committee of the CBLI Board has received the opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the issuance of the CYTO Merger Shares to be issued by CBLI in the Merger pursuant to this Agreement is fair, from a financial point of view, to CBLI, and as of the date hereof, such opinion has not been withdrawn, revoked or modified. True and complete copies of the opinion shall be provided to CYTO promptly after the date hereof, solely for informational purposes.
Section 4.26. Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.
Section 4.27. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE CBLI DISCLOSURE LETTER) AND IN ANY CERTIFICATE TO BE DELIVERED PURSUANT TO THIS AGREEMENT, CBLI MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND CBLI HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH CYTO’S INVESTIGATION OF CBLI, CYTO HAS RECEIVED FROM OR ON BEHALF OF CBLI CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF CBLI AND CERTAIN BUSINESS PLAN INFORMATION OF CBLI. CBLI MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS). NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHTS OR OBLIGATIONS IN RESPECT OF A CLAIM FOR FRAUD.
Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1. Covenants of CYTO.
(a) Except as set forth in Section 5.1(a)(i) of the CYTO Disclosure Letter, as required by applicable Law, as expressly permitted by this Agreement or with the prior written consent of CBLI (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article VIII (the “Pre-Closing Period”), CYTO shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to maintain sufficient inventory of its Products, preserve intact its current business organizations and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. CYTO shall promptly notify CBLI (1) of any CYTO Material Adverse Effect of which it has Knowledge and (2) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.2(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1(a) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.

(b) Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except as set forth on Section 5.1(b) of the CYTO Disclosure Letter, as required by applicable Law, or as expressly permitted by this Agreement, CYTO shall not and shall not permit any of its Subsidiaries, without the prior written consent of CBLI (which consent shall not be unreasonably delayed, withheld or conditioned), to:
(i) declare, accrue, set aside or pay any dividend on or make any other distribution in respect of any shares of capital stock (except for dividends or other distributions made by Subsidiaries of CYTO to CYTO); or repurchase or otherwise reacquire any shares of its capital stock or other securities (except for shares of CYTO Common Stock from terminated employees, directors or consultants of CYTO);
(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security (it being understood and agreed that CYTO intends to enter into one or more transactions following the date hereof involving the issuance and sale for cash of shares of CYTO Common Stock, shares of preferred stock of CYTO and/or securities exercisable for, or convertible into, CYTO Common Stock or shares of preferred stock of CYTO and CBLI shall not unreasonably withhold, condition or delay its consent to any such transaction);
(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;
(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditures or commitments in excess of $100,000 in the aggregate;
(vi) (A) adopt, establish or enter into any CYTO Plan, (B) cause or permit any CYTO Plan, including, for the avoidance of doubt, any award agreement under a CYTO Plan, to be amended other than as required by law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to the existing terms of any CYTO Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;
(vii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, other than in the ordinary course of business consistent with past practices, or grant any Lien with respect to such assets or properties;
(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;
(ix) waive, settle or compromise any pending or threatened Action against CYTO or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of CYTO or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, CYTO or any of its Subsidiaries;
(x) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(xi) enter into, amend or terminate, or fail to exercise renewal rights with respect to, any CYTO Material Contract;

(xii) implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or applicable Laws, in each case, after the date hereof;
(xiii) enter into any new line of business or change in any material respect its business as conducted as of the date hereof;
(xiv) voluntarily terminate, suspend, abrogate, amend or modify any of its Permits in a manner materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole; or
(xv) agree, resolve or commit to do, or adopt any resolutions of the board of directors of the Company in support of, any of the foregoing.
Section 5.2. Covenants of CBLI.
(a) Except (i) as set forth in Section 5.2(a) of the CBLI Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of CYTO (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, CBLI shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to maintain sufficient inventory of its Products, consistent with past practice, preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, including by taking the actions described in Section 5.2(a) of the CBLI Disclosure Letter. CBLI shall promptly notify CYTO (1) of any CBLI Material Adverse Effect of which it has Knowledge and (2) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.3(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.2(a) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.
(b) Without limiting the generality of Section 5.2(a), during the Pre-Closing Period and except as set forth on Section 5.2(b) of the CBLI Disclosure Letter, or as required by applicable Law, or as expressly permitted by this Agreement, CBLI shall not and shall not permit any of its Subsidiaries, without the prior written consent of CYTO (which consent shall not be unreasonably delayed, withheld or conditioned), to:
(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (except for dividends or other distributions made by Subsidiaries of CBLI to CBLI); or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of CBLI Common Stock from terminated employees, directors or consultants of CBLI);
(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for shares of CBLI Common Stock issued upon the valid exercise or settlement of CBLI Equity Awards outstanding on the date hereof, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;
(iii) except as required to give effect to anything in contemplation of the Closing or for the CYTO Merger Shares to be approved for listing on NASDAQ, which, for the avoidance of doubt, may include a proposal to amend the CBLI Organizational Documents to increase the number of authorized shares of CBLI Common Stock and/or effect a reverse split of the CBLI Common Stock, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;

(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditures or commitments in excess of $100,000 in the aggregate;
(vi) (A) adopt, establish or enter into any CBLI Plan, (B) cause or permit any CBLI Plan, including, for the avoidance of doubt, any award agreement under a CBLI Plan, to be amended other than as required by law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to the existing terms of any CBLI Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;
(vii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, other than in the ordinary course of business consistent with past practices, or grant any Lien with respect to such assets or properties;
(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;
(ix) waive, settle or compromise any pending or threatened proceeding against CBLI or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of CBLI or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, CBLI or any of its Subsidiaries;
(x) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(xi) enter into, amend or terminate, of fail to exercise renewal rights with respect to, any CBLI Material Contract;
(xii) implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or by applicable Laws, in each case, after the date hereof;
(xiii) enter into any new line of business or change in any material respect its business as conducted as of the date hereof;
(xiv) voluntarily terminate, suspend, abrogate, amend or modify any of its Permits in a manner materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole; or
(xv) agree, resolve or commit to do, or adopt any resolutions of the board of directors of the Company in support of, any of the foregoing.
Section 5.3. No Control of Other Party’s Business. Nothing contained in this Agreement shall give CYTO, directly or indirectly, the right to control or direct CBLI’s operations or give CBLI, directly or indirectly, the right to control or direct CYTO’s operations prior to the Effective Time. Prior to the Effective Time, each of CYTO and CBLI shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
Article VI
ADDITIONAL COVENANTS OF THE PARTIES
Section 6.1. Investigation.
(a) Each of CYTO and CBLI shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours during the Pre-Closing Period to its and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financial, operating and other data and information regarding a party and its Subsidiaries, as the other party may reasonably request. Notwithstanding the foregoing, neither CYTO nor CBLI nor their respective Subsidiaries shall be required to afford such access if, in the reasonable judgment of such party, it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law, a breach of a Contract to which it is a party; provided, that in each case, that CBLI or CYTO, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.1 and provided, further that in the event a party restricts access or information pursuant to the foregoing exceptions, the restricting party shall provide written notice of the reason for such restriction.
(b) In furtherance and not in limitation of the foregoing each party shall promptly notify the other in writing of any material regulatory Action, investigation, enforcement, inspection, clinical hold, clinical trial delay, expedited safety reports, material changes to the investigational new drug, product withdrawal or recall of, loss of or requirement to make changes to marketing approval, in each case relating to such party’s Products, and any other material Governmental Body inquiry, including but not limited to a FINRA request, and the receipt of any material Third Party demand letter; provided, however, that failure to provide such notice shall not result in a failure to satisfy the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, unless such action, hold, withdrawal, loss or requirement would constitute a CYTO Material Adverse Effect or a CBLI Material Adverse Effect, as the case may be.
(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Contemplated Transactions, including the information provided pursuant to Section 6.1(a), shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, that certain Confidential Nondisclosure Agreement, by and between CBLI and CYTO, dated as of April 23, 2020 (as amended, the “Confidentiality Agreement”) and shall be used solely to effectuate the Contemplated Transactions, including with respect to planning for integration.
Section 6.2. Registration Statement; Proxy Statement.
(a) As promptly as practicable after the date of this Agreement, CYTO and CBLI shall jointly prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. CBLI covenants and agrees that the information provided by CBLI or its Subsidiaries to CYTO for inclusion in the Proxy Statement, (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the CBLI Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. CYTO covenants and agrees that the information provided by CYTO or its Subsidiaries to CBLI for inclusion in the Proxy Statement (including the CYTO financial statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, (i) CBLI makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by CYTO or its Subsidiaries or any of their Representatives specifically for inclusion therein and (ii) CYTO makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the written information provided by CYTO or its Subsidiaries or any of their Representatives for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. CBLI shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to CBLI’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party shall promptly furnish to the other party all information concerning such party and such party’s Affiliates and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.2. If CBLI, Merger Sub or CYTO become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the CBLI Stockholders.
(b) CYTO shall reasonably cooperate with CBLI and provide, and require its Representatives to provide, CBLI and its Representatives, with all true, correct and complete information regarding CYTO or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by CBLI to be included in the Registration Statement. CYTO will use commercially reasonable efforts to cause to be delivered to CBLI a consent letter of CYTO’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to CBLI), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
Section 6.3. CBLI Stockholders’ Meeting.
(a) CBLI shall take all action necessary in accordance with applicable Law and the CBLI Organizational Documents to duly give notice of, convene and hold a meeting of the CBLI Stockholders, to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, to seek to obtain the CBLI Stockholder Approval (the “CBLI Stockholders’ Meeting”). Subject to Section 6.4(c) and Section 6.4(d), CBLI will, through the CBLI Board, recommend that the CBLI Stockholders approve the proposal to issue the CYTO Merger Shares in accordance with the provisions of this Agreement and, if applicable, a proposal to increase the number of authorized shares of CBLI Common Stock or to effect the CBLI Forward Stock Split and will use commercially reasonable efforts to solicit from the CBLI Stockholders proxies in favor of the issuance of the CYTO Merger Shares and, if applicable, the approval of the proposal to increase the number of authorized shares of CBLI Common Stock or to effect the CBLI Forward Stock Split and to take all other action necessary or advisable to secure the vote or consent of the CBLI Stockholders required by the rules of NASDAQ or applicable Law to obtain such approvals. CBLI shall not (i) submit any matter for approval of the CBLI Stockholders other than those required or reasonably necessary for the CBLI Stockholder Approval and for the CYTO Merger Shares to be approved for listing on NASDAQ, which, for the avoidance of doubt, may include a proposal to amend the CBLI Organizational Documents to increase the number of authorized shares of CBLI Common Stock and/or effect a reverse split of the CBLI Common Stock, or otherwise contemplated by this Section 6.3 and matters that would be ‘routine’ at an annual meeting of CBLI Stockholders, as defined in Rule 14a-6(a) under the Exchange Act or (ii) hold a stockholder meeting for any purpose prior to the occurrence of the CBLI Stockholders’ Meeting, other than a regular annual meeting of the stockholders of CBLI at which directors are elected and other regular matters are voted upon. CBLI shall use commercially reasonable efforts in accordance with the DGCL and its Organizational Documents to duly call, give notice of, convene and hold the CBLI Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the CBLI Stockholder Approval; provided, that CBLI may, after reasonable consultation with CYTO, postpone, recess or adjourn the CBLI Stockholders’ Meeting, as applicable, and, if applicable, set a new record date for such meeting, (i) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the CBLI Stockholder Approval and CBLI shall use commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the CBLI Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the CBLI Stockholders prior to the CBLI Stockholders’ Meeting and (iii) if required by Law; provided, however, that the CBLI Stockholders’ Meeting shall occur as promptly as reasonably practicable following such postponement, recess or adjournment.
Section 6.4. Non-Solicitation
(a) CYTO shall not, and shall cause its Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to CYTO; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, CYTO or any of its Subsidiaries or afford access to the properties, books or records of CYTO or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to CYTO; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal with respect to CYTO (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4). CYTO shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than CBLI and its Affiliates) conducted heretofore by CYTO or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, CYTO shall immediately discontinue access by any Person (other than CBLI and its Affiliates) to any data room (virtual or otherwise) established by CYTO or its Representatives for such purpose. Within two (2) Business Days from the date hereof, CYTO shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with CYTO or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2019, relating to an Acquisition Proposal.
(b) CBLI shall not, and shall cause its Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to CBLI; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, CBLI or any of its Subsidiaries or afford access to the properties, books or records of CBLI or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to CBLI or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal with respect to CBLI (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4). CBLI shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than CYTO and its Affiliates) conducted heretofore by CBLI or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, CBLI shall immediately discontinue access by any Person (other than CYTO and its Affiliates) to any data room (virtual or otherwise) established by CBLI or its Representatives for such purpose. Within two (2) Business Days from the date hereof, CBLI shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with CBLI or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2019 relating to an Acquisition Proposal. Anything to the contrary herein notwithstanding, prior to obtaining the CBLI Stockholder Approval, CBLI and the CBLI Board may take any actions described in clauses (ii) or (iii) of this Section 6.4(b) with respect to a Third Party if (x) CBLI receives a written Acquisition Proposal with respect to CBLI from such Third Party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.4) and (y) such proposal constitutes, or the CBLI Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal is reasonably expected to lead to, a Superior Proposal with respect to CBLI; provided, that CBLI may deliver non-public information to such Third Party only pursuant to a confidentiality agreement containing terms no less favorable to CBLI with respect to confidentiality than the terms of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), a copy of which shall be sent to CYTO promptly following its execution. Nothing contained in this Section 6.4 shall prohibit CBLI or the CBLI Board from taking and disclosing to the CBLI Stockholders a position with respect to an Acquisition Proposal with respect to CBLI pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the CBLI

Board has reasonably determined in good faith after consultation with its outside legal counsel that the failure to do so would be reasonably likely to be a breach of its fiduciary obligations to the CBLI Stockholders or would violate applicable Law; provided, that this sentence shall not permit the CBLI Board to make a CBLI Adverse Recommendation Change, except to the extent permitted by Section 6.4(c) or Section 6.4(d).
(c) Except as expressly provided herein, neither the CBLI Board nor any committee thereof may directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to CYTO) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to CYTO), the approval, recommendation or declaration of advisability by the CBLI Board or any such committee of the Contemplated Transactions; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to CBLI or (iii) fail to include the CBLI Recommendation in the Registration Statement or fail to reaffirm or re-publish the CBLI Recommendation within 10 days of being requested by CYTO to do so or, if earlier, not later than two (2) Business Days prior to the CBLI Stockholders’ Meeting (any action described in this sentence being referred to as an “CBLI Adverse Recommendation Change”). For the avoidance of doubt, a change of the CBLI Recommendation to “neutral” is a CBLI Adverse Recommendation Change. Anything to the contrary herein notwithstanding, at any time prior to obtaining the CBLI Stockholder Approval, and subject to CBLI’s compliance at all times with the provisions of this Section 6.4 and Section 6.3, in response to a Superior Proposal with respect to CBLI that has not been withdrawn and did not result from a breach of Section 6.4(b), the CBLI Board may make such a CBLI Adverse Recommendation Change; provided, however, that CBLI may not make a CBLI Adverse Recommendation Change in response to a Superior Proposal with respect to CBLI (x) until four (4) days after CBLI provides written notice to CYTO advising CYTO that the CBLI Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) day period” shall be deemed references to a “two (2) day period”); (y) if during such four (4) or two (2) day period, CYTO proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the CBLI Board determines in good faith after consultation with its financial advisor and outside legal counsel, and after good faith negotiations between CBLI and CYTO (if such negotiations are requested by CYTO) during such four (4) or two (2) day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and (z) unless the CBLI Board determines in good faith after consultation with its outside legal counsel that the failure to make a CBLI Adverse Recommendation Change would reasonably be expected to violate the CBLI Board’s fiduciary obligations to the CBLI Stockholders.
(d) Notwithstanding the first sentence of Section 6.4(c), at any time prior to obtaining the CBLI Stockholder Approval, following any Intervening Event, the CBLI Board may make a CBLI Adverse Recommendation Change after the CBLI Board (i) determines in good faith after consultation with its outside legal counsel that the failure to make such CBLI Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to violate the CBLI Board’s fiduciary obligations to the CBLI Stockholders, (ii) determines in good faith that the reasons for making such CBLI Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to CYTO and (iii) provides written notice to CYTO (an “CBLI Notice of Change”) advising CYTO that the CBLI Board is contemplating making a CBLI Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the CBLI Board may not make such a CBLI Adverse Recommendation Change until the fourth (4th) Business Day after receipt by CYTO of a CBLI Notice of Change and (y) during such four (4) Business Day period, at the request of CYTO, CBLI shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the CBLI Board not to make such a CBLI Adverse Recommendation Change in response to such Intervening Event, consistent with its fiduciary obligations to the CBLI Stockholders.

(e) The parties agree that in addition to the obligations of CYTO and CBLI set forth in clauses (a) through (d) of this Section 6.4, as promptly as practicable after receipt thereof, and in any event within twenty-four (24) hours, CYTO or CBLI, as applicable, shall advise CBLI or CYTO, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and CYTO or CBLI, as applicable, shall promptly provide to CBLI or CYTO, respectively, copies of any written materials received by CYTO or CBLI, as applicable, in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of CYTO and CBLI agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. CYTO and CBLI shall keep CBLI and CYTO, respectively, promptly informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of CYTO and CBLI agrees not to release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party.
Section 6.5. Regulatory Approvals; Additional Agreements; Performance of Merger Sub.
(a) CBLI and CYTO each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.5, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the clearance of the Contemplated Transactions including promptly furnishing the other with copies of communications received from any Governmental Body. Each of CBLI and CYTO agree not to independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without giving the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, an opportunity to attend or participate. The parties shall consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the Contemplated Transactions. CBLI and CYTO shall promptly provide the other party with copies of all filings made by such party with any Governmental Body in connection with the Contemplated Transactions.
(b) Each of CYTO and CBLI shall (i) give the other party prompt notice of the commencement or written threat of commencement of any Action by or before any Governmental Body with respect to the Contemplated Transactions, (ii) keep the other party informed as to the status of any such Action or threatened Action and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.
(c) Subject to the conditions and upon the terms of this Agreement, each of CBLI and CYTO shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the Contemplated Transactions and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, Anything to the contrary herein notwithstanding, in no event shall (A) CYTO or CBLI or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any Third Party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any Contracts be a condition to any party’s obligations hereunder.
(d) Anything to the contrary herein notwithstanding, in no event shall CBLI or CYTO be required to (x) sell, divest, license, hold, convey or hold separate or otherwise take any action or agree to any undertaking that limits CBLI’s and its Subsidiaries’ or CYTO’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular Products, assets or business of CBLI or CYTO or their respective Subsidiaries, or agreeing to take any such action, (y) terminate existing relationships, contractual rights or obligations of CYTO or CBLI or their respective Subsidiaries or (z) effectuate any other change or restructuring of CYTO or CBLI or their respective Subsidiaries.
(e) CBLI will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
Section 6.6.  Indemnification of Officers and Directors.
(a) CBLI shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of Expenses, and exculpation from liabilities of present and former directors, officers, and employees of CYTO than are currently provided in the CYTO Organizational Documents, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and, in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case CBLI shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 6.6.
(b) Without limiting any additional rights that any Person may have, from and after the Effective Time, CBLI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former director or officer of CYTO and CBLI (each, together with such Person’s heirs, executors, or administrators, an “Indemnified Party”), against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable Expenses (including legal Expenses) incurred in connection with any Action or claim, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of CYTO or CBLI or any of its or their respective Subsidiaries, or of another entity if such service was at the request of CYTO or CBLI, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under existing arrangements disclosed to CYTO or CBLI prior to the date hereof and as otherwise provided for in CYTO’s and CBLI’s Organizational Documents. In the event of any such Action or claim, each Indemnified Party is entitled to advancement of reasonable Expenses (including legal Expenses) incurred in the defense of the Action or claim from the Surviving Corporation and CBLI (provided that any Person to whom Expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).
(c) Anything to the contrary herein notwithstanding, CYTO shall purchase prior to the Effective Time a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by CYTO, which tail policy or policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the total annual premium for such tail policy or policies shall not be in excess of three hundred percent (300%) of the last annual premium paid by CYTO prior to the Effective Time. CBLI shall cause such policy or policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
(d) Without limiting any of the rights or obligations under this Section 6.6, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date hereof between or among CYTO or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party which has been Made Available to CBLI, and CBLI hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.
(e) This Section 6.6 shall survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person or entity referred to in this Section 6.6. The indemnification and advancement provided for in this Section 6.6 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If CBLI, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, CBLI shall make proper provision such that the respective successors and assigns of CBLI and Surviving Corporation assume the applicable obligations set forth in this Section 6.6.
Section 6.7. Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter CBLI and CYTO shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law. The restrictions of this Section 6.7 do not apply to communications in connection with and following a CBLI Adverse Recommendation Change in compliance with Section 6.4.
Section 6.8. NASDAQ Listing. CBLI shall, in accordance with the requirements of NASDAQ, including, if required, NASDAQ Listing Rule 5110(a), file with NASDAQ either a Listing of Additional Shares Notice covering the shares of CBLI Common Stock to be issued to the CYTO Stockholders pursuant to this Agreement or an initial Listing Application for the securities of CBLI on a post-Closing basis, in either case, as promptly as reasonably practicable after the date of this Agreement. CBLI shall use its commercially reasonable efforts to cause the shares of CBLI Common Stock to be issued to the CYTO Stockholders pursuant to this Agreement to be listed on NASDAQ, subject to official notice of issuance, prior to the Effective Time. If CBLI determines, in good faith, that a Pre-Merger Capital Raise is reasonably necessary in order for CBLI to comply with its obligations under this Section 6.8, then CBLI shall seek the consent of CYTO pursuant to Section 5.2(b), which consent shall not be unreasonably conditioned or denied. The foregoing notwithstanding, CBLI shall have no liability under this Agreement due to the failure of the CYTO Common Merger Shares to be listed on NASDAQ to the extent such failure occurs as a result of CYTO’s failure to consent to such a Pre-Merger Capital Raise by CBLI.
Section 6.9. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of CBLI and CYTO and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such reasonable actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the Contemplated Transactions.
Section 6.10. Stockholder Litigation. CBLI shall immediately notify CYTO of, and provide CYTO the opportunity to participate in the defense of, any proceeding brought against or in the name of the CBLI or its directors relating to the Contemplated Transactions, including the Merger. CBLI shall not compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any litigation arising or resulting from the Contemplated Transactions, or consent to the same, without the prior written consent of CYTO, which shall not be unreasonably withheld, conditioned or delayed. CYTO shall immediately notify CBLI of, and provide CBLI the opportunity to participate in the defense of, any proceeding brought against or in the name of the CYTO or its directors relating to the Contemplated Transactions, including the Merger. CYTO shall not compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any litigation arising or resulting from the Contemplated Transactions, or consent to the same, without the prior written consent of CBLI, which shall not be unreasonably withheld, conditioned or delayed.
Section 6.11. Cooperation. Each of CBLI and CYTO shall, and shall cause its respective Representatives to, use its commercially reasonable efforts, subject to applicable Laws, to cooperate with the other party in connection with planning the integration of the business operations of CBLI and CYTO.
Section 6.12. Resignation of Directors. Prior to the Closing, CYTO shall have received letters of resignation, in form and substance reasonably acceptable to CYTO, effective as of the Effective Time, from the directors of the CBLI Board who will not be on the CBLI Board after the Effective Time pursuant to Section 2.15 and such letters of resignation shall have been delivered to CYTO on or prior to Closing Date.
Section 6.13. Tax Reporting and Compliance. Both CBLI and CYTO will take all commercially reasonable actions as needed to qualify the Merger as a reorganization pursuant to Section 368(a) of the Code, and will not take actions that would reasonably be expected to cause the Merger to not qualify as a reorganization pursuant to Section 368(a) of the Code. Both CBLI and CYTO will report the Merger as a reorganization pursuant to Section 368(a) of the Code for all tax purposes, and will file all required forms consistently with that position.
Section 6.14. CBLI Forward Stock Split. If requested by CYTO prior to filing the Registration Statement, CBLI may, in its sole discretion, elect to submit to CBLI Stockholders at the CBLI Stockholder Meeting a proposal to approve and adopt an amendment to CBLI’s certificate of incorporation to authorize the CBLI Board to effect a forward stock split of all outstanding shares of CBLI Common Stock at a forward stock split ratio indicated by the CYTO in its request notice and reasonably acceptable to CBLI (the “CBLI Forward Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the CBLI Forward Stock Split, if CBLI elects to take such action and it is approved at the CBLI Stockholder Meeting.
Section 6.15. CYTO 401(k) Plan. If requested by CBLI in writing delivered to the CBLI not less than 10 Business Days before the Closing Date, the CYTO Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plan maintained by CYTO or any of its Subsidiaries as of the Closing Date (a “CYTO 401(k) Plan”), effective as of the day immediately prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of CBLI (not to be unreasonably withheld, conditioned or delayed). Following the Effective Time the assets thereof shall be distributed to the participants, and CBLI shall, if requested by CYTO, permit participating employees to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in an amount equal to the full account balance (including loans) distributed to such employee from the CYTO 401(k) Plan to CBLI’s 401(k) plan.
Article VII
CONDITIONS TO CLOSING
Section 7.1. Conditions to All Parties’ Obligations. The obligations of CBLI and CYTO to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by CBLI and CYTO of the following conditions:
(a) The CBLI Stockholder Approval shall have been obtained;
(b) The CYTO Stockholder Written Consent evidencing the Required CYTO Stockholder Approval shall be in full force and effect;
(c) The Merger Sub Stockholder Written Consent evidencing the approval of the Contemplated Transactions and the adoption of the Merger Agreement shall be in full force and effect;
(d) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;
(e) There shall be no Order (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of this Agreement by any Governmental Body of competent jurisdiction or

Laws enacted or promulgated after the date of this Agreement shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Contemplated Transactions or making consummation of the Contemplated Transactions illegal; and
(f) The CYTO Merger Shares issuable to the CYTO Stockholders pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance, and the application for initial listing of the CBLI Common Stock required under Rule 5110(a) of the NASDAQ Listed Company Rules (or any successor rule thereto) shall have been approved.
Section 7.2. Conditions to CBLI’s and Merger Sub’s Obligations. The obligation of CBLI and Merger Sub to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions as of the Closing Date:
(a) (1) Each of the representations and warranties of CYTO contained in Article III (other than the CYTO Fundamental Representations and the representations and warranties of CYTO contained in Section 3.3 (Capitalization)) that is (i) qualified as to or by a CYTO Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a CYTO Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had and would not reasonably be expected to have a CYTO Material Adverse Effect, and (2) (A) the CYTO Fundamental Representations shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 3.3 (Capitalization), shall be true and correct except for de minimis inaccuracies and failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by CBLI), on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(b) CYTO shall be in compliance in all material respects with all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;
(c) Since the date of this Agreement, there shall not have been or occurred any CYTO Material Adverse Effect;
(d) CYTO shall have delivered to CBLI a certificate of CYTO executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.2(a), (b) and (c) have been satisfied;
(e) Dissenting Shares shall not represent five percent (5%) or more of the outstanding shares of CYTO Common Stock unless waived by CBLI acting in its sole discretion;
(f) CYTO shall have delivered to CBLI financial statements for the fiscal years ended December 31, 2018 and 2019, audited by an independent registered public accounting firm;
(g) CYTO shall have delivered the certification required as a result of the procedures completed in accordance with Section 2.8(i);
(h) CYTO shall have provided to CBLI the consents, approvals and documents set forth on Section 7.2(h) of the CYTO Disclosure Letter.

Section 7.3. Conditions to CYTO’s Obligations. The obligations of CYTO to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions as of the Closing Date:
(a) (1) Each of the representations and warranties of CBLI and Merger Sub contained in Article IV (other than the CBLI Fundamental Representations and the representations and warranties of CBLI contained in Section 4.3 (Capitalization)) that is (i) qualified as to or by a CBLI Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a CBLI Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a CBLI Material Adverse Effect, and (2) (A) the CBLI Fundamental Representations shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 4.3 (Capitalization), shall be true and correct except for de minimis inaccuracies and failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by CYTO), on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(b) Each of CBLI and Merger Sub shall be in compliance in all material respects with all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;
(c) Since the date of this Agreement, there shall not have been or occurred any CBLI Material Adverse Effect;
(d) CBLI shall have delivered to CYTO a certificate of CBLI executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.3(a), (b), (c) and (d) have been satisfied;
(e) CBLI shall have delivered to CYTO employment agreements duly executed by CBLI, in form and substance reasonably satisfactory to CYTO, between CBLI and each of the Persons set forth on Section 7.3(e) of the CBLI Disclosure Letter;
(f) CBLI shall have delivered the certification required as a result of the procedures completed in accordance with Section 2.8(i); and
(g) CBLI shall have obtained the requisite consents and approvals described on Section 7.3(g) of the CBLI Disclosure Letter.
Section 7.4. Waiver of Conditions. All conditions to the closing of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time.
Article VIII
TERMINATION
Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a) by the mutual written consent of CBLI and CYTO;
(b) by CBLI:
(i) at any time prior to the Effective Time, if any of CYTO’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and such breach is (A) is incapable of being cured by CYTO or (B) is not cured within 30 days of receipt by CYTO of written notice of such breach describing in reasonable detail such breach;

(ii) at any time prior to receipt of the CBLI Stockholder Approval (and subject to Section 8.3), upon written notice to CYTO, in order to enter into a definitive agreement with a Third Party providing for a Superior Proposal with respect to CBLI, if in connection with such Superior Proposal, it has complied in all material respects with the requirements of Section 6.4 and substantially concurrently with such termination CBLI enters into such definitive agreement; or
(iii) if CYTO materially breaches Section 6.4;
(c) by CYTO:
(i) at any time prior to the Effective Time, if any of CBLI’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by CBLI or Merger Sub, as the case may be, or (B) is not cured within 30 days of receipt by CBLI of written notice of such breach describing in reasonable detail such breach;
(ii) if CBLI materially breaches Section 6.4; or
(iii) if the CBLI Board or any committee thereof (A) makes a CBLI Adverse Recommendation Change, (B) does not include the CBLI Recommendation in the Registration Statement or (C) publicly proposes to or allows CBLI to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.1(c)(iii); or
(d) by either CBLI or CYTO if:
(i) the Contemplated Transactions violate any Order that has become final and non-appealable or there shall be a Law that makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;
(ii) the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on April 30, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;
(iii) the CBLI Stockholder Approval shall not have been obtained at the CBLI Stockholders’ Meeting; provided, that the right to terminate this Agreement under this Section 8.1(d)(iii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party; or
(iv) the CYTO Stockholder Written Consent shall have been rescinded, withdrawn, cancelled or otherwise not be in full force and effect or any vote or consent by the CYTO Stockholders shall have been adopted that is inconsistent with the CYTO Written Consent, the Merger, this Agreement or the transactions contemplated hereby, or that approves or authorizes any merger, consolidation, sale of assets or other strategic transaction other than the Merger and the transactions contemplated hereby.
Section 8.2. Effect of Termination. In the event of the valid termination of this Agreement by either CBLI or CYTO as provided in Section 8.1 of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, and (b) except in a circumstance where the Termination Fee is paid pursuant to Section 8.3 below, no such termination will relieve any Person of any Liability for Fraud or damages resulting from material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”). No termination of this Agreement shall affect the obligations of the parties contained in the

Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms. Upon termination of this Agreement, except for (i) Liability resulting from a Party’s Fraud or Intentional Breach, (ii) any obligation to pay a Termination Fee and/or reimburse any Expenses as set forth in Section 8.3, and (iii) any party’s obligations to pay any other amounts as set forth in Section 8.3(d), there shall be no liability on the part of one party to any other party hereunder.
Section 8.3. Termination Fees.
(a) In the event that this Agreement is terminated (A) by CYTO pursuant to Section 8.1(c)(iii), then CBLI shall pay to CYTO the Termination Fee as promptly as possible (but in any event within two (2) Business Days) following such termination or (B) by CBLI pursuant to Section 8.1(b)(ii), then CBLI shall pay to CYTO the Termination Fee concurrently with such termination, and any purported termination pursuant to Section 8.1(b)(ii) shall be of no force or effect until such payment is made. Except as otherwise provided in Section 8.3(d), CYTO’s right to receive the one-time payment of the Termination Fee from CBLI as provided in this Section 8.3(a) shall be the sole and exclusive remedy available to CYTO against CBLI or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by CYTO pursuant to Section 8.1(c)(iii) or by CBLI pursuant to Section 8.1(b)(ii), and upon such payment of the Termination Fee, none of CBLI’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. The parties hereto acknowledge and agree that in no event shall CBLI be required to pay the Termination Fee on more than one occasion.
(b) In the event that this Agreement is terminated by either party pursuant to Sections 8.1(d)(iii) or 8.1(d)(iv), then, in the case of termination of this Agreement pursuant to Section 8.1(d)(iii) CBLI shall pay to CYTO, and in the case of termination of this Agreement pursuant to Section 8.1(d)(iv) CYTO shall pay to CBLI, the Expenses, in each case no later than two (2) Business Days after receipt following termination of documentation supporting such Expenses. Each party’s right to receive the one-time payment of the Expenses from the other party as provided in this Section 8.3(b) shall be the sole and exclusive remedy available to each party against the other party or any of such other party’s former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by CBLI or CYTO under circumstances requiring the payment of the Expenses pursuant to this Section 8.3(b), and except as otherwise provided in Section 8.3(d), upon such payment of the Expenses none of CBLI nor CYTO nor any of their former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.
(c) As used in this Agreement, “Termination Fee” shall mean $300,000. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the Contemplated Transactions, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $200,000.
(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these agreements, neither CYTO nor CBLI would enter into this Agreement; accordingly and anything to the contrary herein notwithstanding, if CBLI or CYTO fails promptly to pay any amount due to the other party pursuant to this Section 8.3, and, in order to obtain such payment, CBLI or CYTO, as applicable, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such party shall pay to the party to whom such payment is owed its costs and Expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and the Expenses to be reimbursed to the applicable party under this Section 8.3 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this

Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.3, it shall not be a defense to CBLI’s or CYTO’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.
Article IX
MISCELLANEOUS
Section 9.1. Expenses. Except as otherwise expressly provided herein, CBLI and Merger Sub, on the one hand, and CYTO, on the other hand, shall each pay its own Expenses (including attorneys’ and accountants’ fees and Expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).
Section 9.2. Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the CYTO Stockholders or the CBLI Stockholders) if, and only if, such amendment or waiver is in writing and signed by CBLI, CYTO and Merger Sub; provided, however, that after the receipt of the CBLI Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of the CBLI Stockholders without the further approval of such stockholders.
Section 9.3. Waiver.
(a) At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the CBLI Stockholder Approval, no waiver shall be made which by applicable Laws or the rules of NASDAQ requires further approval of the CBLI Stockholders without the further approval of such stockholders.
(b) No party may waive, and no party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under a Voting Agreement in favor of a CBLI Stockholder who is party to a Voting Agreement.
(c) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(d) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 9.4. No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Section 9.5. Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the CYTO Disclosure Letter and the CBLI Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 9.6. Applicable Law; Jurisdiction.
(a) This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.6(b).
Section 9.7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
Section 9.8. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.
Section 9.9. No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.6 only, CBLI, CYTO and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to CBLI and Merger Sub prior to the Closing Date:

Cleveland BioLabs, Inc.
73 High Street
Buffalo, NY 14203
Attention:	Christopher Zosh, Vice President of Finance
Email:	CZosh@cbiolabs.com

with copies (which shall not constitute notice) to:

McGuireWoods LLP
500 East Pratt Street, Suite 1000
Baltimore, MD 21202
Facsimile:	(410) 659-4535
Attention:	Cecil E. Martin, III
David S. Wolpa
Email:	cmartin@mcguirewoods.com

Notices to CYTO:

Cytocom Inc.
3001 Aloma Avenue
Winter Park, FL 32792
Attention:	Michael Handley, Chief Executive Officer
Email:	Mike.Handley@cytocom.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Philadelphia, PA 19103
Facsimile:	(215) 689-4692
Attention:	Rachael Bushey
Jennifer Porter
Email:	busheyr@troutman.com
porterj@troutman.com
Section 9.11.  Other Definitional Provisions.
(a) All references in this Agreement to Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure letters to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(c) The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.
(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e) This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
(f) Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the CYTO Disclosure Letter or the CBLI Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.
Section 9.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.
Section 9.13. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by CYTO, CBLI, or Merger Sub in accordance with their specific terms or were otherwise breached by CYTO, CBLI or Merger Sub. It is accordingly agreed that (i) CYTO shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by CBLI or Merger Sub and to enforce specifically the terms and provisions hereof against CBLI or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which CYTO is entitled at Law or in equity, including damages in the event of CBLI or Merger Sub’s Intentional Breach of this Agreement, without posting any bond or other undertaking and (ii) CBLI and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by CYTO and to enforce specifically the terms and provisions hereof against CYTO in any court having jurisdiction, this being in addition to any other remedy to which CBLI or Merger Sub is entitled at Law or in equity, including damages in the event of CYTO’s Intentional Breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.13 are an integral part of the Contemplated Transactions and that, without these agreements, neither CYTO nor CBLI would enter into this Agreement.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
CYTOCOM INC.

By:	/s/ Michael Handley
Name:	Michael Handley
Title:	Chief Executive Officer

CLEVELAND BIOLABS, INC.

By:	/s/ Christopher Zosh
Name:	Christopher Zosh
Title:	Vice President of Finance

HIGH STREET ACQUISITION CORPORATION

By:	/s/ Christopher Zosh
Name:	Christopher Zosh
Title:	President
[Signature Page to Merger Agreement]

Annex B
[LETTERHEAD OF CASSEL SALPETER & CO., LLC]
October 16 2020
Cleveland BioLabs, Inc.
73 High Street
Buffalo, NY 14203
Attention: The Special Committee of the Board of Directors
Members of the Special Committee:
We understand that Cleveland BioLabs, Inc. (“CBLI”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among CBLI, High Street Acquisition Corporation, a wholly owned subsidiary of CBLI (“Merger Sub”), and Cytocom Inc. (“CYTO”). We have been advised that pursuant to the Agreement, among other things, (i) Merger Sub will merge (the “Merger”) with and into CYTO, (ii) CYTO will survive the Merger as a wholly owned subsidiary of CBLI, and (iii) the outstanding shares of common stock, par value $0.001 per share (“CYTO Common Stock”), of CYTO and the outstanding shares of Series A-2 Preferred Stock, par value $0.001 per share (“CYTO Series A-2 Preferred Stock”), of CYTO will be converted into the right to receive, in the aggregate, a number of shares (the “Merger Consideration”) of common stock, par value $0.005 per share (“CBLI Common Stock”), as shall be determined in accordance with the Agreement prior to the consummation of the Merger.
You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of CBLI as to whether, as of the date of this Opinion, the Merger Consideration to be issued by CBLI in the Merger pursuant to the Agreement is fair, from a financial point of view, to CBLI. For purposes of our analyses and this Opinion, we have at your direction assumed that the number of shares of CBLI Common Stock comprising the Merger Consideration shall be equal to approximately 57.8% of the shares of CBLI Common Stock outstanding immediately after the Merger. In addition, you have advised us that long-term forecasts reflecting CBLI management’s best currently available estimates and judgments with respect to the future financial performance of CBLI are not available. Accordingly, we have at your direction assumed, for purposes of our analyses and this Opinion, that recent trading prices of CBLI Common Stock provide a reasonable basis on which to evaluate shares of CBLI Common Stock, CBLI and the Merger Consideration. In addition, we have been advised that financial information (other than regarding recent cash and debt balances) with respect to CYTO after giving effect to CYTO’s acquisition of ImQuest Life Sciences, Inc. (“ImQuest” and, such acquisition, the “ImQuest Acquisition”) are not available. Accordingly, for purposes of our analyses and this Opinion, at with your consent we have not evaluated (i) ImQuest, (ii) its business, assets or liabilities, (iii) the ImQuest Acquisition, or (iv) the effects of any of the foregoing on CYTO (other than to the extent reflected in the cash and debt balance information provided by CYTO management).
In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
•	Reviewed a draft, dated October 10, 2020, of the Agreement.
•	Reviewed certain publicly available financial information and other data with respect to CBLI and CYTO that we deemed relevant.
•
Reviewed certain other information and data with respect to CBLI and CYTO made available to us by CBLI and CYTO, including financial projections with respect to the future financial performance of CYTO on a standalone basis without giving effect to the ImQuest Acquisition prepared by management of CYTO (the “Projections”), and other internal financial information furnished to us by or on behalf of CBLI and CYTO.

•	Considered and compared the financial and operating performance of CYTO with that of companies with publicly traded equity securities that we deemed relevant.
•	Discussed the business, operations and prospects of CBLI, CYTO, and the proposed Merger with CBLI’s and CYTO’s management and certain of CBLI’s and CYTO’s representatives.

•	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.
This Opinion only addresses whether, as of the date hereof, the Merger Consideration to be issued by CBLI in the Merger pursuant to the Agreement is fair, from a financial point of view, to CBLI. It does not address any other terms, aspects, or implications of the Merger or the Agreement, or any other agreement including, without limitation, (i) the voting and support agreement to be entered into by certain CBLI stockholders in connection with the Agreement, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Merger Consideration, to any security holders of CBLI, CYTO or any other person or any creditors or other constituencies of CBLI, CYTO or any other person, (iv) the appropriate capital structure of CBLI or whether CBLI should be issuing debt or equity securities or a combination of both in the Merger, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration in the Merger or otherwise. We are not expressing any view or opinion as to what the value of shares of CBLI Common Stock actually will be when issued in the Merger or the prices at which shares of CBLI Common Stock, CYTO Common Stock or CYTO Series A-2 Preferred Stock may trade, be purchased or sold at any time.
This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for CBLI, or the merits of the underlying decision by the Committee, the Board or CBLI to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving CBLI.
In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of CBLI’s and CYTO’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of CBLI and CYTO as to CYTO’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to CBLI, CYTO, the Merger, or otherwise. We understand and have assumed that CBLI has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.
With your consent, we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CYTO with respect to the future financial performance of CYTO. We have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate CYTO and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency or creditworthiness of CBLI, CYTO or any other party to the Merger, the fair value of CBLI, CYTO or any of their respective assets or liabilities, or whether CBLI, CYTO or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of CBLI, CYTO or any other party to the Merger to pay its obligations when they come due. We have not physically inspected CBLI’s or CYTO’s properties or facilities and have not made or obtained any evaluations or appraisals of CBLI’s or CYTO’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether CBLI or CYTO have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Committee, the Board, CBLI, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on CBLI, CYTO or the Merger. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368(a)of the Internal Revenue Code of 1986, as amended.
Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no opinion or view as to any potential effects of such matters on CBLI, CYTO or the Merger. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.
This Opinion is addressed to the Committee and, at the request of the Committee, the Board for the use and benefit of the members of the Committee and, as applicable the Board, (in their capacities as such) in connection with the Committee and, as applicable the Board’s, evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of CBLI’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.
We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, CBLI has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Merger Consideration to be issued by CBLI in the Merger pursuant to the Agreement is fair, from a financial point of view, to CBLI.
Very truly yours,
/s/ Cassel Salpeter & Co., LLC
Cassel Salpeter & Co., LLC

Annex C
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement, dated as of October ___, 2020 (this “Agreement”), among Cytocom Inc., a Delaware corporation (“CYTO”), and the undersigned stockholder of Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”) listed on Schedule A hereto (the “Stockholder”). Certain terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with this Agreement, CBLI, High Street Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of CBLI (“Merger Sub”), and CYTO are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into CYTO, with the CYTO continuing as the surviving corporation in the merger and as a wholly owned subsidiary of CBLI (the “Merger”);
WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of CBLI Common Stock, par value $0.005 per share, set forth opposite the Stockholder’s name on Schedule A hereto (such CBLI Common Stock together with any additional shares of capital stock of CBLI or other voting securities of CBLI of which the Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, gift, as a result of a stock dividend, stock split, recapitalization, exchange, transfer or change of such shares, or upon exercise or conversion of any equity awards or other securities or rights to receive shares of CBLI Common Stock, the Stockholder’s “Covered Shares”);
WHEREAS, as a condition and inducement to CYTO’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, CYTO has required the Stockholder to enter into this Agreement; and
WHEREAS, the Stockholder acknowledges that CYTO is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, CYTO and the Stockholder hereby agree as follows:
1.Agreement to Vote. Prior to the Termination Date (as defined herein), subject to the terms and conditions set forth herein, the Stockholder hereby irrevocably and unconditionally agrees that it shall, at any duly called meeting of the CBLI Stockholders (whether annual or special meeting and whether or not such meeting is adjourned, delayed or postponed) (a “Stockholder Meeting”), called for the purpose of considering the Merger or any Acquisition Proposal, or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to or in connection with the adoption of the Merger Agreement, the approval of the Merger or any of the Contemplated Transactions is sought:
(a) when a Stockholder Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by CBLI for written consent, if any, and
(b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares:
(i) in favor of (A) the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other Contemplated Transactions, including the issuance of shares of CBLI Common Stock to the CYTO Stockholders pursuant to the terms of the Merger Agreement and the amendment of the articles of incorporation of CBLI to reflect an increase the authorized capital stock of CBLI; and (B) approving any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; and
(ii) against:
(A) any Acquisition Proposal; and
(B) any other action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of CBLI under the Merger Agreement.
To the extent that the Stockholder does not control, by himself, herself or itself, the determinations of such Stockholder entity, the Stockholder agrees to exercise all voting or other determination rights he, she or it has in such Stockholder entity to carry out the intent and purposes of his, her or its voting and support obligations in this Section 1 and otherwise set forth in this Agreement.
2. Grant of Irrevocable Proxy; Appointment of Proxy.
(a) The Stockholder hereby irrevocably grants to, and appoints, CYTO, the executive officers of CYTO, and any other designee of CYTO, each of them individually, the Stockholder’s irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Stockholder’s name, to vote or grant consent or approval in respect of the Covered Shares in accordance with Section 1 at any Stockholder Meeting or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the supported matters.
(b) The Stockholder agrees to execute in a timely manner such documents or certificates evidencing such proxy as CYTO may reasonably request.
(c) The Stockholder represents that any proxies heretofore given in respect of the Covered Shares are not irrevocable, and that any such proxies are hereby revoked by entering this Agreement.
(d) The Stockholder hereby affirms that the proxy set forth in this Section 2 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.
3. No Inconsistent Agreements. The Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, the Stockholder: (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any tender, voting or other similar agreement or arrangement, or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.
4. Termination. This Agreement shall terminate upon the earliest of: (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by CYTO to the Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 14 to 26 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to CYTO as follows:
(a) Ownership of Covered Shares. The Stockholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than as created by this Agreement. The Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, or otherwise shares voting power, the power of disposition, the power to demand appraisal rights with another individual or entity that is party to a voting and support agreement with CYTO in substantially similar form to this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. Other than the Covered Shares (and shares of CBLI Common Stock that may be acquired upon the exercise of equity awards outstanding on the date hereof), the Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of CBLI or (ii) securities of CBLI convertible into or exchangeable for shares of capital stock or voting securities of CBLI. The Covered Shares are not subject to any voting trust agreement or other Contract to which the Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Shares. The Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.
(b) Due Authorization. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have, if the Stockholder is not a natural person, been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of his/her obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by CYTO, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c) No Breach. Except for the applicable requirements of the Exchange Act, the execution, delivery and performance of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not (i) conflict with or violate any Law or Order to which the Stockholder or any of his/her assets is subject or (ii) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Stockholder pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice any court, other Governmental Body or other Person pursuant to, the provisions of any Contract to which the Stockholder is a party.
(d) No Litigation. There are no Actions pending, or to the Stockholder’s Knowledge, threatened against the Stockholder, at Law or in equity, or before or by any Governmental Body, and the Stockholder is not subject to or in violation of any Order that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by CYTO of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(e) Finder’s Fees. Except as provided in the Merger Agreement or CBLI Disclosure Letter, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions or this Agreement based on any arrangement or agreement made by or on behalf of the Stockholder.
(f) Reliance. The Stockholder understands and acknowledges that CYTO is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

6. Certain Covenants of Stockholder. The Stockholder hereby covenants and agrees as follows:
(a) Prior to the Termination Date, except in his, her or its capacity as a director, executive officer or other fiduciary of the Company, the Stockholder shall not, and shall cause his, her or its Subsidiaries not to, and shall instruct his/her and their respective Representatives not to, directly or indirectly:
(i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to CBLI;
(ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, CBLI or any of its Subsidiaries or afford access to the properties, books or records of CBLI or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to CBLI;
(iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal with respect to CBLI; or
(iv) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Covered Shares intending to facilitate any Acquisition Proposal or cause CBLI Stockholders not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.
(b) Except in his, her or its capacity as a director, executive officer or other fiduciary of the Company, the Stockholder shall, and shall cause his, her or its Subsidiaries to, and shall instruct his, her or its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than CYTO and its Affiliates) conducted heretofore by the Stockholder or any Subsidiary thereof or any of his/her or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal.
(c) Prior to the Termination Date, and except as contemplated hereby, the Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any Contract or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his/her obligations under this Agreement; provided that the Stockholder may (x) Transfer Covered Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, and the Stockholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to CYTO, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer Covered Shares at such Stockholder’s death pursuant to Law or such Stockholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement or (y) surrender Covered Shares to the Company in connection with the vesting, settlement or exercise of CBLI Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of CBLI Options, the exercise price thereon. In furtherance of the foregoing, the Stockholder hereby authorizes the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares..

7. Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or his/her Affiliates who is a director, officer or employee of CBLI to take any action in his or her capacity as a director, officer or employee of CBLI to the extent specifically permitted by the Merger Agreement.
8. Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder shall not exercise (a) any rights to demand appraisal of any Covered Shares or (b) the right to dissent that may arise with respect to the Merger, and hereby waives any such rights of appraisal or rights to dissent that the Stockholder may have under applicable Law or otherwise, including by Contract. The Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (ii) alleges that the execution and delivery of this Agreement or the Merger Agreement breaches any fiduciary duty of the CBLI Board in connection with the Contemplated Transaction, (iii) makes any claim with respect to SEC disclosure (or other disclosure to the CBLI Stockholders) in connection with the negotiation, execution or delivery of this Agreement or the Merger Agreement or the approval or consummation of the Merger, or (iv) makes any aiding and abetting or similar claim against CYTO, or any of its Affiliates or Representatives, in connection with the foregoing.
9. Disclosure. The Stockholder hereby authorizes CYTO to publish and disclose in any announcement or disclosure required by the SEC (including the Registration Statement to be filed with the SEC pursuant to the Merger Agreement) or other Governmental Body, or any disclosure document that CYTO reasonably determines to be necessary in connection with the Merger and the Contemplated Transactions, including the text of this Agreement, the Stockholder’s identity and ownership of the Covered Shares, and the nature of the Stockholder’s obligations under this Agreement.
10. Confidentiality. The Stockholder agrees (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.
11. Further Assurances. From time to time, at the request of CYTO and without further consideration, the Stockholder shall take such further action as may reasonably be deemed by CYTO to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
12. Non-Survival of Representations and Warranties. The representations and warranties of the Stockholder contained herein shall not survive the Termination Date.
13. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.
14. Waiver. No failure or delay of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
15. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
(i) If to the Stockholder, to the address set forth on the signature page to this Agreement.
(ii) If to CYTO:
Cytocom Inc.
3001 Aloma Avenue
Winter Park, FL 32792
Attention: Chief Legal Officer
Email: legal@cytocom.com
with a copy (which shall not constitute notice) to:
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Facsimile: (215) 689-4692
Attention: Rachael Bushey
Jennifer Porter
Email: rachael.bushey@troutman.com
jennifer.porter@troutman.com
16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
17. Governing Law. This Agreement (and any claims or disputes arising out of or relating hereto or the obligations of the Stockholder hereunder or the Contemplated Transactions, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
18. Submission to Jurisdiction. The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 19.
19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
20. Enforcement. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to the Termination Date, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under any applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.
22. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
23. Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among and between any of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.
24. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
25. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[Signature page follows.]

IN WITNESS WHEREOF, CYTO and the Stockholder have caused this Agreement to be duly executed as of the date first written above.
CYTOCOM INC.

By:
Name:
Title:

STOCKHOLDER

By:
(Signature)

Name:
[Signature to Voting and Support Agreement]

SCHEDULE A
Ownership of Covered Shares
Name and Address of Stockholder	Covered Shares

Annex D
Amendment to Cleveland BioLabs, Inc. Certificate of Incorporation
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF CLEVELAND BIOLABS, INC.
Cleveland BioLabs, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.
This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 18, 2010, as amended (the “Certificate of Incorporation”).

2.	The first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 76,000,000 shares, which shall be divided as follows: (i) 75,000,000 shares of Common Stock, par value $0.005 per share (“Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, par value $0.005 per share (“Preferred Stock”).”
3.
This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Christopher Zosh, Vice President of Finance, this the    day of   , 2021.
By:
Name:	Christopher Zosh
Title:	Vice President of Finance
D-1

Annex E
Section 262 of the Delaware General Corporation Law
§262 Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROXY

STATEMENT/PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Cleveland BioLabs’ certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Cleveland BioLabs’ certificate of incorporation and bylaws provide that Cleveland BioLabs shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL. However, the DGCL prohibits

Cleveland BioLabs from limiting the liability of directors for (i) any breach of a director’s duty of loyalty to Cleveland BioLabs or to Cleveland BioLabs’ stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which a director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of Cleveland BioLabs’ directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Cleveland BioLabs’ certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under Cleveland BioLabs’ bylaws, Cleveland BioLabs will also be empowered to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom Cleveland BioLabs is required or permitted to indemnify.
Cleveland BioLabs entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. Cleveland BioLabs believes that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.
Cleveland BioLabs has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Cleveland BioLabs against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
The limitation of liability and indemnification provisions in Cleveland BioLabs’ certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Cleveland BioLabs and its stockholders. A stockholder’s investment may be harmed to the extent Cleveland BioLabs pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Act, may be permitted to Cleveland BioLabs’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Cleveland BioLabs has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of Cleveland BioLabs’ directors or officers as to which indemnification is being sought, nor is Cleveland BioLabs aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Under the Merger Agreement, from the closing of the merger through the sixth anniversary of the closing, Cleveland BioLabs and the surviving corporation agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of, each present and former director or officer, of Cleveland BioLabs or Cytocom provided for in the respective organizational documents of Cleveland BioLabs and Cytocom in effect as of June 1, 2020, the date of the Merger Agreement, shall continue to be honored and in full force and effect.
Under the Merger Agreement, the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Cleveland BioLabs than are presently set forth in Cleveland BioLabs’ certificate of incorporation and amended and restated bylaws, which provisions shall not be amended, modified or repealed for a period of six years’ time from the closing of the merger in a manner that would materially and adversely affect the rights thereunder of individuals who, at or prior to the closing, were officers or directors of Cleveland BioLabs.

The Merger Agreement also provides that Cleveland BioLabs shall purchase an insurance policy in effect for six years from the closing, providing at least the same coverage as the current directors’ and officers’ liability insurance policies maintained by Cleveland BioLabs and containing terms and conditions that are not materially less favorable to current and former officers and directors of Cleveland BioLabs.
Item 21.	Exhibits and Financial Statement Schedules
(a)	Exhibit Index
A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.
(b)	Financial Statements
The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.
Item 22.	Undertakings
(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for purposes of determining liability under the Securities Act to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS
Exhibit No.	Identification of Exhibit
2.1
Agreement and Plan of Merger, dated as of October 16, 2020, among Cleveland BioLabs, Inc., High Street Acquisition Corp. and Cytocom Inc. (Incorporated by reference to Exhibit 2.1 to Form 8-K filed on October 19, 2020)†

2.2	Form of Voting Agreement (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 19, 2020).
3.1
Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 18, 2010 (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended December 31, 2009, filed on March 22, 2010).

3.2
Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on June 20, 2013 (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the period ended June 30, 2013, filed on August 9, 2013).

3.3	Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on January 27, 2015).
3.4
Certificate of Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on April 20, 2016 (incorporated by reference to Exhibit 3.4 to Form 10-Q for the period ended March 31, 2016, filed May 16, 2016).

3.5
Certificate of Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on April 21, 2017 (incorporated by reference to Exhibit 3.5 to Form 10-Q for the period ended March 31, 2017, filed May 15, 2017).

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-K filed on February 9, 2015).
3.7
Certificate of Amendment of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Form 8-K filed on February 9, 2015).

3.9	Second Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on December 5, 2007).
3.10	Amendment to Second Amended and Restated By-Laws of Cleveland BioLabs, Inc. (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 18, 2015).
5.1*	Opinion of McGuireWoods LLP.
8.1*	Tax Opinion of McGuireWoods LLP.
23.1*	Consent of Meaden & Moore, Ltd.
23.2*	Consent of Turner, Stone & Company, L.L.P. (Cytocom)
23.3*	Consent of Turner, Stone & Company, L.L.P. (ImQuest)
23.4*	Consent of McGuireWoods LLP (included in Exhibit 5.1).
24.1***	Power of Attorney (included in signature pages to original registration statement).
99.1*	Consent of Cassel Salpeter & Co., LLC.
99.2*	Consent of Michael K. Handley to be named as director.
99.3*	Consent of Taunia Markvicka to be named as director.
99.4*	Consent of Steve Barbarick to be named as director.
99.5*	Form of proxy card of Cleveland BioLabs, Inc.
*	Filed herewith.
***	Previously filed.
†
Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules have been omitted. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Buffalo, State of New York, on May 7, 2021.
Cleveland BioLabs, Inc.

By:	/s/ Christopher Zosh
Name:	Christopher Zosh
Title:	Senior Vice President of Finance
Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
Name	Title	Date

/s/ Christopher Zosh	Vice President of Finance (principal executive officer, principal financial officer and principal accounting officer)	May 7, 2021
Christopher Zosh

*	Chairperson of the Board, Director	May 7, 2021
Lea Verny

*	Director	May 7, 2021
Alexander Andryuschechkin

*	Director	May 7, 2021
Anna Evdokimova

*	Director	May 7, 2021
Ivan Fedyunin

*	Director	May 7, 2021
Randy Saluck

*	Director	May 7, 2021
Daniil Talyanskiy
By:	/s/ Christopher Zosh
Christopher Zosh
*Pursuant to Power of Attorney